UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

OXFORD RESOURCE PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT, SUBJECT TO CHANGE, DATED NOVEMBER 25, 2014

December     , 2014

To the Unitholders of Oxford Resource Partners, LP:

You are cordially invited to attend a special meeting of the unitholders of Oxford Resource Partners, LP to be held at our corporate offices located at 41 South High Street, Suite 3450, Columbus, Ohio 43215 on December     , 2014 at 10:00 a.m., local time. I am writing to ask for your support for a series of transactions that will be considered at the special meeting and to offer my thoughts as to why these transactions have been unanimously approved by the board of directors of our general partner including our independent directors (our “board of directors”).

The purpose of the special meeting is to seek your approval of transactions described in the accompanying proxy statement. Specifically, we are seeking your approval of our restructuring (to be implemented through amendments to our partnership agreement to modify our existing capital structure) and the consummation of transactions contemplated by a contribution agreement pursuant to which we will receive certain royalty-bearing coal reserves, the combination of which is expected to allow us to resume distributions to our unitholders. The restructuring and contribution are part of a series of transactions being undertaken in connection with the acquisition of our general partner by Westmoreland Coal Company (“Westmoreland”). These transactions represent the culmination of a multi-year effort by us and our general partner to find a solution to our vulnerable financial position. In connection with its acquisition of our general partner, Westmoreland has obtained a commitment from a lending group to refinance and replace our existing credit facilities with a new long-term credit facility having improved terms including lower rates of interest concurrently with the completion of the restructuring and contribution transactions. Unlike our existing credit facilities which prohibit distributions, the new credit facility will permit distributions subject to the maintenance of specified minimum amounts of liquidity.

In order to complete the proposed transactions, we will need to implement certain amendments to our existing partnership agreement that relate to our capital structure to provide us with flexibility for the future. These amendments will include, among other things, (i) effecting a 12-to-1 reverse split of our common and general partner units, (ii) the conversion of all outstanding subordinated units into liquidation units (as described in the accompanying proxy statement), the termination of all warrants for our subordinated units, and in connection therewith, the removal of all provisions in our partnership agreement relating to the subordinated units, (iii) the elimination of the current cumulative common unit arrearages and the elimination of the concept of common unit arrearages, (iv) the reset of our minimum quarterly distribution to $0.1333 per common unit, (v) the restructuring of the incentive distribution rights payable to our general partner, while providing for the suspension of distributions on such rights for up to six quarters, and (vi) a number of additional changes which are intended to clarify and modernize our partnership agreement and conform provisions in our partnership agreement to the changes described in clauses (i) through (v). There will also be a one-time special distribution consisting of an approximately 25% unit dividend payable to our public unitholders. In other words, we are wiping the slate clean (by eliminating subordinated units held by our general partner as well as arrearages to our common unitholders), setting our minimum quarterly distribution at what we believe is a realistic rate and temporarily suspending distributions on the incentive distribution rights held by our general partner thereby providing our unitholders with a greater share of cash distributions, if any, during the temporary suspension period.

Our board of directors and I strongly believe that the acquisition of our general partner and a 76% limited partnership interest by Westmoreland will create a stronger, more competitive and diversified company with greater potential for long-term growth and the resumption and regular payment of distributions. We also believe that the restructured company will be better positioned to seek out additional future acquisitions, further fostering our growth and the liquidity available to unitholders.

Your vote is very important. The accompanying proxy statement explains the efforts we have expended through which we have satisfied ourselves that these transactions are likely to increase the cash available for distribution to our unitholders although no one can predict future results with certainty. I urge you to read the entire proxy statement carefully. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly or transmit your voting instructions by using the telephone or Internet procedures described on your proxy card. You will retain the right to revoke it at any time before the vote or to vote your units personally if you attend the special meeting. Due to the conflicts of interest presented by the transactions as a whole, we are nonetheless requesting that unitholders approve all of the transactions.

On behalf of our board of directors, I thank you for all of your support and urge you to vote “FOR” each of the proposals as described in the accompanying proxy statement.

Sincerely,

Charles C. Ungurean

President and Chief Executive Officer

Oxford Resources GP, LLC

NOTICE OF SPECIAL

MEETING OF UNITHOLDERS OF

OXFORD RESOURCE PARTNERS, LP

TO BE HELD

ON DECEMBER     , 2014

To our unitholders:

A special meeting of the unitholders of Oxford Resource Partners, LP (“Oxford” or “us”) will be held on December     , 2014 at 10:00 a.m., local time, at Oxford’s corporate offices located at 41 South High Street, Suite 3450, Columbus, Ohio 43215, for the following purposes:

1. To consider and vote upon three proposals (collectively, the “Partnership Agreement Amendment Proposals”) that if approved will amend and restate our partnership agreement as the Fourth Amended and Restated Agreement of Limited Partnership of Oxford (the “Amended and Restated Partnership Agreement”), a copy of which is included as Annex A to the accompanying proxy statement. Such proposals are as follows:

PARTNERSHIP AGREEMENT AMENDMENT PROPOSAL 1A

Amendments relating to a reverse split of our units and to the conversion of our subordinated units into liquidation units and the elimination of related concepts in our partnership agreement, which amendments are to:

•	effect a 12-to-1 reverse split of our common and general partner units;

•	convert all of our subordinated units into liquidation units (the purpose of which is to eliminate the subordinated units while preserving the capital accounts associated with those units to avoid a taxable capital shift to other unitholders, which liquidation unit capital accounts will be wound down to zero as described in the accompanying proxy statement), terminate all warrants for our subordinated units, and in connection therewith remove provisions in our partnership agreement relating to the subordinated units; and

•	eliminate the current cumulative common unit arrearages and the concept of common unit arrearages which are principally designed to protect, as to the minimum quarterly distributions, the common units vis-à-vis the subordinated units which are being eliminated.

PARTNERSHIP AGREEMENT AMENDMENT PROPOSAL 1B

Amendments relating to distributions, including the reset of our minimum quarterly distribution and the target thresholds with respect to the incentive distribution rights held by our general partner, which amendments are to:

•	reset the minimum quarterly distribution to $0.1333 per unit;

•	restructure the incentive distribution rights held by our general partner by resetting the target distribution thresholds above which our general partner will be entitled to increasing percentages of distributions in excess of the new minimum quarterly distribution, which will result in the general partner receiving, in addition to distributions in respect of its general partner units, (i) 13% of quarterly distributions in excess of $0.1533 per unit and less than $0.1667 per unit, (ii) 23% of quarterly distributions in excess of $0.1667 per unit and less than $0.2000 per unit and (iii) 48% of quarterly distributions in excess of $0.2000 per unit;

•	suspend distributions on the incentive distribution rights for six quarters, thereby providing our common unitholders with a greater share of cash distributions, if any, during the temporary suspension period, provided that such suspension may be reduced to no less than three quarters if, during the suspension period, additional drop-down (asset acquisition) transactions aggregating greater than $35 million in enterprise value are undertaken by Westmoreland or its affiliates, acting through our general partner, that are reasonably expected to provide accretion to per unit common unitholder distributions; and

•	provide for a one-time special distribution, of an aggregate of 202,184 additional post-reverse split common units as an approximately 25% unit dividend, payable to our public unitholders on a pro rata basis.

PARTNERSHIP AGREEMENT AMENDMENT PROPOSAL 1C

Amendments that clarify and conform provisions in our partnership agreement to:

•	the changes described in The Partnership Agreement Proposals 1A and 1B; and

•	the partnership agreements of master limited partnerships that have gone public in recent years.

2. To consider and vote upon a proposal to approve a Contribution Agreement, dated as of October 16, 2014 (the “Contribution Agreement”), by and between Westmoreland Coal Company (Westmoreland Coal Company, together with its affiliates, “Westmoreland”) and Oxford, a copy of which is included as Annex B to the accompanying proxy statement, pursuant to which Westmoreland will (i) contribute to Oxford certain fee simple interests in coal reserves and surface lands at Westmoreland’s Kemmerer Mine (the “Kemmerer Coal Reserves”) in exchange for the issuance by Oxford of 4,512,500 common units (on a post-reverse split basis), which common units will represent 76.4% of the common units on a fully diluted basis, and (ii) enter into a coal mining lease with Westmoreland with respect to the Kemmerer Coal Reserves, all as further described in the Contribution Agreement and the accompanying proxy statement.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

If any of the proposals in Item 1 (which includes all of Partnership Agreement Amendment Proposals 1A, 1B and 1C) and Item 2 are not approved or the conditions of the Contribution Agreement or the Purchase Agreement (defined below) are not met, then we will not undertake the transactions specified in the Contribution Agreement and none of the amendments to our partnership agreement contained in the accompanying proxy statement will take effect. The Amended and Restated Partnership Agreement will only be adopted by the general partner upon the closing of all of the transactions.

The above transactions are proposed for approval in connection with the transactions contemplated by a Purchase Agreement (the “Purchase Agreement”), dated as of October 16, 2014, by and among the holders of 100% of the outstanding Class A and Class B units and related warrants (such holders, collectively referred to as the “Oxford GP Holders”) of Oxford Resources GP, LLC, the general partner of Oxford (“Oxford GP”), and Westmoreland, pursuant to which the following transactions involving Oxford and Oxford GP will occur:

•	as a condition to the consummation of the Purchase Agreement, the Amended and Restated Partnership Agreement will be adopted;

•	Westmoreland will acquire all of the units of Oxford GP and related warrants;

•	The cash purchase price for these interests is $30.0 million, plus an additional $3.5 million if a specified coal acquisition (see “Coal Acquisitions” beginning on page 7 of the accompanying proxy statement) is consummated within one year of the date of the purchase agreement;

•

Westmoreland will acquire all of the outstanding subordinated units and warrants for subordinated units of Oxford, and will then immediately (i) receive liquidation units in exchange for the outstanding subordinated units and (ii) surrender to Oxford all of the warrants for subordinated units for termination. The conversion of the subordinated units into liquidation units is intended to effectively eliminate the subordinated units while preserving the capital account associated with those units. The capital account associated with those units is being preserved to avoid having the value associated with that capital account being transferred to the other unitholders in a way that would cause the other unitholders to be taxed on the receipt of that value. Under the Amended and Restated Partnership Agreement, certain allocations will be made to eliminate the capital accounts associated with the liquidation units over time. See “Summary Description of Partnership Interests of Oxford Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions”;

•	Pursuant to the Contribution Agreement, Westmoreland will make a contribution of the Kemmerer Coal Reserves to Oxford and enter into a coal mining lease providing for royalties to Oxford designed to provide Oxford with additional cash flow; and

•	Oxford’s existing credit facilities will be replaced with a new credit facility with improved terms.

The transactions specified above, which we believe will provide significant benefits to our unitholders, are described in the accompanying proxy materials. Our partnership agreement contains several methods for approving transactions involving related parties, one which is to have such transactions approved by a majority of the common units held by our public unitholders. The parties will not complete the transactions contemplated in the Contribution Agreement and the Purchase Agreement unless a majority of the common units held by our public unitholders approve each of the proposals related to the Amended and Restated Partnership Agreement and the Contribution Agreement.

Each change to our partnership agreement reflected in the Amended and Restated Partnership Agreement was separately negotiated and bargained for by Oxford, and the adoption of each of Partnership Agreement Amendment Proposal 1A, Partnership Agreement Amendment Proposal 1B and Partnership Agreement Amendment Proposal 1C is a condition to the transactions with Westmoreland. If the Partnership Agreement Amendment Proposals are all approved by our unitholders, the Amended and Restated Partnership Agreement will take effect upon the closing of the transactions described in the accompanying proxy statement. In the event that ALL OF Partnership Agreement Amendment Proposal 1A, Partnership Agreement Amendment Proposal 1B and Partnership Agreement Amendment Proposal 1C are NOT APPROVED (or, if ANY OF Partnership Agreement Amendment Proposal 1A, Partnership Agreement Amendment Proposal 1B or Partnership Agreement Amendment Proposal 1C is NOT APPROVED), none of the transactions described in the accompanying proxy statement will occur.

As more fully described in the accompanying proxy statement, the Board of Directors of Oxford GP, including its independent directors, unanimously approved (i) the Amended and Restated Partnership Agreement that is the subject of the Partnership Agreement Amendment Proposals and (ii) the Contribution Agreement, and determined that the transactions contemplated thereby, taken together, are in the best interests of our partnership and our public unitholders.

Accordingly, the Board of Directors of Oxford GP unanimously recommends that Oxford’s unitholders vote “FOR”:

•	Partnership Agreement Amendment Proposal 1A;

•	Partnership Agreement Amendment Proposal 1B;

•	Partnership Agreement Amendment Proposal 1C; and

•	The proposal to approve the Contribution Agreement.

In order to constitute a quorum to conduct the proposed business at the special meeting, the holders of a majority of Oxford’s outstanding common units (including common units deemed owned by Oxford GP) and outstanding subordinated units must be present in person or by proxy.

Under our partnership agreement, all of the Partnership Agreement Amendment Proposals require approval by (i) Oxford GP, (ii) a majority of the outstanding common units (excluding common units owned by Oxford

GP and its affiliates and excluding persons or groups beneficially owning 20% or more of Oxford’s outstanding common units) (the holders of which common units we refer to as our “public unitholders”) and (iii) a majority of the outstanding subordinated units. Oxford GP has agreed to approve upon closing of the transactions, and the owners of all of Oxford’s outstanding subordinated units have agreed to vote all of their subordinated units in favor of approving all of the Partnership Agreement Amendment Proposals. These approval votes by Oxford GP and the owners of subordinated units will be provided by written consent. We are also seeking approval of the transactions specified in the Contribution Agreement by a majority of the common units held by our public unitholders. In addition, the approval of Partnership Agreement Amendment Proposal 1A, Partnership Agreement Amendment Proposal 1B, Partnership Agreement Amendment Proposal 1C and the Contribution Agreement by a majority of the common units held by our public unitholders is being sought since the transactions contemplated thereby may represent a conflict of interest between Oxford GP and its affiliates, on the one hand, and us and our public unitholders, on the other hand. Under our partnership agreement, if all of the Partnership Agreement Amendment Proposals and the Contribution Agreement are approved by a majority of the common units held by our public unitholders, then the transactions contemplated thereby shall be permitted and deemed approved by all partners, and shall not constitute a breach of our partnership agreement or any duty stated or implied by law or equity. For additional information regarding the interests of certain persons in the proposed transactions, see “—Interests of Certain Persons in the Proposals” in the accompanying proxy statement.

We have set the close of business on November 3, 2014 as the record date for determining which unitholders are entitled to receive notice of, and to vote at, the special meeting and any adjournments thereof. A list of unitholders of record will be available for inspection by any unitholder during the meeting.

Your vote is very important. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly or transmit your voting instructions by using the telephone or Internet procedures described on the proxy card. You will retain the right to revoke it at any time before the vote or to vote your units personally if you attend the special meeting.

By Order of the Board of Directors of Oxford Resource Partners GP, LLC, the general partner of Oxford Resource Partners, LP.

Daniel M. Maher

Senior Vice President, Chief Legal Officer and Secretary

Columbus, Ohio

Page
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING	1
SUMMARY	5
Parties to the Transaction	5
The Restructuring and Related Transactions	6
Proposals 1A, 1B and 1C: The Partnership Agreement Amendment Proposals	8
Proposal 2: The Contribution Agreement Proposal	11
Recommendation of Our Board of Directors Regarding the Proposals	11
Our Structure and Ownership	12
Information About the Special Meeting and Voting	13
Interests of Certain Persons in the Proposals	14
Material Federal Income Tax Consequences of the Proposals	14
BACKGROUND OF THE RESTRUCTURING AND THE RELATED TRANSACTIONS	16
Strategic Rationale	16
The Parties	16
Market Value of Common Units—2012-2014	17
Chronology of the Restructuring and Related Transactions	18
Recommendation of Our Board of Directors and Its Reasons for Approval of the Proposals	27
Interests of Certain Persons in the Proposals	28
PROPOSALS 1A, 1B and 1C: THE PARTNERSHIP AGREEMENT AMENDMENT PROPOSALS	31
General	31
The Partnership Agreement Amendment Proposals	31
CASH DISTRIBUTION POLICY BEFORE AND AFTER THE EFFECTIVENESS OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT AND RELATED TRANSACTIONS	34
Cash Distribution Policy Before the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions	34
Cash Distribution Policy After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions	44
SUMMARY DESCRIPTION OF PARTNERSHIP INTERESTS OF OXFORD BEFORE AND AFTER THE EFFECTIVENESS OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT AND RELATED TRANSACTIONS	51
THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT	56
Organization and Duration	58
Purpose	58
Power of Attorney	58
Capital Contributions	58
Voting Rights	59
Applicable Law; Forum, Venue and Jurisdiction	60
Limited Liability	61
Issuance of Additional Interests	62
Amendment of Our Partnership Agreement	62
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets	64
Termination and Dissolution	65
Liquidation and Distribution of Proceeds	65
Withdrawal or Removal of Our General Partner	66
Transfer of General Partner Interests	67
Transfer of Ownership Interests in Our General Partner	67
Transfer of Incentive Distribution Rights or Liquidation Units	67
Change of Management Provisions	67
Limited Call Right	68

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

In the following questions and answers, we highlight selected information from this proxy statement but have not included all of the information that may be important to you regarding the proposals. To better understand the proposals related to the Amended and Restated Partnership Agreement and the Contribution Agreement, you should carefully read this proxy statement in its entirety, including the annexes, as well as the documents we have incorporated by reference in this proxy statement. Please read “Where You Can Find More Information; Incorporation by Reference” beginning on page 93. This proxy statement and the accompanying form of proxy are first being mailed to our unitholders on or about December    , 2014.

Why am I receiving this proxy statement?

The restructuring and related transactions described in this proxy statement cannot be completed without amending our partnership agreement and entering into the Contribution Agreement, each of which requires approval by our unitholders.

When and where is the special meeting?

The special meeting will be held on December    , 2014 at 10:00 a.m. local time at our corporate offices located at 41 South High Street, Suite 3450, Columbus, Ohio 43215.

The special meeting may be adjourned by our general partner to another date or place for any purpose (including, without limitation, for the purpose of soliciting additional proxies). However, our partnership agreement also provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding units entitled to vote at the meeting represented either in person or by proxy (including units owned by our general partner).

Who is soliciting my proxy?

Oxford Resources GP, LLC (“Oxford GP”), our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of unitholders. Certain directors and officers of our general partner and its affiliates providing services to us, and MacKenzie Partners, Inc. (a proxy solicitor), may also solicit proxies on our behalf by mail, phone, fax or in person. Our executive offices are located at 41 South High Street, Suite 3450, Columbus, Ohio 43215.

How will my proxy be voted?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the board of directors of our general partner (which we refer to as our board of directors), which is to vote FOR the proposals. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by our board of directors, or, if no recommendation is given, in their own discretion.

What is the purpose of the special meeting?

At the special meeting, our public unitholders will act to approve the Partnership Agreement Amendment Proposals and the proposal to approve the Contribution Agreement as described in more detail herein.

What are the federal income tax consequences of the proposals to unitholders?

Under current law, it is anticipated that no material amount of income or gain for U.S. federal income tax purposes should be recognized by our public unitholders solely as a result of the effectiveness of the restructuring and related transactions. Participants should consult their own tax advisor concerning the particular tax consequences resulting from the restructuring and related transactions.

Does the board of directors recommend the proposals?

Yes. Our board of directors, including our independent directors, has unanimously approved the Partnership Agreement Amendment Proposals and the proposal related to the Contribution Agreement, and has determined that such proposals, taken together, are in the best interests of our partnership and our public unitholders. Our board of directors recommends that you vote FOR such proposals as specified in this proxy statement.

Who is entitled to vote at the special meeting?

All holders of our common units and subordinated units who owned such units at the close of business on the record date, November 3, 2014, are entitled to receive notice of the special meeting and to vote the units that they held on the record date at the special meeting or any adjournments of the special meeting. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting or any adjournments thereof.

How do I vote?

Mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope, or vote by telephone or through the Internet, as soon as possible so that your units may be represented at the special meeting. You may also attend the special meeting and vote your units in person. Holders whose units are held in “street name” through brokers or other nominees who wish to vote at the special meeting will need to obtain a “legal” proxy from the institution that holds their units. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

How do I vote by telephone or electronically?

If you are a registered unitholder (that is, you hold your units directly in your name and not through a broker or other nominee), you may vote by telephone or through the Internet by following the instructions included with your proxy card. If your units are held in “street name,” you will receive instructions from your broker or other nominee describing how to vote your units. Certain of these institutions may offer telephone and Internet voting. Please refer to the information forwarded by your broker or other nominee to see which options are available to you. The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Time on December    , 2014, the night before the special meeting.

If my units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

No. If you own your units in “street name” through a broker or other nominee, your broker or other nominee will not be permitted to exercise voting discretion with respect to the matters to be acted upon at the special meeting. Thus, if you do not give your broker or other nominee specific instructions, your units will not be voted on any of the proposals. Please make certain to return your proxy card, or otherwise give your broker or other nominee specific instructions, for each separate account you maintain to ensure that all of your units are voted.

What if I want to change my vote?

To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed your broker or other nominee to vote your units, you must follow the procedure your broker or other nominee provides to change those instructions.

What constitutes a quorum?

A majority of our outstanding common units (including common units deemed owned by Oxford GP and its affiliates) and a majority of our outstanding subordinated units present in person or by proxy at the special meeting will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card, including a properly executed proxy card without voting instructions.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker or other nominee does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

What vote is required to approve the proposals?

Under our partnership agreement, all of the Partnership Agreement Amendment Proposals require approval by (i) Oxford GP, (ii) a majority of the outstanding common units (excluding common units owned by Oxford GP and its affiliates and excluding persons or groups beneficially owning 20% or more of Oxford’s outstanding common units) (the holders of which common units we refer to as our “public unitholders”) and (iii) a majority of the outstanding subordinated units. Oxford GP has agreed to approve upon closing of the transactions, and the owners of all of Oxford’s outstanding subordinated units have agreed to vote all of their subordinated units in favor of approving, the Amended and Restated Partnership Agreement. These approval votes by Oxford GP and the owners of subordinated units will be provided by written consent. While not required, we are also seeking the same approval of the transactions specified in the Contribution Agreement. In addition, the approval of the Partnership Agreement Amendment Proposals and the Contribution Agreement by a majority of the common units held by our public unitholders is being sought since the transactions contemplated thereby may represent a conflict of interest between Oxford GP and its affiliates, on the one hand, and our partnership and our public unitholders, on the other hand. Under our partnership agreement, if all of the Partnership Agreement Amendment Proposals and the Contribution Agreement are approved by a majority of the common units held by our public unitholders, then the transactions contemplated thereby shall be permitted and deemed approved by all partners, and shall not constitute a breach of our partnership agreement or any duty stated or implied by law or equity. The parties will not complete the transactions contemplated in the Contribution Agreement and the Purchase Agreement unless a majority of the common units held by our public unitholders approve the Partnership Agreement Amendment Proposals and the Contribution Agreement.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) FOR the approval of all of the Partnership Agreement Amendment Proposals and the Contribution Agreement.

What if I abstain? What if I fail to instruct my Broker?

Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. However, abstentions and broker non-votes will have the same effect as a vote cast AGAINST each of Partnership Agreement Amendment Proposal 1A, Partnership Agreement Amendment Proposal 1B, Partnership Agreement Amendment Proposal 1C and the Contribution Agreement.

If the various agreements necessary to implement the restructuring and related transactions are approved, when do you expect to resume distributions on the common units?

Based on current estimates, we anticipate that our board of directors will determine to resume paying distributions on our common units beginning with the distribution in respect of the first quarter of 2015 (which distribution would be paid in the second quarter of 2015). The amount of distribution paid and the decision to make any distribution will be determined by our board of directors, which will have broad discretion to establish cash reserves for the proper conduct of our business and for future distributions to our unitholders. In addition, our cash distribution policy will be subject to any restrictions on distributions under our new credit facility.

Who may I contact for further information?

If you have any questions or need any assistance in voting your units, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free: (800) 322-2885

SUMMARY

This brief summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. To understand the proposals related to the Amended and Restated Partnership Agreement and the Contribution Agreement fully, and for a complete description of related transactions and other matters, you should read carefully this proxy statement in its entirety, including the documents incorporated in this proxy statement by reference and the full text of the annexes to this proxy statement. Please read “Where You Can Find More Information; Incorporation by Reference.”

Parties to the Transaction (page 5)

Oxford

We are a publicly traded master limited partnership with mining operations principally in Ohio. We are a low cost producer of high-value thermal coal, and we are the largest producer of surface mined coal in Ohio. Our reserves and operations are strategically located in Northern Appalachia to serve our primary market area of Illinois, Indiana, Kentucky, Ohio, Pennsylvania and West Virginia. We market our coal primarily to large utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts.

We were formed in August 2007 by American Infrastructure MLP Fund, L.P. (“AIM”) and our founders, Charles C. Ungurean, the President and Chief Executive Officer of Oxford GP and a member of the board of directors of Oxford GP, and Thomas T. Ungurean, then the Senior Vice President, Equipment, Procurement and Maintenance of Oxford GP. In connection with our formation, our founders contributed all of their interests in Oxford Mining Company to us. Our founders had formed Oxford Mining Company in 1985 to provide contract mining services to a mining division of a major oil company, and in 1989 they transitioned Oxford Mining Company from a contract miner into a producer of its own coal reserves which has continued to this day.

In July 2010, we completed our initial public offering. At the time, an affiliate of AIM and C&T Coal, Inc., owned by our founders, together owned in excess of 99% of the outstanding units in Oxford GP. Today they own 84.4% of Oxford GP’s units on a fully diluted basis after taking into consideration outstanding warrants held by affiliates of our current second lien lenders.

Westmoreland

Westmoreland is the oldest coal company in the United States and sixth largest North American coal producer and, as the owner of 30 draglines, the largest operator of mobile draglines in the world. Westmoreland produces and sells thermal coal primarily to investment grade power plants under long-term cost-protected contracts, as well as to industrial customers and barbeque briquettes manufacturers. It operates 12 surface mines and has a 50% interest in an activated carbon plant and char production facility. Its U.S. coal operations are located in Montana, Wyoming, North Dakota and Texas. Following its acquisition of Sherritt International’s Prairie and Mountain coal mining operations earlier this year, Westmoreland conducts its Canadian coal operations in Alberta and Saskatchewan. As a result of the Canadian acquisition, Westmoreland also owns a thermal coal export mine with production capacity of 3.3 million tons per annum and established sales to the Asian markets. Westmoreland’s focus is on simple surface mining methods, highly predictable dragline operations, customer proximity (i.e., mine mouth power plants) and strategically located rail transportation that allows it to be a low cost supplier to its customers.

We believe Westmoreland has a strong management team with a proven track record of operating and improving mining operations, focused and disciplined growth, and cost reduction. The team is responsible for spearheading organic investments and strategic acquisitions, including the successful acquisition and integration of the Kemmerer Mine from Chevron in 2012 and the Canadian acquisition in 2014. The Kemmerer Mine acquisition exceeded financial projections as a result of operational improvements, increased productivity and improved labor relations, and Westmoreland is ahead of schedule in transitioning the newly-acquired Canadian subsidiaries into its business. Westmoreland intends to opportunistically pursue acquisition opportunities that fit and extend its core business model. The transactions described in this proxy statement represent a continuation of Westmoreland’s successful growth strategy, providing it with a platform to implement a “drop-down strategy” pursuant to which it intends to periodically contribute certain U.S. and Canadian coal assets into the Oxford MLP structure, allowing it to unlock significant value that is inherent in its stable cash flow generating business model, to the benefit of both Westmoreland shareholders and Oxford unitholders. Westmoreland’s common stock trades on the NASDAQ Global Market as “WLB” and additional information with respect to Westmoreland is contained in its periodic filings with the Securities and Exchange Commission.

The Restructuring and Related Transactions (page 6)

Strategic Rationale

We are proposing to engage in a series of transactions which are intended to simplify our ownership structure and improve our liquidity position. We have the opportunity to participate in such transactions as a result of Westmoreland’s acquisition of Oxford GP.

Having conducted an exhaustive market-based process over the past three years attempting to identify a strategic alternative that would provide value to our unitholders, the board of directors believes these transactions will provide us with the best and only viable option going forward. The board believes that the transactions described in this proxy statement will create a stronger, more competitive and diversified company with greater potential for long-term growth and the resumption and regular payment of distributions. We also believe that the restructured company will be better positioned to seek out additional future acquisitions, fostering continued growth and the liquidity available to unitholders.

Proposed Transactions

We believe the transactions summarized below, taken together, will enhance our financial flexibility and assist us in our goals of growing and diversifying our business and in reestablishing a meaningful quarterly cash distribution. Oxford GP, its unitholders and Westmoreland have entered into the Purchase Agreement pursuant to which:

•	as a condition to the consummation of the Purchase Agreement, the Amended and Restated Partnership Agreement will be adopted;

•	Westmoreland will acquire all of the units of Oxford GP and related warrants;

•	The cash purchase price for these interests is $30.0 million, plus an additional $3.5 million if a specified coal acquisition (see “Coal Acquisitions” beginning on page 7) is consummated within one year of the date of the purchase agreement;

•	Westmoreland will acquire all of the outstanding subordinated units and warrants for subordinated units of Oxford, and will then immediately (i) receive liquidation units in exchange for the outstanding subordinated units and (ii) surrender to Oxford all of the warrants for subordinated units for termination. The conversion of the subordinated units into liquidation units is intended to effectively eliminate the subordinated units while preserving the capital accounts associated with those units. The capital accounts associated with those units are being preserved to avoid having the value associated with those capital accounts being transferred to the other unitholders in a way that would cause the other unitholders to be taxed on the receipt of that value. Under the Amended and Restated Partnership Agreement, certain allocations will be made to eliminate the capital accounts associated with the liquidation units over time. See “Summary Description of Partnership Interests of Oxford Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions”;

•	Pursuant to the Contribution Agreement, Westmoreland will make a contribution of the Kemmerer Coal Reserves to Oxford and enter into a coal mining lease providing for royalties to Oxford designed to provide Oxford with additional cash flow; and

•	Oxford’s existing credit facilities will be replaced with a new credit facility with improved terms.

In connection with the execution of the Purchase Agreement, we have also entered into the Contribution Agreement pursuant to which (i) Westmoreland will contribute to Oxford the Kemmerer Coal Reserves in exchange for the issuance by Oxford of 4,512,500 common units (on a post-reverse split basis), which common units will represent 76.4% of the common units on a fully diluted basis, and (ii) Oxford will enter into a coal mining lease whereby Westmoreland mines the Kemmerer Coal Reserves and pays to Oxford a royalty with respect thereto, all as further described in the Contribution Agreement.

As a condition to the completion of the acquisition transaction as contemplated in the Purchase Agreement and the contribution and subsequent leasing of the Kemmerer Coal Reserves as contemplated in the Contribution Agreement, the parties must effect our restructuring by causing our partnership agreement to be amended and restated to, among other things, effect the transactions described below under “The Partnership Agreement Amendment Proposals.”

The proposed Amended and Restated Partnership Agreement is attached to this proxy statement as Annex A and the Contribution Agreement is attached to this proxy statement as Annex B. Please read each document carefully and fully, as they are the primary legal documents that govern the restructuring, contribution and related transactions. For a summary of the Amended and Restated Partnership Agreement, please read “The Amended and Restated Partnership Agreement” beginning on page 52, and for a summary of the Contribution Agreement, please read “The Contribution Agreement” beginning on page 69.

A condition to Westmoreland’s participation in the transactions described in this proxy statement is the refinancing of our existing $175 million of credit facilities. Contemporaneously with the negotiation of the Amended and Restated Partnership Agreement and the Contribution Agreement, Westmoreland negotiated the terms of a commitment letter from certain lenders for a credit facility on our behalf on improved terms. The commitment letter is contingent on the consummation of the transactions provided for in the Purchase Agreement and the Contribution Agreement and the lenders indicated that they would not have offered the improved terms absent Westmoreland entering into such agreements. The lenders required a non-refundable commitment fee of $5 million in order to issue the commitment letter, which was paid by Westmoreland on our behalf. The new credit agreement will provide for up to $295 million of senior secured first lien term loans, with $175 million funded at closing and maturing four years after closing, and the remaining $120 million available in the form of delayed draw term loans, which can be used to fund acquisitions taking place up to 12 months after closing. The new credit agreement will also include an accordion feature which we may exercise, subject to the terms and conditions specified in the new credit agreement, after the delayed draw feature expires, which would make available a further $150 million for use in funding acquisitions during the remaining three years of the term of the new credit agreement. The accordion feature is subject to the lenders under the new credit agreement or other lenders agreeing to provide the accordion term loans. The new credit facility will also permit distributions to our unitholders, subject to our having met certain ratios and tests, in contrast to the absolute prohibition on distributions under our existing credit facilities.

Coal Acquisitions

Westmoreland’s plan is for Oxford to acquire additional coal assets in the future that are expected to be accretive to per unit common unitholder distributions by Oxford. Consistent therewith, the credit facility commitment obtained by Westmoreland provides for additional term loans (see “Proposed Transactions” beginning on page 6) to fund such acquisitions. The acquisition of Oxford GP by Westmoreland will transform

Oxford into a “sponsored” MLP with a parent that holds a stable of potential drop-down coal assets for acquisition, providing Oxford with a visible path to sustainable growth in distributable cash flow backed by long-term, cost-protected contracts with high-quality customers. The intent is to supplement such drop-down coal acquisitions with other appropriate coal acquisitions that can be accretive to per unit common unitholder distributions by Oxford.

In keeping with this acquisition plan, Oxford is currently in negotiations regarding the potential acquisition of a company that would add additional saleable coal reserves to Oxford’s existing coal reserves (referred to in “Proposed Transactions” beginning on page 6 as the “specified coal acquisition”) that could be completed as early as the end of 2014. Following the specified coal acquisition, Oxford expects to enter into a coal supply contract with a current customer of Oxford that was a former customer of the acquired company. It is contemplated that the specified coal acquisition will be financed with draws under the new credit facility. The specified coal acquisition is subject to further discussion and negotiation. There is no binding commitment or letter of intent with respect to the specified coal acquisition, and there can be no assurance that such discussions or negotiations will be successful, that a definitive agreement will be reached, or that the specified coal acquisition will be consummated in the near future or at all. The specified coal acquisition does not require unitholder approval and such approval is not being sought at the special meeting.

Proposals 1A, 1B and 1C: The Partnership Agreement Amendment Proposals

Pursuant to the terms of the Purchase Agreement, Oxford GP has agreed to call the special meeting of our unitholders to act on the following proposals, which we refer to collectively as the “Partnership Agreement Amendment Proposals,” by which our partnership agreement would be amended and restated.

Partnership Agreement Amendment Proposal 1A

Amendments relating to a reverse split of our units and to the conversion of our subordinated units into liquidation units and the elimination of related concepts in our partnership agreement, which amendments are to:

•	effect a 12-to-1 reverse split of our common and general partner units;

•	convert all of our subordinated units into liquidation units (the purpose of which is to eliminate the subordinated units while preserving the capital accounts associated with those units to avoid a taxable capital shift to other unitholders, which liquidation unit capital accounts will be wound down to zero as described herein), terminate all warrants for our subordinated units, and in connection therewith remove provisions in our partnership agreement relating to the subordinated units; and

•	eliminate the current cumulative common unit arrearages and the concept of common unit arrearages which are principally designed to protect, as to the minimum quarterly distributions, the common units vis-à-vis the subordinated units which are being eliminated.

Partnership Agreement Amendment Proposal 1B

Amendments relating to distributions, including the reset of our minimum quarterly distribution and the target thresholds with respect to the incentive distribution rights held by our general partner, which amendments are to:

•	reset the minimum quarterly distribution to $0.1333 per unit;

•	restructure the incentive distribution rights held by our general partner by resetting the target distribution thresholds above which our general partner will be entitled to increasing percentages of distributions in excess of the new minimum quarterly distribution, which will result in the general partner receiving, in addition to distributions in respect of its general partner units, (i) 13% of quarterly distributions in excess of $0.1533 per unit and less than $0.1667 per unit, (ii) 23% of quarterly distributions in excess of $0.1667 per unit and less than $0.2000 per unit and (iii) 48% of quarterly distributions in excess of $0.2000 per unit;

•	suspend distributions on the incentive distribution rights for six quarters, thereby providing our common unitholders with a greater share of cash distributions, if any, during the temporary suspension period, provided that such suspension may be reduced to no less than three quarters if, during the suspension period, additional drop-down asset acquisition transactions aggregating greater than $35 million in enterprise value are undertaken by Westmoreland or its affiliates, acting through our general partner, that are reasonably expected to provide accretion to per unit common unitholder distributions; and

•	provide for a one-time special distribution, of an aggregate of 202,184 additional post-reverse split common units as an approximately 25% unit dividend, payable to our public unitholders on a pro rata basis.

Partnership Agreement Amendment Proposal 1C

Amendments that clarify and conform provisions in our partnership agreement to:

•	the changes described in The Partnership Agreement Proposals 1A and 1B; and

•	the partnership agreements of master limited partnerships that have gone public in recent years.

If all of the Partnership Agreement Amendment Proposals are not approved or the conditions of the Contribution Agreement or the Purchase Agreement are not met, then we will not undertake the transactions specified in the Contribution Agreement and none of the amendments to our partnership agreement contained in this proxy statement will take effect. The Amended and Restated Partnership Agreement will only be adopted by our general partner upon the closing of all of the transactions.

Partnership Agreement Amendment Proposal 1A

Under this proposal, the following will occur relating to a reverse split and to the conversion of our subordinated units into liquidation units and eliminating related concepts in our partnership agreement.

Reverse Unit Split

There will be a 12-to-1 reverse split of our common and general partner units.

Removal of Subordinated Units Provisions; Liquidation Units

The provisions in our partnership agreement relating to subordinated units will be removed. Westmoreland will concurrently acquire all of our 10,280,380 outstanding subordinated units and outstanding warrants for 1,814,185 subordinated units pursuant to the Purchase Agreement, which outstanding subordinated units will be converted into liquidation units on a 12-to-1 basis and which outstanding warrants for subordinated units will be surrendered for termination by us. The conversion of the subordinated units into liquidation units is intended to eliminate the subordinated units while preserving the capital accounts associated with those units. The capital accounts associated with those units is being preserved to avoid having the value associated with those capital accounts being transferred to the other unitholders in a way that would cause the other unitholders to be taxed on the receipt of that value. Under the Amended and Restated Partnership Agreement, certain allocations will be made to eliminate the capital accounts associated with the liquidation units over time.

Elimination of Current Cumulative Common Unit Arrearages and the Concept of Common Unit Arrearages

The current cumulative common unit arrearages will be eliminated and all provisions in our partnership agreement relating to the concept of common unit arrearages will be removed. The effect of the elimination of the current cumulative common unit arrearages and related concepts will be to allow us to pay distributions with respect to the incentive distribution rights. If the current cumulative common unit arrearages and related concepts in our partnership agreement were not eliminated, then, prior to making any distributions in respect of the incentive distribution rights, we would be required by our partnership agreement to make distributions in the amount of $         in respect of such current cumulative common unit arrearages.

Partnership Agreement Amendment Proposal 1B

Under this proposal, the following will occur relating to distributions, including the reset of our minimum quarterly distribution and the target thresholds with respect to the incentive distribution rights held by our general partner.

Reset of Minimum Quarterly Distribution

There will be a reset of the minimum quarterly distribution to $0.1333 per unit (or $0.5322 per unit on an annualized basis).

Restructuring of Incentive Distribution Rights

There will be a restructuring of the incentive distribution rights. The restructuring of the incentive distribution rights, which are held by Oxford GP, would provide that, as a result of the resetting of the target distribution thresholds, Oxford GP would be entitled to increasing percentages of distributions in excess of the new minimum quarterly distribution, which would result in the general partner receiving, in addition to distributions in respect of its general partner units, (i) 13% of quarterly distributions in excess of $0.1533 per unit and less than $0.1667 per unit, (ii) 23% of quarterly distributions in excess of $0.1667 per unit and less than $0.2000 per unit and (iii) 48% of quarterly distributions in excess of $0.2000 per unit.

Suspension of Distributions on Incentive Distribution Rights

There will be a suspension of distributions on the incentive distribution rights for six quarters, provided that such suspension may be reduced to no less than three quarters if, during the suspension period, additional drop-down (asset acquisition) transactions aggregating greater than $35 million in enterprise value are undertaken by Westmoreland or its affiliates, acting through our general partner, that are reasonably expected to provide accretion to per unit common unitholder distributions.

One-Time Special Distribution

We will provide for a one-time special distribution, in an aggregate of 202,184 additional post-reverse split common units as an approximately 25% unit dividend, payable to our public unitholders on a pro rata basis.

Partnership Agreement Amendment Proposal 1C

Under this proposal, there will be a number of additional amendments to our partnership agreement that are intended to clarify and modernize our partnership agreement and to conform provisions in our partnership agreement to the changes described in Partnership Agreement Amendment Proposals 1A and 1B.

Amended and Restated Partnership Agreement

The approval of all of the Partnership Agreement Amendment Proposals (i.e., each of the Partnership Agreement Amendment Proposals 1A, 1B and 1C) will constitute adoption and approval by the public unitholders of the Amended and Restated Partnership Agreement. Following such approval and concurrently with the closings under the Purchase Agreement and the Contribution Agreement, Oxford GP will execute and deliver the Amended and Restated Partnership Agreement.

Proposal 2: The Contribution Agreement

The holders of Oxford units will also be called upon to vote at the special meeting to act upon a proposal, which we refer to as the “Contribution Agreement Proposal,” by which unitholders would approve the terms of the Contribution Agreement. Pursuant to the Contribution Agreement, (i) Westmoreland will contribute to Oxford the Kemmerer Coal Reserves in exchange for the issuance by Oxford of 4,512,500 common units (on a post- reverse split basis), which common units will represent 76.4% of the common units on a fully diluted basis, and (ii) Oxford will enter into a coal mining lease whereby Westmoreland mines the Kemmerer Coal Reserves and pays to Oxford a royalty with respect thereto. The proven and probable reserves associated with the Kemmerer Coal Reserves to be contributed are approximately 30.7 million tons. The historical production attributed to the Kemmerer Coal Reserves for the years ended December 31, 2012 and 2013 were 3.026 and 3.012 million tons, respectively. In 2014, historical production attributed to the Kemmerer Coal Reserves through October 31 was 2.955 million tons.

Recommendation of Our Board of Directors Regarding the Proposals

After considering the various factors more fully described in “Background of the Restructuring and the Related Transactions—Recommendation of our Board of Directors and its Reasons for Approval of the Proposals,” our board of directors, including the independent directors, has unanimously determined that the restructuring and related transactions as reflected in the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal are in the best interests of our partnership and our public unitholders.

Therefore, our board of directors recommends that our public unitholders vote “FOR” each of:

•	Partnership Agreement Amendment Proposal 1A;

•	Partnership Agreement Amendment Proposal 1B;

•	Partnership Agreement Amendment Proposal 1C; and

•	The Contribution Agreement Proposal.

Our Structure and Ownership

Oxford GP is the general partner of our partnership. Oxford GP makes all determinations on behalf of our partnership, including determinations related to the conduct of our partnership’s business and operations. As a result, the executive officers of Oxford GP, under the direction of the board of directors of Oxford GP, make all decisions on behalf of our partnership with respect to the conduct of our business. The following chart sets forth our ownership prior to the consummation of the restructuring and related transactions that will take place if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal are approved and the transactions specified in the Purchase Agreement and the Contribution Agreement are consummated.

The following chart sets forth our ownership following the consummation of the restructuring and related transactions that will take place if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal are approved and the transactions specified in the Purchase Agreement and the Contribution Agreement are consummated.

Information About the Special Meeting and Voting

Time, Date and Place

The special meeting will be held on December     , 2014 at 10:00 a.m. local time at our corporate offices located at 41 South High Street, Suite 3450, Columbus, Ohio 43215.

Purpose

Our unitholders are being asked to consider the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal. The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the special meeting and any adjournment or postponement thereof.

Unitholders Entitled to Vote

Holders of our common units and subordinated units as of November 3, 2014, the record date for the special meeting, will be entitled to vote at the special meeting. Holders of our common units and subordinated units as of the record date will be counted for purposes of establishing a quorum. Each unitholder may cast one vote at the special meeting for each common unit or subordinated unit owned at the close of business on the record date. On the record date, there were 10,774,814 common units and 10,280,380 subordinated units outstanding and entitled to be voted at the special meeting.

Required Unitholder Votes

Under our partnership agreement, all aspects of the Partnership Agreement Amendment Proposals require approval by (i) Oxford GP, (ii) a majority of the common units held by our public unitholders, and (iii) a majority of the outstanding subordinated units.

Pursuant to the Purchase Agreement, both AIM and C&T Coal, as the owners of all of our outstanding subordinated units, have agreed to vote all of their subordinated units in favor of each of the Partnership Agreement Amendment Proposals. Also, Oxford GP has agreed to approve each of the Partnership Agreement Amendment Proposals upon closing of the transactions. As such, we are contractually assured of receiving the approval of each of the Partnership Agreement Amendment Proposals by Oxford GP and the holders of a majority of our outstanding subordinated units.

We are also requesting approval of the Contribution Agreement by a majority of the common units held by our public unitholders.

The approval of each of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposals by a majority of the common units held by our public unitholders is being sought since the transactions contemplated thereby may represent a conflict of interest between Oxford GP and its affiliates, on the one hand, and us and our public unitholders, on the other hand. Under our partnership agreement, if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposals are approved by a majority of the common units held by our public unitholders, then the transactions contemplated thereby shall be permitted and deemed approved by all partners, and shall not constitute a breach of our partnership agreement or any duty stated or implied by law or equity.

Based on the number of our common units expected to be outstanding on the record date, approximately 4,656,529 common units owned by our public unitholders must be voted in favor of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal for approval of such proposals. Such approval will satisfy requirements in our partnership agreement applicable to related party transactions.

Interests of Certain Persons in the Proposals

In considering the recommendation of our board of directors relating to the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal, you should be aware that some of the executive officers and directors of Oxford GP have interests in the restructuring and related transactions that may differ from, or may be in addition to, the interests of our unitholders generally. These interests are more fully described under “Special Factors—Interests of Certain Persons in the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal.”

Material Federal Income Tax Consequences of the Proposals

Tax matters associated with the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal are complicated. The tax consequences to our public unitholder will depend on such unitholder’s own personal tax situation and such unitholder’s subsequent investment decisions and actions. You are urged to consult your tax advisor for a full understanding of the federal, state, local and non-U.S. tax consequences of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal that will be applicable to you.

The federal income tax consequences described below may not apply to some public unitholders. Please read “Material Federal Income Tax Consequences of the Proposals and Related Transactions” for a more complete discussion of the federal income tax consequences of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal. The proposed changes which will occur pursuant to the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal should not have any material adverse tax impact on our public unitholders.

BACKGROUND OF THE RESTRUCTURING AND THE RELATED TRANSACTIONS

Strategic Rationale

In the last half of 2011, while experiencing increasingly difficult market conditions in the coal industry, we recognized that our financial condition going forward would require us to begin restricting and ultimately discontinue our distributions to unitholders. We paid our last full quarterly distribution in the amount of $0.4375 per unit (the minimum quarterly distribution under our partnership agreement (the “MQD”)) to all of our unitholders in February of 2012. Then, in May 2012, August 2012, and November 2012 we began and continued to reduce distributions to our unitholders. Since then, we have not been in a position to make and have not made any distributions. Additionally, pursuant to restrictions in our current credit facilities, we are prohibited from making distributions to our unitholders. Unless the proposals are approved, we believe we will not be able to pay distributions in the foreseeable future.

Having conducted an exhaustive market-based process over the past three years in an attempt to identify a strategic alternative that provides value to our unitholders, the board of directors believes these transactions provide us with the best and only viable option going forward. Our board of directors believes that the transactions described in this proxy statement will create a stronger, more competitive and diversified company with greater potential for long-term growth and the resumption and regular payment of distributions. We also believe that the restructured company will be better positioned to seek out additional future acquisitions, fostering continued growth and the liquidity available to unitholders.

The Parties

Oxford

We are a publicly traded master limited partnership with mining operations principally in Ohio. We are a low cost producer of high-value thermal coal, and we are the largest producer of surface mined coal in Ohio. Our reserves and operations are strategically located in Northern Appalachia to serve our primary market area of Illinois, Indiana, Kentucky, Ohio, Pennsylvania and West Virginia. We market our coal primarily to large utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts.

We were formed in August 2007 by American Infrastructure MLP Fund, L.P. (“AIM”) and our founders, Charles C. Ungurean, the President and Chief Executive Officer of Oxford GP and a member of the board of directors of Oxford GP (sometimes referred to herein as “Mr. Ungurean”), and Thomas T. Ungurean, then the Senior Vice President, Equipment, Procurement and Maintenance of Oxford GP. In connection with our formation, our founders contributed all of their interests in Oxford Mining Company to us. Our founders had formed Oxford Mining Company in 1985 to provide contract mining services to a mining division of a major oil company, and in 1989 they transitioned Oxford Mining Company from a contract miner into a producer of its own coal reserves which has continued to this day.

In July 2010, we completed our initial public offering. At the time, an affiliate of AIM and C&T Coal, Inc. (“C&T Coal”), owned by our founders, together owned in excess of 99% of the outstanding units in Oxford GP. Today they own 84.4% of Oxford GP’s units on a fully diluted basis after taking into consideration outstanding warrants held by affiliates of our current second lien lenders.

Westmoreland

Westmoreland is the oldest coal company in the United States and sixth largest North American coal producer and, as the owner of 30 draglines, the largest operator of mobile draglines in the world. Westmoreland produces and sells thermal coal primarily to investment grade power plants under long-term cost-protected contracts, as well as to industrial customers and barbeque briquettes manufacturers. It operates 12 surface mines and has a 50% interest in an activated carbon plant and char production facility. Its U.S. coal operations are located in Montana, Wyoming, North Dakota and Texas. Following its acquisition of Sherritt International’s Prairie and Mountain coal mining operations earlier this year, Westmoreland conducts its Canadian coal operations in Alberta and Saskatchewan. As a result of the Canadian acquisition, Westmoreland also owns a thermal coal export mine with production capacity of 3.3 million tons per annum and established sales to the Asian markets. Westmoreland’s focus is on simple surface mining methods, highly predictable dragline operations, customer proximity (i.e., mine mouth power plants) and strategically located rail transportation that allows it to be a low cost supplier to its customers.

Westmoreland has a strong management team with a proven track record of operating and improving mining operations, focused and disciplined growth, and cost reduction. The team is responsible for spearheading organic investments and strategic acquisitions, including the successful acquisition and integration of the Kemmerer Mine from Chevron in 2012 and the Canadian acquisition in 2014. The Kemmerer Mine acquisition exceeded financial projections as a result of operational improvements, increased productivity and improved labor relations, and Westmoreland is ahead of schedule in transitioning the newly-acquired Canadian subsidiaries into its business. Westmoreland intends to opportunistically pursue acquisition opportunities that fit and extend its core business model. The transactions described in this proxy statement represent a continuation of Westmoreland’s successful growth strategy, providing it with a platform to implement a “drop-down strategy” pursuant to which it intends to periodically contribute certain U.S. and Canadian coal assets into the Oxford MLP structure, allowing it to unlock significant value that is inherent in its stable cash flow generating business model, to the benefit of both Westmoreland shareholders and Oxford unitholders.

Market Value of Common Units—2012-2014

Since the beginning of 2012, the value of our common units dropped significantly, from $15.03 per unit on January 1, 2012 to $0.63 per unit on October 16, 2014. The following graph represents the closing stock price of our common units for the period from January 1, 2012 through October 16, 2014, the last trading day before the public announcement of the transactions described in this proxy statement.

Source: FactSet

On July 2, 2014, we received a notice from the New York Stock Exchange (the “NYSE”) that we had fallen below the NYSE’s continued listing standard relating to the price of our common units, which requires a minimum average closing price of at least $1.00 per common unit over any period of 30 consecutive trading days.

As required under the NYSE rules, we issued a press release on July 3, 2014 announcing that we had received the notice of noncompliance and that we intend to cure the deficiency. We have a period of six months to regain compliance with the minimum unit price criteria. Under the NYSE rules, our common units will continue to be listed on the NYSE during this period, subject to our compliance with other continued listing requirements. We were not required to submit a business plan to the NYSE relating to curing the deficiency. We believe that both the contemplated 12-to-1 reverse split of our common units and the values provided by the transactions described herein will allow us to regain compliance with the minimum unit price criteria.

Chronology of the Restructuring and Related Transactions

To assist us in exploring alternatives, we sought assistance from Citigroup Global Markets Inc. (“Citi”), with our board of directors and senior management meeting in Chicago, Illinois with representatives of Citi on January 25, 2012. The session with Citi, held during an official board meeting, featured a discussion of alternatives by the Citi representatives along with extensive discussion among the meeting participants regarding various strategic alternatives. The session concluded with the approval by our board of directors to retain Citi to assist us with identifying, evaluating and/or implementing various strategic and/or financial alternatives. Citi began immediately to provide its services, and we ultimately entered into an engagement letter agreement with Citi on March 29, 2012 to provide us with financial advisory and investment banking services. Pursuant to such engagement letter, Citi agreed to advise and assist us in identifying, evaluating and/or implementing various strategic and/or financial alternatives that may be available to us to enhance unitholder value, including, without limitation, possible business acquisitions, dispositions, mergers and recapitalizations.

Our board of directors also retained Alvarez & Marsal North America, LLC (“A&M”) in January 2012 to provide additional consulting services for us with respect to our efforts in seeking to improve our financial and operating performance and assess our strategic options. A&M represented that it had an established track record of working collaboratively alongside management teams to develop a detailed and impartial fact base about a company’s current state and projected outlook under varying scenarios and identifying opportunities to improve profitability and performance.

On February 14, 2012, our board of directors held a meeting, in which representatives of Citi participated, to discuss strategic alternatives, including a potential sale process and potential merger partners or buyers (both strategics and financial sponsors) for us. At the end of February 2012, we reported fourth quarter 2011 earnings meaningfully below the estimates of analysts. We made our final full MQD to our unitholders at that time, while releasing a statement that future unitholder distributions would depend on future operating performance and that cash flow generation at that time was not sufficient to cover actual distributions. We had previously utilized our credit facility to fund these distributions. Following the announcement, our unit price declined 35% to approximately $9.00 per unit.

In early March 2012, a customer wrongfully terminated a coal supply contract with us that ran through 2015 and provided for the supply by us annually of 800,000 tons of coal. The loss of this annual tonnage made it uneconomical for us to operate out of the Illinois Basin. This supply contract was the bedrock of our Illinois Basin business, and thus the wrongful contract termination began the severe deterioration of our Illinois Basin business. We were forced to wind down our Illinois Basin business throughout 2012 and much of 2013, and our operations there have been fully idled since the end of 2013. It is difficult to assess the full damage done to us, but it certainly substantially eroded profits and made operating in our circumstances even more difficult.

Reacting to this circumstance, we filed a lawsuit against the terminating customer to recoup our damages from the wrongful termination. We ultimately reached a settlement with the terminating customer pursuant to which it paid us $19.5 million in August 2014. The damage to our business, however, had already occurred and was severe.

Given our circumstances, our board of directors determined that it was desirable and necessary to establish a Strategic Oversight Committee of the board. Our board of directors consequently acted at a meeting held on March 14, 2012 to establish such committee. The purpose of such committee was to provide oversight for our board of directors of the various strategic alternatives approved by our board of directors and undertaken or to be undertaken by us, including without limitation providing coordination, communication and other oversight for our board of directors of the various strategic alternatives approved by our board of directors and undertaken and/or to be undertaken by us, with the support and assistance of members of our management and any consultants, advisors or other persons retained for such purposes, review and ongoing monitoring of our capital spending and our liquidity (with approval required by the Strategic Oversight Committee for our operational decisions materially impacting the same), the scope of work and activities of such consultants, advisors and other persons, the analysis regarding our Illinois Basin business and any restructuring or other steps resulting therefrom, and any other strategic alternatives to be undertaken by our board of directors. The members of our board of directors appointed to serve on the Strategic Oversight Committee were Matthew P. Carbone and two of our independent directors, Peter B. Lilly and Gerald A. Tywoniuk.

Strategic Initiatives in 2012 and Early 2013

Throughout all of 2012 and into early 2013, we undertook a variety of actions as they related to our financial condition and potential prospects. The events that occurred during this period included the following:

•	On March 14, 2012, our board of directors held a meeting, in which representatives of Citi participated, to discuss strategic alternatives, including a potential sale process and potential merger partners or buyers (strategics and financial sponsors) for us.

•	On April 27, 2012, we announced the continuation of the common unitholder minimum quarterly distributions, but reduced the subordinated unit distributions by approximately 80% to preserve liquidity.

•	From early May through the end of July 2012, we established and populated an electronic data room and otherwise prepared for executing on strategic initiatives.

•	On August 3, 2012, our board of directors held a meeting, in which representatives of Citi participated, to provide approval for Citi to reach out to potential merger partners or buyers (strategics and financial sponsors) for us. Following the approval of our board of directors, representatives of Citi contacted 26 potential partners or buyers (16 strategics and 10 financial sponsors). Five strategics and two financial sponsors executed confidentiality agreements with us. Each party that signed a confidentiality agreement was provided access to our electronic data room.

•	On August 14, 2012, our board of directors held another meeting, in which representatives of Citi participated, to discuss the sale process. At such meeting, our board of directors also approved the materials to be distributed to potential merger partners or buyers.

•	On September 26, 2012, Citi distributed a non-binding bid instruction letter to the seven above-identified parties that executed confidentiality agreements. The letter stated that non-binding bids were due by October 16, 2012.

•	None of the parties submitted a non-binding bid by October 16, and all parties except for one strategic partner (“Party A”) decided to pass on the opportunity. Party A requested an extension of its non-binding bid deadline to October 24, 2012.

•	On October 26, 2012, Party A requested and was given a further extension of the non-binding bid deadline for a few additional days. Ultimately, on October 31, 2012, Party A declined to submit a non-binding bid.

•	From late October 2012 to December 2012, representatives of Citi contacted several additional potential merger partners or buyers. Three of such parties executed confidentiality agreements, but declined to submit non-binding bids after they had reviewed materials in the electronic data room.

•	On November 26, 2012, we announced that common unit distributions for the latest quarter would be reduced approximately 50% and all subordinated unit distributions were suspended.

•	On January 15, 2013, Mr. Ungurean, our CEO, discussed with the CEO of Party A the merits of an acquisition of us. Following the conversation, Party A did not submit a proposal.

•	On January 29, 2013, we announced the suspension of all distributions to unitholders. Following the announcement, our unit price declined 30% to approximately $4.00 per unit.

In connection with the activities specified above, throughout 2012 both our board of directors and the Strategic Oversight Committee devoted significant time to the pursuit of various company enhancement and strategic initiative alternatives. In addition to time spent outside of meetings, in 2012 our board of directors had at least 15 meetings and the Strategic Oversight Committee had at least 30 meetings, with company enhancement, strategic initiative alternatives and liquidity being considered at virtually all of such meetings. Besides participation of the members of the Strategic Oversight Committee in the meetings of such committee, members of management regularly and other members of our board of directors frequently participated in the meetings of the committee.

Credit Refinancing in 2013

By the latter part of 2012, we also needed to address the refinancing of our credit facility that was scheduled to mature in July 2013. Toward that end, our board of directors invited representatives of Evercore Group L.L.C. (“Evercore”) to participate in the October 12, 2012 meeting of our board of directors for a discussion of the debt restructuring and other initiatives with which they may assist us. Our board of directors concluded to retain Evercore to assist us in restructuring our existing credit facilities, and Oxford GP entered into an engagement letter agreement with Evercore on November 13, 2012. Evercore pursued a dual-path of a potential debt restructuring of our existing credit facilities and a new debt capital raise to pay down the existing lenders, led by Citicorp USA, Inc. as agent.

Given our circumstances at the time, the refinancing proved highly challenging. There were extensive negotiations with our lender group and our agent, by both management and Evercore, on the terms of a debt restructuring. However, because of the impending maturity, unanimous consent was required from our lenders and as a result the terms of the debt restructuring that we received were extremely onerous. Contemporaneously, Evercore also solicited interest from over 35 prospective lenders in a new second lien financing to pay down the existing credit facilities. Our lenders eventually turned down a large pay down from a potential second lien financing, necessitating also raising first lien financing to do a full refinancing. Because we were not able to secure the new financing by the time we issued our audited financial statements in our annual report for 2012, we were not able to demonstrate sufficient liquidity for the ensuing year and thus received a “going concern” opinion from our auditors. Ultimately, we were successful in placing new first and second lien debt with our current first and second lien lenders just in time, near the end of June 2013, but a consequence of that was that we are now incurring significantly increased interest costs that adversely impact our financial performance. We were also prohibited from making any distributions. As a result of the first lien credit facility maturing in June of 2015, we are inevitably facing the same refinancing situation going into next year as we had going into 2013.

Strategic Initiatives Continued in 2013-2014

Throughout 2013 and 2014, we continued to pursue various strategic initiatives in order to resolve our deteriorating financial position. The events that occurred during this period included the following:

•	Westmoreland first considered a transaction with us in the early part of 2013. It signed a confidentiality agreement with us in April 2013 and began some preliminary work on a potential transaction. Westmoreland elected not to pursue a transaction at that time, while they negotiated their acquisition of Sherritt International Corporation’s Prairie and Mountain coal mining operations in Canada (the “Canadian Acquisition”).

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Our enhancement and strategic initiatives efforts continued in 2013. Through June 2013, our board of directors met 10 times and the Strategic Oversight Committee met at least 23 times, with company enhancement and strategic initiative alternatives again being considered at almost all of those meetings. Besides participation of the members of the Strategic Oversight Committee in the meetings of such committee, members of management regularly and other members of our board of directors frequently participated in the meetings of the committee. While the Strategic Oversight Committee became inactive after June 2013, our board of directors continued the committee’s efforts in seeking, evaluating and considering company enhancement and strategic initiative alternatives throughout the remainder of 2013 and in 2014.

•	Following completion of the refinancing, on July 25, 2013, our board of directors held a meeting, in which representatives of Citi participated, to discuss the relaunch of a sale process. Then, on September 19, 2013, we formally reengaged Citi to evaluate strategic alternatives. The scope of the reengagement maintained the scope of the original engagement letter from March 2012 while extending its term to August 2014.

•	In late September 2013 through October 2013, representatives of Citi contacted 50 potential merger partners or buyers (15 strategics and 35 financial sponsors), including several parties that were contacted in 2012 as part of the original sale process. None of the 50 parties expressed interest in participating in the process.

•	On November 25, 2013, a strategic buyer (“Party B”) reached out to Citi to express interest in evaluating an acquisition of us. Party B subsequently signed a confidentiality agreement in December 2013. Then, on December 20, 2013, Party B was provided access to our updated electronic data room.

•	On December 24, 2013, Westmoreland entered into an agreement for the Canadian Acquisition and, on April 28, 2014, Westmoreland consummated the Canadian Acquisition.

•	On February 20, 2014, Evercore was engaged to assist in the negotiations with Party B given Evercore’s knowledge of Party B and the design of a potential structure that might work for all parties. Evercore then reviewed the potential structure with Party B.

•	On February 26, 2014, another strategic buyer (“Party C”) reached out to Citi to express interest in evaluating an acquisition of us. Party C subsequently signed a confidentiality agreement on February 28, 2014. Party C was provided access to our updated electronic data room and following its review Party C did not submit a proposal.

•	In the period from January 2014 to March 2014, Party B conducted its due diligence and evaluated an acquisition of us, which included the engagement of financial and legal advisors. Following its review, Party B declined to make a non-binding bid for us.

•	In the early part of 2014, Westmoreland re-engaged discussions following the Canadian Acquisition about a potential transaction and, on March 18, 2014, the parties entered into a preliminary non-binding letter of intent that included a 60-day exclusivity period to further evaluate one or more transactions with us. Evercore continued its advisory role by assisting in the Westmoreland discussions.

•	On April 2 and 3, 2014, representatives of Oxford, Westmoreland, Evercore and BMO Capital Markets Corp. (“BMO”) (representing Westmoreland) held a diligence session at our office to discuss financial metrics, structure and operations.

•	In April 2014, given the possibility of a transaction with Westmoreland, the previously constituted conflicts committee of our board of directors (the “Conflicts Committee”) engaged Hogan Lovells US LLP (“Hogan Lovells”) as its legal counsel. Additional information regarding the Conflicts Committee and its activities is set forth below under “—Conflicts Committee Role.”

•	On April 8, 2014, the Conflicts Committee met with representatives of Hogan Lovells and discussed the proposal received on March 18, 2014 from Westmoreland. The Conflicts Committee and its advisors discussed in detail the provisions of our partnership agreement and of Delaware law relating to the consideration of the transactions.

•	On April 24, 2014, the Conflicts Committee met with representatives of Hogan Lovells and Citi, who was representing us and our management, to discuss the proposed transaction with Westmoreland. The Conflicts Committee did not actively participate in negotiations between our senior management and Westmoreland at the time because our senior management viewed the negotiations as preliminary.

•	On May 17, 2014, the 60-day exclusivity period with Westmoreland expired although discussions continued with Westmoreland.

•	On May 22, 2014, Citi re-contacted Party C to determine whether it had renewed interest in submitting a non-binding proposal.

•	On May 29, 2014, representatives of Oxford, Westmoreland and Evercore met representatives of our second lien lending group to discuss the possibility of a transaction and whether the lenders would assist in the refinancing associated with a potential transaction with Westmoreland.

•	During June and July 2014, Evercore and BMO had various discussions on modeling and structuring regarding a potential transaction with Westmoreland.

•	On July 2, 2014, Party C submitted a preliminary non-binding proposal.

•	On July 3, 2014, we announced receipt of a NYSE notice of potential delisting due to our 30-day average unit price falling below $1.00. We were given six months to cure the deficiency.

•	On July 9, 2014, we received a new letter of intent from Westmoreland outlining the general terms of a transaction and, in response, we asked Westmoreland to provide more specificity on a potential transaction.

•	On August 6, 2014, in response to our request for more specificity, Westmoreland provided an updated proposal which outlined the potential sale of assets to us and the potential refinancing of our current debt.

•	Thereafter, the board of directors considered both the Party C proposal and the Westmoreland proposal and concluded that the Westmoreland proposal was in the best interests of the partnership and our public unitholders. The Party C proposal was not considered to be in the best interests of the partnership and our public unitholders in light of other alternatives being considered at the time. In particular, there were concerns regarding the Party C proposal for a variety of reasons, including:

•	uncertainty about the capital structure;

•	uncertainty about distributions to our common unitholders;

•	uncertainty about financing;

•	that the proposal was more dilutive to the common unitholders as compared to the Westmoreland transaction; and

•	lack of a definitive asset contribution strategy.

•	Also on August 6, 2014, AIM and Party C held a conference call in which representatives of Citi participated. AIM provided an update on our operations, including the evaluation of a potential business acquisition. AIM invited Party C to resubmit an improved non-binding proposal. Subsequently, Party C did not resubmit a revised non-binding proposal.

•	Commencing on August 26, 2014, the parties established a weekly call among representatives of Oxford, Westmoreland, Evercore and BMO to discuss outstanding items and the progression of the proposed transactions with Westmoreland.

•	In the latter half of August 2014, as well as September 2014, Oxford and Westmoreland were engaged in:

•	establishing the terms associated with the transactions specified in the Contribution Agreement;

•	determining the amount of distributions to be granted to unitholders;

•	negotiating with potential lenders; and

•	preparing definitive documentation related to the proposed transactions.

•	During the month of September 2014, Oxford, Westmoreland, Evercore and BMO further refined the transaction term sheet and had discussions with representatives of our lenders.

Conflicts Committee Role

In accordance with the provisions of our partnership agreement, by action taken on September 15, 2014, our board of directors (i) authorized and empowered the Conflicts Committee to evaluate and as necessary negotiate the restructuring and related transactions on our behalf and on behalf of our public unitholders, (ii) resolved that the Conflicts Committee would not have any duty to consider the interests of Oxford GP or its controlling affiliates, including AIM and C&T Coal, in considering the restructuring and related transactions, (iii) authorized the officers, agents and employees of Oxford GP to assist the Conflicts Committee, and (iv) authorized and empowered the Conflicts Committee to retain such professional advisors (including attorneys, investment bankers, accountants and other similar advisors) as it deemed necessary or appropriate in the exercise of its business judgment. Following such authorization, the Conflicts Committee did the following:

•	On September 15, 2014, the Conflicts Committee formally engaged an independent financial advisor to assist the Conflicts Committee in evaluating the terms of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and to provide, if requested by the Conflicts Committee, an opinion as to the fairness, from a financial point of view, of the financial terms of the transaction to our public unitholders. The Conflict Committee’s independent financial advisor discussed the due diligence it was conducting in connection with its analysis of the transactions with Westmoreland.

•	In providing due diligence support to the Conflicts Committee, members of management also obtained a report from J.T. Boyd Company (“Boyd”), mining industry consultants, with respect to Westmoreland’s Kemmerer Mine assets proposed to be contributed to us under the Contribution Agreement Proposal.

•	On September 19, 2014, the Conflicts Committee met with representatives of Hogan Lovells and the financial advisor (collectively, the “Committee Advisors”). The Conflicts Committee discussed the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal. The Conflicts Committee and representatives of the Committee Advisors discussed the provisions of our partnership agreement and the Delaware law relating to the consideration of the transactions. Representatives of Hogan Lovells discussed with the Conflicts Committee the draft Contribution Agreement and the draft coal mining lease regarding the royalty stream. Representatives of the financial advisor provided a status report on its work to date.

•	On September 23, 2014, the Conflicts Committee met with representatives of the Committee Advisors. The financial advisor discussed its ongoing due diligence. The Conflicts Committee and representatives of the Committee Advisors discussed the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal.

•	Also on September 29, 2014, the Conflicts Committee and representatives of the Committee Advisors met with Mr. Paprzycki, chief financial officer of Westmoreland, Messrs. Ungurean, Harris and Maher, members of our management, and representatives of Citi (except where specifically stated otherwise, references here and hereinafter to Citi are to Citi as management’s financial advisor) and Boyd to discuss the Contribution Agreement Proposal and, specifically, the coal mining lease and the royalty stream thereunder.

•	Later, on September 29, 2014, the Conflicts Committee and representatives of the Committee Advisors met with Messrs. Ungurean, Harris and Maher of our management and representatives of Citi and Boyd to evaluate the meeting with Westmoreland and to discuss the value of the proposed royalty stream. The Conflicts Committee determined that an annual advance guaranteed royalty stream combined with a production royalty would be preferable to the proposed production royalty only. The Conflicts Committee asked Mr. Maher to revise the coal mining lease to incorporate an annual advance guaranteed royalty.

•	On October 1, 2014, the Conflicts Committee and representatives of the Committee Advisors met with members of our management and representatives of Citi. The Conflicts Committee and members of our management discussed that, in order to assure our on-going operations, our partnership needed to refinance our existing credit facilities.

•	On October 2, 2014, the Conflicts Committee and representatives of the Committee Advisors met with representatives of Westmoreland, members of our management and representatives of Citi to discuss the Partnership Agreement Amendment Proposals. Immediately after that call, the Conflicts Committee and representatives of the Committee Advisors met with members of our management and representatives of Citi to discuss potential changes/additions to the consideration to be received by our public unitholders, following which the Conflicts Committee and representatives of the Committee Advisors conducted an executive session without members of our management or representatives of Citi.

•	On October 3, 2014, the Conflicts Committee met with the Committee Advisors and discussed proposing to Westmoreland certain changes to the Partnership Agreement Amendment and the Contribution Agreement and began to prepare a formal proposal. These changes were intended to be and viewed as beneficial to our public unitholders.

•	On October 4, 2014, the Conflicts Committee and representatives of Hogan Lovells met to discuss and revise the revisions to the terms of the Partnership Agreement Amendment and the Contribution Agreement to be proposed by the Conflicts Committee to Westmoreland. The Conflicts Committee discussed the proposal and the merits of each of the benefits proposed to be received by and its impact to our public unitholders, as well as the overall impact to our partnership and our public unitholders. Mr. Tywoniuk revised the proposal and the Conflicts Committee then sent the revised proposal to representatives of Westmoreland (the “Committee October 4th Proposal”). The Committee October 4th Proposal included proposals beneficial to the public unitholders for (i) a cash and/or common unit dividend to the public unitholders, (ii) a lesser number of common units to be issued to Westmoreland for its contribution to us of the Kemmerer Coal Reserves and (iii) an extension of the period during which the holders of the incentive distribution rights would agree to suspend any distributions on the incentive distribution rights (the “Beneficial Committee Proposals”). The Conflicts Committee had also previously requested members of our management to pursue the desired changes to the Partnership Agreement Amendment and the desired changes to the coal mining lease to obtain an annual advance guaranteed royalty stream combined with a production royalty, which matters were being pursued by members of our management in parallel and on an on-going basis.

•	On October 5, 2014, the Conflicts Committee, representatives of Westmoreland and BMO and members of our management participated in a meeting to discuss components of the Committee October 4th Proposal. Westmoreland indicated that it would respond to it in a few days.

•	On October 6, 2014, the Conflicts Committee met with representatives of Hogan Lovells. Hogan Lovells provided the Conflicts Committee with an update on the documentation for the proposed transaction. Hogan Lovells and the Conflicts Committee discussed the Conflicts Committee’s obligations under our partnership agreement and Delaware law.

•	On October 8, 2014, the Conflicts Committee met with representatives of the Committee Advisors to discuss the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal. Later in the day, the Conflicts Committee received a proposal from Westmoreland in response to the Committee October 4th Proposal (the “Westmoreland October 8th Proposal”). The Westmoreland October 8th Proposal responded positively to each of the Beneficial Committee Proposals while in some cases suggesting different amounts/levels than those proposed by the Conflicts Committee.

•	On October 9, 2014, the Conflicts Committee and the representatives of the Committee Advisors met with members of our management to discuss the Westmoreland October 8th Proposal. The Conflicts Committee and members of our management discussed the potential outcome to our partnership if the transactions were not entered into by our partnership. The financial advisor requested that members of our management provide stand-alone base case financial projections assuming that the transactions were not completed.

•	On October 10, 2014, the Conflicts Committee met with members of our management and representatives of Oxford GP, Evercore, Citi and Hogan Lovells. Members of our management discussed the speculative nature of the preparation of any stand-alone base case financial projections. Any financial projections would be based on the assumption that we could get extensions on the maturities of our debt (scheduled to mature in September and December 2015), which is highly doubtful given that the Company will not be able to meet the contractual requirements to get such an extension. Without the extensions, we would not be able to avoid a going concern opinion on our 2014 financial statements and the receipt of such an opinion would be an event of default that would allow the lenders to call our debt. Therefore, management concluded that there was not a reasonable basis for preparing such projections given the uncertainty around our liquidity position, our inability to extend or refinance our debt, and the impact that those events may have on our ability to commercially operate our business beyond the release of 2014 financial statements in March of 2015. Given the assumptions unique to our situation necessary in order to develop a financial forecast as to what may or may not occur, including estimates with respect to committed and uncommitted supply contracts, reclamation bonding collateral, and uncertainty with respect to vendor and workforce relationships, members of our management concluded that a forecast could not be prepared with a high degree of confidence or certainty as necessary for the financial advisor to make a recommendation or definitively evaluate the transactions. Members of our management reiterated that each of these factors created significant uncertainty regarding the value of our partnership and its common units on a stand-alone basis. Later in the day, the Conflicts Committee met with representatives of the Committee Advisors. The financial advisor conveyed that it would be unable to complete its analysis because of the inherent uncertainties in our financial situation and commercial circumstances at the present time and the lack of comparable situations to guide them.

•	On October 12, 2014, the Conflicts Committee met with representatives of the Committee Advisors to discuss the financial advisor’s determination that it would not be able to complete its analysis because of the inherent uncertainties in our financial situation, following which the financial advisor departed the meeting. Following the departure of the financial advisor, the Conflicts Committee discussed a response to the Westmoreland October 8th Proposal (the “Committee October 12th Proposal”) which was subsequently sent to Westmoreland later in the day. Under the Committee October 12th Proposal, the Conflicts Committee (i) accepted the proposed reduction of common units to be issued to Westmoreland for the contribution of the Kemmerer Coal Reserves and (ii) suggested modifications to the other Beneficial Committee Proposals as responded to by Westmoreland.

•	On October 13, 2014, the financial advisor confirmed that, because of the uncertainties of our financial situation on a stand-alone basis, it was unable to complete its analysis of the fairness, from a financial point of view, of the transactions to our public unitholders. As a consequence thereof, our Conflicts Committee did not request the financial advisor to issue a fairness opinion and our board of directors withdrew its request for the Conflicts Committee to act on the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and provide a Special Committee Approval with respect thereto. As discussed later herein, without any alternative transaction, given the uncertainty regarding our partnership’s ability to refinance its debt, and considering all of the benefits of the transactions, each of the independent directors comprising the Conflicts Committee determined that the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal are in the best interest of our partnership and our public unitholders and voted, with our board of directors, to recommend the Partnership Agreement Amendment Proposals and Contribution Agreement Proposal.

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On October 15, 2014, Westmoreland responded to the Committee October 12th Proposal pursuant to which Westmoreland proposed (i) a distribution to the public unitholders of a post-reserve split common units dividend of 202,184 common units, (ii) an agreed reduction in the amount of common units to be issued to Westmoreland for its contribution to us of the Kemmerer Coal Reserves and (iii) a suspension of distributions to the holders of incentive distribution rights for six quarters unless Westmoreland contributes more than $35 million in assets to our partnership (in which case, such suspension would be reduced to not less than three quarters), which proposal was reviewed, discussed and approved by our board of directors. In addition to achieving these benefits for our public unitholders, the Conflicts Committee was successful in negotiating substantial changes to the Partnership Agreement Amendment Proposals and a substantial annual advance guaranteed royalty stream combined with a production royalty under the coal mining lease.

Refinancing of Credit Facility

A condition to Westmoreland’s participation in the transactions described in this proxy statement is the refinancing of our existing $175 million of credit facilities. Contemporaneously with the negotiation of the Amended and Restated Partnership Agreement and the Contribution Agreement, Westmoreland negotiated the terms of a commitment letter from certain lenders for a credit facility for us on improved terms. The commitment letter is contingent on the consummation of the transactions provided for in the Purchase Agreement and the Contribution Agreement with Westmoreland and the lenders would not have offered the improved terms absent Westmoreland entering into such agreements. Unless extended, the commitment letter expires on December 31, 2014.

Culmination of Strategic Initiatives

Through all of our extensive efforts to find an acceptable strategic alternative, and with the assistance of Evercore and the assistance provided by Citi to us and to members of our management, we believe we have conducted an exhaustive market check and believe the proposed transaction with Westmoreland presents the best and only viable alternative for our unitholders.

We have been dealing with liquidity issues since at least 2012, with management carefully managing liquidity to assure our continued viability. We expect that, if we continue to operate as we are now structured, we will not be able to improve our liquidity situation and will not have sufficient liquidity to resume the payment of any distributions. We will be faced with very significant hurdles in our attempts to refinance our credit facilities again, and management believes that the refinancing would not be attainable. Even if we are able to secure refinancing, we would almost certainly be restricted by our lenders from making any distributions. We are also faced with dealing with mounting concerns on the part of our customers, many of whom are long-standing and very loyal customers, over our financial situation, and we believe that we would face the certain loss of tonnage from valuable customers that would lead to our having insufficient cash flow to continue the operation of our business. Further, we believe we would be unable to pay any accumulated arrearages as a result of our inability to make distributions for the foreseeable future.

Since January 2012, Citi has advised us and members of our management in respect of various strategic and/or financial alternatives, including conducting two exhaustive sale processes that did not result in a definitive bid from any of the potential merger partners or buyers that were contacted by representatives of Citi. Moreover, Citi advised us and members of our management in connection with the discussions regarding a possible transaction with Westmoreland. Citi has also provided certain financial advisory and investment banking services to us and to AIM, and an affiliate of Citi has also provided lending services to us, which advisory, investment banking and lending services are unrelated to the restructuring and related transactions and for which Citi and its affiliates have received compensation. Citi may in the future provide certain financial advisory and investment banking services to us, AIM, C&T Coal, Westmoreland and any of their respective affiliates for which Citi and its affiliates may receive compensation.

Action by Board of Directors

On October 13, 2014, our board of directors convened a special meeting to discuss the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein and the documents to be entered into in connection therewith. During such meeting, our board of directors unanimously (i) determined that the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are in the best interests of our partnership and our public unitholders, (ii) approved the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein and (iii) recommended approval of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein by our public unitholders. Subsequently, to consider changes to the terms of the transactions with Westmoreland arising during the final negotiations before entering into the Purchase Agreement and the Contribution Agreement, our board of directors convened additional special meetings on both October 15 and October 16. Our board of directors considered and approved appropriate changes to the terms of the transactions during those meetings, and at the conclusion of both meetings our board of directors again unanimously (i) determined that the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are advisable, fair and reasonable to, and in the best interests of, our partnership and our public unitholders, (ii) approved the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein and (iii) recommended approval of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein by our public unitholders.

Following the meetings of our board of directors at which such approvals were given, the applicable parties executed the Purchase Agreement and the Contribution Agreement on October 16, 2014. We also issued a joint press release with Westmoreland and filed a Current Report on Form 8-K on October 16, 2014 relating to the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein.

Recommendation of Our Board of Directors and Its Reasons for Approval of the Proposals

At the time of the board meetings held October 13-16, 2014 at which the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein were considered and approved, the board of directors of Oxford GP consisted of seven directors: Brian D. Barlow, Matthew P. Carbone, Peter B. Lilly, George E. McCown, Robert J. Messey, Gerald A. Tywoniuk and Charles C. Ungurean. The members of our board of directors had different interests in the restructuring and related transactions than our public unitholders, generally. For a complete discussion of these and other interests of the members of our board of directors in the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein, see “—Interests of Certain Persons in the Proposals.”

In determining that the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are in the best interests of our partnership and our public unitholders, approving the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein and recommending that our public unitholders vote to approve the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein, our board of directors considered a number of factors. The material factors are summarized below.

The board of directors considered the following to be generally positive or favorable factors in reaching its determination and recommendation regarding the approval of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal:

•	These transactions provide a comprehensive financing and restructuring solution for us since they provide us with additional equity capital, satisfy our near-term and intermediate term liquidity needs, improve our capitalization and provide additional stability.

•	Having conducted exhaustive market-based processes to explore strategic alternatives over the past three years, we believe these transactions provide the best and only viable option for us going forward.

•	Our existing first lien and second lien credit facilities are scheduled to expire and will not be capable of renewing in June and September 2015, and with these transactions we are able to obtain a new four-year credit facility on more favorable terms.

•	We are not permitted to make distributions to our unitholders under the terms of our credit facilities, which we will be permitted to do under our new credit facility as long as we maintain compliance with the applicable covenants.

•	We do not believe there is any viable prospect for the resumption of distributions to our unitholders in the foreseeable future without these transactions.

•	Unless we addressed our capital structure and our financial performance, we would be in violation of one or more of our financial covenants contained in our existing credit facilities as early as March 2015.

•	We are faced with a “going concern” qualification in our financial statements for the year ended December 31, 2014 as a result of uncertainties surrounding our ability to comply with the covenants under our existing credit facilities and their maturity. This would be a default under our existing credit facilities. In addition, we believe a “going concern” qualification would make our long-standing and loyal customers reluctant to continue to transact business with us.

•	We were in a cure period due to a low average unit closing price that could result in a delisting from the NYSE, which would be solved in a sustainable way by these transactions.

•	Our public unitholders will receive a one-time unit distribution which is a 25% unit dividend.

In making its determination, our board of directors considered the risks that the restructuring and related transactions reflected in the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal would not be consummated and that substantial costs are being incurred in connection therewith. Our board of directors did not otherwise identify any negative or unfavorable factors.

The foregoing discussion of the information and factors considered by our board of directors includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weight to different factors. Our board of directors (including our independent directors) unanimously approved and recommends the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein based upon the totality of the information presented to and considered by it.

It should be noted that this explanation of the reasoning of our board of directors and all other information presented in this section are forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

Interests of Certain Persons in the Proposals

In considering the recommendations of our board of directors, you should be aware that some of the executive officers and directors of Oxford GP have interests in the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein that may differ from, or may be in addition to, the interests of our common unitholders, generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below.

•	Westmoreland will acquire all of the Oxford GP units and related warrants.

•	The cash purchase price for these interests is $30.0 million, plus an additional $3.5 million if a specified coal acquisition (see “Coal Acquisitions” beginning on page 7) is consummated within one year of the date of the purchase agreement.

•	Brian D. Barlow, Matthew P. Carbone and George E. McCown, all of whom are directors of Oxford GP, are affiliates of AIM. AIM’s affiliate owns 55.9% of Oxford GP and 56.4% of our subordinated units on a fully diluted basis, and, if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are approved, AIM will benefit from the sale of such interests to Westmoreland pursuant to the Purchase Agreement.

•	Mr. Ungurean, an executive officer and director of Oxford GP, is an affiliate of C&T Coal. C&T Coal owns 28.5% of Oxford GP and 28.7% of our subordinated units on a fully diluted basis, and, if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are approved, C&T Coal will benefit from the sale of such interests to Westmoreland pursuant to the Purchase Agreement.

•	Daniel M. Maher, an executive officer of Oxford GP, owns 0.47% of Oxford GP on a fully diluted basis, and, if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are approved, Mr. Maher will benefit from the sale of such interests to Westmoreland pursuant to the Purchase Agreement.

•	Mr. Ungurean, Bradley W. Harris, Mr. Maher and Gregory J. Honish, executive officers of Oxford GP, hold unvested phantom units under our long-term incentive plan that would fully vest upon a change in control that would occur upon a closing under the Purchase Agreement if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are approved. Assuming a NYSE closing price for the Partnership’s common units of $1.10 on the date of such full vesting due to a change in control, the values of such unvested phantom units would be $586,025, $361,127, $323,765 and $252,734 for Messrs. Ungurean, Harris, Maher and Honish, respectively.

•	Messrs. Harris, Maher and Honish all have retention bonuses which otherwise vest on December 31, 2014 and which will vest on an accelerated basis upon a change in control that would occur upon an earlier closing under the Purchase Agreement if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are approved. The amount of the retention bonuses are $200,000, $180,000 and $140,000 for Messrs. Harris, Maher and Honish, respectively.

•	Messrs. Ungurean, Harris, Maher and Honish all have severance benefits that will become payable in the event of a termination of employment upon a change in control that would occur upon a closing under the Purchase Agreement if the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal and the restructuring and related transactions reflected therein are approved. The amount of the severance benefits would be $1,000,000, $945,000, $594,000 and $441,000 for Messrs. Ungurean, Harris, Maher and Honish, respectively.

Equity Interests

The following table sets forth the beneficial ownership of our units as of November 3, 2014 held by AIM, C&T Coal, the members of our board of directors and the named executive officers of Oxford GP. Percentage of total common and subordinated units beneficially owned is based on 10,774,814 common units and 10,280,380 subordinated units outstanding as of September 30, 2014.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Total Common and Subordinated Units Beneficially Owned
AIM Oxford Holdings, LLC	709,143	6.6%	6,813,160	66.3%	35.7%
C&T Coal, Inc.	360,882	3.3%	3,467,220	33.7%	18.2%
George E. McCown	709,143	6.6%	6,813,160	66.3%	35.7%
Brian D. Barlow	—	—	—	—	—
Matthew P. Carbone	709,143	6.6%	6,813,160	66.3%	35.7%
Gerald A. Tywoniuk	77,772	*	—	—	*
Peter B. Lilly	101,245	*	—	—	*
Robert J. Messey	84,630	*	—	—	*
Charles C. Ungurean	378,522	3.5%	3,467,220	33.7%	18.3%
Bradley W. Harris	54,416	*	—	—	*
Gregory J. Honish	19,278	*	—	—	*
Daniel M. Maher	17,620	*	—	—	*
Michael B. Gardner	14,896	*	—	—	*

Indemnification of Certain Persons

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	Oxford GP;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of Oxford GP or any departing general partner; and

•	any person designated by Oxford GP.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. We are obligated to maintain a directors’ and officers’ insurance liability policy under each of the employment agreements for our officers.

PROPOSALS 1A, 1B and 1C: THE PARTNERSHIP AGREEMENT AMENDMENT PROPOSALS

The following is a summary of the proposed amendments to our current partnership agreement to be voted upon by our unitholders. The following summary is qualified in its entirety by reference to the full text of the proposed Amended and Restated Partnership Agreement attached to this proxy statement as Annex A. Annex A shows the portions of our current partnership agreement that will be deleted or changed and provisions that will be added in our partnership agreement once the Partnership Agreement Amendment Proposals are approved and the Amended and Restated Partnership Agreement becomes effective. We urge you to read Annex A and all of the other annexes to this proxy statement in their entirety.

General

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this distributable cash as “available cash.” Currently, our partnership agreement requires that we distribute all of our available cash each quarter as set forth in “Cash Distribution Policy Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions—Cash Distribution Policy Before the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions.”

In the last half of 2011, while experiencing increasingly difficult market conditions in the coal industry, we recognized that our financial condition going forward would require us to begin restricting and ultimately discontinue our distributions to unitholders. We paid our last full quarterly distribution in the amount of $0.4375 per unit (the MQD) to all of our unitholders in February of 2012. Then, in May 2012, August 2012, and November 2012 we began and continued to reduce distributions to our unitholders. Since then, we have not been in a position to make and have not made any distributions. Additionally, pursuant to restrictions in our current credit facilities, we are prohibited from making distributions to our unitholders. Unless the proposals are approved, we believe we will not be able to pay distributions in the foreseeable future.

The Partnership Agreement Amendment Proposals

Partnership Agreement Amendment Proposal 1A

Amendments relating to a reverse split of our units and to the conversion of our subordinated units into liquidation units and the elimination of eliminating related concepts in our partnership agreement, which amendments are to:

•	effect a 12-to-1 reverse split of our common and general partner units;

•	convert all of our subordinated units into liquidation units (the purpose of which is to eliminate the subordinated units while preserving the capital accounts associated with those units to avoid a taxable capital shift to other unitholders, which liquidation unit capital accounts will be wound down to zero as described herein), terminate all warrants for our subordinated units, and in connection therewith remove provisions in our partnership agreement relating to the subordinated units; and

•	eliminate the current cumulative common unit arrearages and the concept of common unit arrearages which are principally designed to protect, as to the minimum quarterly distributions, the common units vis-à-vis the subordinated units which are being eliminated.

Partnership Agreement Amendment Proposal 1B

Amendments relating to distributions, including the reset of our minimum quarterly distribution and the target thresholds with respect to the incentive distribution rights held by our general partner, which amendments are to:

•	reset the minimum quarterly distribution to $0.1333 per unit;

•	restructure the incentive distribution rights held by our general partner by resetting the target distribution thresholds above which our general partner will be entitled to increasing percentages of distributions in excess of the new minimum quarterly distribution, which will result in the general partner receiving, in addition to distributions in respect of its general partner units, (i) 13% of quarterly distributions in excess of $0.1533 per unit and less than $0.1667 per unit, (ii) 23% of quarterly distributions in excess of $0.1667 per unit and less than $0.2000 per unit and (iii) 48% of quarterly distributions in excess of $0.2000 per unit;

•	suspend distributions on the incentive distribution rights for six quarters, thereby providing our common unitholders with a greater share of cash distributions, if any, during the temporary suspension period, provided that such suspension may be reduced to no less than three quarters if, during the suspension period, additional drop-down asset acquisition transactions aggregating greater than $35 million in enterprise value are undertaken by Westmoreland or its affiliates, acting through our general partner, that are reasonably expected to provide accretion to per unit common unitholder distributions; and

•	provide for a one-time special distribution, of an aggregate of 202,184 additional post-reverse split common units as an approximately 25% unit dividend, payable to our public unitholders on a pro rata basis.

Partnership Agreement Amendment Proposal 1C

Amendments that clarify and conform provisions in our partnership agreement to the changes described in the Partnership Agreement Amendment Proposals 1A and 1B and make our partnership agreement consistent with the partnership agreements of many master limited partnerships that have gone public in recent years. The following is a summary of certain of those amendments:

•	our name will change to Westmoreland Resource Partners, LP, and the addresses of our principal office and registered office will also change;

•	our general partner will have the power to construe and interpret our partnership agreement and to act upon any such construction or interpretation, and any such construction or interpretation made by our general partner and any action taken or determination made pursuant thereto in good faith will be conclusive and binding on our limited partners;

•	certain changes will be made to the manner in which capital accounts and carrying value may be allocated or adjusted, including:

•	any unrealized gains or losses resulting from adjustments to carrying value will be treated as a gain or loss, respectively, in capital account balances;

•	our general partner may determine that de minimis amounts of equity interests that we issue which are considered noncompensatory options for tax purposes may not require corresponding adjustments to capital account balances; and

•	if capital account balances are adjusted as a result of noncompensatory options that are exercised, then we may make corrective allocations to account balances;

•	the amount of cash from non-operating sources that we may include in the definition of “operating surplus” will decrease from $35 million to $12.5 million;

•	certain changes will be made to the standards of care for conflicts of interest with our general partner, including:

•	our partnership agreement will include a description of when our general partner is acting as our general partner and when it is acting in its individual capacity; and

•	the standards of care, benefits and rights of our general partner will be extended to its board of directors, officers and affiliates who make determinations on its behalf;

•	our general partner may choose to treat amounts withheld from distributions for tax withholding obligations as either general expenses of the partnership or distributions;

•	our general partner may adjourn any meeting of our limited partners for any reason;

•	holders of our incentive distribution rights will have voting rights in certain situations;

•	our general partner may merge, consolidate or convert us into a newly-formed legal entity if, in addition to determining that the merger, consolidation or conversion will maintain our current tax status and merely change our legal form, our general partner determines that the governing documents of such new entity provide substantially the same rights to our limited partners and general partner as our partnership agreement;

•	the legal venue for any claim arising out of or relating to our partnership agreement will be the Court of Chancery of the State of Delaware, but if such court does not have subject matter jurisdiction therefor, then such claim may be brought in any other court located in the State of Delaware;

•	the definition of “Hedge Contract” in our partnership agreement will be expanded to include various arrangements entered into for the purpose of reducing our exposure to fluctuating prices of commodities, interest rates, basis differentials or currency exchange rates; and

•	the definition of “Independent Director” in our partnership agreement will include an exception to the prohibition on holding ownership interests in us for interests that were granted under benefit plans adopted by our general partner.

A favorable vote on the Partnership Agreement Amendment Proposals will cause the Amended and Restated Partnership Agreement to be adopted and affect all of our partnership’s units. The effect of resetting the minimum quarterly distribution and incentive distribution rights and eliminating the existing common unit arrearages will be to increase the value of the incentive distribution rights (which will be indirectly owned by Westmoreland as the owner of our general partner) and make it more likely that distributions will be made on the incentive distribution rights. The effect of the elimination of the current cumulative common unit arrearages and related concepts will be to allow us to pay distributions with respect to the incentive distribution rights. If the current cumulative common unit arrearages and related concepts in our partnership agreement were not eliminated, then, prior to making any distributions in respect of the incentive distribution rights, we would be required by our partnership agreement to make distributions in the amount of $         in respect of such current cumulative common unit arrearages. In addition, if the Partnership Agreement Amendment Proposals are approved, then our capital structure will be simplified through the transfer and conversion to liquidation units of all outstanding subordinated units and transfer and termination of all subordinated unit warrants, which outstanding subordinated units and warrants are currently held by AIM, C&T Coal and affiliates of our second lien lenders and are being transferred to Westmoreland.

The Amended and Restated Partnership Agreement contains a number of additional changes that will apply upon adoption of the Amended and Restated Partnership Agreement, which are intended to clarify and modernize the agreement and to conform provisions in the agreement to the foregoing changes.

If the Partnership Agreement Amendment Proposals are not approved, then we will not undertake the transactions specified in the Contribution Agreement, the general partner will not consummate the transactions under the Purchase Agreement, the outstanding subordinated units will not be converted into liquidation units, the warrants related to our common and subordinated units will remain outstanding, there will not be a 25% unit distribution and none of the amendments to our partnership agreement contained herein will take effect.

CASH DISTRIBUTION POLICY BEFORE AND AFTER THE EFFECTIVENESS OF THE

AMENDED AND RESTATED PARTNERSHIP AGREEMENT AND RELATED TRANSACTIONS

Cash Distribution Policy Before the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions

The following is a summary description of our current cash distribution policy before (i) the effectiveness of the Amended and Restated Partnership Agreement following approval of the Partnership Agreement Amendment Proposals, which will, among other things, amend certain terms and provisions of our current partnership agreement related to our cash distribution policy, and (ii) the related transactions, including the conversion of all outstanding subordinated units into liquidation units and the termination of all warrants for subordinated units.

Distributions of Available Cash

General. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute our available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash generally means, for any quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future credit needs subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; and

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months other than from additional working capital borrowings. If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Minimum Quarterly Distribution. Our partnership agreement provides for a minimum quarterly distribution to the holders of our common units and subordinated units of $0.4375 per unit, or $1.75 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter, and we have not paid the minimum quarterly distribution on all of our units since February 2012 and have not paid any distributions on our units since November 2012. The amount of distributions paid under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights. As of December     , 2014, our general partner is entitled to 2.0% of all quarterly distributions that we make prior to our liquidation. This general partner interest is represented by 423,494 general partner units as of such date. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its current general partner interest. Our general partner’s 2.0% interest in our distributions may be reduced if we issue additional limited partner units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.5031 per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on common units or subordinated units that it owns.

Operating Surplus and Capital Surplus

Overview

All cash distributed to unitholders is characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus. For any period operating surplus generally means:

•	$35.0 million (as described below); plus

•	an amount equal to the aggregate amount of cash distributed to our general partner, C&T Coal, AIM Oxford and the participants in our LTIP that hold our common units in respect of the right (entitling them to receive cash collected from accounts receivable outstanding prior to the closing of our initial public offering (our “IPO”)) distributed to them immediately prior to the closing of our IPO; plus

•	all of our cash receipts after the closing of our IPO, excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of our IPO, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued by us (including incremental distributions on incentive distribution rights) to pay the interest on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of our IPO; less

•	the amount of cash reserves established by our general partner prior to the date of determination of available cash to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive after our IPO from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness other than working capital borrowings, (ii) sales of equity securities, (iii) sales or other dispositions of assets outside the ordinary course of business, (iv) capital contributions received, (v) corporate reorganizations or restructurings and (vi) the termination of interest rate hedge contracts or commodity hedge contracts prior to the termination date specified therein (provided that cash receipts from any such termination will be included in operating surplus in equal quarterly installments over the remaining scheduled life of the contract).

We define operating expenditures as the sum of (i) estimated reserve replacement expenditures and (ii) all of our cash expenditures, including, but not limited to, taxes, employee and director compensation, reimbursements of expenses to our general partner, repayments of working capital borrowings, debt service payments, reclamation expenses, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts and actual maintenance capital expenditures other than actual reserve replacement expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to partners;

•	actual reserve replacement expenditures; or

•	non-pro rata repurchases of partnership interests made with the proceeds of an interim capital transaction.

Capital Expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain, including over the long term, our operating capacity, asset base or operating income. Our partnership agreement divides maintenance capital expenditures into two categories—reserve replacement expenditures and other maintenance capital expenditures. Examples of reserve replacement expenditures include cash expenditures for the purchase of fee interests in coal reserves and cash expenditures for advance royalties with respect to the acquisition of leasehold interests in coal reserves. Examples of other maintenance capital expenditures include capital expenditures associated with the repair, refurbishment and replacement of equipment.

Because our reserve replacement expenditures can be irregular, the amount of our actual reserve replacement expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual reserve replacement expenditures from operating surplus.

Our partnership agreement requires that an estimate of the average quarterly reserve replacement expenditures and the actual amount of other maintenance capital expenditures be subtracted from operating surplus each quarter. The amount of estimated reserve replacement expenditures deducted from operating surplus for those periods is determined by the board of directors of our general partner at least once a year, subject to approval by the Conflicts Committee. The estimate is made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our reserve replacement expenditures on a long-term basis. For purposes of calculating operating surplus (other than when used to determine whether the subordination period has ended), any adjustment to this estimate is prospective only.

The use of estimated reserve replacement expenditures in calculating operating surplus has the following effects:

•	it reduces the risk that reserve replacement expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for the quarter and subsequent quarters;

•	it increases our ability to distribute as operating surplus cash we receive from non-operating sources;

•	it is more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner; and

•	it reduces the likelihood that a large reserve replacement expenditure in a period will prevent our general partner’s affiliates from being able to convert some or all of their subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements and do not include maintenance capital expenditures or investment capital expenditures. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance the construction, acquisition or development of an improvement to our capital assets and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction, acquisition or development of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of reserves, equipment or a new mine or the expansion of an existing mine, to the extent such capital expenditures are expected to expand our long-term operating capacity, asset base or operating income.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

Capital expenditures that are made in part for two or more purposes consisting of maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General. Our partnership agreement provides that, during the subordination period (which we define below), the common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4375 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages are paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period. The subordination period began upon the date of our IPO and extends until the first business day of any quarter beginning after September 30, 2013 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units on a fully diluted basis during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For purposes of determining whether sufficient adjusted operating surplus has been generated under the above conversion test, the Conflicts Committee may adjust operating surplus upwards or downwards if it determines in good faith that the amount of estimated reserve replacement expenditures used in the determination of adjusted operating surplus was materially incorrect, based on the circumstances prevailing at the time of the original estimate, for any one or more of the preceding two four-quarter periods.

Early Termination of Subordination Period. Notwithstanding the foregoing, the subordination period will automatically terminate and all of the subordinated units will convert into common units on a one-for-one basis if each of the following occurs on or after September 30, 2011:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $2.625 (150.0% of the annualized minimum quarterly distribution) for the immediately preceding four-quarter period;

•	the adjusted operating surplus (as defined below) generated during the immediately preceding four-quarter period equaled or exceeded the sum of $2.625 (150.0% of the annualized minimum quarterly distribution) on each of the outstanding common units, subordinated units and general partner units during that period on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Expiration of Subordination Period. When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Definition of Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus (excluding the first bullet of the definition and including the second bullet of the definition, but only to the extent such accounts receivable are collected in cash) generated with respect to that period; less

•	any net increase in working capital borrowings with respect to such period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to such period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus During Subordination Period. We make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After Subordination Period. We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially is entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units and the general partner interest in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common unitholders;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.5031 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.5469 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.6563 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the Conflicts Committee, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset shall be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (i) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (ii) the average of the amount of cash distributed per common unit during each quarter in that two-quarter period.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Distributions from Capital Surplus

How Distributions from Capital Surplus Are Made. We make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in our IPO, an amount of available cash from capital surplus equal to our IPO price;

•	second, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of our IPO price, which is a return of capital. Our IPO price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered IPO price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered IPO price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our IPO in an amount equal to our IPO price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume that our general partner has not transferred the incentive distribution rights.

We have not made and do not anticipate making any distributions from capital surplus.

Adjustment to Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the number of common units into which a subordinated unit is convertible;

•	the target distribution levels; and

•	the unrecovered IPO price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered IPO price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Allocations for Capital Account Purposes

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered IPO price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered IPO price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

•	fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•	sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses. If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•	first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts. Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units as a result of such gain, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner designed to result, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

Cash Distribution Policy After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions

The following is a summary description of those provisions of our Partnership Agreement relating to our cash distribution policy that will be different from those provisions of our partnership agreement described under “—Cash Distribution Policy Before the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions” following (i) approval of the Partnership Agreement Amendment Proposals and the effectiveness of the Amended and Restated Partnership Agreement, which will, among other things, amend certain terms and provisions of our current partnership agreement related to our cash distribution policy, and

(ii) the related transactions, including the conversion of all outstanding subordinated units into liquidation units and the termination of all warrants for subordinated units. Except for those provisions described below, the remaining provisions of our partnership agreement relating to our cash distribution policy will remain unchanged.

Distributions of Available Cash

Minimum Quarterly Distribution. The Amended and Restated Partnership Agreement will require that we make a minimum quarterly distribution to the holders of our common units of $0.1333 per unit, or $0.5332 per unit on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our common units in any quarter. Even if our cash distribution policy as reflected in the Amended and Restated Partnership Agreement is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of the Amended and Restated Partnership Agreement.

General Partner Interest and Incentive Distribution Rights. Upon the effectiveness of the Amended and Restated Partnership Agreement, our general partner will be entitled to 0.6% of all quarterly distributions that we make prior to our liquidation. This general partner interest will be represented by 35,291 general partner units as of such effectiveness. Our general partner will have the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its general partner interest. Our general partner’s 0.6% interest in our distributions may be reduced if we issue additional limited partner units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 0.6% general partner interest.

Our general partner will also hold incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.1333 per unit per quarter. The maximum distribution of 48.0% does not include any distributions that our general partner may receive on common units or general partner units that it owns.

Operating Surplus and Capital Surplus

Definition of Operating Surplus. Upon the effectiveness of the Amended and Restated Partnership Agreement, operating surplus will generally mean:

•	$12.5 million (as described below); plus

•	all of our cash receipts after the date of the closing of the transactions contemplated by the Contribution Agreement, excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of our IPO, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued by us (including incremental distributions on incentive distribution rights) to pay the interest on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of the transactions contemplated by the Contribution Agreement; less

•	the amount of cash reserves established by our general partner prior to the date of determination of available cash to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $12.5 million of cash we receive from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

Conversion of Subordinated Units

Upon the effectiveness of the Amended and Restated Partnership Agreement, all of the then outstanding subordinated units will be converted into liquidation units, with every 12 outstanding subordinated units becoming one liquidation unit. Within thirty days of entering into the Amended and Restated Partnership Agreement, our general partner will cause the partnership and the holders of the warrants to purchase subordinated units to terminate the subordinated unit warrants.

The conversion of the subordinated units into liquidation units is intended to eliminate the subordinated units while preserving the capital account associated with those units. The capital account associated with those units is being preserved to avoid having the value associated with that capital account being transferred to the other unitholders in a way that would cause the other unitholders to be taxed on the receipt of that value.

Under the Amended and Restated Partnership Agreement, certain allocations will be made to eliminate the capital account associated with the liquidation units over time. Until the capital account balance of the liquidation units is zero, an item of deduction will be allocated to the holders of liquidation units each year up to a maximum of 5% of the capital account balance. In addition, upon certain revaluation events, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will first allocate any loss to holders of liquidation units in proportion to the positive balances in their capital accounts until the capital accounts of the liquidation unitholders have been reduced to zero before allocating any remaining loss pro rata among our general partner and our common unitholders.

General Partner Interest and Incentive Distribution Rights

In connection with the transactions contemplated by the Purchase Agreement and the Contribution Agreement, including the 12-to-1 reverse split of our common units, the 25% unit distribution to our public unitholders, and the issuance of units pursuant to the Contribution Agreement, our general partner’s percentage interest will reduce to 0.6%, and our general partner does not intend to contribute cash to increase its interest to 2.0%. Therefore, upon the effectiveness of the Amended and Restated Partnership Agreement, our general partner initially will be entitled to 0.6% of all distributions that we make prior to our liquidation with respect to its general partner units. Our general partner will have the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 0.6% general partner interest if we issue additional units. Our general partner’s 0.6% interest, and the percentage of our cash distributions to which it is entitled from such 0.6% interest, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 0.6% general partner interest.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner will initially hold the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the Amended and Restated Partnership Agreement.

The following discussion assumes that our general partner maintains its 0.6% general partner interest and that our general partner continues to own the incentive distribution rights.

If, for any quarter, we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution, then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 99.4% to all unitholders, pro rata, and 0.6% to our general partner, until each unitholder receives a total of $0.1533 per unit for that quarter (the “first target distribution”);

•	second, 86.4% to all unitholders, pro rata, and 13.6% to our general partner, until each unitholder receives a total of $0.1667 per unit for that quarter (the “second target distribution”);

•	third, 76.4% to all unitholders, pro rata, and 23.6% to our general partner, until each unitholder receives a total of $0.2000 per unit for that quarter (the “third target distribution”); and

•	thereafter, 51.4% to all unitholders, pro rata, and 48.6% to our general partner.

It is anticipated that, following the consummation of the transactions contemplated by the Purchase Agreement and the Contribution Agreement, we will be able to resume quarterly distributions of $0.2000 per common unit beginning with the first full quarter following closing of the transactions. Assuming closing of the transactions by the end of 2014, the projections demonstrating support for resumption of the quarterly distributions at that level for 2015 is provided by the following pro forma presentation of distributable cash flow:

In millions except items denoted with an asterisk (*)	2015P
Projected Tons Sold	5.9	(a)
Average Sales Price per Ton*	$53.70	(b)
Coal Sales Revenue	$318.6	(c)
Royalty and Non-Coal Revenue	6.8	(d)
Revenue from Contributed Kemmerer Reserves	5.4	(e)

Total Projected Revenue	328.6	(f)
Total Cost of Coal Sales (Produced)	(263.3)	(g)
Less: Cost of Purchased Coal	(2.5)	(h)
Less: Net SG&A	(11.7)	(i)
Less: Other	(1.6)	(j)

Projected Pro Forma Adjusted EBITDA	49.7	(k)
Less: Reserve Replacement Expenditures	(0.3)	(l)
Less: Maintenance Capital Expenditures	(19.5)	(m)
Less: Reclamation and Mine Closure Cash Payments	(7.4)	(n)
Less: Pro Forma Interest Expense	(16.5)	(o)

Total Projected Distributable Cash Flow	6.0	(p)
Less: GP Ownership Interest	(0.0)	(q)

Distributable Cash Flow	$6.0	(r)

Coverage Ratio*	1.3x	(s)
Projected Distributions	$4.7	(t)
LP Units Outstanding	5.9	(u)
Projected Distribution / Unit*	$0.80	(v)

a.	Oxford estimates that it will sell 5.9 million tons of coal in the year ending December 31, 2015. This compares to 6.6 million tons sold in the year ended December 31, 2013 and an estimated 5.7 to 5.8 million tons sold for the year ending December 31, 2014.

b.	Oxford estimates its average selling price per ton of coal will be $53.70 per ton for the year ending December 31, 2015. This compares to $50.93 per ton for the year ended December 31, 2013 and an estimated $52.25 to $52.75 per ton for the year ending December 31, 2014. The increased price for 2015 is due to certain Oxford supply contracts that provide for increases in the average selling price for 2015.
c.	Product of projected tons sold and average sales price per ton.
d.	Oxford estimates that royalty and non-coal revenue, which consists of royalty payments received on its underground coal reserves as well as limestone sales and other sources of revenue, will total $6.8 million for the year ended December 31, 2015. This compares to $10.6 million for the year ended December 31, 2013 and an estimated $26.3 million for the year ending December 31, 2014 (which includes $19.5 million in proceeds from a legal settlement for lost coal sales).
e.	Estimated royalty revenue generated from Kemmerer coal reserves contributed by Westmoreland. Assumes the sale of 3.2 million tons of reserves at a royalty rate of $1.71 per ton.
f.	Sum of items c, d and e.
g.	Total cost of coal sales as projected by Oxford, net of $2.5 million of non-cash reclamation expenses and $0.5 million of non-cash compensation.
h.	Oxford estimates that it will purchase approximately 0.08 million tons of coal from third parties in the year ending December 31, 2015 (included in projected tons sold) as compared to approximately 0.5 million tons purchased for the year ended December 31, 2013 and estimated purchases of 0.06 million tons for the year ending December 31, 2014. This translates to an estimated cost of purchased coal of $2.5 million for the year ending December 31, 2015 as compared to $22.3 million for the year ended December 31, 2013 and an estimated cost of $1.7 million for the year ending December 31, 2014.
i.	SG&A expense of $15.2 million as estimated by Oxford net of $1.5 million of non-cash compensation and $2.0 million of assumed synergies related to compensation, legal and insurance, and other cost savings.
j.	Cost of other revenue as projected by Oxford.
k.	Sum of items f through j.
l.	Estimated expenditures for reserve replacement per Oxford.
m.	Oxford estimates that maintenance capital expenditures for the year ending December 31, 2015 will total $19.5 million compared to $20.2 million for the year ended December 31, 2013 and an estimate of $19.5 million for the year ending December 31, 2014.
n.	Oxford estimates that reclamation and mine closure cash payments for the year ending December 31, 2015 will total $7.4 million compared to $8.7 million for the year ended December 31, 2013 and an estimate of $6.6 million for the year ending December 31, 2014.
o.	Pro forma interest expense for new credit facility at Oxford.
p.	Sum of items k through o.
q.	Portion of distributions allocated to the General Partner’s interest in Oxford, which Oxford estimates will be $36,000.
r.	Sum of items p and q.
s.	Quotient of items r and t.
t.	Estimated Oxford distributions based on restructured distribution tiers; product of u and v.
u.	Oxford limited partner units outstanding post-equity restructuring at Oxford.
v.	Projected annual distribution per unit.

If distributions are resumed at $0.2000 per common unit as currently anticipated, our general partner, as the holder of our incentive distribution rights, will be entitled to distributions at the highest levels described above immediately upon such resumption. However, the Amended and Restated Partnership Agreement provides that our general partner will suspend distributions on its incentive distribution rights for six quarters following the closing of the transactions contemplated by the Contribution Agreement, provided that such suspension may be reduced to no less than three quarters if, during the suspension period, additional drop-down asset acquisition transactions aggregating greater than $35 million in value are undertaken by Westmoreland or its affiliates, acting through our general partner, that are reasonably expected to provide accretion to per unit common unitholder distributions.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made. Pursuant to the Amended and Restated Partnership Agreement, we will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100.0% to our general partner and all unitholders, pro rata, until the minimum quarterly distribution has been reduced to zero; and

•	thereafter, 100% shall be distributed as if it were operating surplus.

Adjustment to Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution; and

•	the target distribution levels.

Allocations for Capital Account Purposes

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the Amended and Restated Partnership Agreement. If our liquidation occurs, we will allocate any gain to our partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 99.4% to the common unitholders, pro rata, and 0.6% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered price per unit for the common units issued to Westmoreland in exchange for the Kemmerer Coal Reserves; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	third, 99.4% to all unitholders, pro rata, and 0.6% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter since the closing of the transactions contemplated by the Contribution Agreement; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 99.4% to the unitholders, pro rata, and 0.6% to our general partner, for each quarter since the closing of the transactions contemplated by the Contribution Agreement;

•	fourth, 86.4% to all unitholders, pro rata, and 13.6% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter since the closing of the transactions contemplated by the Contribution Agreement; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 86.4% to the unitholders, pro rata, and 13.6% to our general partner for each quarter since the closing of the transactions contemplated by the Contribution Agreement;

•	fifth, 76.4% to all unitholders, pro rata, and 23.6% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter since the closing of the transactions contemplated by the Contribution Agreement; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 76.4% to the unitholders, pro rata, and 23.6% to our general partner for each quarter since the closing of the transactions contemplated by the Contribution Agreement; and

•	thereafter, 51.4% to all unitholders, pro rata, and 48.6% to our general partner.

The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

Manner of Adjustments for Losses. If our liquidation occurs, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•	first, 99.4% to the holders of common units in proportion to the positive balances in their capital accounts and 0.6% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

SUMMARY DESCRIPTION OF PARTNERSHIP INTERESTS OF OXFORD BEFORE AND AFTER THE EFFECTIVENESS OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT AND RELATED TRANSACTIONS

The following is a summary description of our partnership interests and the associated rights of our partners before and after (i) the effectiveness of the Amended and Restated Partnership Agreement following approval of the Partnership Agreement Amendment Proposals, which amends certain terms and provisions of our current partnership agreement that affect the characteristics of our common units, subordinated units, general partner units and incentive distribution rights, and (ii) the related transactions, including the conversion of all outstanding subordinated units into liquidation units and the termination of all warrants for subordinated units.

Before	After
Outstanding Partnership Interests

We have four separate classes of partnership interests:

•     common units;

•     subordinated units;

•     general partner units; and

•     incentive distribution rights.

Please see “Summary—Our Structure and Ownership” for a diagram of our current ownership structure.

We will have four separate classes of partnership interests:

•     common units;

•     general partner units;

•     incentive distribution rights; and

•     liquidation units.

Please see “Summary—Our Structure and Ownership” for a diagram of our ownership structure following the approval of the Partnership Agreement Amendment Proposals and related transactions.

Common Units
The common units represent limited partner interests in us. Holders of our common units have the rights, including the right to participate in distributions, as described in “Cash Distribution Policy Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions—Cash Distribution Policy Before the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions.”

The common units will continue to represent limited partner interests in us. Holders of common units will have the rights, including the rights to participate in distributions, as described in “Cash Distribution Policy Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions—Cash Distribution Policy After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions” and in “The Amended and Restated Partnership Agreement.”

There will be a 12-to-1 reverse split of our common units. With such reverse split, this means that, for every 12 common units that are held by a unitholder, such unitholder will subsequently hold one common unit.

There will be a one-time special distribution of 202,184 additional post-reverse split common units to our public unitholders on a pro rata basis. Common unitholders who are, or following the effectiveness of the transactions contemplated by the Purchase Agreement and Contribution Agreement will be, affiliates of our general partner will not be entitled to participate in the special distribution.

Before	After
Common Units
Any fractional units as a result of the 12-to-1 reverse split or the one-time special distribution will be rounded to the nearest whole unit (and a 0.5 unit shall be rounded to the next higher unit).

General Partner Interest
Our general partner is entitled to 2.0% of all quarterly distributions that we make prior to our liquidation. This general partner interest is represented by 423,494 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its general partner interest. Our general partner’s interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest.

Our general partner will be entitled to 0.6% of all our quarterly distributions that we make prior to our liquidation. This general partner interest will be represented by 35,291 general partner units (post-reverse split). Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its general partner interest. Our general partner’s interest in our distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest.

There will be a 12-to-1 reverse split of our general partner units. With such reverse split, this means that, for every 12 general partner units that are held by our general partner, it will subsequently hold one such unit.

Subordinated Units
The subordinated units represent limited partner interests in us. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages accrue, or are paid, on the subordinated units.	All of the outstanding subordinated units will be converted into liquidation units, with every 12 outstanding subordinated units becoming one liquidation unit consistent with the reverse split of the common and general partner units. Within thirty days of the date of the Amended and Restated Partnership Agreement, the general partner will cause the holders of the subordinated unit warrants and Oxford to surrender and terminate the subordinated unit warrants. Please see the description of the liquidation units under the heading “Liquidation Units” below in this table.

Before	After
Subordination Period

Under our current partnership agreement, the “subordination period” extends until the first day of any quarter that each of the following tests are met:

•     distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•     the “adjusted operating surplus” generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

•     there are no arrearages in payment of the minimum quarterly distribution on the common units.

For purposes of determining whether sufficient adjusted operating surplus has been generated under the above conversion test, the Conflicts Committee may adjust operating surplus upwards or downwards if it determines in good faith that the amount of estimated reserve replacement expenditures used in the determination of adjusted operating surplus was materially incorrect, based on the circumstances prevailing at the time of the original estimate, for any one or more of the preceding two four-quarter periods.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

Upon the effectiveness of the Amended and Restated Partnership Agreement, all of our subordinated units will be converted into liquidation units on a 12-to-1 basis and all current cumulative common unit arrearages will be eliminated. As a result, the concepts of a subordination period and of common unit arrearages will be removed.

•     the subordination period will end and each subordinated unit will immediately convert into one common unit;

•     any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•     our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Before	After
Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that our general partner maintains its 2.0% general partner’s interest, that there are no arrearages on common units and our general partner continues to own the incentive distribution rights.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that our general partner maintains its 0.6% general partner’s interest and our general partner continues to own the incentive distribution rights.

If for any quarter:

•     we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution; and

•     we have distributed available cash from operating surplus on outstanding common units and the general partner interest in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common unitholders;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•     first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.5031 per unit for that quarter (the “first target distribution”);

•     second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.5469 per unit for that quarter (the “second target distribution”);

•     third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.6563 per unit for that quarter (the “third target distribution”); and

•     thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

If for any quarter we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution, then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•     first, 99.4% to all unitholders, pro rata, and 0.6% to our general partner, until each unitholder receives a total minimum quarterly distribution of $0.1533 per unit for that quarter (the “first target distribution”);

•     second, 86.4% to all unitholders, pro rata, and 13.6% to our general partner, until each unitholder receives a total of $0.1667 per unit for that quarter (the “second target distribution”);

•     third, 76.4% to all unitholders, pro rata, and 23.6% to our general partner, until each unitholder receives a total of $0.2000 per unit for that quarter (the “third target distribution”); and

•     thereafter, 51.4% to all unitholders, pro rata, and 48.6% to our general partner.

Upon effectiveness of the Amended and Restated Partnership Agreement, our incentive distribution rights will be suspended for six quarters, provided that such suspension may be reduced to no less than three quarters if, during the suspension period, additional drop-down transactions aggregating greater than $35 million in value are undertaken

Before	After
Incentive Distribution Rights
by Westmoreland or its affiliates, acting through our general partner, that are reasonably expected to provide accretion to per unit common unitholder distributions. Amounts that would otherwise be distributed to the incentive distribution rights holder, but for this waiver, will be distributed 99.4% to all unitholders, pro rata, and 0.6% to our general partner.

Liquidation Units
There are no liquidation units.

Upon the effectiveness of the Amended and Restated Partnership Agreement, all of the outstanding subordinated units will be converted into liquidation units. Notwithstanding anything in the Amended and Restated Partnership Agreement to the contrary, the holder of a liquidation unit shall not be entitled to vote such liquidation unit on any partnership matter except as may otherwise be required by law.

The conversion of the subordinated units into liquidation units is intended to effectively eliminate the subordinated units while preserving the capital account associated with those units. The capital account associated with those units is being preserved to avoid having the value associated with that capital account being transferred to the other unitholders in a way that would cause the other unitholders to be taxed on the receipt of that value.

Under the Amended and Restated Partnership Agreement, certain allocations will be made to eliminate the capital account associated with the liquidation units over time. Until the capital account balance of the liquidation units is zero, an item of deduction will be allocated to the holders of liquidation units each year up to a maximum of 5% of the capital account balance. In addition, upon certain revaluation events, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will then allocate any loss to holders of liquidation units in proportion to the positive balances in their capital accounts until the capital accounts of the liquidation units have been reduced to zero before allocating any remaining loss pro rata among our general partner and our common unitholders.

THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Amended and Restated Partnership Agreement, which is attached as Annex A to this proxy statement. We summarize the provisions of our partnership agreement with regard to distributions of available cash and the amendments to those provisions set forth in the Amended and Restated Partnership Agreement, in the section entitled “Cash Distribution Policy Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions.

Pursuant to the terms of the Purchase Agreement and the Contribution Agreement, we are required to obtain approval of the Partnership Agreement Amendment Proposals as a condition to the completion of the transactions contemplated thereby. If approved, the Partnership Agreement Amendment Proposals would amend and restate our partnership agreement in the following ways.

Partnership Agreement Amendment Proposal 1A

Amend and restate our partnership agreement with provisions relating to a reverse split of our units and to the conversion of our subordinated units into liquidation units and the elimination of related concepts in our partnership agreement, which provisions are to:

•	effect a 12-to-1 reverse split of our common and general partner units;

•	convert all of our subordinated units into liquidation units (the purpose of which is to eliminate the subordinated units while preserving the capital accounts associated with those units to avoid a taxable capital shift to other unitholders, which liquidation unit capital accounts will be wound down to zero as described herein), terminate all warrants for our subordinated units, and in connection therewith remove provisions in our partnership agreement relating to the subordinated units; and

•	eliminate the current cumulative common unit arrearages and the concept of common unit arrearages which are principally designed to protect, as to the minimum quarterly distributions, the common units vis-à-vis the subordinated units which are being eliminated.

Partnership Agreement Amendment Proposal 1B

Amend and restate our partnership agreement with provisions relating to distributions, including the reset of our minimum quarterly distribution and the target thresholds with respect to the incentive distribution rights held by our general partner, which provisions are to:

•	reset the minimum quarterly distribution to $0.1333 per unit;

•	restructure the incentive distribution rights held by our general partner by resetting the target distribution thresholds above which our general partner will be entitled to increasing percentages of distributions in excess of the new minimum quarterly distribution, which will result in the general partner receiving, in addition to distributions in respect of its general partner units, (i) 13% of quarterly distributions in excess of $0.1533 per unit and less than $0.1667 per unit, (ii) 23% of quarterly distributions in excess of $0.1667 per unit and less than $0.2000 per unit and (iii) 48% of quarterly distributions in excess of $0.2000 per unit;

•	suspend distributions on the incentive distribution rights for six quarters, thereby providing our common unitholders with a greater share of cash distributions, if any, during the temporary suspension period, provided that such suspension may be reduced to no less than three quarters if, during the suspension period, additional drop-down asset acquisition transactions aggregating greater than $35 million in enterprise value are undertaken by Westmoreland or its affiliates, acting through our general partner, that are reasonably expected to provide accretion to per unit common unitholder distributions; and

•	provide for a one-time special distribution, of an aggregate of 202,184 additional post-reverse split common units as an approximately 25% unit dividend, payable to our public unitholders on a pro rata basis.

Partnership Agreement Amendment Proposal 1C

Amend and restate our partnership agreement to clarify and conform provisions in our partnership agreement to the changes described in Partnership Agreement Amendment Proposals 1A and 1B and make our partnership agreement consistent with the partnership agreements of many master limited partnerships that have gone public in recent years. The following is a summary of certain of those amendments:

•	our name will change to Westmoreland Resource Partners, LP, and the addresses of our principal office and registered office will also change;

•	our general partner will have the power to interpret and construe our partnership agreement, and any such interpretation or determination made by our general partner in good faith will be conclusive and binding on our limited partners;

•	certain changes will be made to the manner in which capital accounts and carrying value may be allocated or adjusted, including:

•	any unrealized gains or losses resulting from adjustments to carrying value will be treated as a gain or loss, respectively, in capital account balances;

•	our general partner may determine that de minimis amounts of equity interests that we issue which are considered noncompensatory options for tax purposes may not require corresponding adjustments to capital account balances; and

•	if capital account balances are adjusted as a result of noncompensatory options that are exercised, then we may make corrective allocations to account balances;

•	the amount of cash from non-operating sources that we may include in the definition of “operating surplus” will decrease from $35 million to $12.5 million;

•	certain changes will be made to the standards of care for conflicts of interest with our general partner, including:

•	our partnership agreement will include a description of when our general partner is acting as our general partner and when it is acting in its individual capacity; and

•	the standards of care, benefits and rights of our general partner will be extended to its board of directors, officers and affiliates who make determinations on its behalf;

•	our general partner may choose to treat amounts withheld from distributions for tax withholding obligations as either general expenses of the partnership or distributions;

•	our general partner may adjourn any meeting of our limited partners for any reason;

•	holders of our incentive distribution rights will be provided voting rights in certain situations;

•	our general partner may merge, consolidate or convert us into a newly-formed legal entity if, in addition to determining that the merger, consolidation or conversion will maintain our current tax status and merely change our legal form, our general partner determines that the governing documents of such new entity provide substantially the same rights to our limited partners and general partner as our partnership agreement;

•	the legal venue for any claim arising out of or relating to our partnership agreement will be Court of Chancery of the State of Delaware, but if such court does not have subject matter jurisdiction thereof, then such claim may be brought in any other court located in the State of Delaware;

•	the definition of “Hedge Contract” in our partnership agreement will expand to include various arrangements entered into for the purpose of reducing our exposure to fluctuating prices of commodities, interest rates, basis differentials or currency exchange rates; and

•	the definition of “Independent Director” in our partnership agreement will include an exception to the prohibition on holding ownership interests in us for interests that were granted under benefit plans adopted by our general partner.

Organization and Duration

Our partnership was organized on August 7, 2007 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement. Pursuant to the Amended and Restated Partnership Agreement, our name will change to Westmoreland Resource Partners, LP, and the addresses of our principal office and registered office will also change.

Purpose

Our purpose under the Amended and Restated Partnership Agreement will remain unchanged and will be to engage in any business activities that are approved by our general partner. Our general partner, however, may not cause us to engage in any business activities that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the coal mining and marketing business, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and conduct our business, and for the protection and benefit of our partnership. In addition, our general partner will have the power to construe and interpret the Amended and Restated Partnership Agreement and to act upon any such construction or interpretation, and any such construction or interpretation made by our general partner and any action taken or determination made pursuant thereto in good faith will be conclusive and binding on our limited partners.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers on behalf of the limited partners under, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its percentage interest if we issue additional units. Our general partner’s percentage interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its percentage interest.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the outstanding common units, voting as a class. In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners.

Issuance of additional units	No approval right.

Amendment of the Amended and Restated Partnership Agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please see “—Amendment of the Amended and Restated Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please see “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please see “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please see “—Termination and Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, voting as a class, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2020 in a manner that would cause a dissolution of our partnership. Please see “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 80% of the outstanding units (not including general partner units, incentive distribution rights or liquidation units), voting as a single class, including units held by our general partner and its affiliates. Please see “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interests

Our general partner may transfer all, but not less than all, of its general partner interests in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of our common units, voting as a class, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of our general partner interests to a third party prior to June 30, 2020. No transfer by our general partner of any part of its general partner interest is permitted unless the transferee agrees to assume the rights and duties of our general partner under our partnership agreement, our partnership receives an opinion of counsel that the proposed transfer would not result in the loss of limited liability to the limited partners under applicable law and the proposed transferee agrees to purchase the partnership, membership or limited liability company interest held by our general partner in the partnership and each of its subsidiaries. Please see “—Transfer of General Partner Interests.”

Transfer of incentive distribution rights or liquidation units	No approval rights. Please see “—Transfer of Incentive Distribution Rights or Liquidation Units.”

Transfer of ownership interests in our general partner	No approval right. Please see “—Transfer of Ownership Interests in Our General Partner.”

Voting and waivers of incentive distribution rights	For as long as a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights shall not be entitled to vote their incentive distribution rights on any partnership matter except as otherwise required by law.

Applicable Law; Forum, Venue and Jurisdiction

Consistent with our existing partnership agreement, the Amended and Restated Partnership Agreement will be governed by Delaware law. The Amended and Restated Partnership Agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the Amended and Restated Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Amended and Restated Partnership Agreement or the duties, obligations or liabilities among partners or of partners to us, or the rights or powers of, or restrictions on, the partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims.

By purchasing a common unit, each limited partner irrevocably consented to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the Amended and Restated Partnership Agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in Kentucky and Ohio. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of the operating companies may require compliance with legal requirements in the jurisdictions in which our operating companies conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our membership interest in our operating companies or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Interests

The Amended and Restated Partnership Agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants, restricted units, tracking and phantom interests, appreciation rights and other economic interests relating to our partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distribute or special voting rights to which our common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.

Upon issuance of additional partnership interests (other than the issuance of partnership interests issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its percentage interest in us. Our general partner’s percentage interest in us will be reduced if we issue additional units in the future (other than the issuance of partnership interests issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership interests upon conversion of outstanding partnership interests) and our general partner does not contribute a proportionate amount of capital to us to maintain its percentage interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of the Amended and Restated Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of we, our operating companies, or any of our other subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	a change in our fiscal year or taxable period and related changes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents, or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the provisions of the Amended and Restated Partnership Agreement, an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests, including options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in our partnership relating to partnership interests, including any amendment that our general partner determines is necessary or appropriate in connection with:

•	the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Cash Distribution Policy Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions—Cash Distribution Policy After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions—General Partner’s Right to Reset Incentive Distribution Levels”;

•	the implementation of the provisions relating to our general partner’s right to reset its incentive distribution rights; or

•	any modification of the incentive distribution rights made in connection with the issuance of additional partnership interests or rights to acquire partnership interests, provided that any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of our general partner.

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the Amended and Restated Partnership Agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by the Amended and Restated Partnership Agreement;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect our limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines of any federal or state agency or judicial authority or contained in any statute, directive, order, ruling, or regulation;

•	are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the registration statement for our initial public offering or this proxy statement or the intent of the provisions of the partnership agreement or are otherwise contemplated by the Amended and Restated Partnership Agreement.

Opinion of Counsel and Unitholder Approval. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, the Amended and Restated Partnership Agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our and our subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or sale of ownership interests of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our or our subsidiaries’ assets without that approval. Our general partner may also sell all or substantially all of our or our subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our partnership agreement, each of our units will be a substantially identical unit of our partnership following the transaction, and our partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the Amended and Restated Partnership Agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide our limited partners and our general partner with substantially the same rights and obligations as contained in the Amended and Restated Partnership Agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the Amended and Restated Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under the Amended and Restated Partnership Agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the Amended and Restated Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the Amended and Restated Partnership Agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	none of our partnership, our operating companies or any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs, acting with all of the powers of our general partner that are necessary or appropriate, will liquidate our assets and apply the proceeds of the liquidation as described in “Cash Distribution Policy Before and After the Effectiveness of the Amended and Restated Partnership Agreement and Related Transactions—Cash Distribution Policy After the Effectiveness of the Amended and Restated Partnership Agreement and Related

Transactions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2020 without giving 90 days’ written notice to the limited partners of its intention to withdraw and obtaining the approval of the holders of at least a majority of the outstanding common units, voting as a class, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2020, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice to our unitholders, and that withdrawal will not constitute a violation of our partnership agreement. In addition, the Amended and Restated Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest, incentive distributions rights and liquidation units in us without the approval of the unitholders. Please see “—Transfer of General Partner Interests” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please see “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 20% of the outstanding common units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

The Amended and Restated Partnership Agreement also provides that, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the Amended and Restated Partnership Agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Except for the transfer by our general partner of all, but not less than all, of its general partner interests to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any part of its general partner interests to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding common units, voting as a class, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the Amended and Restated Partnership Agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

On or after June 30, 2020, our general partner and its affiliates may at any time transfer all or any of their general partnership interests to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights and Liquidation Units

Our general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval. Any holder of liquidation units may transfer any or all of its liquidation units without unitholder approval.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interests and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Limited Call Right

If at any time our general partner and its affiliates own more than 80.0% of the outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have such limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Following the special meeting to consider the proposals set forth in this proxy statement, our general partner does not anticipate that any additional meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority, by percentage interest, of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please see “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units, as a single class, and such incentive distribution rights shall be treated in all respects as common units when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the common units will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of the common units for such four quarters.

Status as Limited Partner

By transfer of any common units in accordance with the Amended and Restated Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the units transferred when such transfer and admission are reflected in our books and records. Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state, or local laws or regulations that, in the determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest in because of the nationality, citizenship or other related status of any limited partner, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Furthermore, we have the right to redeem all of the common and subordinated units of any holder that our general partner concludes is not an eligible citizen or fails to furnish the information requested by our general partner. The redemption price in the event of such redemption for each unit held by such unitholder will be the lesser of (i) their current market price and (ii) the price paid for each such unit by the unitholder. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

Under the Amended and Restated Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was an officer, director, member, partner, manager, fiduciary or trustee of any entity set forth in the preceding three bullet points or any of its subsidiaries;

•	any person who is or was serving as a director, officer, member, manager, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

The Amended and Restated Partnership Agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation, employee benefits and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available (by posting on our website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist it in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

The Amended and Restated Partnership Agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to it:

•	a current list of the name and last known address of each record unitholder;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments, and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as our general partner determines is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the Amended and Restated Partnership Agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

PROPOSAL 2: THE CONTRIBUTION AGREEMENT PROPOSAL

General Information About the Contribution Agreement Proposal

We entered into the Contribution Agreement on October 16, 2014. Upon satisfaction or waiver of the conditions set forth in the Contribution Agreement, Westmoreland will make a contribution (the “Contribution”) to us of all of the outstanding equity interests (the “WKFCH Interests”) in Westmoreland Kemmerer Fee Coal Holdings, LLC, a Delaware limited liability company (“WKFCH”). The WKFCH Interests, upon closing the Contribution transaction (the “Contribution Transaction”), will represent the fee interest in certain surface lands and in certain coal and coal rights that constitute the Kemmerer Coal Reserves.

The consideration for the Contribution includes 4,512,500 common units (on a post-reverse split basis), which common units will represent 76.4% of the common units on a fully diluted basis (assuming the Amended and Restated Partnership Agreement has been approved and executed) issued by us (such common units, the “Contribution Consideration”).

THE CONTRIBUTION AGREEMENT

The following describes the material provisions of the Contribution Agreement, which is attached as Annex B to this proxy statement and incorporated by reference herein. The description of the Contribution Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Contribution Agreement and the related Coal Mining Lease attached as an exhibit to the Contribution Agreement. This summary does not purport to be complete and may not contain all of the information about the Contribution Agreement and the Coal Mining Lease that is important to you. You should read carefully both the Contribution Agreement and the Coal Mining Lease in their entirety before making any decisions regarding the Contribution Transaction as they are the legal documents governing the Contribution Transaction.

The Contribution Agreement, the Coal Mining Lease and this summary of their terms have been included to provide you with information regarding the terms of such documents. Factual disclosures about Oxford, Westmoreland or any of their respective affiliates contained in this proxy statement or their respective public reports filed with the Securities and Exchange Commission (“SEC”) may supplement, update or modify the factual disclosures about Oxford, Westmoreland or their respective affiliates contained in such documents and described in this summary. The representations, warranties and covenants made in such documents by Oxford and Westmoreland were qualified and subject to important limitations agreed to by Oxford and Westmoreland in connection with negotiating the terms of such documents. In particular, in your review of the representations and warranties contained in such documents and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in such documents or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of such documents and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Oxford, Westmoreland or any of their respective affiliates.

The Contribution

Upon satisfaction or waiver of the conditions set forth in the Contribution Agreement, Westmoreland will contribute to us the WKFCH Interests. The WKFCH Interests, upon the closing of the Contribution Transaction, will represent all of the outstanding equity interests in WKFCH, and WKFCH will hold the fee interest in certain surface lands and in certain coal and coal rights that constitute the Kemmerer Coal Reserves. The proven and probable reserves associated with the Kemmerer Coal Reserves to be contributed are approximately 30.7 million tons. The historical production attributed to the Kemmerer Coal Reserves for the years ended December 31, 2012 and 2013 were 3.026 and 3.012 million tons, respectively. In 2014, historical production attributed to the Kemmerer Coal Reserves through October 31 was 2.955 million tons. The consideration for the Contribution is 4,512,500 common units (on a post-reverse split basis), which common units will represent 76.4% of the common units on a fully diluted basis (assuming the Amended and Restated Partnership Agreement has been approved and executed) issued by us.

Closing

The closing of the Contribution Transaction will take place concurrently with the closing under the Purchase Agreement, after the satisfaction or waiver of the conditions provided in the Contribution Agreement, or at such other date or time as the parties agree. For additional information regarding the conditions to the consummation of the Contribution Transaction, please read “—Conditions to Consummation of the Contribution Transaction.”

The closing will be deemed effective as of 12:01 a.m., Denver, Colorado time, on the closing date.

Conditions to Consummation of the Contribution Transaction

The obligations of each of Oxford and Westmoreland to consummate the Contribution Transaction are subject to the satisfaction or waiver by each such party of the following conditions:

•	no law or order is in effect that restrains, or makes illegal, the consummation of the Contribution Agreement or any other applicable transaction document or the transactions contemplated thereby;

•	the Unitholder Approval shall have been obtained; and

•	the transactions contemplated under the Purchase Agreement shall have been consummated, or shall be consummated contemporaneously with the closing of the Contribution Transaction.

The obligation of Oxford to consummate the Contribution Transaction is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by law), of each of the following conditions:

•	each of certain fundamental representations of Westmoreland in the Contribution Agreement is true and correct in all respects (disregarding any materiality, Contributor Material Adverse Effect (as defined below) or similar qualifier (including through the use of any defined term containing any such qualifier)), in each case, as of the date of the Contribution Agreement and as of the closing of the Contribution Transaction as though made at and as of the closing of the Contribution Transaction, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

•	each of the representations and warranties of Westmoreland other than the fundamental representations is true and correct in all respects (in the case of any representation or warranty qualified by materiality or Contributor Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Contributor Material Adverse Effect), in each case, (i) as of the date of the Contribution Agreement and as of the closing of the Contribution Transaction as though made at and as of the closing of the Contribution Transaction, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had, and would not reasonably be expected to have, a Contributor Material Adverse Effect;

•	Westmoreland has not breached in any material respect its obligations regarding its conduct of business pending closing of the Contribution Agreement unless such breach has been cured at or prior to the closing date of the Contribution Transaction;

•	Westmoreland has not breached any obligations and agreements required to be performed and complied with by it prior to the closing date, except for any such breach that has not had a Contributor Material Adverse Effect; and

•	Oxford shall have received the items required to be delivered to it under the Contribution Agreement.

For purposes of the Contribution Agreement, the term “Contributor Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to materially impair the ability of Westmoreland to perform any of its obligations or to consummate any of the transactions under our partnership agreement, the Purchase Agreement, the Contribution Agreement and all other agreements or instruments provided for in the Purchase Agreement or the Contribution Agreement to be executed and delivered in connection with the transactions contemplated in the Contribution

Agreement; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Contributor Material Adverse Effect has occurred:

(i)	the announcement (in accordance with the terms of the Contribution Agreement) of the Contribution Agreement and the transactions contemplated thereby, including the issuance of the common units making up the Contribution Consideration;

(ii)	the coal industry generally;

(iii)	changes in accounting principles generally accepted in the United States (“GAAP”) or its interpretations;

(iv)	the economy or securities markets of the United States generally; or

(v)	the announcement, performance or consummation of the Purchase Agreement or any of the transactions contemplated thereby;

except, in the case of the above clauses (ii) through (iv), to the extent disproportionately affecting the Kemmerer mining operation, the Kemmerer Coal Reserves, or the WKFCH Interests and then only such disproportionate impact shall be considered.

For the purposes of the Contribution Agreement, the term “Unitholder Approval” means the affirmative vote of (i) Oxford GP and (ii) at least (A) a majority of the common units held by public unitholders and (B) a majority of the outstanding subordinated units

The obligation of Westmoreland to consummate the transactions contemplated by the Contribution Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by law), on or prior to the closing date of each of the following conditions:

•	each of certain fundamental representations of Oxford in the Contribution Agreement is true and correct in all respects (disregarding any materiality, Partnership Entities Material Adverse Effect (as defined below) or similar qualifier (including through the use of any defined term containing any such qualifier)), on and as of the date of the Contribution Agreement and as of the closing date of the Contribution Transaction, with the same force and effect as though made on and as of such date, subject to certain exceptions;

•	each of the representations and warranties of Oxford other than the fundamental representations is true and correct in all respects (in the case of any representation or warranty qualified by materiality or Partnership Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Partnership Entities Material Adverse Effect), in each case, (i) as of the date of the Contribution Agreement and as of the closing of the Contribution Transaction as though made at and as of the closing of the Contribution Transaction, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date), and (ii) except where a failure to be so true and correct has not had, and would not reasonably be expected to have, a Partnership Entities Material Adverse Effect;

•	Oxford has not breached in any material respect its obligations regarding its conduct of business pending closing unless such breach has been cured at or prior to the closing date;

•	Oxford has not breached any obligations and agreements required to be performed and complied with by it prior to the closing date, except for any such breach that has not had a Partnership Entities Material Adverse Effect;

•	the indebtedness of Oxford existing on the date of the Contribution Agreement has been refinanced on terms materially not less favorable than the terms provided in a lender’s commitment letter which both Oxford and Westmoreland have reviewed;

•	the indebtedness of Westmoreland existing on the date of the Contribution Agreement has been refinanced on terms Westmoreland determines in good faith are acceptable;

•	all approvals, consents and waivers required for Oxford to close the Contribution Transaction shall have been received by Oxford, and executed copies thereof shall have been delivered to Westmoreland;

•	certain existing investor rights agreements to which Oxford is a party shall have been terminated, and executed counterparts of the documents evidencing such terminations shall have been delivered to Westmoreland;

•	Oxford has not been (i) debarred with respect to any transactions involving any governmental authority, nor is there any pending proceeding that could reasonably be expected to result in debarment or other exclusion from such transactions, or (ii) precluded from obtaining any permit or authorization from any governmental authority by reason of, nor is there any pending proceedings that could reasonably be expected to result in, a permit block or preclusion from obtaining any permit or authorization from any governmental authority; and

•	Westmoreland shall have received the items required to be delivered to it under the Contribution Agreement.

For purposes of the Contribution Agreement, the term “Partnership Entities Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of Oxford and its subsidiaries, taken as a whole (including their respective assets, properties or businesses, taken as a whole); provided, however, that none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred:

(i)	the announcement (in accordance with the terms of the Contribution Agreement) of the Contribution Agreement and the transactions contemplated thereby, including the issuance of the common units making up the Contribution Consideration;

(ii)	the coal industry generally;

(iii)	changes in accounting principles generally accepted in the United States (“GAAP”) or its interpretations;

(iv)	the economy or securities markets of the United States generally; or

(v)	the announcement, performance or consummation of the Purchase Agreement or any of the transactions contemplated thereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of Oxford and our general partner;

except, in the case of the above clauses (ii) through (iv), to the extent disproportionately affecting Oxford as compared with other persons in the coal industry and then only such disproportionate impact shall be considered.

The Special Meeting

Oxford has agreed, as soon as reasonably practicable following the date of the Contribution Agreement (taking into account any review by the SEC of this proxy statement), to establish a record date for, and as soon as reasonably practicable hold, a special meeting of the unitholders for the purpose of obtaining the Unitholder Approval in accordance with the terms and provisions of the Contribution Agreement. If our board of directors ceases to recommend approval of the Contribution Agreement, Oxford will no longer be required to submit the Partnership Agreement Amendment Proposals and the Contribution Agreement to a unitholder vote. For additional information regarding such terms and provisions, please read “—Change in Oxford Board Recommendation.”

Non-Solicitation of Alternative Proposals

The Contribution Agreement contains detailed provisions prohibiting Oxford from seeking an alternative proposal from a third person. Under these “non-solicitation” provisions, Oxford agreed to, and has agreed to use commercially reasonable efforts to cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to an alternative proposal, and request the return or destruction of all confidential information previously provided to such parties by or on behalf of Oxford or its subsidiaries. In addition, Oxford has agreed not to, and has agreed to use commercially reasonable efforts to cause its representatives not to, directly or indirectly:

•	initiate or solicit any inquiries or the making or submission of any alternative proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any alternative proposal.

Notwithstanding the above, if at any time following the date of the Contribution Agreement but prior to obtaining the Unitholder Approval, (i) Oxford has received a written alternative proposal that our board of directors believes is bona fide and (ii) our board of directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal, then Oxford may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Oxford and its subsidiaries to the person making such alternative proposal and (B) participate in discussions or negotiations regarding such alternative proposal; provided that (x) Oxford will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause their respective other representatives not to, disclose any non-public information to such person unless Oxford has, or first enters into, a confidentiality agreement with such person with confidentiality provisions that are not materially less restrictive to such person than the provisions of Oxford’s existing confidentiality obligations are to Westmoreland and (y) Oxford will provide Westmoreland any non-public information about Oxford and its subsidiaries that was not previously provided or made available to Westmoreland prior to or substantially concurrently with providing or making available such non-public information to such other person.

Oxford also agreed that it will promptly (and in any event within 24 hours after receipt) advise Westmoreland in writing of any alternative proposal (and any changes thereto) and the material terms and conditions of any such alternative proposal but need not provide the identity of the person making any such alternative proposal. Oxford has agreed to keep Westmoreland reasonably informed of material developments with respect to any such alternative proposal.

For purposes of the Contribution Agreement, the term “alternative proposal” means any proposal or offer from any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Westmoreland, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of (A) assets of Oxford equal to 20% or more of the consolidated assets of Oxford or to which 20% or more of Oxford’s revenues or earnings with respect to Oxford’s businesses on a consolidated basis are attributable, or (B) securities of Oxford constituting 20% or more of any class of Oxford’s equity securities, other than the Contribution Transaction; (ii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of Oxford’s equity securities; or (iii) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Oxford which is structured to permit such person or group to acquire beneficial ownership of at least 20% of Oxford’s consolidated assets or equity interests; in each case other than the Contribution Transaction.

For purposes of the Contribution Agreement, a “superior proposal” means a bona fide written offer, obtained after the date of the Contribution Agreement and not in breach of the non-solicitation provisions of the Contribution Agreement, to acquire, directly or indirectly, more than 50% of the outstanding equity securities of

Oxford or more than 50% of the combined assets of Oxford, made by a third party, which is on terms and conditions which our board of directors determines in good faith to be more favorable to the Oxford unitholders than the transactions contemplated by the Purchase Agreement, the Contribution Agreement and the Coal Mining Lease, taken as a whole, taking into account at the time of determination any changes to the terms of the Contribution Agreement and the other transaction documents that as of that time had been committed to by Westmoreland in writing and the ability of the third person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Notwithstanding anything to the contrary in the Contribution Agreement, other than in connection with an alternative proposal, our board of directors is permitted, at any time prior to Oxford obtaining unitholder approval of the Contribution Agreement and the Contribution Transaction, to make a Change in Recommendation (defined below) if, prior to taking such action, both (i) our board of directors determines in good faith, in consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law and our partnership agreement, and (ii) Oxford has given 48 hours advance notice to Westmoreland that Oxford intends to take such action.

Change in Board Recommendation

The Contribution Agreement provides that our board of directors will not, except as described below, (i) (A) withdraw, modify or qualify in any manner adverse to Westmoreland the recommendation of our board of directors that Oxford’s unitholders approve the Amended and Restated Partnership Agreement and the Contribution Agreement or (B) publicly approve or recommend, or publicly propose to approve, adopt or recommend, any alternative proposal; or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Oxford or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any alternative proposal (a “Change in Recommendation”).

Notwithstanding the above, if Oxford receives (i) a written alternative proposal or (ii) another proposal or offer that, in either case, our board of directors believes is bona fide and our board of directors, after consultation with its financial advisors and its outside legal counsel, concludes that such alternative proposal constitutes a superior proposal, then our board of directors may, at any time prior to Oxford obtaining unitholder approval of the Contribution Agreement and the Contribution Transaction, terminate the Contribution Agreement and pay a termination fee (as described in “—Termination of the Contribution Agreement” and “—Termination Fees”) and effect a Change in Recommendation. However, our board of directors may not take such action pursuant to the foregoing unless:

•	Oxford has provided prior written notice to Westmoreland specifying in reasonable detail the reasons for such action (including a description of the material terms of such superior proposal and delivering to Westmoreland a copy of the proposed definitive agreement providing for such superior proposal, in the form to be entered into and any other relevant proposed transaction agreements), at least three calendar days in advance of taking any action with respect to a Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the special meeting of unitholders, in which case Oxford will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”); and

•	during the Notice Period, Oxford has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Westmoreland in good faith (to the extent Westmoreland desires to negotiate) to make such adjustments in the terms and conditions of the Contribution Agreement so that such superior proposal ceases to constitute (in the judgment of our board of directors) a superior proposal.

Termination of the Contribution Agreement

The Contribution Agreement contains provisions granting both Westmoreland and Oxford the right to terminate the Contribution Agreement under the following circumstances: (i) by mutual written consent of Westmoreland and Oxford, (ii) if there shall be in effect a final nonappealable order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated thereby, provided that such right to terminate the Contribution Agreement will not be available to Oxford, on the one hand, or Westmoreland, on the other hand, if such order was primarily due to the failure of Oxford, on the one hand, or Westmoreland, on the other hand, to perform any of its obligations under the Contribution Agreement, (iii) if the closing of the Contribution Transaction does not occur on or before March 15, 2015 (the “Outside Date”), as such Outside Date may be amended by the parties, or (iv) the Amended and Restated Partnership Agreement and the Contribution Agreement fail to receive the requisite approval of Oxford unitholders.

The Contribution Agreement also contains provisions granting Oxford the right to terminate the Contribution Agreement if (i) Westmoreland has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Contribution Agreement, or any of Westmoreland’s representations or warranties has become untrue, and such breach, failure or untruth would result in a failure of a closing condition to be satisfied and such breach is incapable of being cured or, if capable of being cured, has not been cured within 10 days following receipt by Westmoreland of notice of such breach from Oxford, or (ii) in order to enter into a definitive agreement in response to a superior proposal in accordance with the provisions of the Contribution Agreement described above in “—Non-Solicitation of Alternative Proposals” and “—Change in Oxford Board Recommendation.”

The Contribution Agreement also contains provisions granting Westmoreland or Oxford the right to terminate the Contribution Agreement if (i) the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Contribution Agreement, or any of the breaching party’s representations or warranties has become untrue, and such breach, failure or untruth would result in a failure of a closing condition to be satisfied and such breach is incapable of being cured or, if capable of being cured, has not been cured within 10 days following receipt by the breaching party of notice of such breach from the terminating party, (ii) the Purchase Agreement is terminated in accordance with its terms, or (iii) a Change in Recommendation has occurred.

Termination Fees

Oxford will be required to pay Westmoreland a $3,000,000 termination fee and a $5,000,000 commitment fee reimbursement if:

•	(i) an alternative proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the special meeting of unitholders (or, if the special meeting of unitholders has not yet occurred, prior to Oxford exercising its right to terminate the Contribution Agreement due to the fact that the closing of the Contribution Transaction has not occurred on or before the Outside Date), (ii) the Contribution Agreement is terminated due to a failure to obtain unitholder approval or due to the fact that the closing of the Contribution Transaction has not occurred on or before the Outside Date and (iii) Oxford enters into a definitive agreement with respect to, or consummates, such alternative proposal within nine months after the date the Contribution Agreement is terminated. For purposes of this bullet point, the term “alternative proposal” has the meaning as described above in “—Non-Solicitation of Alternative Proposals” and “—Change in Oxford Board Recommendation”, except that the references to “20% or more” shall be deemed to be references to “more than 50%”;

•	the Contribution Agreement is terminated by Westmoreland pursuant to the occurrence of a Change in Recommendation in accordance with the provisions of the Contribution Agreement described above in “—Non-Solicitation of Alternative Proposals” and “—Change in Oxford Board Recommendation”; and

•	the Contribution Agreement is terminated by Oxford pursuant to Oxford entering into a definitive agreement relating to a superior proposal in accordance with the provisions of the Contribution Agreement described above in “—Non-Solicitation of Alternative Proposals” and “—Change in Oxford Board Recommendation.”

The Contribution Agreement also provides that Oxford will pay a $5,000,000 commitment fee reimbursement if Westmoreland terminates the Contribution Agreement due to our breach or failure to perform any of our representations, warranties, covenants or agreements under the Contribution Agreement after having been provided notice and failing to cure any such breach.

Conduct of Business Pending the Consummation of the Contribution Transaction

Under the Contribution Agreement, Oxford and Westmoreland have undertaken certain covenants that place restrictions on them, and their respective subsidiaries, from the date of the Contribution Agreement until the closing date or the termination, of the Contribution Agreement, unless the other party gives its prior written consent. These covenants are subject to certain exceptions set forth in the Contribution Agreement and the disclosure schedules exchanged between the parties in connection with the Contribution Agreement.

Westmoreland has agreed to:

•	cause the Kemmerer Coal Reserves to be operated in all material respects in the ordinary course of business and use its commercially reasonable efforts to preserve its present business operations and organization relating to the Kemmerer Coal Reserves;

•	with respect to the Kemmerer Coal Reserves, maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

•	comply in all material respects with all laws to which the Kemmerer Coal Reserves are subject;

•	not sell, transfer, assign, convey or otherwise dispose of the WKFCH Interests or any assets included in the Kemmerer Coal Reserves other than the sale of inventory in the ordinary course of business;

•	not create or permit the creation of any lien on the WKFCH Interests or any of the Kemmerer Coal Reserves other than certain permitted liens;

•	not take any action which would adversely affect, or impede or impair, the ability of the parties to the Contribution Agreement, or any of the actual or contemplated parties to any other transaction document, to consummate the transactions contemplated thereby;

•	except as required by law, not take any action that would reasonably be expected to result in any of the closing conditions set forth in the Contribution Agreement not being satisfied; or

•	not agree to take any action prohibited by the above.

Oxford has agreed to, and has agreed to cause its subsidiaries to:

•	operate in all material respects in the ordinary course of business and use their commercially reasonable efforts to preserve their present business operations and organizations (including key employees);

•	maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

•	use its commercially reasonable efforts to preserve intact its current material relationships and all material contractual and other obligations with third parties (including material customers and suppliers) having business dealings with Oxford or any of its subsidiaries;

•	comply in all material respects with all laws to which Oxford or any of its subsidiaries are subject;

•	not sell, transfer, assign, convey or otherwise dispose of the any assets of Oxford or any of its subsidiaries other than (i) the sale of inventory in the ordinary course of business or (ii) the sale or other disposition of equipment or other personal property which is replaced with equipment or other personal property of comparable or better value and utility;

•	not create or permit the creation of any lien on any asset of Oxford or any of its subsidiaries other than certain permitted liens;

•	not enter into any collective bargaining agreement or similar contract with any labor union or representative or with respect to which Oxford or any of its subsidiaries could have any liability;

•	except as required by law or as specifically agreed to in writing between Oxford and Westmoreland as part of the transactions contemplated by the Contribution Agreement, (i) not enter into any new or amend any existing compensatory plan, agreement or arrangement for the benefit of any employee of Oxford or any of its subsidiaries or in which any employee of Oxford or any of its subsidiaries participates or with respect to which Oxford or any of its subsidiaries could have any material liability or (ii) increase the salary, wages, bonuses or other compensation or benefits of any employee of Oxford or any of its subsidiaries by more than 10% as compared to the level as of the date of the Contribution Agreement;

•	not make or change any election in respect of taxes, amend any tax return, adopt or change any accounting method in respect of taxes (other than changes required by law), or settle or compromise any tax liability, subject to certain exceptions;

•	use its commercially reasonable efforts to maintain its insurance policies consistent with past practice;

•	except for any contract entered into, terminated or amended in the ordinary course of business or that individually would not reasonably be expected to involve expenditures or revenues in excess of $250,000, (i) not enter into any contract that could constitute a Partnership Material Contract, (ii) not grant any waiver of any material term under, or give any material consent with respect to, any identified material contract, or (iii) not modify, amend or terminate any identified material contract;

•	settle, release or compromise any pending or threatened adverse litigation for an amount that would reasonably be expected to be greater than $250,000, but in each case, only to the extent not covered by insurance or third-party indemnification;

•	not engage in any new line of business;

•	not amend our partnership agreement (other than the Amended and Restated Partnership Agreement);

•	take any action that would cause to occur any of the changes, events or conditions that would be a breach of certain representations made by Oxford in the Contribution Agreement;

•	except as required by law, not take any action that would reasonably be expected to result in any of the closing conditions set forth in the Contribution Agreement not being satisfied;

•	use commercially reasonable efforts to resolve any proceedings to which Oxford or any of its affiliates is a party or is otherwise named pending before a governmental authority to Westmoreland’s reasonable satisfaction, including without limitation entering into an administrative or other agreement to resolve any existing or potential debarment with respect to transactions involving any governmental authority and to provide that no event exists in connection therewith that could operate as a permit block or preclusion from obtaining any permit or authorization from any governmental authority; or

•	not agree to take any action prohibited by the above.

Representations and Warranties

The Contribution Agreement contains representations and warranties made by Oxford and Westmoreland. These representations and warranties have been made solely for the benefit of the other party to the Contribution Agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the Contribution Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Contribution Agreement, which disclosures and the related disclosure schedules may not be reflected in the Contribution Agreement;

•	have been qualified by each party’s public filings with the SEC, excluding any disclosures included in any “risk factor” section of such filings and any statements in such filings that are predictive or forward looking and general in nature;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Contribution Agreement or such other date or dates as may be specified in the Contribution Agreement and are subject to more recent developments which may not be publicly disclosed.

Accordingly, the representations and warranties in the Contribution Agreement may not describe the actual state of affairs as of the date they were made or at any other time.

The representations and warranties made by both Oxford and Westmoreland relate to, among other things:

•	formation, existence, qualification and similar matters;

•	power and authority with respect to the execution and delivery of the Contribution Agreement, and the due and valid execution and delivery and enforceability of the Contribution Agreement;

•	required consents and approvals of governmental authorities or any other person in connection with the transactions contemplated by the Contribution Agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

•	environmental matters;

•	tax matters;

•	brokers’ fees; and

•	legal proceedings.

Also, the representations and warranties made by only Oxford relate to, among other things:

•	validity of issuance of common units as Contribution Consideration;

•	its capitalization and subsidiaries;

•	compliance with applicable laws and permits;

•	title to properties and rights of way;

•	documents filed with the SEC and financial statements included in those documents;

•	absence of certain changes since June 30, 2014;

•	material contracts;

•	intellectual property;

•	employee benefits and employment matters;

•	its regulatory status;

•	books and records and Sarbanes-Oxley compliance;

•	insurance;

•	compliance with NYSE listing rules;

•	its independent investigation for acquiring the WKFCH Interest; and

•	restrictions on its business.

Additionally, the representations and warranties made by only Westmoreland relate to, among other things:

•	capitalization of WKFCH and ownership of the Kemmerer Coal Reserves; and

•	certain matters related to the acquisition of the WKFCH Interests.

Indemnification

From and after the closing, Westmoreland has agreed to indemnify Oxford and its affiliates and their respective members, directors, managers, officers, employees and agents (collectively, the “Partnership Indemnified Parties”) against all losses based upon, attributable to or resulting from:

•	any inaccuracy, untruth or breach of the representations or warranties made by Westmoreland in the Contribution Agreement or in any certificate delivered pursuant thereto;

•	any breach or non-fulfillment of any covenant or other agreement to be performed on the part of Westmoreland under the Contribution Agreement or in any certificate delivered pursuant thereto;

•	any taxes attributable to or resulting from ownership of the Kemmerer Coal Reserves in the pre-closing tax period; and

•	this proxy statement, only to the extent of losses based upon an untrue statement or alleged untrue statement in or omission or alleged omission from this proxy statement in reliance upon or related to information furnished to Oxford by Westmoreland specifically for use in this proxy statement.

From and after the Closing, Oxford has agreed to indemnify Westmoreland and its affiliates and their members, directors, managers, officers, employees and agents (collectively, the “Contributor Indemnified Parties”) against all losses based upon, attributable to or resulting from:

•	any inaccuracy, untruth or breach of the representations or warranties made by Oxford in the Contribution Agreement or in any certificate delivered pursuant thereto;

•	any breach or non-fulfillment of any covenant or other agreement to be performed on the part of Oxford under the Contribution Agreement or in any certificate delivered pursuant thereto;

•	any taxes attributable to or resulting from ownership of the Kemmerer Coal Reserves in the post-closing tax period; and

•	this proxy statement, except for losses based upon an untrue statement or alleged untrue statement in or omission or alleged omission from this proxy statement in reliance upon or related to information furnished to Oxford by Westmoreland specifically for use in this proxy statement.

Additional Agreements

The Contribution Agreement also contains certain other material covenants and agreements, including covenants and agreements relating to:

•	the preparation of this proxy statement by Oxford;

•	confidentiality and access by each party to certain information about the other party during the period prior to the closing under the Contribution Agreement;

•	public announcements;

•	undertaking commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary or appropriate to make effective the Contribution Transaction;

•	using commercially reasonable efforts to list, prior to the closing, on the NYSE, subject only to official notice of issuance, the common units comprising the Contribution Consideration;

•	litigation relating to transactions contemplated in the Purchase Agreement and/or the Contribution Agreement; and

•	tax matters.

The Coal Mining Lease

Upon closing under the Contribution Transaction, we will be acquiring all of the membership interests in WKFCH, which will own the Kemmerer Coal Reserves. In connection with that closing, WKFCH as lessor will be entering into a coal mining lease (the “Lease”) with a Westmoreland affiliate as lessee (the “Lessee”). Under the Lease, the Lessee will lease the Kemmerer Coal Reserves from WKFCH together with the surface, mining and other rights enabling it to mine the coal reserves. The term of the Lease will be for 20 years, and will be extended thereafter for so long as mining and/or mining-related activities are being conducted. The Lease provides for the payment by the Lessee to WKFCH of a quarterly production royalty of $1.71 per ton of coal mined during the quarter. To assure the cash flow that we expect to obtain from the Lease, the Lessee will pay a minimum royalty of $1 million per quarter through December 31, 2020 and $500,000 per quarter thereafter through December 31, 2025. The Lessee is entitled to recoup the minimum royalty payments against the production royalty. The Lessee assumes all of the obligations relating to the coal reserves and the mining thereof, including all mining costs, real property and coal reserves taxes, and reclamation obligations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSALS

AND RELATED TRANSACTIONS

General

The following is a discussion of the material U.S. federal income tax consequences of the Partnership Agreement Amendment Proposals, and the Contribution Agreement Proposal (together, the “proposals and related transactions”) that may be relevant to current public unitholders. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing final and temporary Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. We have not sought a ruling from the Internal Revenue Service, which is referred to as the “IRS,” with respect to any of the tax matters discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete description of all U.S. federal income tax consequences of the proposals and related transactions to the public unitholders of our partnership. Moreover, this discussion focuses on our public unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), mutual funds (RICs), dealers in securities or currencies, traders in securities that elect to mark-to-market, unitholders who acquired our units from us in exchange for property other than cash (and those who acquired their units from such unitholders other than by purchase through a national securities exchange), affiliates of our general partner, or persons who hold our common units as part of a hedge, straddle or conversion transaction. Also, this discussion assumes that our common units are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code) at the time of the proposals and related transactions. Furthermore, except as specifically provided, this discussion does not address the tax considerations arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable treaty.

If a unitholder is an entity or arrangement classified as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership generally will depend upon the status of the partner and upon the activities of the partnership. A partner in a partnership that holds common units is encouraged to consult its own tax advisor.

As stated above, no ruling has been or will be requested from the IRS with respect to the tax consequences of the proposals and related transactions. Some tax aspects of the proposals and related transactions are not certain and no assurance can be given that the opinions and the statements made in this proxy statement with respect to tax matters will be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of the proposals and related transactions may be significantly modified by future legislative, regulatory or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

No opinions are being given with respect to any tax matters arising from the proposals and related transactions. Moreover, the discussion herein assumes that the proposals and related transactions are consummated in the manner contemplated by, and in accordance with, the terms described in this proxy statement.

Unitholders should consult with, and must rely on, their own tax advisors in analyzing the federal, state, local and non-U.S. consequences particular to them of the proposals and related transactions in light of their own particular circumstances, including the possible effects of changes in federal or other tax laws.

The Amended and Restated Partnership Agreement

The following changes in connection with the Partnership Agreement Amendment Proposals should not have any material adverse tax impact on public unitholders: the 12-to-1 reverse split of our common and general partner units; the conversion of subordinated units into liquidation units; the elimination of the cumulative common unit arrearages; the cancellation of the warrants; the reset of minimum quarterly distribution levels; the reset of the first, second and third target distributions; and the restructuring of the incentive distribution rights which will occur pursuant to the Amended and Restated Partnership Agreement.

The 12-to-1 reverse split should not have any material adverse tax impact on public unitholders because common and general partners unitholders should not have a different interest in the distributive share of Oxford’s income, gain, loss, deduction, or other items, nor have different rights to distribution, nor have a different capital account as a result of the 12-to-1 reverse split (without considering other parts of the proposals and related transactions). The other unitholders also should not have a change in their interests in their partnership interests as a result of the 12-to-1 reverse split.

The conversion of subordinated units into liquidation units (the purpose of which is to eliminate the subordinated units while preserving the capital accounts associated with those units to avoid a taxable capital shift to other unitholders, which liquidation unit capital accounts will be wound down to zero as described herein); the elimination of the cumulative common unit arrearages; and the cancellation of the warrants should not have any material adverse tax impact on holders of common units or subordinated units or warrantholders. The cumulative common unit arrearages represented a potential right to distributions from us, which should not have any effect until such distribution is actually made. Because the cumulative common unit arrearages represent equity interests (not debt interests) of the common unitholders acting in their capacity as our partners, there should not be any cancellation of indebtedness income upon cancellation of the cumulative common unit arrearages. The conversion of the subordinated units into liquidation units should also not have any material adverse tax impact on common unitholders because the effect of the conversion on the common unitholders should be limited to a change in how the distributive share of partnership items of income, gain, loss, deduction and other items are shared between different classes of partners; and how we will prospectively distribute cash and other property. The cancellation of the warrants should be treated as either a redemption of a partnership option or a cancellation of a warrant, depending on whether the warrantholders were partners in or warrantholders of our partnership.

The reset of minimum quarterly distribution levels, and the reset of the first, second and third target distributions, should not have any material adverse tax impact on common unit holders. As explained above with regards to cumulative common unit arrearages, the minimum quarterly distributions and the reset of the target distributions represent a potential right to distributions from us, which should not have any effect until such distribution is made. Thus, a change to these rights on prospective basis should not have a material adverse tax impact on common unitholders.

The restructuring of the incentive distribution rights should not have any material adverse tax impact on common unitholders. As explained above with regards to the conversion of subordinated units into liquidation units (the purpose of which is to eliminate the subordinated units while preserving the capital accounts associated with those units to avoid a taxable capital shift to other unitholders, which liquidation unit capital accounts will be wound down to zero as described herein), the effect of the restructuring should be limited to a change in how the distributive share of partnership items of income, gain, loss, deductions, and other items are shared between different classes of partners; and how we will prospectively distribute cash and other property.

We anticipate that public unitholders will receive “phantom income” to correct a capital account disparity that will arise as a result of the one-time special distribution of additional post-reverse split common units payable to our public unitholders on a pro rata basis. The aggregate amount of the phantom income that will be realized by all public unitholders is expected to be no more than $670,000. We cannot determine what effect, if any, this will have on individual common unitholders because the tax consequences depend upon when and how a common unitholder acquired its interest, and for how long that interest has been held. We suggest that you contact your tax advisor to determine what the consequences (if any) will be to you.

As previously stated, some tax aspects of the proposals and related transactions are not certain and no assurance can be given that the opinions and the statements made in this proxy statement with respect to tax matters will be sustained by a court if contested by the IRS. Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. An allocation of items of Oxford’s income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of contributed property, and “tax” capital account, credited with the tax basis of contributed property, should generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in our partnership interests, which will be determined by taking into account all the facts and circumstances, including: his relative contributions to us; the interests of all the partners in profits and losses; the interest of all the partners in cash flow; and the rights of all partners to distributions of capital upon liquidation.

The Contribution Agreement

The Contribution Agreement should not have any material adverse tax impact on common unitholders. The Contribution Agreement should result in the contribution of additional assets to us in exchange for our common units. Prior to the contribution, WKFCH is disregarded as an entity separate from its owner, and the contribution of the WKFCH Interests should be treated as a contribution of assets (primarily a fee interest in certain surface lands and in certain coal and coal rights) to us in exchange for our common units.

We are currently classified as a partnership for federal income tax purposes. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the mining, production, transportation, storage and marketing of coal and certain other natural resources. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

Based upon our understanding of the assets that will be contributed to we in connection with the Contribution Agreement, including the effect of the Coal Mining Lease on such assets, we expect those assets to produce qualifying income, and we do not anticipate that the Contribution Agreement and the Coal Mining Lease should alter Oxford’s classification as a partnership for federal income tax purposes. However, as previously stated, no ruling has been or will be requested from the IRS, and no opinion is being given by our counsel, with respect to the income produced by those assets.

Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts

A unitholder’s initial tax basis in his common units consists of the amount such unitholder paid for the common units plus such unitholder’s share of our liabilities. That basis is decreased, but not below zero, by any decreases in such unitholder’s share of our liabilities. A significant portion of our liabilities are considered nonrecourse liabilities. For these purposes, “nonrecourse liabilities” are liabilities of our partnership for which no partner, including the general partner, bears the economic risk of loss. Our nonrecourse liabilities are generally allocated among the unitholders based on each unitholder’s share of our profits. A common unitholder may, as a result of the admission of new partners and the reallocation of economic interests between different classes of unit holders be allocated less of our liabilities, which is referred to as a “reducing debt shift.” Here, a reducing debt shift may occur because of the issuance of new common units in connection with the Contribution Agreement or because of the planned one-time special distribution. In the case of a reducing debt shift, the common unitholder will be deemed to have received a cash distribution equal to the amount of the reducing debt shift.

Distributions made by us to a common unitholder, including any deemed distributions resulting from a reducing debt shift generally will not be taxable to the common unitholder for federal income tax purposes, except to the extent the amount of any such cash distributions exceeds the unitholder’s tax basis in its common units immediately before the distribution. Cash distributions from us that are in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units. Thus, if a reducing debt shift and the resulting deemed cash distribution exceeds such unitholder’s basis in its common units, such unitholder would recognize gain in an amount equal to such excess. However, such unitholder generally will not recognize taxable gain solely as a result of the debt shift if such unitholder’s tax basis in his common units exceeds the amount of including any basis associated with such unitholder’s share of our liabilities. We suggest that you contact your tax advisor to determine what the consequences of a reducing debt shift (if any) will be to you.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Time, Date and Place

The special meeting will be held on December    , 2014 at 10:00 a.m. local time at our corporate offices located at 41 South High Street, Suite 3450, Columbus, Ohio 43215.

Purpose

Our unitholders are being asked to consider the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal. The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the special meeting and any adjournment or postponement thereof.

Record Date

Our general partner has fixed the close of business on November 3, 2014 as the record date for determining which unitholders are entitled to receive notice of and to vote at the special meeting and any adjournments thereof. A list of unitholders of record will be available for inspection by any unitholder during the meeting.

Holders Entitled to Vote

All holders who owned our common units and subordinated units at the close of business on the record date, November 3, 2014, are entitled to receive notice of the special meeting and to vote the common and subordinated units that they held on the record date at the special meeting, or any adjournments of the special meeting.

Each unitholder may cast one vote at the special meeting for each common unit or subordinated unit owned at the close of business on the record date. On the record date, there were 10,774,814 common units and 10,280,380 subordinated units outstanding and entitled to be voted at the special meeting.

Vote Required

Under our partnership agreement, certain aspects of the Partnership Agreement Amendment Proposals require approval by (i) Oxford GP, (ii) a majority of the common units held by our public unitholders, and (iii) a majority of the outstanding subordinated units.

Pursuant to the Purchase Agreement, both AIM and C&T Coal, as the owners of all of our outstanding subordinated units, have agreed to vote all of their subordinated units in favor of all of the Partnership Agreement Amendment Proposals. Also, Oxford GP has agreed to approve each of the Partnership Agreement Amendment Proposals upon closing of the transactions described herein. As such, we are contractually assured of receiving the approval of all of the Partnership Agreement Amendment Proposals by Oxford GP and the holders of a majority of our outstanding subordinated units.

We are also requesting approval of the Contribution Agreement Proposal by a majority of the common units held by our public unitholders.

Based on the number of our common units expected to be outstanding on the record date, approximately 4,656,529 common units owned by our public unitholders must be voted in favor of all of the Partnership Agreement Amendment Proposals and the Contribution Agreement Proposal for approval of such proposals.

Quorum

A majority of our outstanding common units (including common units deemed owned by our general partner) and a majority of our outstanding subordinated units present in person or by proxy at the special meeting will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card, including a properly executed proxy card without voting instructions.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker or nominee does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Voting by Proxy

Holders of record can ensure that their units are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote. If you hold your units through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this proxy statement.

Voting Via Telephone or the Internet

Voting via telephone or the Internet is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., Eastern Time on December     , 2014.

If you own your units in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of your revocation in person at the special meeting or in writing bearing a later date than your proxy, delivered to the Secretary of our partnership prior to the special meeting, 41 South High Street, Suite 3450, Columbus, Ohio 43215;

•	delivering to the Secretary of our partnership, prior to the special meeting, a duly executed subsequent proxy (including a proxy delivered by telephone or the Internet) bearing a later date and indicating a contrary vote; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

If your units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Who to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., which is acting as a proxy solicitation agent and information agent in connection with the restructuring and related transactions as follows:

Mackenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free: (800) 322-2885

Voting at the Special Meeting

Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that, if your units are held in “street name,” which means your units are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the units authorizing you to vote at the special meeting. Please contact your broker, bank or other nominee for specific instructions.

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our partnership. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of unitholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our units. The directors, officers and regular employees of our partnership and our general partner may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee estimated not to exceed $         plus expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of our units.

Adjournment

Pursuant to our current partnership agreement, our general partner may designate a person to serve as chairman of the special meeting to adjourn the respective special meeting. Our general partner may adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date. If proxies representing the required unitholder approvals have not been received at the time of the special meeting (or such adjourned meeting), we may choose to adjourn the meeting so that we may solicit additional proxies in favor of the proposals.

No Unitholder Proposals

Your units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at the meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the matters to be voted on at the special meeting.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Our independent registered public accountants are not expected to be present at the special meeting.

Householding of Special Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to MacKenzie Partners, Inc., we will provide a separate copy of this proxy statement. In addition, unitholders sharing an address can request delivery of a single copy of this proxy statement if you are receiving multiple copies upon written or oral request to MacKenzie Partners, Inc. at the address and telephone number stated herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OUR GENERAL PARTNER

The following table sets forth certain information regarding the beneficial ownership of units as of December     , 2014 (the “Ownership Reference Date”) by:

•	each person who is known to us to beneficially own 5% or more of such units to be outstanding;

•	our general partner;

•	each of the directors and named executive officers of our general partner; and

•	all of the directors and executive officers of our general partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be.

The equity interests of our general partner are comprised of Class A units and Class B units. The Class B units represent only profits interests in our general partner from the date of issuance. The Class A units of our general partner are owned 33.7% by C&T Coal and 66.3% by AIM Oxford (both of which are reflected as 5% or more unitholders in the table below). C&T Coal is owned by Charles C. Ungurean, our President and Chief Executive Officer, and Thomas T. Ungurean, our former Senior Vice President, Equipment, Procurement and Maintenance, and AIM Oxford is owned by AIM Coal Management LLC and certain investment partnerships affiliated with American Infrastructure MLP Fund, L.P. The Class B units of our general partner are owned 67.3% by Daniel M. Maher, our Senior Vice President, Chief Legal Officer and Secretary, and 32.7% by Jeffrey M. Gutman, our former Senior Vice President, Chief Financial Officer and Treasurer. There are also warrants outstanding for Class B units comprising 15% of the fully diluted equity interests of our general partner which are held by affiliates of our second lien lenders.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Ownership Reference Date, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentage of units beneficially owned is based on a total of 10,774,814 common units and 10,280,380 subordinated units outstanding as of the Ownership Reference Date.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Total Common and Subordinated Units Beneficially Owned
AIM Oxford Holdings, LLC(1)(2)	709,143	6.6%	6,813,160	66.3%	35.7%
C&T Coal, Inc.(3)	360,882	3.3%	3,467,220	33.7%	18.2%
Pacific Investment Management Company LLC(4)	1,256,617	11.7%	—	—	6.0%
Advisory Research, Inc.(6)	1,074,615	10.0%	—	—	5.1%
Pinnacle Holdings, LLC	574,874	5.3%			2.7%
George E. McCown(1)(2)(7)	709,143	6.6%	6,813,160	66.3%	35.7%
Brian D. Barlow(2)	—	—	—	—	—
Matthew P. Carbone(1)(2)(7)	709,143	6.6%	6,813,160	66.3%	35.7%
Gerald A. Tywoniuk(3)(8)(10)	90,272	*	—	—	*
Peter B. Lilly(3)(10)	113,745	*	—	—	*
Robert J. Messey(3)(8)(10)	97,130	*	—	—	*
Charles C. Ungurean(3)(11)(12)	378,522	3.5%	3,467,220	33.7%	18.3%
Thomas T. Ungurean(3)(11)(13)	365,117	3.4%	3,467,220	33.7%	18.2%
Bradley W. Harris(3)(14)	54,416	*	—	—	*
Gregory J. Honish(3)(15)	19,278	*	—	—	*
Daniel M. Maher(3)(16)	17,620	*	—	—	*
Michael B. Gardner(3)(17)	14,896	*	—	—	*
All directors and executive officers as a group (consisting of 11 persons)	1,457,522	13.5%	10,280,380	100.0%	55.7%

An asterisk indicates that the person or entity owns less than one percent.

(1)	AIM Oxford Holdings, LLC is governed by its sole manager, AIM Coal Management, LLC, a Delaware limited liability company. AIM Coal Management, LLC’s members consist of George E. McCown and Matthew P. Carbone, both directors of our general partner, and Robert B. Hellman, Jr. Messrs. McCown, Carbone and Hellman, in their capacities as members of AIM Coal Management, LLC, share voting and investment power with respect to the common and subordinated units owned by AIM Oxford Holdings, LLC.
(2)	The address for this person or entity is 950 Tower Lane, Suite 800, Foster City, California 94404.
(3)	The address for this person or entity is 41 South High Street, Suite 3450, Columbus, Ohio 43215.
(4)	The address for this person or entity is c/o Boston Financial Data Services, Inc., 330 West 9th Street, Kansas City, Missouri 54105.
(5)	The address for this person or entity is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 5500, Chicago, Illinois 60601.
(6)	The address for this person or entity is 233 South Detroit Avenue, Tulsa, Oklahoma 74129.
(7)	Each of Messrs. McCown and Carbone disclaim beneficial ownership of the units, except to the extent of any pecuniary interest therein.
(8)	A total of 41,937 of these common units are owned by a trust established and trusteed by Mr. Tywoniuk. Mr. Tywoniuk disclaims beneficial ownership of the units held by such trust, except to the extent of any pecuniary interest therein.
(9)	A total of 6,000 of these common units are owned by a trust established by Mr. Messey and his spouse. Mr. Messey disclaims beneficial ownership of the units held by such trust, except to the extent of any pecuniary interest therein.
(10)

The common units shown for Messrs. Tywoniuk, Lilly and Messey include common units which will vest and be issued to them on December 31, 2014. The number of such units which will vest and be issued are estimated because the actual number to be issued to each of them will be dependent upon the closing price for the units on December 31, 2014. Each of them will have units having a value of $12,500 at such closing price (estimated at 12,500 units based on an estimated closing price of $1.00 per unit) issued to him.
(11)	Charles C. Ungurean and Thomas T. Ungurean, as the shareholders of C&T Coal, Inc., share voting and investment power with respect to the common and subordinated units owned by C&T Coal, Inc. Each of Charles C. Ungurean and Thomas T. Ungurean disclaim beneficial ownership of the units, except to the extent of any pecuniary interest therein.
(12)	Does not include 546,891 common units that could be issuable upon the vesting of phantom units, which phantom units will not vest within 60 days of the Ownership Reference Date.
(13)	Does not include 22,772 common units that could be issuable upon the vesting of phantom units, which phantom units will not vest within 60 days of the Ownership Reference Date.
(14)	Does not include 328,297 common units that could be issuable upon the vesting of phantom units, which phantom units will not vest within 60 days of the Ownership Reference Date.
(15)	Does not include 229,758 common units that could be issuable upon the vesting of phantom units, which phantom units will not vest within 60 days of the Ownership Reference Date.
(16)	Does not include 294,332 common units that could be issuable upon the vesting of phantom units, which phantom units will not vest within 60 days of the Ownership Reference Date.
(17)	Does not include 86,560 common units that could be issuable upon the vesting of phantom units, which phantom units will not vest within 60 days of the Ownership Reference Date.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. We will make these materials available for inspection and copying by any of our unitholders, or a representative of any unitholder who is so designated in writing, at our executive offices during regular business hours.

We also make available on our website (www.oxfordresources.com) under “Investor Relations” the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports that we file. Unless explicitly stated otherwise herein, the information on our website is not incorporated by reference into this proxy statement.

Our unitholders may read and copy any reports, statements or other information that we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which has been filed with the SEC pursuant to the Exchange Act, is being mailed to you along with this proxy statement and is hereby incorporated by reference into this proxy statement including the financial statements that are part of our Annual Report on Form 10-K.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this proxy statement.

The provisions of the proposed Amended and Restated Partnership Agreement and the Contribution Agreement are extensive and not easily summarized. You should carefully read the proposed Amended and Restated Partnership Agreement and the Contribution Agreement attached to this proxy statement.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your units at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December    , 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The mailing of this proxy statement shall not create any implication to the contrary.

FORWARD-LOOKING STATEMENTS

This proxy statement, including information included or incorporated by reference in this proxy statement, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not historical facts, as well as certain information relating to the restructuring and related transactions, including, without limitation:

•	statements relating to the benefits of the restructuring and related transactions; and

•	statements preceded by, followed by or that include the words “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” and similar terms and phrases.

These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	the risks associated with the completion of the restructuring and related transactions;

•	the negative impact of decreased volumes and revenues on our ability to make distributions to our unitholders;

•	market demand for coal and energy, including changes in consumption patterns by utilities away from the use of coal;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our plans and objectives for future operations, including expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	availability and costs of credit and surety bonds;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	availability and costs of key supplies or commodities, such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions or deferrals of purchases by major customers;

•	coal mining operations, including risks relating to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	title defects or loss of leasehold interests in our properties, which could result in unanticipated costs or inability to mine these properties;

•	future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming and climate change;

•	our ability to pay our quarterly distributions (when permitted) which substantially depends upon our future operating performance (which may be affected by prevailing economic conditions in the coal industry), debt covenants, and financial, business and other factors, some of which are beyond our control;

•	adequacy and sufficiency of our internal controls; and

•	legal and administrative proceedings, settlements, investigations and claims, including those related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the SEC. Please read “Where You Can Find More Information” beginning on page 93.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. All subsequent written and oral forward-looking statements concerning the restructuring and related transactions or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

ANNEX A

Form of

~~THIRD~~FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

~~OXFORD~~WESTMORELAND RESOURCE PARTNERS, LP

Annex A - i

Annex A - ii

Annex A - iii

~~THIRD~~FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF ~~OXFORD~~WESTMORELAND RESOURCE PARTNERS, LP

THIS ~~THIRD~~FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ~~OXFORD~~WESTMORELAND RESOURCE PARTNERS, LP, dated as of ~~July 19, 2010,~~[—], is by and among ~~Oxford~~Westmoreland Resources GP, LLC, a Delaware limited liability company, as the General Partner, and AIM Oxford, C&T Coal and any other Persons who now are or hereafter become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner, AIM Oxford and C&T Coal entered into that certain First Amended and Restated Agreement of Limited Partnership dated as of August 24, 2007 (the “First A/R Partnership Agreement”);

WHEREAS, the General Partner approved that certain Second Amended and Restated Agreement of Limited Partnership dated as of August 28, 2009 (the “Second A/R Partnership Agreement”) pursuant to Section 13.1(h) of the First A/R Partnership Agreement;

~~WHEREAS, in connection with the Initial Public Offering by the Partnership, the Board of Directors of the General Partner deems it necessary and appropriate to amend and restate the Second A/R Partnership Agreement to provide for certain amendments in connection with the Initial Public Offering; and~~

WHEREAS, pursuant to Article XIII of the Second A/R Partnership Agreement, the Second A/R Partnership Agreement ~~has been~~was amended with the approval of the General Partner, the holders of at least 90% of the Outstanding Units (as defined in the Second A/R Partnership Agreement) voting as a single class, a majority of the Class A Common Units (as defined in the Second A/R Partnership Agreement) and a majority of the Class B Common Units (as defined in the Second A/R Partnership Agreement)~~.~~ (the “Third A/R Partnership Agreement”);

WHEREAS, pursuant to Sections 13.1(d)(i), 13.1(d)(ii)(A) and 13.1(g) of the Third A/R Partnership Agreement, the General Partner approved that certain First Amendment to Third Amended and Restated Agreement dated as of June 24, 2013;

WHEREAS, Westmoreland Coal Company, a Delaware corporation (“Westmoreland”), AIM Oxford, C&T Coal, Jeffrey M. Gutman and Daniel M. Maher and the warrantholders named therein (collectively, the “GP Sellers”) have entered into that certain Purchase Agreement, dated [—] (the “GP Purchase Agreement”), pursuant to which Westmoreland purchased the GP Sellers’ entire interest in the General Partner;

WHEREAS, on [—], Westmoreland filed an amendment to the certificate of formation of the General Partner in the office of the Secretary of State of Delaware changing the General Partner’s name from “Oxford Resources GP, LLC” to “Westmoreland Resources GP, LLC” effective [—];

WHEREAS, pursuant to Section 13.1(a), the General Partner has approved an amendment to the Third A/R Partnership Agreement to reflect the change in the name of the Partnership from “Oxford Resource Partners, L.P.” to “Westmoreland Resource Partners, L.P.”;

WHEREAS, on [—], the General Partner filed an amendment to the Partnership’s certificate of limited partnership in the office of the Secretary of State of Delaware effecting such change in the Partnership’s name effective [—];

WHEREAS, the Partnership has entered into a Contribution Agreement dated [—] (the “Contribution Agreement”), between the Partnership and Westmoreland, pursuant to which Westmoreland will transfer certain fee simple interests in coal at the Kemmerer Mine in Wyoming in exchange for the issuance by the Partnership to Westmoreland of 4,512,500 Common Units;

Annex A - 1

WHEREAS, pursuant to the Contribution Agreement, the General Partner and the Partnership have agreed to (i) the combination and restructuring of all of the Partnership Interests defined in the Third A/R Partnership Agreement as the Subordinated Units (the “Subordinated Units”) into Liquidation Units, (ii) the combination and restructuring of the Partnership Interests defined in the Third A/R Partnership Agreement as the Common Units as provided herein, and (iii) the amendment of the existing Incentive Distribution Rights under the Third A/R Partnership Agreement (the “Former IDRs”) into new Incentive Distribution Rights (as defined below) with the rights set forth herein;

WHEREAS, pursuant to the GP Purchase Agreement, the Third A/R Partnership Agreement is required to be amended to reflect the combination and restructuring of the Subordinated Units, the Common Units, and the Former IDRs;

WHEREAS, the General Partner has determined that the amendments to the Third A/R Partnership Agreement effected hereby are in the best interests of the Partnership;

WHEREAS, the General Partner has determined that the amendments set forth in Section 13.3(f) hereof do not adversely affect in any material respect the Limited Partners (as defined in the Third A/R Partnership Agreement), considered as a whole, or any particular class of Partnership Interests (as defined in the Third A/R Partnership Agreement) as compared to other classes of Partnership Interests, and therefore the General Partner may amend Section 13.3(f) pursuant to Section 13.1(d)(i); and

WHEREAS, pursuant to Article XIII of the Third A/R Partnership Agreement, each of the amendments to the Third A/R Partnership Agreement effected hereby have been approved by the General Partner and the holders of a Unit Majority (as defined in the Third A/R Partnership Agreement), holders of a majority of the Outstanding Subordinated Units (as defined in the Third A/R Partnership Agreement), and holders of the Former IDRs, each voting as a separate class.

NOW, THEREFORE, the ~~Second~~Third A/R Partnership Agreement, as amended, is hereby amended and restated to provide in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the long-term operating capacity, asset base or operating income of the Partnership Group from the operating capacity, asset base or operating income of the Partnership Group existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

Annex A - 2

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.1(b) and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit~~, a Subordinated Unit~~ or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, ~~Subordinated Unit,~~ Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, ~~Subordinated Unit,~~ Incentive Distribution Right or other Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period, less (a)(i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, plus (b)(i) any net decrease in Working Capital Borrowings with respect to such period, (ii) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a)(ii) above and (iii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. Adjusted Operating Surplus includes that portion of Operating Surplus in clause (a)(ii) of the definition of Operating Surplus only to the extent that cash is received by the Partnership Group.

Annex A - 3

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning assigned to such term in Section 5.11(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and, in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event described in Section 5.5(d), in each case as determined by the General Partner. In making such determination, the General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of each Contributed Property or Adjusted Property contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each such Contributed Property or Adjusted Property.

“Agreement” means this ~~Third~~Fourth Amended and Restated Agreement of Limited Partnership of ~~Oxford~~Westmoreland Resource Partners, LP, as it may be amended, supplemented or restated from time to time.

“AIM Oxford” means AIM Oxford Holdings, LLC, a Delaware limited liability company.

“~~Applicable Common Unit Ratio” means, with respect to a Holder, a percentage, the numerator of which is the number of Common Units subject to the Holder Common Unit Warrant held by such Holder and the denominator of which is the number of Common Units subject to all Holder Common Unit Warrants.~~Assignee” means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement, but who has not been admitted as a substituted Limited Partner.

~~“Applicable Subordinated Unit Ratio” means, with respect to a Holder, a percentage, the numerator of which is the number of Subordinated Units subject to the Holder Subordinated Unit Warrant held by such Holder and the denominator of which is the number of Subordinated Units subject to all Holder Subordinated Unit Warrants.~~

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

Annex A - 4

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership Group’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, (ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership Group’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter and (iii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units~~, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter~~; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or board of managers of a corporation or limited liability company or the board of directors or board of managers of the general partner of a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of ~~Ohio~~Colorado shall not be regarded as a Business Day.

Annex A - 5

“C&T Coal” means C&T Coal, Inc., an Ohio corporation.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, ~~a Subordinated Unit,~~ an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, ~~Subordinated Unit,~~ Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, ~~Subordinated Unit,~~ Incentive Distribution Right or other Partnership Interest was first issued.

“Capital Contribution” means (a) with respect to any Partner, any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions and, in the case of an exercise of a Noncompensatory Option to purchase Warrant Exercised Common Units, the amount of the exercise price paid by the holder of such Noncompensatory Option in exchange for such Warrant Exercised Common Units) or (b) with respect to the General Partner only, (i) distributions of cash that the General Partner is entitled to receive but otherwise waives such that the Partnership retains such cash or (ii) Common Units that the General Partner contributes to the Partnership.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets (including, without limitation, coal mines and related assets) or (c) capital contributions by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest to fund such Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new, or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the long-term operating capacity, asset base or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, asset base or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property or Adjusted Property and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination; provided, that the Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Catalyst Price” means the price per Common Unit utilized in issuing Common Units to Westmoreland under the Contribution Agreement.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means ~~(a) a certificate (i) substantially in the form of Exhibit A to the First A/R Partnership Agreement (if such certificate was issued prior to August 28, 2009), substantially in the form of Exhibit A to the Second A/R Partnership Agreement (if such certificate was issued on or after August 28, 2009 and prior to the~~

Annex A - 6

~~date hereof) or~~a certificate (a) substantially in the form of Exhibit A to this Agreement ~~(if such certificate is issued on or after the date hereof), (ii~~, (b) issued in global form in accordance with the rules and regulations of the Depositary ~~or (iii) in such other form~~, or (c) in such other form or forms as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more ~~Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.~~Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” means the date on which a Capital Improvement is first placed into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of coal or ~~other~~ hydrocarbons in its operations and not for speculative purposes.

“Common Unit” means a Partnership ~~Security~~Interest representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to a Common Unit in this Agreement. ~~Prior to the IPO Closing Date, the Common Units were designated as “Class A Common Units.” Simultaneously with the effectiveness of this Agreement, the “Class A Common Units” are hereby redesignated as “Common Units.”~~

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~~“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(b)(i)(A).~~

~~“Common Unit Warrants Purchase Price” means the amount that a Holder is deemed to have paid for the Holder Common Unit Warrant held by such Holder as determined by multiplying the fair market value allocated to the Holder Common Unit Warrants pursuant to Section 1(b) of the Warrant Agreement by such Holder’s Applicable Common Unit Ratio.~~

“Conflicts Committee” means any committee of the Board of Directors of the General Partner that is designated as a “Conflicts Committee” and that is composed entirely of one or more Independent Directors.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” ~~means that certain Contribution and Sale Agreement, dated as of the Contribution Agreement Closing Date, among C&T Coal, the General Partner, the Partnership, AIM Oxford, Charles C. Ungurean and Thomas T. Ungurean, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.~~has the meaning assigned to such term in the recitals to this Agreement.

~~“Contribution Agreement Closing Date” means August 24, 2007.~~

~~“Credit Facility Proceeds” means the portion of the net proceeds of the Partnership’s borrowings made simultaneously with the closing of the Initial Public Offering under its new credit facility that, according to the disclosure set forth in the section of the Registration Statement entitled “Use of Proceeds,” are to be distributed to the Non-Taxable Partners.~~

“Cumulative Common Unit Arrearage” ~~means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(b)(i)(A) and Section 6.5(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).~~has the meaning assigned to such term in the Third A/R Partnership Agreement.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time~~,~~ and any successor to such statute.

“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

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“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1 (d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Employee/Director Unitholders” means the employees and directors of the General Partner who hold Common Units.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

“Estimated Reserve Replacement Expenditures” means an estimate made by the Board of Directors of the General Partner (subject to Special Approval) of the average quarterly Reserve Replacement Expenditures that the Partnership Group will incur over the long term. In the case of Subsidiaries that are not wholly owned by the Partnership, such estimate shall include the Partnership’s proportionate share of the average quarterly Reserve Replacement Expenditures that such Subsidiary will incur over the long term. ~~Beginning after the IPO Closing Date, the~~The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Reserve Replacement Expenditures over the long term. The Partnership shall disclose to its Partners any change in the amount of Estimated Reserve Replacement Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. ~~Except as provided in the definition of Subordination Period, any~~Any adjustments to Estimated Reserve Replacement Expenditures shall be prospective only.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Excess Additional Book Basis” (as used in the definition of Additional Book Basis Derivative Items) has the meaning assigned to such term in the definition of Additional Book Basis Derivative Items.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (and related fees) on debt incurred to finance the construction, acquisition or development of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction, acquisition or development of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such interest payments or to fund distributions on equity issued (including incremental Incentive Distributions related thereto) to fund the construction, acquisition or development of a Capital Improvement as described in clause (a)(~~v~~iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction, acquisition or development of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

~~“Final Subordinated Units” has the meaning assigned to such term in Section 6.1 (d)(x)(A).~~

“First A/R Partnership Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1 (c)(i)(~~D~~C).

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“First Target Distribution” means $~~0.5031~~0.1533 per Unit (or~~,~~ with respect to ~~the Quarter which includes the IPO Closing Date~~periods of less than a full fiscal quarter, it means the product of $~~0.5031~~0.1533 multiplied by a fraction ~~of which~~ the numerator of which is the number of days in such ~~Quarter after the IPO Closing Date, and of which~~period and the denominator of which is the total number of days in such ~~Quarter~~fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9. For purposes of calculating distributions under clauses (C) and (D) of Section 6.1(c)(i), the amount specified in the preceding sentence shall be deemed to have been the First Target Distribution amount that has been applied for each Quarter of the Partnership’s existence.

“~~Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.~~Former IDRs” has the meaning assigned to such term in the recitals to this Agreement.

“General Partner” means ~~Oxford~~Westmoreland Resources GP, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“~~General Partner Unit Warrants Purchase Price” means the amount that a Holder is deemed to have paid for the Holder General Partner Unit Warrant held by such Holder as determined by multiplying the fair market value allocated to the Holder General Partner Unit Warrants pursuant to Section 1(b) of the Warrant Agreement by such Holder’s Applicable General Partner Unit Ratio.~~GP Purchase Agreement” has the meaning assigned to such term in the recitals to this Agreement.

~~“General Partner Warrants” means the warrants issued to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Class B Units of Oxford Resources GP.~~

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to

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assume such Liability in an arm’s-length transaction. The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of commodities, interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes, including any Commodity Hedge Contract or Interest Rate Hedge Contract.

“Holder” (a) as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a)~~.”Holders” means Tennenbaum Opportunities Partners V, LP, Tennenbaum Opportunities Fund VI, LLC, A 544 Acquisition LLC and A 544 Acquisition-B LLC.~~ and (b) as used other than in Section 7.12, means the holder of the Holder Common Unit Warrants.

“Holder Common Unit Warrants” means any warrants issued to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Common Units.

~~“Holder Subordinated Unit Warrants” means any warrants issued to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Subordinated Units.~~

~~“Holder Warrants” means the Holder Common Unit Warrants and the Holder Subordinated Unit Warrants.~~

“IDR Reset Common Unit” has the meaning assigned to such term in Section 5.11(a).

“IDR Reset Election” has the meaning assigned to such term in Section 5.11(a).

“Incentive Distribution Right” means a ~~non-voting~~ Limited Partner Interest~~, initially issued to Oxford Resources GP~~, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). ~~Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.~~

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights ~~pursuant to Sections 6.4(b)(i)(E), (F) and (G) and 6.4(b)(ii)(C), (D) and (E).~~(in such capacity, but not in any other capacity) pursuant to Section 6.4.

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“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, manager, officer, fiduciary or trustee of any Group Member (other than any Person who is or was a Limited Partner of the Partnership in such Person’s capacity as such), the ~~general partner~~General Partner or any ~~departing general partner~~Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, manager, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means any director that (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units and awards that are granted to such director under any benefit plans, programs and practices adopted by the General Partner pursuant to Section 7.4(c) and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by any National Securities Exchange on which the Common Units are listed or admitted to trading.

“Initial Common Unit” means a Common Unit issued in the Initial Public Offering.

~~“Initial Limited Partners” means each of AIM Oxford, C&T Coal and Oxford Resources GP (with respect to the Incentive Distribution Rights it holds.~~

“Initial Public Offering” means the initial public offering and sale of Common Units by the Partnership, as described in the Registration Statement~~, including any Common Units issued pursuant to the exercise of the Over-Allotment Option~~.

“Initial Unit Price” means (a) with respect to the Common Units ~~and the Subordinated Units~~, the ~~IPO~~Catalyst Price, or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially issued by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interest Rate Hedge Contract” means any interest rate exchange, swap, forward, cap, floor, collar, or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates in their financing activities and not for speculative purposes.

~~“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date:~~

~~(a)~~ “Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness~~,~~ (other than (i) for items purchased on open account in the ordinary course of business or (ii) Working Capital Borrowings) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of Hedge Contracts prior to the termination date specified therein; (e) capital contributions received; or

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~~(b)~~ (f) corporate reorganizations or restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

~~“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of the Contribution Agreement Closing Date, by and among the Partnership, the General Partner, C&T Coal, Charles C. Ungurean and Thomas T. Ungurean.~~

“IPO Closing Date” means the closing date of the sale of Common Units in the Initial Public Offering.

~~“IPO Price” means the price per Common Unit at which the Underwriters offer the Common Units for sale to the public as set forth on the cover page of the final prospectus filed pursuant to Rule 424(b) of the rules and regulations of the Commission with respect to the Initial Public Offering.~~

~~“IPO Proceeds” means the portion of the net proceeds received by the Partnership from the issuance and sale on the IPO Closing Date of Common Units in the Initial Public Offering that, according to the disclosure set forth in the section of the Registration Statement entitled “Use of Proceeds,” are to be distributed to the Taxable Partners.~~

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, ~~(a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner~~Westmoreland Resources GP (with respect to the Incentive Distributions Rights and Liquidation Units), each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right or any holder of Liquidation Units (solely with respect to its Incentive Distribution Rights and Liquidation Units and not with respect to any other Limited Partner Interest held by such Person) except as set forth in Section 13.13 or as may be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, ~~Subordinated Units,~~ Incentive Distribution Rights, Liquidation Units or other Partnership ~~Securities~~Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right or Liquidation Units except as set forth in Section 13.13 or as may be required by law.

~~“Limited Partner Unit” means each of the Common Units, Subordinated Units and other Units representing fractional parts of the Partnership Interests of all Limited Partners.~~

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clause (d) of Section 12.1 or clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units (or other required Persons) have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Unit” means a non-voting Limited Partner Interest, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to

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Liquidation Units (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of a Liquidation Unit shall not be entitled to vote such Liquidation Unit on any Partnership matter except as may otherwise be required by law.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to, or the replacement of, the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets) if such expenditures are made to maintain, including over the long term, the operating capacity, asset base or operating income of the Partnership Group. Maintenance Capital Expenditures consist of Reserve Replacement Expenditures and Other Maintenance Capital Expenditures. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures. Where Maintenance Capital Expenditures are made in part for Reserve Replacement Expenditures and in part for Other Maintenance Capital Expenditures, the General Partner shall determine the allocation for amounts paid for each.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $~~0.4375~~0.1333 per Unit per Quarter (or with respect to ~~the Quarter which includes the IPO Closing Date~~periods of less than a full fiscal quarter, it means the product of $~~0.4375~~0.1333 multiplied by a fraction ~~of which~~ the numerator of which is the number of days in such ~~Quarter after the IPO Closing Date~~period and ~~of which~~ the denominator of which is the total number of days in such ~~Quarter~~fiscal quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act and any successor to such statute.

“Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Treasury Regulations promulgated under Section ~~752~~704(b) of the Code and (c) in the case of a contribution of Common Units by the General Partner to the Partnership as a Capital Contribution, an amount per Common Unit contributed equal to the Current Market Price per Common Unit as of the date of the contribution.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided~~,~~ that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any

Annex A - 14

items specially allocated under Section 6.1(d); provided~~,~~ that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d). The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d). The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1 (d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the substituted Limited Partner, all pursuant to Section 4.9.

“Noncompensatory Option” means a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.761-3(b)(2) issued by the Partnership which, as of the date such option is issued by the Partnership, is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(a).

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2 (b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

~~“Non-Taxable Partner” means each of AIM Oxford and the General Partner.~~

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Operating Expenditures” means the sum of (a) all Partnership Group Estimated Reserve Replacement Expenditures and (b) all Partnership Group cash expenditures (or the Partnership Group’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, employee and director compensation, reimbursements of expenses of the General Partner, repayments of Working Capital Borrowings, debt service payments, reclamation expenses, payments made in the ordinary course of business under Hedge Contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of

Annex A - 15

any Hedge Contract, such amounts shall be amortized over the life of the Hedge Contract, and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract), Other Maintenance Capital Expenditures and non-Pro Rata repurchases of Partnership Interests (other than those made with the proceeds of an Interim Capital Transaction); subject to the following:

(i) deemed repayments of Working Capital Borrowings deducted from Operating Surplus under clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(ii) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(iii) Operating Expenditures shall not include (A) Expansion Capital Expenditures, (B) Investment Capital Expenditures, (C) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (D) distributions to Partners (including any distributions made pursuant to Section 6.4(a)), (E) actual Reserve Replacement Expenditures, (F) Pro Rata repurchases of Units, or reimbursement of expenses of the General Partner for such repurchases, (G) non-Pro Rata repurchases of Partnership Interests funded with the proceeds of an Interim Capital Transaction, or reimbursement of expenses of the General Partner for such repurchases, or (H) any other payments made in connection with the Initial Public Offering that are described under “Use of Proceeds” in the Registration Statement.

“Operating Surplus” means, with respect to any period commencing on the ~~IPO~~Westmoreland Closing Date and ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $~~35 million, (ii) an amount equal to the aggregate amount of cash distributed in respect of rights held by Partners entitling them to receive cash collected from accounts receivable outstanding prior to the closing of the Initial Public Offering, (iii~~12,500,000, (ii) all cash receipts of the Partnership Group (or the Partnership Group’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the ~~IPO~~Westmoreland Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5, and provided that cash receipts from the termination of a Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (~~iv~~iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (~~v~~iv) the amount of cash distributions paid (including incremental Incentive Distributions) on equity issued, other than equity issued on the IPO Closing Date, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of such Capital Improvement or replacement of such capital asset and ending on the earlier to occur of the date such Capital Improvement or replacement capital asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued on the IPO Closing Date, to fund interest payments on debt incurred or distributions on equity issued, in each case during the period described above in this clause (~~v~~iv), to finance the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or improvement of such Capital Improvement or replacement of such capital asset for purposes of this clause (~~v~~iv)); less

(b) the sum of (i) Operating Expenditures for the period beginning immediately after the ~~IPO~~Westmoreland Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership Group’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date

Annex A - 16

of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines, (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on disposition of an Investment Capital Expenditure.

Notwithstanding the foregoing, (x) “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero~~. Cash~~ and (y) cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

~~“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of an Over-Allotment Option.~~

“Organizational Limited Partner” means AIM Oxford in its capacity as the organizational limited partner of the Partnership pursuant to the original agreement of limited partnership of the Partnership.

“Other Maintenance Capital Expenditures” means Maintenance Capital Expenditures other than Reserve Replacement Capital Expenditures, such as expenditures for the repair, refurbishment or replacement of equipment.

“Outstanding” means, with respect to Partnership ~~Securities~~Interests, all Partnership ~~Securities~~Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership ~~Securities~~Interests of any class then Outstanding, all Partnership ~~Securities~~Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 14.3(e)(v) (such Units shall not, however, be treated as a separate class of Partnership ~~Securities~~Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership ~~Securities~~Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership ~~Securities~~Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership ~~Securities~~Interests issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

~~“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.~~

~~“Oxford Mining Company, LLC” means Oxford Mining Company, LLC, a Delaware limited liability company.~~

~~“Oxford Resources GP” means Oxford Resources GP, LLC, a Delaware limited liability company.~~

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

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“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2 (i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means ~~Oxford~~Westmoreland Resource Partners, LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means ~~an~~any class or series of equity interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants, restricted units and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation ~~Section~~Sections 1.704-2(b)(2) and 1.704-2(d).

~~“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants, restricted units and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.~~

“Penny Warrants” means Holder Common Unit Warrants which have an exercise price of one cent ($0.01) or an otherwise nominal exercise price.

“Percentage Interest” means, as of any date of determination, (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units (including the General Partner with respect to Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of all Outstanding Units and General Partner Units and (b) as to the holders of other Partnership ~~Securities~~Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to a Liquidation Unit shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of such Incentive Distribution Rights in accordance with the relative number or percentage of such Incentive Distribution Rights held by each such holder.

“Proxy Statement” means the proxy statement filed by the Partnership with the Commission in connection with the transactions contemplated by the Contribution Agreement, as it has been or may be supplemented from time to time.

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“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the fiscal quarter of the Partnership that includes the ~~IPO~~Westmoreland Closing Date, the portion of such fiscal quarter after the ~~IPO~~Westmoreland Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or (b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Partnership’s Registration Statement on Form S-1 (Registration No. 333-165662) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units ~~or Subordinated Units~~, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units ~~or Subordinated Units~~ as of the end of such period over (b) the sum of those ~~Partners~~Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1 (d)(ix).

~~“Requisite Amendment Approval” has the meaning assigned to such term in the recitals to this Agreement.~~

“Reserve Replacement Expenditures” means (a) any cash expenditures for the purchase of coal reserves or interests in coal reserves in fee and (b) any cash expenditures for advance royalties and other similar payments with respect to any lease of coal reserves or interests in coal reserves; provided that in each case such expenditures are Maintenance Capital Expenditures.

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“Reset MQD” has the meaning assigned to such term in Section 5.11(e).

“Reset Notice” has the meaning assigned to such term in Section 5.11(b).

~~“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.~~

~~“Retained Converted Subordinated Unit” has the meaning assigned to such term in Section 5.5(c)(ii).~~

“Second A/R Partnership Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1 (c)(i)(~~E~~D).

“Second Target Distribution” means $~~0.5469~~0.1667 per Unit (or~~,~~ with respect to ~~the Quarter which includes the IPO Closing Date~~periods of less than a full fiscal quarter, it means the product of $~~0.5469~~0.1667 multiplied by a fraction ~~of which~~ the numerator of which is ~~equal to~~ the number of days in such ~~Quarter after the IPO Closing Date and of which~~period and the denominator of which is the total number of days in such ~~Quarter~~fiscal quarter), subject to adjustment in accordance with ~~Section~~Sections 5.11, ~~Section~~ 6.6 and ~~Section~~ 6.9. For purposes of calculating distributions under clauses (D) and (E) of Section 6.1(c)(i), the amount specified in the preceding sentence shall be deemed to have been the Second Target Distribution amount that has been applied for each Quarter of the Partnership’s existence.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Services Agreement” means the General and Administrative Services Agreement, dated as of the ~~Contribution Agreement~~IPO Closing Date, by and among the Partnership, the General Partner and certain other members of the Partnership Group.

“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common ~~Units or Subordinated~~ Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the ~~Partners holding~~holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the ~~Partners holding~~holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of a Conflicts Committee.

“Subordinated ~~Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.~~ Units” has the meaning assigned to such term in the recitals to this Agreement.

Annex A - 20

“~~Subordination Period” means the period commencing on the IPO Closing Date and ending on the first to occur of:~~Subordinated Unit Warrants” means the warrants issued to the Holders (or their affiliates) in connection with the Warrant Agreement that were exercisable for Subordinated Units.

~~(a) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise; and~~

~~(b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.~~

~~“Subordinated Unit Warrants Purchase Price” means the amount that a Holder is deemed to have paid for the Holder Subordinated Unit Warrant held by such Holder as determined by multiplying the fair market value allocated to the Holder Subordinated Unit Warrants pursuant to Section 1(b) of the Warrant Agreement by such Holder’s Applicable Subordinated Unit Ratio.~~

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“~~Taxable Partner” means each of C&T Coal and the Employee/Director Unitholders who hold Common Units immediately prior to the closing of the Initial Public Offering.~~Third A/R Partnership Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Third Target Distribution” means $~~0.6563~~0.2000 per Unit (or~~,~~ with respect to ~~the Quarter which includes the IPO Closing Date~~periods of less than a full fiscal quarter, it means the product of $~~0.6563~~0.2000 multiplied by a fraction ~~of which~~ the numerator of which is ~~equal to~~ the number of days in such ~~Quarter after the IPO Closing Date~~period and ~~of which~~ the denominator of which is the total number of days in such ~~Quarter~~fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9. For purposes of calculating distributions under clause (E) of Section 6.1(c)(i), the amount specified in the preceding sentence shall be deemed to have been the Third Target Distribution amount that has been applied for each Quarter of the Partnership’s existence.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests are listed is open for the transaction of business or, if such Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

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“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided~~,~~ that if no Transfer Agent is specifically designated for any other Partnership ~~Securities~~Interests, the General Partner shall act in such capacity.

“Treasury Regulation” means any income tax regulation under the Code, whether such regulation is in proposed, temporary or final form, as such regulation may be amended from time to time (including corresponding provisions of any succeeding regulation).

“Underwriters” means the underwriters in the Initial Public Offering.

“Underwriting Agreement” means the underwriting agreement among the Underwriters and the Partnership, providing for the purchase of Common Units by the Underwriters in connection with the Initial Public Offering.

“Unit” means a Partnership ~~Security~~Interest that is designated as a “Unit” and shall include Common Units ~~and Subordinated Units~~ but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) ~~or~~, (ii) Incentive Distribution Rights or (iii) Liquidation Units.

“Unitholders” means the holders of Units.

“Unit Majority” means ~~(a) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a separate class, and at least a majority of the Outstanding Subordinated Units, voting as a separate class, and (b) after the end of the Subordination Period,~~ at least a majority of the Outstanding Common Units, voting as a single class.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1 (c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means, at any time with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made after the Westmoreland Closing Date in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Warrant Agreement” means that certain Warrant Issuance Agreement, ~~executed as of the date hereof,~~dated June 24, 2013, to which the Partnership, the General Partner and the ~~Holders~~holders of the warrants issued thereunder are parties.

“Warrant Exercised Common Unit” means (a) any Common Unit issued by the Partnership upon the exercise of a Holder Common Unit Warrant and (b) any Penny Warrant issued by the Partnership to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Common Units.

Annex A - 22

“~~Warrant Exercised Subordinated Unit” means (a) any Subordinated Unit issued by the Partnership upon the exercise of a Holder Subordinated Unit Warrant and (b) any Penny Warrant issued by the Partnership to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Subordinated Units.~~Westmoreland” has the meaning assigned to such term in the recitals to this Agreement.

“~~Warrant Exercised Unit” means any Warrant Exercised Common Unit or Warrant Exercised Subordinated Unit, as applicable.~~Westmoreland Closing Date” means the closing date of the Contribution Agreement.

“Westmoreland Resources GP” means Westmoreland Resources GP, LLC, a Delaware limited liability company.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, incurred pursuant to a credit facility, commercial paper facility or other similar financing arrangement ~~that are used solely to pay distributions to the Partners~~; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The General Partner and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act~~, thereafter amended and restated the original Agreement of Limited Partnership of Oxford Resource Partners, LP in its entirety pursuant to the First A/R Partnership Agreement and subsequent thereto amended and restated the First A/R Partnership Agreement in its entirety pursuant to the Second A/R Partnership Agreement. This further~~. This amendment and restatement of the Third A/R Partnership Agreement shall become effective as of the date ~~first set forth above~~of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

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Section 2.2 Name.

The name of the Partnership shall be “~~Oxford~~Westmoreland Resource Partners, LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time without the consent or approval of any Limited Partner and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at ~~1209 Orange Street,~~2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware ~~19801,~~19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be ~~The~~ Corporation ~~Trust~~Service Company. The principal office of the Partnership shall be located at ~~41~~9540 South ~~High Street, Suite 3450, Columbus, Ohio 43215,~~Maroon Circle, Suite 200, Englewood, Colorado 80112, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner ~~shall determine~~determines to be necessary or appropriate. The address of the General Partner shall be ~~41~~9540 South ~~High Street, Suite 3450, Columbus, Ohio 43215,~~Maroon Circle, Suite 200, Englewood, Colorado 80112, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers.

The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

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Section 2.7 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s Subsidiaries as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not, to the fullest extent permitted by law, be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

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(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) To the fullest extent permitted by law, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.

Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. ~~Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.~~ With respect to any Units outstanding prior to the effectiveness of this Agreement that are represented by physical certificates, the General Partner may determine that such Units will no longer be represented by physical certificates and may, upon written notice to the holders of such Units and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Units to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

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Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership ~~Securities~~Interests other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership ~~Securities~~Interests other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership ~~Securities~~Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Common Units, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate or the issuance of uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner. If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

(c) As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner of record and beneficially and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by

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which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, limited liability company interests, partnership interests or other ownership interests in the General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership shall record the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the endorsed Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided~~,~~ that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) By acceptance of the transfer of a Limited Partner Interest in accordance with this Section 4.5 and except as otherwise provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.

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(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) Section 6.7 and (v) the provisions of applicable law, including the Securities Act, the General Partner and its Affiliates shall have the right at any time to transfer their ~~Subordinated Units and~~ Common Units ~~(whether issued upon conversion of the Subordinated Units or otherwise)~~ to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c), prior to June 30, 2020, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c), on or after June 30, 2020, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or limited liability company interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights and Liquidation Units.

The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. The General Partner or any other holder of Liquidation Units may transfer any or all of its Liquidation Units without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.11 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights or of the Liquidation Units and (ii) no transfer of Incentive Distribution Rights or Liquidation Units to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(~~d~~c), and notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation or (ii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary or advisable to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax

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purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

~~(c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).~~

(c) ~~(d)~~ Nothing contained in this Article IV~~,~~ or elsewhere in this Agreement~~,~~ shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d) ~~(e)~~ Each Certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the form provided for in Section 4.8(f) of the First A/R Partnership Agreement (if such Certificate was issued prior to August 28, 2009), Section 4.8 of the Second A/R Partnership Agreement (if such Certificate was issued on or after August 28, 2009 and prior to July 19, 2010), Section 4.8(e) of the Third A/R Partnership Agreement (if such Certificate was issued on or after July 19, 2010 and prior to the date hereof) or in substantially the following form (if such Certificate is issued on or after the date hereof):

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ~~OXFORD~~WESTMORELAND RESOURCE PARTNERS, LP (THE “PARTNERSHIP”) THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (D) VIOLATE THE TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT. THE GENERAL PARTNER OF THE PARTNERSHIP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9 Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee (or its beneficial owners), the General Partner may request any Limited Partner or Assignee (or its beneficial owners) to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning ~~his~~the nationality, citizenship or other related status of such Limited Partner or Assignee (or its beneficial owners) (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such other Person) as the General Partner may request. If a Limited Partner or Assignee (or its beneficial owners) fails to furnish to

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the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee (or its beneficial owners) is not an Eligible Citizen, the Limited Partner Interests owned by such ~~Limited Partner~~Person shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests and shall vote such Limited Partner Interests in accordance with Section 4.9(~~d~~c).

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after a Non-citizen Assignee can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section ~~4. 10,~~4.10, and upon admission of such Non-citizen Assignee pursuant to Section ~~10. 1,~~10.1, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner or ~~transferee~~Assignee (or its beneficial owners) fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information, the General Partner determines, with the advice of counsel, that a Limited Partner or ~~transferee~~Assignee (or its beneficial owners) is not an Eligible Citizen, the Partnership may, unless the Limited Partner or ~~transferee~~Assignee (or its beneficial owners) establishes to the satisfaction of the General Partner that such Limited Partner or ~~transferee~~Assignee (or its beneficial owners) is an Eligible Citizen, or has transferred his Partnership Interests to a Person who is an Eligible Citizen, and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or ~~transferee~~Assignee (or its beneficial owners) as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or ~~transferee~~Assignee (or its beneficial owners), at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests or, if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests (if such Redeemable Interests are certificated) and that on and after the date fixed for redemption no further allocations or distributions to which such person would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the lesser of (i) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of

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Limited Partner Interests of the class to be so redeemed and (ii) the price paid for such Limited Partner Interests by ~~the~~such Limited Partner or ~~transferee~~such Person. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or ~~transferee~~Assignee (or its beneficial owners), at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner or ~~transferee~~Assignee (or its beneficial owners) or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the ~~transferee~~Assignee (or its beneficial owners) of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the ~~transferee~~Assignee (or its beneficial owners) fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 ~~Intentionally Omitted~~Reserved.

Section 5.2 Contributions by the General Partner ~~and the Initial Limited Partners~~.

~~(a) Prior to the IPO Closing Date, the General Partner, C&T Coal and AIM Oxford made capital contributions in exchange for Partnership Interests. Oxford Resources GP hereby continues as general partner of the Partnership. Each Person who was a limited partner of the Partnership immediately prior to the effectiveness of this Agreement hereby continues as a limited partner.~~

~~(b) The General Partner hereby waives its rights to any distributions made on the IPO Closing Date in exchange for (i) a continuation of its General Partner Interest equal to a 2% Percentage Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (ii) a continuation of the Incentive Distribution Rights.~~

~~(c)~~ Upon the issuance of any additional Limited Partner Interests by the Partnership (other than ~~(i) any Common Units issued upon conversion of Subordinated Units and (ii)~~ Common Units issued pursuant to Section 5.11), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (B) 100% less the General Partner’s Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

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Section 5.3 Contributions by Limited Partners

~~(a) On the IPO Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.~~

~~(b) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.~~

~~(c)~~ No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4 Interest and Withdrawal of Capital Contributions.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement ~~or governing, organizational or similar documents~~) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other ~~equityholder~~equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

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(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704- 1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) ~~(v)~~ In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined, under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii)~~(vi)~~ If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for U.S. federal income tax purposes pursuant to Section ~~48~~50(~~q~~c)(1) or ~~48~~50(~~q~~c)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section ~~48~~50(~~q~~c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(viii)~~(vii)~~ If the Gross Liability Value of any Liability of the Partnership described in Treasury Regulation Section 1.752-7 (b)(3)(i) is adjusted as required by this Agreement upon an adjustment to Carrying Values, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership) ~~and shall be taken into account for purposes of computing Net Income and Net Loss~~.

(c)

(i)~~(c) (i)~~ A transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section ~~6.7~~6.8(~~c~~b), immediately prior to the transfer of ~~a Subordinated Unit or of a Subordinated Unit that has converted into a~~an IDR Reset Common Unit ~~pursuant to Section 5.7~~ by a holder thereof (other than a transfer to an Affiliate, unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its ~~Subordinated Units or converted Subordinated~~IDR Reset Common Units will (A) first, be allocated to the ~~Subordinated Units or converted Subordinated~~IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of

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such ~~Subordinated Units or converted Subordinated~~IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any ~~Subordinated Units or converted Subordinated Units (“Retained Converted Subordinated Units”).~~ IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained ~~Subordinated Units or Retained Converted Subordinated~~IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) ~~hereinabove~~above, and the transferee’s Capital Account established with respect to the transferred ~~Subordinated Units or converted Subordinated~~IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) ~~hereinabove~~above.

(d)

(i)~~(d) (i)~~ In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on~~: (A)~~ an issuance of additional Partnership Interests for cash or Contributed Property, ~~(B)~~ the issuance of Partnership Interests as consideration for the provision of services, ~~(C)~~ the issuance by the Partnership of a Noncompensatory Option, the issuance of IDR Reset Common Units pursuant to Section 5.11, or ~~(D)~~ the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property~~, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the liquidation of the Partnership would have been allocated~~; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If upon the occurrence of a revaluation event described in this Section 5.5(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate ~~cash amount and~~ fair market value of all Partnership ~~assets~~property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an issuance of a Noncompensatory Option, immediately after such issuance if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt~~; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the~~. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership, that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests ~~of all Partners~~ at such time~~. The General Partner shall allocate such aggregate value, as so adjusted, among the assets of the~~ and the amount of Partnership ~~(in such manner as it determines) to arrive at a fair market value, for individual properties~~Liabilities.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any ~~actual or deemed~~transaction treated for federal income tax purposes as a distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property~~, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the liquidation of the Partnership would have been allocated.~~ . In determining such Unrealized Gain or Unrealized Loss the aggregate ~~cash amount and~~ fair market value of all Partnership

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~~assets~~property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of ~~an actual~~a distribution that is not made pursuant to Section ~~12.4 or in the case of a deemed distribution,~~12.4, be determined ~~and allocated~~ in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined ~~and allocated~~ by the Liquidator using such method of valuation as it may adopt.

(iii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the exercise of any Noncompensatory Option, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if (A) such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such exercise, and (B) (1) first, all Unrealized Gain had been allocated pro rata to the Partners holding Warrant Exercised Common Units until the Capital Account of each such Partner with respect to each such Warrant Exercised Common Unit equals the Per Unit Capital Amount of a Common Unit, and (2) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the liquidation of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate ~~cash amount and~~ fair market value of all Partnership assets (including cash or cash equivalents) immediately after the exercise of such Noncompensatory Option shall be determined by the General Partner using such method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and the General Partner shall make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion) to arrive at a fair market value, as so adjusted, for individual properties. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Warrant Exercised Common Unit received upon the exercise of any Noncompensatory Option is less than the Per Unit Capital Amount of a Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than such Warrant Exercised Common Units) and Partners holding such Warrant Exercised Common Units so as to cause the Capital Account of each Partner holding such Warrant Exercised Common Units to equal, on a per unit basis with respect to each such Warrant Exercised Common Unit, the Per Unit Capital Amount of a Common Unit. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), if Capital Account balances are reallocated pursuant to the immediately preceding sentence, the Partnership shall make corrective allocations so as to take into account the reallocation of Capital Account balances as provided in Treasury Regulation Section 1.704-1(b)(4)(x).

Section 5.6 Issuances of Additional Partnership ~~Securities~~Interests.

(a) The Partnership may issue additional Partnership ~~Securities~~Interests and options, rights, warrants, restricted units, and appreciation rights relating to the Partnership ~~Securities~~Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership ~~Security~~Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) or Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership ~~Securities~~Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership ~~Security~~Interest; (v) whether such Partnership ~~Security~~Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of

Annex A - 36

such conversion or exchange; (vi) the terms and conditions upon which each Partnership ~~Security~~Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership ~~Security~~Interest; and (viii) the right, if any, of each such Partnership ~~Security~~Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership ~~Security~~Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership ~~Securities~~Interests and options, rights, warrants and appreciation rights relating to Partnership ~~Securities~~Interests pursuant to this Section 5.6 or Section 7.4(c), (ii) the conversion of ~~the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights~~all or any portion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) the admission of Additional Limited Partners and (v) all additional issuances of Partnership ~~Securities~~Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership ~~Securities~~Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership ~~Securities~~Interests or in connection with the conversion of ~~the General Partner Interest or any Incentive Distribution Rights~~all or any portion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership ~~Securities~~Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 Conversion of Subordinated Units.

~~(a) All outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day of any Quarter beginning after September 30, 2013 in respect of which:~~

~~(i) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;~~

~~(ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis; and~~

~~(iii) there are no Cumulative Common Unit Arrearages.~~

~~(b) Notwithstanding Section 5.7(a), the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2011 in respect of which:~~

~~(i) distributions of Available Cash from Operating Surplus under Section 6.4(b)(i) on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such date equaled or exceeded the sum of the Third Target Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such period;~~

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~~(ii) the Adjusted Operating Surplus generated during the four-Quarter period immediately preceding such date equaled or exceeded the sum of the Third Target Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis; and~~

~~(iii) there are no Cumulative Common Unit Arrearages.~~

~~(c) Notwithstanding any other provision of this~~As of the date hereof, prior to the consummation of the transactions contemplated by Article II of the Contribution Agreement, all of the then Outstanding Subordinated Units ~~will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.~~shall be converted into Liquidation Units, with every 12 Outstanding Subordinated Units becoming one Liquidation Unit. Within thirty days of the date hereof, the General Partner shall cause the Partnership and the holders of the Subordinated Unit Warrants to terminate the Subordinated Unit Warrants.

~~(d) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b) and Section 6.7(c).~~

~~(e) For purposes of determining whether the test in Section 5.7(a)(ii) above has been satisfied, Adjusted Operating Surplus will be adjusted upwards or downwards if a Conflicts Committee determines in good faith that the amount of Estimated Reserve Replacement Expenditures used in the determination of Adjusted Operating Surplus in Section 5.7(a)(ii) was materially incorrect, based on circumstances prevailing at the time of original determination of Estimated Reserve Replacement Expenditures, for any one or more of the preceding two four-Quarter periods.~~

Section 5.8 Limited Preemptive Right.

Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership ~~Security~~Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership ~~Securities~~Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership ~~Securities~~Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to any or all of those Percentage Interests that existed immediately prior to the issuance of such Partnership ~~Securities~~Interests.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership ~~Securities~~Interests to all Record Holders or may effect a subdivision or combination of Partnership ~~Securities~~Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis ~~(including any Common Unit Arrearage or Cumulative Common Unit Arrearage)~~ or stated as a number of Units are proportionately adjusted.

(b) Whenever such a Pro Rata distribution or subdivision or combination of Partnership ~~Securities~~Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership ~~Securities~~Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

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(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership ~~Securities~~Interests to the Record Holders of Partnership ~~Securities~~Interests as of the applicable Record Date representing the new number of Partnership ~~Securities~~Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership ~~Securities~~Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership ~~Securities~~Interests, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units or General Partner Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units and General Partner Units but for the provisions of this Section 5.9(d), each fractional Unit and General Partner Unit shall be rounded to the nearest whole Unit or and General Partner Units (and a 0.5 Unit or General Partner Unit shall be rounded to the next higher Unit).

(e) On the date hereof, prior to the consummation of the transactions contemplated by Article II of the Contribution Agreement, every 12 Outstanding Common Units and every 12 Outstanding General Partner Units shall be combined into one Common Unit or one General Partner Unit, as applicable. Immediately after such combination but prior to the consummation of the transactions contemplated by Article II of the Contribution Agreement, the Partnership shall distribute 202,184 Common Units to the Unitholders holding Common Units (other than AIM Oxford, C&T Coal, holders of any Holder Common Unit Warrants as to such Holder Common Unit Warrants and holders of any Common Units issued on the date hereof in connection with the vesting of any awards under any employee benefit plan as to such Common Units), Pro Rata.

Section 5.10 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by any of Sections 17-303, 17-607 and 17-804 of the Delaware Act.

Section 5.11 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, exercisable at its option at any time when ~~there are no Subordinated Units outstanding and~~ the Partnership has made a distribution pursuant to Section 6.4(b)(~~ii)(E~~vi) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average of the aggregate amount of cash distributions made by the Partnership for each of the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average cash distribution per Common Unit made by the Partnership for each of the two full Quarters immediately preceding the giving of the Reset Notice (the number of such Common Units so determined by such quotient are referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner

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immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest and (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will become entitled to receive related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of the IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Aggregate Quantity of IDR Reset Common Units on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership ~~Securities~~Interests having such terms as the General Partner may approve, with the approval of a Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership ~~Securities~~Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership ~~Securities~~Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a) (or other Partnership Interests as described in Section 5.11(d)), the Capital Account maintained with respect to the Incentive

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Distribution Rights will (i) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (B) the Per Unit Capital Amount for an Initial Common Unit, and (~~B~~ii) second, ~~as to~~ any remaining balance in such Capital Account~~,~~ will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(~~B~~A) and (~~C~~B).

Section 5.12 Treatment of Penny Warrants.

All Penny Warrants shall be treated as Warrant Exercised Common Units from the date of issuance and, for the avoidance of all doubt, Articles IV, V, VI, VII, VIII, IX, X, XI, XII and XIII of this Agreement shall be interpreted accordingly as necessary to ensure that allocations, distributions, capital accounts, tax reporting and tax elections are all undertaken by the Partnership in a manner consistent with such treatment.

Section 5.13 Capital Contribution by Holders of Warrant Exercised Common Units ~~and Oxford Resources GP~~.

~~(a) As of the date of the Company’s issuance of the Holder Common Unit Warrants, each Holder of the Warrant Exercised Common Units shall, for all purposes of this Agreement, be treated as having made a Capital Contribution to the Partnership in an amount equal to such Holder’s Common Unit Warrants Purchase Price.~~

~~(b) As of the date of the Company’s issuance of the Holder Subordinated Unit Warrants, each Holder of the Warrant Exercised Subordinated Units shall, for all purposes of this Agreement, be treated as having made a Capital Contribution to the Partnership in an amount equal to such Holder’s Subordinated Unit Warrants Purchase Price.~~

~~(c) As of the date of Oxford Resources GP’s issuance of the General Partner Warrants, Oxford Resources GP shall~~As of the date of the Company’s issuance of the Holder Common Unit Warrants, each Holder of the Warrant Exercised Common Units was, for all purposes of this Agreement, ~~be~~ treated as having made a Capital Contribution to the Partnership in an amount equal to the ~~General Partner Warrants Purchase Price~~amount that such Holder was deemed to have paid for the Holder Common Unit Warrant held by such Holder as determined by multiplying the fair market value allocated to the Holder Common Unit Warrants pursuant to Section 1(b) of the Warrant Agreement by a percentage, the numerator of which is the number of Common Units subject to the Holder Common Unit Warrant held by such Holder and the denominator of which is the number of Common Units subject to all Holder Common Unit Warrants.

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable ~~year (or portion thereof)~~period as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable ~~year~~period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable ~~year~~period shall be allocated as follows:

(i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years until the aggregate Net Income

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allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable ~~year~~period and all previous taxable ~~years~~periods is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable ~~years~~periods;

(ii) Second, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided~~,~~ that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable ~~year~~period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) ~~Second~~Thereafter, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) ~~Except as set forth in Section 6.1(c)(iv), if~~If a Net Termination Gain is recognized, such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(b)(i~~)(A) or Section 6.4(b)(ii)(A~~) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) ~~and (3)any then existing Cumulative Common Unit Arrearage~~;

(C) Third, ~~if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit,~~ (x) to the General Partner in accordance with its Percentage ~~Interest~~Interests, and (y) to all Unitholders ~~holding Subordinated Units~~, Pro Rata, a percentage equal to 100% less the ~~percentage~~sum of the percentages applicable to subclause (x) of this clause (C)~~, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(b)(i)(C) with respect to such Subordinated Unit for such Quarter;~~

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~~(D) Fourth, 100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests~~, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, ~~(3)any then existing Cumulative Common Unit Arrearage, and (4~~and (3) the excess of (aa) the First Target Distribution ~~less the Minimum Quarterly Distribution~~ for each Quarter that ends after the ~~IPO~~Westmoreland Closing Date less the Unpaid MQD over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(b)(i)~~(D)~~ and Section 6.4(b)(ii)~~(B)~~ (the sum of (1), (2)~~, (3)~~ and (~~4~~3) is defined as the “First Liquidation Target Amount”);

(D) ~~(E) Fifth~~Fourth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (~~E~~D), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter that ends after the ~~IPO~~Westmoreland Closing Date over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4 (b)(~~i)(E) and Section 6.4(b)(ii)(C~~iii) (the sum of (1) and (2) is defined as the “Second Liquidation Target Amount”);

(E) ~~(F)Sixth~~Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (~~F~~E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter that ends after the ~~IPO~~Westmoreland Closing Date over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(b)(~~i)(F) and Section 6.4(b)(ii)(D~~iv); and

(F) ~~(G)~~ Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (~~G~~F).

(ii) ~~Except as set forth in Section 6.1(c)(iii), if a Net Termination Loss is recognized, such~~ Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, ~~if such~~inclusive of any Net Termination Loss ~~is recognized prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A),~~(if any) accrued in connection with the contribution pursuant to the Contribution Agreement, 100% to all holders of Liquidation Units in proportion to their positive Capital Account balances with respect to such Liquidation Units until the Capital Account in respect of each ~~Subordinated~~Liquidation Unit then ~~Outstanding~~outstanding has been reduced to zero;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

~~(iii) Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated among the Partners in the following manner:~~

~~(A) First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and~~

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~~(B) Second, the balance, if any, 100% to the General Partner.~~

~~(iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated among the Partners in the following manner:~~

~~(A) First, 100% to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this clause (A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii) (B);~~

~~(B) Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests until the aggregate Net Termination Gain allocated pursuant to this clause (B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1 (c)(iii)(A); and~~

~~(C) Third, the balance, if any, pursuant to the provisions of Section 6.1(c)(i).~~

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) there shall be allocated gross income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1 (d)(iii)(A) for the current taxable year and all previous taxable years is equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the

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number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(B) After the application of Section 6.1 (d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1 (d)(iii)(B) for the current taxable ~~year~~period and all previous taxable ~~years~~periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the ~~Contribution Agreement~~Westmoreland Closing Date to a date 45 days after the end of the current taxable ~~year~~period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) ~~the sum of~~a percentage equal to 100% less the General Partner’s Percentage Interest times (bb) the ~~sum of the amounts~~total amount allocated in clause (1) above.

(C) Until the Capital Account balance of the Liquidation Units is equal to zero, in each year that the Liquidation Units have a positive Capital Account balance, an item of deduction (determined by the General Partner) shall be allocated to the holders of Liquidation Units in an amount up to 5% of the Capital Account balance of the Liquidation Units immediately after the Westmoreland Closing Date and the allocation of any Net Termination Loss upon the Westmoreland Closing Date pursuant to Section 6.1(c)(ii)(A).

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d) (6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible ~~unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)~~; provided that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any ~~Partnership~~ taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided~~,~~ that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

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(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity.

~~(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.~~

(A) ~~(B)~~ With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, ~~after the application of Section 6.1 (d)(x)(A),~~ any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

(B) ~~(C)~~ With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all ~~of~~or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

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(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1 (d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1 (d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1 (d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1 (d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) Except as provided in Section 6.1 (d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d)) with respect to any Partnership property, the General Partner shall allocate such Additional Book Basis Derivative Items (1) to (aa) the holders of Incentive Distribution Rights and (bb) the General Partner in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 5.5(d) and (2) to all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss attributable to such property is allocated to any Unitholders pursuant to Section 5.5(d).

(B) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d)) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders. Any allocation made pursuant to this Section 6.1 (d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will

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equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c).

(D) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified ~~or treated~~ as a partnership for federal income tax purposes (the “lower-tier partnership”), the General Partner may make allocations similar to those described in Section 6.1 (d)(xii)(A)-(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower-tier partnership that ~~relates~~relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

~~(xiii) Special Curative Allocation in the Event of Liquidation Prior to the End of the Subordination Period. Notwithstanding any other provisions of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable year that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated) shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.~~

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1;

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A) and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1; and

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems

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appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for U.S. federal income tax purposes of income (including gross income) ~~or~~, gain, loss, deductions, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)- l(a)(6), Treasury Regulation Section 1.197-2(g)(3), the legislative history to Section 743 or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x), if Capital Account balances are reallocated among Partners in accordance with Section 5.5(d)(iii), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership will make corrective allocations to take into account the Capital Account reallocation.

(g) ~~(f)~~ All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(h) ~~(g)~~ Each item of Partnership income, gain, loss and deduction, for U.S. federal income tax purposes, shall be determined ~~on an annual basis~~for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the ~~first Business Day of each month; provided, however, that following the Initial Public Offering such items for the period beginning on the IPO Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the~~ opening of the National Securities Exchange on which the ~~Common Units may then be~~Partnership Interests are listed or admitted to trading on the first Business Day of ~~the next succeeding~~each month; ~~and~~ provided, ~~further~~however, that gain or loss on a sale or other disposition of any assets of the

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Partnership or any other extraordinary item of income ~~or~~, gain, loss or deduction realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such ~~gain or loss~~item is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(i) ~~(h)~~ Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date following the ~~IPO~~Westmoreland Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash distributed by the Partnership to the Partners following the ~~IPO~~Westmoreland Closing Date pursuant to Section 6.4(b) equals the Operating Surplus from the ~~IPO~~Westmoreland Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.

(b) Notwithstanding the first three sentences of Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all ~~receipts~~cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through ~~the~~any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of ~~IPO Proceeds, Credit Facility Proceeds and~~ Available Cash from Operating Surplus.

(a) ~~Subject to Section 17-607 of the Delaware Act, on the IPO Closing Date and immediately prior to the commencement of the Subordination Period, (i) the IPO Proceeds shall be distributed to the Taxable Partners, pro rata, in accordance with their relative Percentage Interests immediately prior to the closing of the Initial Public Offering, and (ii) the Credit Facility Proceeds shall be distributed to the Non-Taxable Partners, pro rata, in accordance with their relative Percentage Interests immediately prior to the closing of the Initial Public Offering;~~The Cumulative Common Unit Arrearage with respect to each Common Unit immediately prior to the date hereof is hereby eliminated and shall be zero ($0) as of the date hereof.

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(b) ~~(i) Subject~~Subject to Section 17-607 of the Delaware Act and to Section ~~17-607 of the Delaware Act~~13.13(c) and except as otherwise required in respect of additional Partnership ~~Securities~~Interests issued pursuant to Section 5.6, Available Cash with respect to any Quarter ~~within the Subordination Period~~ that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

(i) ~~(A)~~ First, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (~~A~~i), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) ~~(B)~~ Second, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (~~B~~ii), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the ~~Cumulative Common Unit Arrearage existing with respect to such Common Unit~~excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

~~(C) Third, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C), until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;~~

~~(D) Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;~~

~~(E) Fifth~~

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (~~E), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;~~

~~(F) Sixth~~iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (~~F~~iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

~~(G)~~

(v) Thereafter, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (~~G); provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(i)(G).~~

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~~(ii) Subject to Section 17-607 of the Delaware Act and except as otherwise required in respect of additional Partnership Securities issued pursuant to Section 5.6, Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:~~

~~(A) First, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;~~

~~(B) Second, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;~~

~~(C) Third, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (C), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;~~

~~(D) Fourth, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (D), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and~~v);

~~(E) Thereafter, (x) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E);~~ provided, however, if the Minimum Quarterly Distribution, ~~the~~ First Target Distribution, ~~the~~ Second Target Distribution and ~~the~~ Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(~~ii)(E~~v).

Section 6.5 Distributions of Available Cash from Capital Surplus.

Subject to Section 17-607 of the Delaware Act, Available Cash with respect to any Quarter ending on or after the ~~IPO~~Westmoreland Closing Date that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed as follows, unless the provisions of Section 6.3 require otherwise:

(a) First, 100% to the General Partner and the Unitholders, Pro Rata, until ~~a hypothetical holder of a Common Unit acquired on the IPO Closing Date has received with respect to such Common Unit, during the period since the IPO Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price;~~the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a); and

~~(b) Second, 100% (a) to the General Partner in accordance with its Percentage Interest and (b) to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and~~

(b) ~~(c)~~ Thereafter, 100% shall be distributed in accordance with Section 6.4 as if it were Operating Surplus.

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Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, and Third Target Distribution~~, Common Unit Arrearages and Cumulative Common Unit Arrearages~~ shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership ~~Securities~~Interests in accordance with Section ~~5.9.~~5.9 (other than a combination of Units or distribution of Units pursuant to Section 5.9(e)). In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution~~,~~ shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction ~~of which~~ the numerator of which is the ~~Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such~~fair market value of the distribution and ~~of which~~ the denominator of which is the ~~Unrecovered Initial Unit Price~~fair market value of the Common Units on the day immediately prior to ~~giving effect to such distribution.~~the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors of the General Partner.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution~~,~~ shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7 Reserved.

Section 6.8 Special Provisions Relating to the Holders of ~~Subordinated Units.~~Incentive Distribution Rights.

(a) ~~Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).~~Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to any distributions other than as provided in Section 6.4(b)(iv), (v) and (vi) and Section 12.4 or (B) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

~~(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).~~

(b) ~~(c) A Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated~~The holders of IDR Reset Common Units shall not be issued a Common Unit Certificate pursuant to Section ~~5.7~~4.1 if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such IDR Reset Common Unit to a Person that is not an Affiliate of the holder~~,~~ until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics, in all material respects, to the intrinsic economic and U.S.

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federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section ~~6.7(c~~6.8(b), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of ~~Sections~~Section 5.5(c)(ii), Section 6.1(d)(x) ~~and 6.7 (b~~(A), or Section 6.1(d)(x)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the ~~other~~ Unitholders holding Common Units.

~~Section Special Provisions Relating to the Holders of Incentive Distribution Rights.~~

~~Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(b)(i)(E), (F) and (G), Section 6.4(b)(ii)(C), (D) and (E) and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.~~

Section 6.9 Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by a governmental authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution by the amount of income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual tax liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter

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granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership ~~Securities~~Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

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(xiii) the purchase, sale or other acquisition or disposition of Partnership ~~Securities~~Interests, or the issuance of options, rights, warrants, appreciation rights ~~and~~, tracking and phantom interests or other economic interests in the Partnership or relating to Partnership ~~Securities~~Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates, including agreements to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership ~~Securities~~Interests or in the Partnership or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, ~~the Underwriting Agreement and the other agreements described in or filed as exhibits to the Registration Statement,~~ (ii) agrees that the General Partner (on its own ~~or through any officer~~behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Underwriting Agreement or described in or filed as exhibits to the Registration Statement, in each case on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership ~~Securities~~Interests or in the Partnership or is otherwise bound by this Agreement and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to Section 3.4(a), to the fullest extent permitted by law, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group

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and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4, elsewhere in this Agreement, and in the Services Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) Subject to the applicable rules and regulations of the National Securities Exchange on which the Common Units are listed, the General Partner, without the approval of the Limited Partners (who shall have no ~~other~~ right to vote in respect thereof under this Agreement), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership ~~Securities~~Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests or other economic interests in the Partnership or relating to Partnership ~~Securities~~Interests), or cause the Partnership to issue Partnership ~~Securities~~Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner~~,~~ or any of its Affiliates, any Group Member or any of their Affiliates, or any of them, in each case for the benefit of employees, consultants and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership ~~Securities~~Interests that the General Partner or such Affiliates are obligated to provide to any employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership ~~Securities~~Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the

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Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Subject to the terms and conditions of any other agreement to or by which an Indemnitee may be a party or bound, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law or equity to any Group Member or any Partner, any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, but subject to the proviso set forth in the last sentence of this Section 7.5(b) and subject to the terms and conditions of any other agreement to or by which an Indemnitee may be a party or bound, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the ~~Indemnitees~~Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership Group and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law or equity to present business opportunities to ~~the Partnership~~any Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). Subject to the terms and conditions of any other agreement to or by which an Indemnitee may be a party or bound, no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to ~~the Partnership~~any Group Member, and such Indemnitee (including the General Partner) shall not be liable to the Partnership or other Group Member, to any Limited Partner, any Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to ~~the Partnership~~any Group Member; provided such Indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee.

(c) The General Partner and each of its Affiliates may own and acquire Units or other Partnership ~~Securities~~Interests and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership ~~Securities~~Interests acquired by them. The term “Affiliates” when used in this Section 7.5(c) with respect to the General Partner shall not include any Group Member.

(d) Notwithstanding anything to the contrary in this Agreement, (i) to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting or eliminating the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction or elimination, such provisions and the restriction or elimination of fiduciary duties are hereby approved by the Partners, and ~~(i)~~ (ii) nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person to the Partnership or any of its Affiliates.

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Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied by law or equity, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to ~~(i)~~ enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all ~~partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units~~Partners.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided~~,~~ that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this ~~Section 7.7,~~Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful~~; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, or the Investors’ Rights Agreement (other than obligations incurred by the General Partner on behalf of the Partnership)~~. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

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(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity ~~(including any capacity under the Underwriting Agreement)~~, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees~~,~~ and their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired Partnership Securities or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

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(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty, stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then, notwithstanding any other provision of this Agreement or applicable law, (A) any Conflicts Committee shall be authorized in connection with its determination of whether to provide Special Approval to consider any and all factors as it determines to be relevant or appropriate under the circumstances, and (B) it shall be presumed that, in making its decision, a Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law ~~or~~, in equity or otherwise, the existence of the conflicts of interest described in the Registration Statement or the Proxy Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner~~,~~ or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. Whenever any Conflicts Committee makes a determination or takes or declines to take any other action, unless another express standard is provided for in this Agreement, it shall make such determination or take or decline to take such other action in good faith and shall not be subject to

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any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity or otherwise. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or in equity. ~~For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.~~

(d) For purposes of Sections 7.9(a) and (b) of this Agreement, “acting in its capacity as the general partner of the Partnership” means and is solely limited to, the General Partner exercising its authority as a general partner under this Agreement, other than when it is “acting in its individual capacity.” For purposes of this Agreement, “acting in its individual capacity” means: (i) any action by the General Partner or its Affiliates other than through the exercise of the General Partner of its authority as a general partner under this Agreement; and (ii) any action or inaction by the General Partner by the exercise (or failure to exercise) of its rights, powers or authority under this Agreement that are modified by: (A) the phrase “at the option of the General Partner,” (B) the phrase “in its sole discretion” or “in its discretion” or (C) some variation of the phrases set forth in clauses (A) or (B). For the avoidance of doubt, whenever the General Partner votes, acquires Partnership Interests or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be and be deemed to be “acting in its individual capacity.”

(e) ~~(d)~~ Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group ~~other than in the ordinary course of business~~ or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts or transactions shall be at its ~~option~~sole discretion.

(f) ~~(e)~~ Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g) ~~(f)~~ The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(h) For the avoidance of doubt, whenever the Board of Directors of the General Partner, any committee of the Board of Directors of the General Partner (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General

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Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership ~~Securities~~Interests.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership ~~Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner~~Interests. As long as Partnership ~~Securities~~Interests are held by any Group Member, such Partnership ~~Securities~~Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership ~~Securities~~Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including, for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner ~~at~~on the ~~IPO Closing Date~~date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual’s status as an officer, director or employee of the General Partner or an Affiliate of the General Partner) holds Partnership ~~Securities~~Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership ~~Securities~~Interests (the “Holder”) to dispose of the number of Partnership ~~Securities~~Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership ~~Securities~~Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership ~~Securities~~Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than four registrations in total pursuant to this Section 7.12(a) and Section 7.12(b), no more than two of which shall be required to be made at any time that the Partnership is not eligible to use Form S-3 (or a comparable form) for the registration under the Securities Act of its securities; and provided, further, however, that if a Conflicts Committee determines in good

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faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the ~~first~~immediately preceding sentence ~~of this Section 7.12(a)~~, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership ~~Securities~~Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership ~~Securities~~Interests in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If any Holder holds Partnership ~~Securities~~Interests that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership ~~Securities~~Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership ~~Securities~~Interests covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership ~~Securities~~Interests specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than four registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided, further, however, that if a Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to ~~Section 7.12(a) or~~ this Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.12 (b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership ~~Securities~~Interests subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership ~~Securities~~Interests in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

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(c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify each Holder that is an Affiliate of the Partnership at that time of such proposal and use all reasonable efforts to include such number or amount of securities held by such Holder in such registration statement as it shall request; provided~~,~~ that the Partnership is not required to make any effort or take any action to so include the securities of such Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and such Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership ~~Securities~~Interests would have a material adverse effect on the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by such Holder that, in the opinion of the managing underwriter or managing underwriters, will not have a material adverse effect on the success of the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by such Holder.

(d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership ~~Securities~~Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e) The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership ~~Securities~~Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership ~~Securities~~Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

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(f) The rights to cause the Partnership to register Partnership ~~Securities~~Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership ~~Securities~~Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership ~~Securities~~Interests with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(g) Any request to register Partnership ~~Securities~~Interests pursuant to this Section 7.12 shall (i) specify the Partnership ~~Securities~~Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership ~~Securities~~Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership ~~Securities~~Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership ~~Securities~~Interests.

~~(h) C&T Coal, Charles C. Ungurean, and Thomas T. Ungurean (and their respective successors and permitted assigns under Exhibit B to the Investors’ Rights Agreement) have only those registration rights set forth in Exhibit B to the Investors’ Rights Agreement and are not entitled to rely on the rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12.~~

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available ~~against~~to such Person or Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership ~~Securities~~Interests, books of account and records of

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Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided~~,~~ that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the ~~SEC~~Commission’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the ~~SEC~~Commission’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable ~~year~~period or ~~years~~year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable ~~year~~period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable ~~year~~period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable ~~year~~period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable ~~year~~period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest ~~quoted~~

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~~closing price~~Closing Price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(~~g~~h) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

~~(a) AIM Oxford and C&T Coal were admitted to the Partnership as Initial Limited Partners on August 24, 2007. Additionally, from time to time prior to the IPO Closing Date, all Employee/Director Unitholders who held Units prior to the IPO Closing Date were admitted to the Partnership as Limited Partners.~~

(a) ~~(b) From and after the IPO Closing Date, by~~By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, Limited Partner Interests (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or ~~admission~~issuance is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected ~~in~~on the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-~~Citizen~~citizen Assignee shall be determined in accordance with Section 4.9.

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(b) ~~(c)~~ The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) ~~(d)~~ Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(~~b~~a).

Section 10.2 Admission of Successor or Additional General Partner.

A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all or part of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as a General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such Person shall be admitted to the Partnership as a successor or additional General Partner until compliance with the terms of Section 4.6 has occurred and such Person has executed and delivered such other documents or instruments as may be required to effect such admission, including a counterpart to this Agreement. Any such successor or additional General Partner is hereby authorized to, and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its ~~rights as~~ General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors, (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code, (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law, (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition

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filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv) or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) ~~(A)in~~In the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation, (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner, (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust, (D) in the event the General Partner is a natural person, his death or adjudication of incompetency and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B) or (C) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the ~~IPO~~Westmoreland Closing Date and ending at 12:00 midnight Eastern Time on June 30, 2020 that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders of its intention to withdraw; provided that, prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates), such withdrawal to take effect on the date specified in such notice and that, prior to the effective date of such withdrawal, the General Partner delivers to the Partnership an Opinion of Counsel (a “Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously so treated or taxed); (ii) at any time after 12:00 midnight Eastern Time on June 30, 2020, the General Partner voluntarily withdraws by giving at least 90 days advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice (provided that, prior to the effective date of such withdrawal, the General Partner delivers to the Partnership a Withdrawal Opinion of Counsel) ~~or~~; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. To the fullest extent permitted by law, the withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. To the fullest extent permitted by law, the Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 80% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class.

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Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the ~~outstanding Common Units voting as a separate class and a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a separate class~~ Outstanding Units (including~~, in each case,~~ Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. To the fullest extent permitted by law, the removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. To the fullest extent permitted by law, if a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the ~~departure~~withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights and all of its or its Affiliates’ Liquidation Units (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its ~~departure~~withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the ~~departure~~withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest in exchange for an amount in cash equal to the fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s ~~departure~~withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such ~~departure~~withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other

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independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (~~or~~and its ~~transferee~~Affiliates, if applicable) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (~~or~~and its ~~transferee~~Affiliates) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (~~or~~and its ~~transferee~~Affiliates, if applicable) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled in respect of its General Partner Interest. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

~~SectionTermination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.~~

~~Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis (provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(c)), (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.~~

Section 11.4 Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

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ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor or additional General Partner in accordance with the terms of this Agreement. Upon the removal or other event of withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section ~~11. 1,~~11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the fullest extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1 (a)(iv), (v) or (vi), then, to the fullest extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect ~~in writing~~ to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided~~,~~ that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

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Section 12.3 Liquidator.

Upon dissolution of the Partnership, the General Partner, or if none, a Unit Majority, shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units ~~and Subordinated Units voting as a single class~~. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units ~~and Subordinated Units voting as a single class~~. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units ~~and Subordinated Units voting as a single class~~. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners.

(b) The Liquidator shall first satisfy the liabilities of the Partnership. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable ~~year~~period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable ~~year~~period (or, if later, within 90 days after said date of such occurrence).

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Section 12.5 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any ~~money~~monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable ~~year~~period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to

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facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the ~~registration statement for the Initial Public Offering~~Registration Statement, the Proxy Statement or this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable ~~year~~period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable ~~year~~period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization ~~of~~or issuance of any class or series of Partnership ~~Securities~~Interests, or any options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership or relating to Partnership Interests pursuant to Section 5.6, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership ~~Securities~~Interests pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership ~~Securities~~Interests have received Special Approval;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, to the full extent permitted by law, ~~that~~ the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or

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pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class so affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section ~~13. 1,~~13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

(f) Notwithstanding anything herein to the contrary, no amendment shall be effective that (i) enlarges the obligations of any holder of Holder Common Unit Warrants (whether as a holder of Holder Warrants or Warrant Exercised Common Units) without the prior approval of the holders of a majority of the Warrant Exercised Common Units issuable upon exercise of the Holder Warrants~~,~~ or (ii) affects the holders of ~~Common Unit~~ Holder Common Unit Warrants in a manner disproportionately and adversely as compared to the holders of Common Units without the prior approval of the holders of a majority of the Warrant Exercised Common Units issuable upon exercise of the Holder Common ~~Unit Warrants or (iii) affects the holders of Subordinated Unit Holder Warrants in a manner disproportionately and adversely as compared to the holders of Subordinated Units without the prior approval of the holders of a majority of the Warrant Exercised Subordinated Units issuable upon exercise of the Holder Subordinated~~ Unit Warrants.

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Section 13.4 Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities law, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities law shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Adjournment.

Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

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Section 13.8 Waiver of Notice; Approval of Meeting.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units present and entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned

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by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Voting and Waivers of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b) If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Common Units, as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Common Units, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a

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quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Common Units, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c) In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long term best interest of such holders. In connection with the adoption of this Agreement, the holders of the Incentive Distribution Rights hereby waive the right to the Incentive Distributions for the six Quarters beginning with the Quarter in which this Agreement is adopted, provided that, if (x) the General Partner or any Affiliate of the General Partner (or any combination thereof) transfers assets to the Partnership after the date hereof with an aggregate value (determined at the time of such transfer) that is greater than $35,000,000 and (y) such transferred assets are reasonably projected (at the time of such transfer) to result in the Partnership making distributions on a per Common Unit basis greater than the distributions on a per Common Unit basis made prior such transfer, such period of time may be terminated so long as the holders of the Incentive Distribution Rights have waived the right to Incentive Distributions for at least three Quarters. Any amounts that would have been distributed with respect to the Incentive Distribution Rights for the period referenced in the immediately preceding sentence shall instead be distributed (i) to the General Partner in accordance with its Percentage Interest with respect to its General Partner Units and (ii) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to clause (i) of this subparagraph (c).

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity or otherwise.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and state of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

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(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity ~~securities~~interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity and (A) if any ~~general or limited partner~~ interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or ~~general or limited partner~~ interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) that the holders of such ~~general or limited partner~~ interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of ~~securities~~equity interests represented by certificates, upon the surrender of such certificates, which cash, property or ~~general or limited partner~~ interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided~~,~~ that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity ~~securities~~interests of each constituent business ~~entity~~ for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided~~,~~ that

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if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partners determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13. 1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each ~~Unit~~Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be a substantially identical ~~Unit~~Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership ~~Securities~~Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership ~~Securities~~Interests (other than the Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

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(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the certificate of conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

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(vi) the Partnership ~~Units~~Interests that are to be converted into ~~partnership~~ interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time ~~from and after the IPO Closing Date~~ the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable ~~at~~in its ~~option~~sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be ~~published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York~~filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of any Certificates representing such Limited Partner Interests~~,~~ in the case of Limited Partner Interests evidenced by Certificates and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

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(c) ~~At~~In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender any Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership ~~Securities~~Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership ~~Securities~~Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report ~~addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service~~given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that ~~the United States Postal Service is~~such notice, payment or report was unable to ~~deliver it~~be delivered, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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Section 16.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries.

Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 16.8 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute a single agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement (a) immediately upon ~~fixing its signature hereto, (b) in the case of the General Partner and the holders of Limited Partner Interests outstanding immediately prior to the closing of the Initial Public Offering, immediately upon the closing of the Initial Public Offering, without the execution hereof, or (c~~affixing its signature hereto, or (b) in the case of a Person acquiring Limited Partner Interests pursuant to Section 10.1(b), immediately upon the acquisition of such Limited Partner Interests, without execution hereof.

Section 16.9 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) To the fullest extent permitted by law, each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a ~~fiduciary~~ duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

Annex A - 87

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided~~,~~ nothing in this clause (v) ~~hereof~~ shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners (including any ~~Amendment~~amendment of this Agreement), such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action (including any ~~Amendment~~amendment of this Agreement).

Section 16.12 Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates evidencing ownership of Partnership ~~Securities~~Interests is expressly permitted by this Agreement.

~~SectionProvisions Regarding Effective Time.~~

~~This Agreement is to become effective upon the closing of the Initial Public Offering, and accordingly in connection therewith the following shall apply:~~

~~(a) This Agreement shall from and after its approval by the Partners in accordance with the Second A/R Partnership Agreement be an agreement binding upon and enforceable by the Partners subject to the application of the provisions hereof generally being effective upon the closing of the Initial Public Offering.~~

~~(b) The affairs of the Partnership shall continue to be governed by the terms of the Second A/R Partnership Agreement until the closing of the Initial Public Offering.~~

~~(c) In the event that the closing of the Initial Public Offering does not occur on or before December 31, 2010, this Agreement shall be null and void and of no force and effect and the Second A/R Partnership Agreement shall continue in full force and effect.~~

~~SectionHolders.~~

~~The Holders shall, from and after June 24, 2013, be parties to this Agreement, bound by the terms and conditions hereof and entitled to their rights, subject to their obligations, set forth herein.~~

Annex A - 88

~~Article~~

~~CERTAIN TRANSACTIONS IN CONNECTION WITH THE INITIAL PUBLIC OFFERING~~

~~SectionNon-Pro Rata Redemption of Common Units.~~

~~The General Partner is authorized to use the proceeds from any exercise by the Underwriters of the Over-Allotment Option in the Initial Public Offering to redeem from the Initial Limited Partners, but not from other Partners, that number of Common Units that corresponds to the number of Common Units issued to the Underwriters upon such exercise at a price per Common Unit equal to the price per Common Unit received by the Partnership for the Common Units issued to the Underwriters upon such exercise.~~

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Annex A - 89

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

GENERAL PARTNER

~~OXFORD~~WESTMORELAND RESOURCES GP, LLC

By:	~~/s/ Charles C. Ungurean~~
Name: ~~Charles C. Ungurean~~
Title: ~~President and Chief Executive Officer~~

[Signature Page — ~~Third~~Fourth Amended and Restated Agreement of Limited Partnership of ~~Oxford~~Westmoreland Resource Partners, LP]

Annex A - 90

EXHIBIT A

to the ~~Third~~Fourth Amended and Restated

Agreement of Limited Partnership of

~~Oxford~~Westmoreland Resource Partners, LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

~~Oxford~~Westmoreland Resource Partners, LP

Certificate No.: [    ] Number of Common Units:

In accordance with Section 4.1 of the ~~Third~~Fourth Amended and Restated Agreement of Limited Partnership of ~~Oxford~~Westmoreland Resource Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), ~~Oxford~~Westmoreland Resource Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of the above-designated number of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at ~~41~~9540 South ~~High Street, Suite 3450, Columbus, Ohio 43215.~~Maroon Circle, Suite 200, Englewood, Colorado 80112. Capitalized terms used herein but not defined herein shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ~~OXFORD~~WESTMORELAND RESOURCE PARTNERS, LP (THE “PARTNERSHIP”) THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (D) VIOLATE THE TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT. THE GENERAL PARTNER OF THE PARTNERSHIP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has ~~all~~the right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents, acknowledgements, waivers and approvals contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

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This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

	Dated:	~~Oxford~~Westmoreland Resource Partners, LP

	Countersigned and Registered by:	By:	~~Oxford~~Westmoreland Resources GP, LLC, Its General Partner
By:
as Transfer Agent and Registrar
By:
Name:

By:		By:
Authorized Signature

Annex A - 92

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM —	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT

TEN ENT —	as tenants by the entireties	Custodian of in (Cust) (Minor) (State) Under Uniform Gifts/Transfers to CD Minors Act

JT TEN —	as joint tenants with right of survivorship and not ~~under Uniform Gifts/Transfers to CD Minors Act~~ as tenants in common ~~(State)~~
Additional abbreviations, though not in the above list, may also be used.

Annex A - 93

ASSIGNMENT OF COMMON UNITS OF ~~OXFORD~~WESTMORELAND RESOURCE PARTNERS, LP

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                     Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of ~~Oxford~~Westmoreland Resource Partners, LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

Annex A - 94

ANNEX B

CONTRIBUTION AGREEMENT

BY AND BETWEEN

WESTMORELAND COAL COMPANY

AND

OXFORD RESOURCE PARTNERS, LP

OCTOBER 16, 2014

Annex B - i

(continued)

Annex B - ii

(continued)

Annex B - iii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 16, 2014, is made and entered into by and between Westmoreland Coal Company, a Delaware corporation (“Contributor”), and Oxford Resource Partners, LP, a Delaware limited partnership (the “Partnership”). Contributor and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Contributor owns, directly or indirectly, certain properties constituting the Assets;

WHEREAS, prior to the Closing, Contributor will cause the Assets to be contributed to Westmoreland Kemmerer Fee Coal Holdings, LLC, a Delaware limited liability company (“WKFCH”), by a deed or deeds in a form reasonably acceptable to the Partnership (the “Assets Deed(s)”), and all of the outstanding equity interests in WKFCH (the “WKFCH Interests”) will be held, directly or indirectly, by Contributor;

WHEREAS, concurrently with the execution of this Agreement, Contributor or its Affiliate is entering into a Purchase Agreement (the “Purchase Agreement”) with AIM Oxford Holdings, LLC, a Delaware limited liability company (“AIM Holdings”), C&T Coal, Inc., an Ohio corporation (“C&T Coal”), Jeffrey M. Gutman, an individual person, Daniel M. Maher, an individual person, and the Warrantholders executing the Purchase Agreement (each a “Seller,” and collectively, the “Sellers”), and pursuant to which Contributor has agreed to acquire from the Sellers, and the Sellers have agreed to sell to Contributor, (a) 100% of the membership interests in Oxford Resources GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Oxford GP”), (b) 100% of the Subordinated Units of the Partnership, (c) 100% of the warrants that are exercisable into membership interests in Oxford GP and (d) 100% of the warrants that are exercisable into Subordinated Units of the Partnership (collectively, the “GP Purchase”);

WHEREAS, concurrently with the consummation of the GP Purchase on the Closing Date, and subject to the terms and conditions of this Agreement, Contributor desires to contribute to the Partnership, and the Partnership (through Oxford Mining Company, LLC, an Ohio limited liability company (the “Operating Company”)) desires to accept from Contributor, the WKFCH Interests (the “Partnership Consideration”), in exchange for 4,512,500 Common Units (on a post-split basis, assuming the Contribution Partnership Agreement Amendment has been approved and executed, which amount shall be proportionately adjusted in the event that the Partnership executes a NYSE Compliance Reverse Unit Split) issued by the Partnership (such Common Units, the “Contributor Consideration,” and such transaction, the “Partnership Contribution”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the contribution of the Partnership Consideration in exchange for the Contributor Consideration will qualify as an exchange to which Section 721(a) of the Code applies;

WHEREAS, it is intended that, immediately prior to or concurrently with, and as a condition to, the consummation of the Partnership Contribution, (a) the GP Purchase shall have been consummated, (b) the Partnership shall have executed the Contribution Partnership Agreement Amendment and (c) the Partnership and WKFCH shall have executed and delivered the Coal Mining Lease (collectively with the GP Purchase and the Partnership Contribution, the “MLP Transactions”);

WHEREAS, as a condition and inducement to the willingness of Contributor to enter into this Agreement and subject to its terms and conditions, the Partnership agrees to file a proxy statement with the Commission in connection with the MLP Transactions, and as soon as reasonably practicable and permitted, duly call, give notice of, convene and hold a special meeting of the holders of the Partnership’s Common Units (each a “Common Unitholder,” and collectively, the “Common Unitholders”) and seek a written consent from the

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Partnership’s Subordinated Units (each a “Subordinated Unitholder,” and collectively, the “Subordinated Unitholders,” and together with the Common Unitholders, the “Unitholders”) for the purpose of obtaining approval of the Contribution Partnership Agreement Amendment contemplated hereby and this Agreement and the transactions contemplated hereby by the affirmative vote or consent of the requisite Unitholders (the “Unitholder Approval Transactions”);

WHEREAS, the Partnership Board has (a) determined that it is in the best interests of the Partnership and the unaffiliated Common Unitholders, and declared it advisable, to enter into the Unitholder Approval Transactions, (b) approved the execution, delivery and performance of the documents required for the Unitholder Approval Transactions and (c) resolved to submit the Unitholder Approval Transactions to a vote of the unaffiliated Common Unitholders and to seek a written consent from the Subordinated Unitholders and recommend approval of the Unitholder Approval Transactions by the affirmative vote or consent of the requisite unaffiliated Common Unitholders;

WHEREAS, the Board of Directors of Contributor has approved and declared advisable the Unitholder Approval Transactions.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

ARTICLE I DEFINITIONS AND RULES OF INTERPRETATIONS

1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

1.2 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(d) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

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(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and the plural and to cover all genders;

(i) the Transaction Documents have been jointly prepared by the parties thereto, no Transaction Document shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent thereof or in any way affect this Agreement;

(k) any references herein to a particular section, article, exhibit or schedule means a section or article of, or an exhibit or schedule to, this Agreement unless otherwise expressly stated herein;

(l) the exhibits and schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days shall mean calendar days unless otherwise provided;

(o) unless otherwise indicated, all references to time shall mean Denver, Colorado time;

(p) references to any Person shall include such Person’s successors and permitted assigns;

(q) any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document; and

(r) all references in any representation in Article III and Article IV to any Law or Contract shall mean such Law or Contract as in effect on the date such representation was made.

ARTICLE II

CONTRIBUTION OF THE PARTNERSHIP CONSIDERATION; ISSUANCE OF CONTRIBUTOR CONSIDERATION

2.1 Contribution of the Partnership Consideration. At the Closing, and upon the terms and subject to the conditions of this Agreement, Contributor shall contribute and assign to the Partnership (through the Operating Company), and the Partnership (through the Operating Company) shall accept from Contributor, the WKFCH Interests.

2.2 Issuance of Contributor Consideration. In consideration of the receipt of the WKFCH Interests by the Partnership (through the Operating Company), the Partnership shall issue and deliver, or cause to be issued and delivered, to Contributor on the Closing Date the Contributor Consideration.

2.3 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Hart LLP, 6380 South Fiddlers Green Circle, Suite 500, Greenwood Village, CO 80111, concurrently with the “Closing” under the Purchase Agreement, subject to the prior or concurrent satisfaction or valid waiver of all of the closing conditions set forth in Sections 6.1, 6.2 and 6.3, or at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m., Denver, Colorado time, on the Closing Date.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Except as disclosed in any Contributor SEC Documents filed with or furnished to the Commission after January 1, 2014 and prior to the date of this Agreement (excluding any disclosures included in any “risk factor” section of such Contributor SEC Documents or any other disclosures in such Contributor SEC Documents to the extent they are predictive or forward looking and general in nature), Contributor hereby represents and warrants to the Partnership as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:

3.1 Existence; Qualification.

(a) Contributor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power, authority, material governmental licenses, authorizations, consents and approvals to own, lease and operate its properties, including, through WKI, the Assets, and to carry on its business as it is now being conducted. Contributor is duly qualified, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Contributor Material Adverse Effect. Contributor has delivered to the Partnership true, correct and complete copies of the Organizational Documents of Contributor as currently in effect.

(b) As of the Closing Date, WKFCH is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power, authority, material governmental licenses, authorizations, consents and approvals to own and lease its properties, including the Assets, and to operate its properties and to have the Kemmerer Mining Operation conducted thereon. As of the Closing Date, WKFCH is duly qualified, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Contributor Material Adverse Effect. As of the Closing Date, Contributor has delivered to the Partnership true, correct and complete copies of the Organizational Documents of WKFCH, as in effect on the Closing Date. As of the Closing Date, all such Organizational Documents are in full force and effect, and WKFCH is not in violation of any provision of its Organizational Documents.

(c) As of the Closing Date, WKFCH has been formed solely for the purpose of engaging in the transactions contemplated hereby, and has not engaged in any activities other than as contemplated by this Agreement.

3.2 Validity of Agreement, Authorization. Contributor has the requisite power and authority to enter into the Transaction Documents to which it is or will be party, and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of Contributor’s obligations thereunder have been duly authorized by the board of directors of Contributor, and no other proceedings on the part of Contributor are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which Contributor is or will be a party has been (in the case of this Agreement and the other Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by Contributor and constitutes, or will constitute when executed, as applicable, Contributor’s valid and binding obligation, enforceable against Contributor in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).

3.3 Consents and Approvals. Except as set forth on Schedule 3.3 of the Contributor Disclosure Schedules, no consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, or notice

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to, any Governmental Authority or any other Person is necessary for the (a) consummation by Contributor of the transactions contemplated by the Transaction Documents to which it is a party, (b) the Kemmerer Mining Operation to be operated by WKI after consummation of the transactions contemplated hereby in the same manner as it was operated and proposed to be operated before the Closing, (c) the Kemmerer Mining Operation to be operated by WKI after the consummation of the transactions contemplated hereby in compliance with all applicable Law and (d) the Permits held by WKI relating to the Kemmerer Mining Operation and contractual and property rights of WKFCH to continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby to those that were in place immediately prior to the consummation of the transactions contemplated hereby, except any such consent, approval, waiver, authorization, declaration, filing, registration, qualification or notice that has been obtained or made or that would in the Ordinary Course of Business be obtained or made after the Closing, or which, if not obtained or made, would not reasonably be expected to have a Contributor Material Adverse Effect.

3.4 No Conflicts. Except as set forth on Schedule 3.4 of the Contributor Disclosure Schedules, the execution, delivery and performance by Contributor of the Transaction Documents to which it is or will be a party, and the consummation by Contributor of the transactions contemplated thereby, do not (a) violate any provision of any Law applicable to Contributor or its Subsidiaries or by which any of their respective properties or assets is bound, (b) result in any breach or violation of any provision of the Organizational Documents of Contributor or any of its Subsidiaries (including, as of the Closing Date, WKFCH), (c) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice or the passage of time or both) under, any of the terms, conditions or provisions of any Contract to which Contributor or any of its Subsidiaries (including, as of the Closing Date, WKFCH) is a party or by which any property or asset of any of Contributor or any of its Subsidiaries is bound or affected, or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of Contributor or any of its Subsidiaries (including, as of the Closing Date, WKFCH), except, in the cases of clauses (a), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Contributor Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Contributor is a party or to materially impair Contributor’s ability to perform its obligations under the Transaction Documents to which it is a party.

3.5 Capitalization of WKFCH and Ownership of Assets.

(a) As of the Closing Date, Contributor is the record owner of and has good and valid title to the WKFCH Interests, free and clear of all Liens. As of the Closing Date, the WKFCH Interests constitute 100% of the total issued and outstanding membership interests in WKFCH. As of the Closing Date, the WKFCH Interests have been duly authorized and are validly issued, fully-paid (to the extent required by the Organizational Documents of WKFCH) and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act). Upon consummation of the transactions contemplated by this Agreement, the Partnership will own all of the WKFCH Interests. As of the Closing Date, the WKFCH Interests were issued in compliance with Law. As of the Closing Date, the WKFCH Interests were not issued in violation of the Organizational Documents of WKFCH or any other agreement, arrangement or commitment to which Contributor or WKFCH is a party and are not subject to or in violation of any preemptive or similar rights of any Person. As of the Closing Date, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in WKFCH or obligating Contributor or WKFCH to issue or sell any membership interests (including the WKFCH Interests), or any other interest, in WKFCH. As of the Closing Date, other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the WKFCH Interests.

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(b) As of the Closing, WKFCH has (i) title to the Assets and (ii) all of the real property rights sufficient to enable the Kemmerer Mining Operation to be conducted thereon, in both cases free and clear of all Liens except Permitted Liens and those Liens set forth on Schedule 3.5(b) of the Contributor Disclosure Schedules.

(c) Neither Contributor nor, as of the Closing Date, WKFCH, is a party to any agreements, arrangements or commitments obligating Contributor to grant, deliver or sell, or cause to be granted, delivered or sold, the Assets, by sale, lease, license or otherwise, other than this Agreement.

(d) None of the execution of this Agreement, the assignment of the WKFCH Interests, or the contribution of the Assets as contemplated by this Agreement gives rise to any rights of first refusal, rights of first offer or similar rights under any agreement to which WKFCH or Contributor is a party that would entitle any Person to purchase or otherwise acquire any of the Assets or require that an offer to purchase or acquire any of the Assets be made to any Person.

(e) The Coal Reserves constitute all of the coal reserves to which WKFCH has any rights as of the Closing Date. The real property rights of WKFCH in and to the Coal Reserves shall be sufficient to enable WKFCH to mine and/or contract to have mined on a surface mining basis all of the Coal Reserves without any need for the acquisition of additional real property rights.

(f) As of the Closing Date, WKFCH does not have an ownership interest in any other Person.

3.6 Legal Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of Contributor, threatened, (i) challenging the transactions contemplated by the Transaction Documents, (ii) otherwise relating to such transactions or the Transaction Documents or (iii) that, individually or in the aggregate, would be material to the Kemmerer Mining Operation or the Assets.

(b) Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 3.8 or as is set forth on Schedule 3.6(b) of the Contributor Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Contributor, threatened against Contributor in relation to any of the Assets. To the Knowledge of Contributor, no event has occurred or circumstances exist that would reasonably give rise to, or serve as a basis for, any such Proceedings.

(c) Except as set forth on Schedule 3.6(c) of the Contributor Disclosure Schedules, there are (i) no outstanding orders from any Governmental Authority that adversely affect the Kemmerer Mining Operation or the ability of (A) WKI to use or operate the Assets as they are currently used and operated or (B) Contributor (and, as of the Closing Date, WKFCH) to own the Assets as they are currently owned and (ii) no unsatisfied judgments, injunctions, decrees, rulings, penalties or awards against or affecting the Kemmerer Mining Operation or the Assets.

3.7 Permits.

(a) All Permits currently held or applied for by Contributor and/or its Affiliates relating to the Kemmerer Mining Operation constitute all Permits necessary for the operation of the Kemmerer Mining Operation as presently conducted and as proposed to be conducted. As of the Closing Date, all such Permits are held by WKI. All such Permits that have been issued are in full force and binding upon the parties thereto, free and clear of any claims, Liens, Liabilities or obligations. There are no proceedings pending or, to the Knowledge of Contributor, threatened, that seek the revocation, cancellation, suspension or adverse modification of such Permits. Neither Contributor nor any of its Affiliates has violated any such Permits and WKI is in substantial compliance in all respects with all such Permits. All Permits are renewable by WKI by their terms in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any

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amounts other than routine filing fees. None of Contributor or any of its Affiliates has received notice to the effect that (a) WKI is not in compliance with, or is in violation of, any Permit, (b) any currently existing circumstances are likely to result in a failure of WKI to comply with, or result in a violation by WKI of, any Permit, or (c) any pending Permit application related to the Kemmerer Mining Operation will be delayed, denied or made subject to any special qualification procedures or the payment of any amounts other than routine filing fees.

(b) None of Contributor or its Affiliates (including, as of the Closing Date, WKFCH) has been notified in writing or otherwise by OSMRE or the agency of any state administering SMCRA or any comparable state statute that WKFCH or the Kemmerer Mining Operation is: (i) ineligible to receive additional Permits (i.e., “permit blocked” under OSMRE’s Applicant Violator System (AVS)); or (ii) under investigation to determine whether its eligibility to receive or maintain any such Permits should be revoked. As of the Closing Date, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render WKFCH ineligible to receive Permits or any other potential Permits.

3.8 Environmental Matters. Except as to matters set forth on Schedule 3.8 of the Contributor Disclosure Schedules:

(a) to the Knowledge of Contributor, the Kemmerer Mining Operation and the Assets are in material compliance with all applicable Environmental Laws;

(b) the Assets are not subject to any pending or, to the Knowledge of Contributor, threatened Proceeding arising under any Environmental Law, nor has Contributor received any written and pending notice, order, request for information or complaint from any Governmental Authority alleging a material violation of or liability arising under any Environmental Law with respect to the Assets;

(c) Contributor has delivered to the Partnership complete and correct copies of all environmental site assessment reports and studies relating to the Assets that are in the possession of Contributor; and

(d) to the Knowledge of Contributor, there has been no Release of any Hazardous Substance on, at, under, to, or from any of the Assets, or from or in connection with any operations conducted on or at the Assets, in a manner that would reasonably be expected to give rise to any material liability pursuant to any Environmental Law.

3.9 Legal Compliance.

(a) To the Knowledge of Contributor, Contributor and its affiliated predecessors and Affiliates (and, as of the Closing Date, WKFCH) have complied, and are in compliance, with all Law applicable to the Assets or to the conduct of the Kemmerer Mining Operation or operations or the use of their properties (including any leased properties) and other assets in all material respects, and there has been no assertion by any Person, and none of the foregoing has received any notice, of any violation of any Law, and, to the Knowledge of Contributor, there are no facts or circumstances which would be expected to form the basis for any such violation, other than such violations which would not reasonably be expected to have a Contributor Material Adverse Effect.

(b) The Kemmerer Mining Operation is, and since December 31, 2009 has been, in compliance in all respects with all of the terms and requirements of each of its Permits. Without limiting the foregoing, WKI is current in the commencement, conduct, completion and maintenance of all reclamation necessitated by the Kemmerer Mining Operation and is in compliance with its mining plans for so doing, including all mining plans submitted to the State of Wyoming and OSMRE, and with all Law, and the Kemmerer Mining Operation is in compliance with all of the requirements of SMCRA, the Federal Mine Safety and Health Act of 1977, as amended, all similar statutes of the State of Wyoming, and all rules and regulations promulgated under said laws and any other Law imposed by OSMRE, MSHA, the State of Wyoming and any other Governmental Authority or other Person, in each case in all material respects.

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3.10 Taxes.

(a) All material Tax Returns required to be filed with respect to the WKFCH Interests and the Assets have been timely filed, all such Tax Returns are complete and correct in all material respects, and all material Taxes due relating to the WKFCH Interests and the Assets have been paid in full or adequately accrued for in Contributor’s financial statements. The time for filing any Tax Return to be filed with respect to the Assets has not been extended.

(b) There are no material disputes or claims (other than disputes or claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) with respect to the WKFCH Interests and the Assets for any Taxes made in writing, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to the WKFCH Interests and the Assets.

(c) To the Knowledge of Contributor, no material Tax audits or administrative or judicial proceedings have been or are being conducted, are pending or are proposed with respect to the WKFCH Interests and the Assets.

(d) There are no Liens for Taxes on any of the WKFCH Interests and the Assets other than, in the case of the Assets, Permitted Liens.

(e) All material Taxes required to be withheld, collected or deposited with respect to the WKFCH Interests and the Assets have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

(f) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the WKFCH Interests and the Assets for any period.

(g) Contributor is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and Treasury Regulations promulgated thereunder, or an entity disregarded as separate from its owner for United States federal income tax purposes.

3.11 Customers and Suppliers.

(a) Schedule 3.11 of the Contributor Disclosure Schedules lists the customers of the Kemmerer Mining Operation since January 31, 2012, the date of Contributor’s acquisition of the Kemmerer Mining Operation, and sets forth opposite the name of each such customer the percentage of revenue for each such fiscal year attributable to such customer. Since January 31, 2012, the date of Contributor’s acquisition of the Kemmerer Mining Operation, neither Contributor nor any of its Affiliates has received any customer complaints relating to the Kemmerer Mining Operation, nor has Contributor or any of its Affiliates had any of its coal deliveries relating to the Kemmerer Mining Operation returned or rejected by a purchaser thereof, other than complaints in the Ordinary Course of Business which have not, and are not likely to have, individually or in the aggregate, a Contributor Material Adverse Effect.

(b) Except as set forth on Schedule 3.11 of the Contributor Disclosure Schedules, since December 31, 2013, no supplier or vendor of the Kemmerer Mining Operation has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Kemmerer Mining Operation, and no Person listed on Schedule 3.11 of the Contributor Disclosure Schedules has indicated that it will stop, or decrease the rate of, its acquisition of coal from the Kemmerer Mining Operation.

3.12 Brokers’ Fee. Except as set forth on Schedule 3.12 of the Contributor Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Contributor or any of its Affiliates.

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3.13 Matters Relating to Acquisition of the Common Units. Contributor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Common Units making up the Contributor Consideration and is capable of bearing the economic risk of such investment. Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Contributor is acquiring the Contributor Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Contributor Consideration. Contributor does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to the Contributor Consideration. Contributor acknowledges and understands that (i) the acquisition of the Contributor Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Contributor Consideration will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. Contributor agrees that the Contributor Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws. Contributor acknowledges and agrees that the Contributor Consideration will, when issued and if evidenced by a certificate, include the restrictive legend specified in Section 4.8(d) of the Contribution Partnership Agreement Amendment.

3.14 Restrictions on Kemmerer Mining Operation. There is no agreement, judgment, injunction, order or decree binding upon Contributor or its Affiliates (including, as of the Closing Date, WKFCH) that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of WKFCH or the Kemmerer Mining Operation, any acquisition of property by WKFCH or the Kemmerer Mining Operation, the purchase of goods or services from any party in connection with the Kemmerer Mining Operation, the hiring of any individual or groups of individuals in connection with the Kemmerer Mining Operation or the conduct of the Kemmerer Mining Operation, other than such agreements, judgments, injunctions, orders or decrees which would not reasonably be expected to have a Contributor Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as disclosed in any Partnership SEC Documents filed with or furnished to the Commission after January 1, 2014 and prior to the date of this Agreement (excluding any disclosures included in any “risk factor” section of such Partnership SEC Documents or any other disclosures in such Partnership SEC Documents to the extent they are predictive or forward looking and general in nature), the Partnership hereby represents and warrants to Contributor as of the date hereof and as of the Closing Date as follows:

4.1 Formation; Due Qualification and Authority. Each of the Partnership Entities is a limited partnership or limited liability company and (a) is duly formed, validly existing and in good standing under the Law of its jurisdiction of formation and (b) is duly authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which it currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Partnership Entities Material Adverse Effect. The Partnership has delivered to Contributor true, correct and complete copies of the Organizational Documents of each of the Partnership Entities as currently in effect. All such Organizational Documents are in full force and effect, and none of the Partnership Entities is in violation of any provision of any of its Organizational Documents.

4.2 Validity of Agreement; Authorization; Valid Issuance.

(a) The Partnership has the requisite power and authority to enter into the Transaction Documents to which it is or, subject to obtaining the Unitholder Approval, will be party and to carry out its obligations

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thereunder. The execution and delivery of the Transaction Documents and the performance of the obligations of each of the Partnership Entities thereunder have been duly authorized by the board of directors of the general partner of the Partnership (the “Partnership Board”) and, other than obtaining the Unitholder Approval, no other proceedings on the part of the Partnership or any of the Partnership Entities are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which the Partnership is or will be a party has been (in the case of this Agreement and the other Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents) duly executed and delivered by the Partnership and constitute, or will constitute at the Closing, as applicable, the Partnership’s valid and binding obligation, enforceable against the Partnership in accordance with its terms (except to the extent that its enforceability may be limited by the Remedies Exception).

(b) The issuance of the Common Units comprising the Contributor Consideration has been duly authorized in accordance with the Organizational Documents of the Partnership. The Common Units comprising the Contributor Consideration, when issued and delivered to Contributor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Organizational Documents of the Partnership) and non-assessable (except to the extent non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of any Liens or restrictions upon voting or transfer thereof pursuant to any Contract to which the Partnership or any of its Affiliates is a party or by which any property or assets of any such Person is bound or affected, other than pursuant to the Partnership Agreement and transfer restrictions under federal and state securities Law. Upon issuance and delivery of the Common Units comprising the Contributor Consideration, Contributor will be duly admitted to the Partnership as an additional limited partner.

4.3 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding partnership interests of the Partnership consist of (i) 423,493.673469 general partner units representing a 1.98% general partner interest in the Partnership (the “GP Interest”), (ii) 10,774,814 Common Units, (iii) 10,280,380 Subordinated Units, and (iv) the Incentive Distribution Rights (as defined in the Partnership Agreement), and there are issued and outstanding (v) warrants to purchase 1,955,666 Common Units at an exercise price of $0.01 per unit (the “Common Unit Warrants”) and (vi) warrants to purchase an aggregate of 1,814,185 Subordinated Units at an exercise price of $0.01 per unit (the “Subordinated Unit Warrants”).

(b) All of the issued and outstanding Common Units and Subordinated Units in the Partnership are duly authorized and validly issued in accordance with the Organizational Documents of the Partnership, and are fully paid (to the extent required under the Organizational Documents of the Partnership) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c) Except for the Common Unit Warrants, the Subordinated Unit Warrants and the LTIP Grants, none of the Partnership Entities have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Partnership on any matter.

(d) The Common Unit Warrants and the Subordinated Unit Warrants have been duly authorized and validly issued in accordance with the Partnership Agreement. The Common Units issuable upon exercise of the Common Unit Warrants have been duly authorized, and when issued in accordance with their terms will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA).

(e) Oxford GP is the sole general partner of the Partnership and owns all of the GP Interest and all of the Incentive Distribution Rights. The GP Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and, in the case of the Incentive

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Distribution Rights, have been fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA), and Oxford GP owns the GP Interest and the Incentive Distribution Rights free and clear of all Liens other than restrictions imposed thereon by applicable securities Law or by the Partnership Agreement or the Investor Rights Agreements.

(f) Except as set forth in the Organizational Documents of the Partnership and the Investor Rights Agreements, and except for the Common Unit Warrants, the Subordinated Unit Warrants and the LTIP Grants, (i) there are no preemptive rights, options, warrants, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of the Partnership or requiring any such entity to issue, transfer, convey, assign, redeem, exchange or otherwise acquire or sell any equity interests, and (ii) no equity interests of the Partnership are reserved for issuance, other than the Contributor Consideration to be issued as contemplated by this Agreement.

(g) Assuming the accuracy of the representations of Contributor set forth in Section 3.13, the sale, delivery and issuance of the Contributor Consideration as contemplated by this Agreement is exempt from the registration requirements of the Securities Act.

4.4 No Conflicts. Except as set forth on Schedule 4.4 of the Partnership Entities Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which any of the Partnership Entities is a party by such Partnership Entities and the consummation by such Partnership Entities of the transactions contemplated thereby do not and will not: (a) result in any breach of any provision of the Organizational Documents of any of the Partnership Entities; (b) constitute a default (or an event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice or the passage of time or both) under, any of the terms, conditions or provisions of any Contract to which any of the Partnership Entities is a party or by which any property or asset of any of the Partnership Entities is bound or affected; (c) assuming compliance with the matters referred to in Section 4.5, violate any Law to which any of the Partnership Entities is subject or by which the properties or assets of any of the Partnership Entities is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any of the Partnership Entities, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Partnership Entities Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Partnership is a party or to materially impair the Partnership’s ability to perform its obligations under the Transaction Documents to which it is a party.

4.5 Consents and Approvals. Except as set forth on Schedule 4.5 of the Partnership Entities Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the consummation by the Partnership of the transactions contemplated by the Transaction Documents to which it is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the Ordinary Course of Business be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Partnership is a party or to materially impair the Partnership’s ability to perform its obligations under the Transaction Documents to which it is a party.

4.6 Subsidiaries.

(a) Schedule 4.6(a) of the Partnership Entities Disclosure Schedules sets forth the name of each Subsidiary of the Partnership, including each Subsidiary of the Operating Company (the “Operating Company

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Subsidiaries”), the jurisdiction of its organization and a description of the ownership of all equity interests issued by such Subsidiary. The Partnership owns directly or indirectly all of the issued and outstanding equity securities of each Subsidiary of the Partnership.

(b) Except as set forth on Schedule 4.6(a) of the Partnership Entities Disclosure Schedules, neither the Partnership nor the Operating Company owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(c) Subject to limitations under Law, and except as disclosed on Schedule 4.6(c) of the Partnership Entities Disclosure Schedules, no Subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any dividends to the Partnership, from making any other distribution on such Subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such Subsidiary from the Partnership or from transferring any of such Subsidiary’s property or assets to the Partnership or any other Subsidiary of the Partnership.

(d) Except (i) as set forth on Schedule 4.6(d) of the Partnership Entities Disclosure Schedules, (ii) as set forth in the Organizational Documents of each Subsidiary of the Partnership, and (iii) for a Qualifying Acquisition, (A) there are no preemptive rights, options, warrants, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of any Subsidiary of the Partnership or requiring any such entity to issue, transfer, convey, assign, redeem, exchange or otherwise acquire or sell any equity interests, and (B) no equity interests of any Subsidiary of the Partnership are reserved for issuance.

4.7 Compliance with Law. Except for Environmental Laws, Law requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 4.12, 4.15 and 4.16, respectively, and except for the conduct covered by the USAO Settlement, (a) each of the Partnership Entities is in compliance in all material respects with all Law, (b) none of the Partnership Entities has received written notice of any material violation of any Law and (c) to the Knowledge of the Partnership, none of the Partnership Entities is under investigation by any Governmental Authority for potential material non-compliance with any Law.

4.8 Title to Properties and Assets. Each of the Partnership Entities has title to or rights or interests in its real property and personal property, free and clear of all Liens (subject to Permitted Liens and liens under the Partnership Debt Documents), sufficient to allow it to conduct its business as currently being conducted in all material respects. Since the Balance Sheet Date, the Partnership Entities have maintained their tangible assets in all material respects in accordance with prudent industry standards generally applicable to similar assets.

4.9 Rights-of-Way. Each of the Partnership Entities has such Rights-of-Way from each Person as are necessary to use, own and operate its respective assets in the manner such assets are currently used, owned and operated by it. Each of the Partnership Entities has fulfilled and performed all of its obligations with respect to such Rights-of-Way in all material respects. No event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination of or would result in any material impairment of the rights of the holder of any such Rights-of-Way.

4.10 Partnership SEC Documents; Financial Statements.

(a) The Partnership SEC Documents set forth true and complete copies of the following financial statements (collectively, the “Partnership Financial Statements”): (i) the audited consolidated balance sheet of the Partnership (with related statements of income, changes in equity and cash flows) as of December 31, 2013 and December 31, 2012, and for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 (the “Audited Partnership Financial Statements”); and (ii) the unaudited balance sheets of the Partnership

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as of June 30, 2014 and June 30, 2013 (with related statements of income, changes in equity, and cash flows for the respective six-month periods then ended) (the “Unaudited Partnership Financial Statements”). The balance sheet of the Partnership as of June 30, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b) The Partnership Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be expressly indicated in the notes thereto, except to the extent permitted by applicable Commission regulations and except that the Unaudited Partnership Financial Statements do not contain all footnotes required under GAAP and are subject to customary quarter or year-end adjustments that are not individually or in the aggregate material). The Audited Partnership Financial Statements are based on the books and records of the Partnership, and fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership as of the respective dates thereof and for the respective periods covered thereby. The Unaudited Partnership Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership as of and for the periods ended June 30, 2014 and June 30, 2013.

(c) Since January 1, 2013, the Partnership has filed with or furnished to the Commission on a timely basis all Partnership SEC Documents required to be filed by it under the Exchange Act or Securities Act. As of the time it was filed with or furnished to the Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and in the case of registration statements, solely on the dates of effectiveness): (i) each of the Partnership SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved material comments received from the Commission with respect to any of the Partnership SEC Documents.

(d) (i) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 of the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of Oxford GP and the Partnership, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(e) Grant Thornton LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

(f) Other than its interest in the Partnership Entities, the Partnership does not own, directly or indirectly, any equity or similar interest or long-term debt securities of any Person.

(g) Except as disclosed in the Partnership Financial Statements and in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, the Partnership did not have at the Balance Sheet Date and has not incurred since the Balance Sheet Date any liabilities of the nature required to be disclosed in a balance sheet in accordance with GAAP (whether absolute, accrued, contingent or otherwise), except liabilities, obligations or contingencies that (i) are adequately accrued or reserved against in the Partnership Financial Statements, as applicable, or reflected in the notes thereto, (ii) were incurred since the Balance Sheet Date in the Ordinary Course of Business, (iii) were incurred in accordance with this Agreement or (iv) that have been discharged or paid in full prior to the date of this Agreement.

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4.11 Absence of Certain Changes. Since the Balance Sheet Date, except with the consent of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed), there has not been, with respect to any of the Partnership Entities, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Partnership Entities Material Adverse Effect;

(b) except as set forth in Schedule 4.11(b) of the Partnership Entities Disclosure Schedules, amendment of the Organizational Documents of any of the Partnership Entities (other than as contemplated by the MLP Transactions or in connection with a Qualifying Acquisition);

(c) split, combination or reclassification of any equity interest in any of the Partnership Entities (other than any NYSE Compliance Reverse Unit Split and other than as contemplated by the MLP Transactions);

(d) declaration or payment of any distributions on or in respect of any Partnership Interest or redemption, purchase or acquisition of any Partnership Interest;

(e) material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the financial statements described in Section 4.10;

(f) other than in the Ordinary Course of Business, incurrence, assumption or guarantee of any indebtedness for borrowed money except (i) unsecured current obligations and liabilities incurred in the Ordinary Course of Business or (ii) in amounts not exceeding $100,000 in the aggregate;

(g) other than in the Ordinary Course of Business, and excluding any of the same in connection with a Qualifying Acquisition, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(h) other than in the Ordinary Course of Business, and other than as contemplated in the Transaction Documents, and excluding any of the same in connection with a Qualifying Acquisition, acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Partnership Entities Material Contract) to which the Partnership is a party or by which it is bound;

(i) other than in the Ordinary Course of Business, imposition of any Lien upon any of the Partnership’s properties or assets, tangible or intangible;

(j) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements, as required by Law or as set forth in Schedule 4.11(j) of the Partnership Entities Disclosure Schedules, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant (excluding any of the same that may occur by reason of the transactions reflected in the Transaction Documents);

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

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(m) action by the Partnership to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of terminating the Partnership’s election to be taxed as a partnership or increasing the Tax liability or reducing any Tax asset of Contributor in respect of any Post-Closing Tax Period; or

(n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.12 Environmental Matters. Except as to matters set forth on Schedule 4.12 of the Partnership Entities Disclosure Schedules:

(a) to the Knowledge of the Partnership, each of the Partnership Entities is in material compliance with all applicable Environmental Laws;

(b) each of the Partnership Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in material compliance with the terms of such Permits, except for such non-compliance as would not reasonably be expected to cause or result in a Partnership Entities Material Adverse Effect, and such Permits are in full force and effect;

(c) none of the Partnership Entities nor any of their properties or operations are subject to any pending or, to the Knowledge of the Partnership, threatened Proceeding arising under any Environmental Law, nor has any of the Partnership Entities received any written and pending notice, order, request for information or complaint from any Governmental Authority alleging a material violation of or liability arising under any Environmental Law;

(d) The Partnership has made available to Contributor complete and correct copies of all environmental site assessment reports and studies relating to the Partnership Entities in the possession of the Partnership; and

(e) to the Knowledge of the Partnership, there has been no Release of any Hazardous Substance by the Partnership Entities at, on, under or from any real properties as a result of the operations of the Partnership Entities that has not been remediated as required by any Environmental Law or Permits or otherwise adequately reserved for in the Partnership Financial Statements.

4.13 Material Contracts.

(a) All of the Contracts in effect as of the date hereof that are material to the business of the Partnership Entities, taken as a whole, are listed on Schedule 4.13(a) of the Partnership Entities Disclosure Schedules, which Schedule 4.13(a) shall be completed by the Partnership and delivered to Contributor no later than 10 days prior to the Closing Date as provided therein, with the exception of Contracts filed with or incorporated by reference in any Partnership SEC Document filed with the Commission on or after January 1, 2014 and prior to the date hereof. Further, Schedule 4.13(a) of the Partnership Entities Disclosure Schedules lists each such Contract in effect as of the date hereof that:

(i) is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the Commission if such a registration statement was filed by the Partnership on the Closing Date;

(ii) contains any provision or covenant which materially restricts any of the Partnership Entities or any Affiliate thereof from engaging in any lawful business activity or competing with any Person;

(iii) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any of the Partnership Entities or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $250,000);

(iv) relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;

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(v) is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of any of the Partnership Entities;

(vi) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any of the Partnership Entities (other than such agreements with respect to which the only counterparty is another of the Partnership Entities) involving assets or obligations in excess of $500,000;

(vii) includes the acquisition of assets or properties, or sale of assets or properties, with a book value in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(viii) any Contract or commitment that involves a sharing of profits, losses, costs or liabilities by any of the Partnership Entities with any other Person;

(ix) any Contract to which any of the Partnership Entities is bound as of the date hereof that relates to (A) the purchase of materials, supplies, goods, services or other assets, or (B) the construction of capital assets, in the cases of clauses (A) and (B) that provides for either (1) annual payments by or to any of the Partnership Entities in excess of $250,000 or (2) aggregate payments by or to any of the Partnership Entities in excess of $500,000;

(x) provides for the indemnification of one or more Persons by one or more of the Partnership Entities or the assumption of any Tax, environmental or other Liability of any Person;

(xi) relates to the acquisition or disposition of any business, a material amount of stock, other equity interest or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise); or

(xii) otherwise involves the annual payment by or to any of the Partnership Entities of more than $250,000 and which cannot be terminated by the Partnership Entities on 90 days or less notice without payment by the Partnership Entities of any material penalty.

(b) The Partnership has made available to Contributor a true and correct copy of each Contract required to be disclosed on Schedule 4.13(a) of the Partnership Entities Disclosure Schedules (such Contracts being referred to as the “Partnership Entities Material Contracts”).

(c) Each of the Partnership Entities Material Contracts is a valid and binding obligation of the Partnership Entities a party thereto, and is in full force and effect and enforceable in accordance with its terms against each of such Partnership Entities and, to the Knowledge of the Partnership, the other parties thereto, except, in each case, as its enforceability may be limited by the Remedies Exception.

(d) Except as set forth on Schedule 4.13(d) of the Partnership Entities Disclosure Schedules, none of the Partnership Entities nor, to the Knowledge of the Partnership, any other party to any Partnership Material Contract is in default or breach in any material respect under the terms of any Partnership Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Partnership Entity or, to the Knowledge of the Partnership, any other party to any Partnership Material Contract, or would permit termination, modification or acceleration under any Partnership Material Contract.

(e) None of the Partnership Entities has received written notice that any current supplier, shipper or customer intends to discontinue a business relationship with any of the Partnership Entities that could reasonably be expected to generate revenues for the Partnership Entities or pursuant to which the Partnership Entities could reasonably be expected to incur costs, in either case in the aggregate of $250,000 or more during the current fiscal year.

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4.14 Legal Proceedings.

(a) Other than (i) with respect to Proceedings arising under Environmental Laws which are the subject of Section 4.12, or (ii) as set forth on Schedule 4.14 of the Partnership Entities Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of the Partnership, threatened against any of the Partnership Entities or affecting the assets or business as currently being conducted of any of such Partnership Entities, except for Proceedings as would not reasonably be expected to cause or result in a Partnership Entities Material Adverse Effect. To the Knowledge of the Partnership, no event has occurred or circumstances exist that would reasonably give rise to, or serve as a basis for, any such Proceedings.

(b) To the Knowledge of the Partnership, there are (i) no outstanding orders from any Governmental Authority that adversely affect the ability of any of the Partnership Entities to own, use or operate the Partnership Assets or conduct the Partnership Businesses as they are currently owned, used, operated and conducted by such Partnership Entity and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or any of their respective properties or assets.

4.15 Permits.

(a) Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 4.12, (i) the Partnership Entities have all material Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Partnership Entities; (ii) each Partnership Entity has fulfilled and performed all of its material obligations with respect to such Permits which are due to have been fulfilled and performed by the applicable date specified therein; (iii) there is no Proceeding or investigation pending, or to the Knowledge of the Partnership threatened, to terminate, suspend or modify any such Permit; and (iv) no event has occurred, to the Knowledge of the Partnership, that would prevent any such Permit from being renewed or reissued or which allows or, after notice or lapse of time, would allow such Permit to terminate or be modified or suspended.

(b) Each of the material Permits as is necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Partnership Entities is final and non-appealable.

4.16 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Partnership Entities, the Partnership Businesses and the Partnership Assets have been timely filed, all such Tax Returns are complete and correct in all respects, and all material Taxes due relating to the Partnership Entities, the Partnership Businesses or the Partnership Assets have been paid in full or adequately accrued for in the Partnership Financial Statements. Except as set forth in Schedule 4.16(a) of the Partnership Entities Disclosure Schedules, none of the Partnership Entities currently is the beneficiary of any extension of time within which to file any Tax Return.

(b) There are no disputes or claims (other than disputes or claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) with respect to the Partnership Entities, the Partnership Businesses or the Partnership Assets for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed with respect to any Taxes or Tax Returns of or with respect to any of the Partnership Entities, the Partnership Businesses or the Partnership Assets, either (i) claimed or raised by any Tax authority in writing or (ii) as to which any of the Partnership Entities has knowledge based upon personal contact with any agent of such Tax authority. As to each of the Partnership Entities, no claim has been made by any Tax authority in any jurisdiction where any of such Partnership Entities does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No officer or employee of any of the Partnership Entities expects any Tax authority to assess additional Taxes for any period for which Tax Returns have been filed. No powers of attorney have been granted by any of the Partnership Entities and filed with any Tax authority with respect to any Tax matter.

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(c) Except as set forth in Schedule 4.16(c) of the Partnership Entities Disclosure Schedules, to the Knowledge of the Partnership, no material Tax audits or administrative or judicial proceedings have been or are being conducted, are pending or are proposed with respect to any of the Partnership Entities, the Partnership Businesses or the Partnership Assets.

(d) There are no Liens for Taxes on any of the Partnership Entities, the Partnership Businesses or the Partnership Assets other than Permitted Liens.

(e) All material Taxes required to be withheld, collected or deposited by or with respect to the Partnership Entities, the Partnership Businesses and the Partnership Assets have been timely withheld, collected or deposited as the case may be, and, to the extent required, have been paid to the relevant taxing authority and all Forms W-2 and 1099 required with respect thereto have been properly and timely filed.

(f) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation applicable to any Tax Return or extending the time with respect to a Tax assessment or deficiency associated with the Partnership Entities, the Partnership Businesses or the Partnership Assets for any period.

(g) None of the Partnership Entities is a party to any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(h) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Partnership or any other of the Partnership Entities. None of the Partnership Entities has been a party to or “participated” in a transaction that is a “reportable transaction,” as such term is defined in Section 6707A of the Code or Treasury Regulations Section 1.6011-4(b)(1).

(i) Each of the Partnership Entities that is characterized as a partnership for federal income tax purposes and has filed a federal income tax return has in effect an election pursuant to Section 754 of the Code. For each taxable year beginning with the taxable year in which occurred the Partnership’s initial public offering, each of the Partnership Entities is, and has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes, and the Partnership is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code, and the Treasury Regulations promulgated thereunder) if the Partnership were incorporated. None of the Partnership Entities has made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for United States federal income tax purposes. The Partnership has, for each taxable year during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Code. The Partnership expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2014.

(j) None of the Partnership Entities has any liability for the Taxes of any Person (other than any other of the Partnership Entities) under any Law, as transferee or successor, by contract, or otherwise. None of the Partnership Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code section 108(i).

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4.17 Employee Benefit Matters.

(a) Schedule 4.17(a) of the Partnership Entities Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any of the Partnership Entities for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of any of the Partnership Entities or any spouse or dependent of such individual, or under which any of the Partnership Entities has or may have any Liability, or with respect to which Contributor or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.17(a) of the Partnership Entities Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Partnership has made available to Contributor accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the current plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any current trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of current summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any current Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports, as applicable, related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan with respect to the two most recently completed plan years.

(c) Except as set forth on Schedule 4.17(c) of the Partnership Entities Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA) (each a “Multiemployer Plan”) has been established, administered and maintained substantially in accordance with its terms and in material compliance with all Law (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any party to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth on Schedule 4.17(c) of the Partnership Entities Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all Law and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) None of the Partnership Entities or their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions

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of the Code relating to the benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan, except as set forth on Schedule 4.17(e) of the Partnership Entities Disclosure Schedules, (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of any of the Partnership Entities or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Except as set forth on Schedule 4.17(f) of the Partnership Entities Disclosure Schedules, none of the Partnership Entities has a commitment or obligation and none has made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement.

(g) Other than as required under Section 601 et. seq. of ERISA or other Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and, except as set forth on Schedule 4.17(g) of the Partnership Entities Disclosure Schedules, none of the Partnership Entities nor any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to the Knowledge of the Partnership, threatened Proceeding relating to a Benefit Plan (other than routine claims for benefits), and, except as set forth on Schedule 4.17(h) of the Partnership Entities Disclosure Schedules, no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) Except as set forth on Schedule 4.17(i) of the Partnership Entities Disclosure Schedules, there has been no amendment to, announcement by any of the Partnership Entities or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of the Partnership Entities nor any of their respective Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices and proposed and final regulations) thereunder. No Partnership Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code. None of the Partnership Entities has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by any of the Partnership Entities as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

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(l) Except as set forth on Schedule 4.17(l) of the Partnership Entities Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of any Partnership Entity to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount, of compensation due to any such individual; (iii) limit or restrict the right of any Partnership Entity to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

4.18 Employment Matters.

(a) Schedule 4.18(a) of the Partnership Entities Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of any of the Partnership Entities as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of any fringe benefits (other than any Benefit Plan) provided to each such individual as of the date hereof. As of the date hereof, except as set forth on Schedule 4.18(a) of the Partnership Entities Disclosure Schedules, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of any of the Partnership Entities for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Balance Sheet) and there are no outstanding agreements, understandings or commitments of any of the Partnership Entities with respect to any compensation, commissions or bonuses.

(b) None of the Partnership Entities is, and none of them has been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or, to the Knowledge of the Partnership, purporting to represent any employee of any of the Partnership Entities, and no Union or group of employees is seeking or, to the Knowledge of the Partnership, has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been, to the Knowledge of the Partnership, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any of the Partnership Entities or any of their employees. None of the Partnership Entities has a duty to bargain with any Union.

(c) Each of the Partnership Entities is and has been in compliance in all material respects with all Law pertaining to employment and employment practices to the extent they relate to employees of any of the Partnership Entities, including all Law relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any of the Partnership Entities as independent contractors or consultants are properly treated as independent contractors under all Law. All employees of any of the Partnership Entities classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Proceedings against any of the Partnership Entities pending, or to Knowledge of the Partnership, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any of the Partnership Entities, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under Law.

(d) All of the Partnership Entities have whenever applicable complied with the WARN Act and none of them has plans to undertake any action that would trigger the WARN Act.

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4.19 Brokers’ Fee. Except as set forth on Schedule 4.19 of the Partnership Entities Disclosure Schedules, no broker, investment banker, financial advisor or other Person may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Partnership Entities.

4.20 Regulatory Status. None of the Partnership Entities is now, or after the contribution of the WKFCH Interests and the issuance of the Contributor Consideration to Contributor hereunder will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21 Intellectual Property. The Partnership Entities own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required or used in the operation of the business of the Partnership as presently conducted; (b) no Third Person has asserted in writing delivered to the Partnership Entities an unresolved claim that any of the Partnership Entities is infringing on the Intellectual Property of such Third Person; and (c) to the Knowledge of the Partnership, no Third Person is infringing on the Intellectual Property owned by the Partnership Entities.

4.22 Insurance. Schedule 4.22 of the Partnership Entities Disclosure Schedules contains, as of the date hereof, a complete and correct list of all material liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, if any, that are in full force and effect as of the date hereof that insure or relate to the assets of any of the Partnership Entities (the “Partnership Entities Policies”). To the Knowledge of the Partnership, as of the date hereof there is no material claim, suit or other matter currently pending in respect of which any of the Partnership Entities has received any notice from the insurer under any of the Partnership Entities Policies disclaiming coverage, reserving rights with respect to a particular claim or such Partnership Entities Policies in general or canceling or materially amending any of such Partnership Entities Policies. To the Knowledge of the Partnership, all premiums due and payable for such Partnership Entities Policies have been duly paid, and such Partnership Entities Policies or extensions or renewals thereof in the amounts described are outstanding and duly in full force without interruption on the Closing Date.

4.23 NYSE Listing. All outstanding Common Units are listed on the New York Stock Exchange (“NYSE”), and, other than the letter from the NYSE dated July 2, 2014, the Partnership has not received any notice of delisting or other related correspondence. The issuance and sale of the Contributor Consideration does not contravene NYSE rules and regulations, and, at the Closing, the Common Units that comprise the Contributor Consideration will be approved for listing on the NYSE, subject to official notice of issuance.

4.24 Sarbanes-Oxley Compliance.

(a) The Partnership (i) has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Partnership Entities, (ii) has disclosed, based on its most recent evaluation of internal controls, to the Partnership Entities’ auditors and its audit committee, (A) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Partnership Entities, taken as a whole, ability to record, process, summarize, and report financial information, and (B) any fraud known to the Partnership Entities that involves management or other employees who have a significant role in internal controls, and (iii) has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of any of the Partnership Entities or their internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that any of the Partnership Entities has engaged in fraudulent or materially misleading accounting or auditing practices.

(b) There is and has been no failure on the part of the Partnership or, to the Knowledge of the Partnership, any of the officers of any of the Partnership Entities, or members of the Partnership Board, in their capacities as such, to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith.

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4.25 Independent Investigation.

(a) The Partnership has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its acquisition of the WKFCH Interests and is capable of bearing the economic risk of such acquisition. The Partnership is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Partnership is acquiring the WKFCH Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the WKFCH Interests. The Partnership does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the WKFCH Interests. The Partnership acknowledges and understands that (i) the acquisition of the WKFCH Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the WKFCH Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. The Partnership agrees that the WKFCH Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (A) except in accordance with the requirements of the WKFCH LLC Agreement, (B) except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in compliance with other applicable state and federal securities laws or (C) to the extent pledged or hypothecated pursuant to the terms of the Partnership Debt Agreements.

(b) The Partnership is knowledgeable in the business of owning and operating coal mining properties and facilities and has had access to the Assets, the Representatives of Contributor and its Affiliates, and to the records of Contributor and its Affiliates with respect to the Assets. THE PARTNERSHIP ACKNOWLEDGES THAT THE ASSETS ARE IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, CONTRIBUTOR HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY CONTRIBUTOR AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, WAIVED BY THE PARTNERSHIP. THE PARTNERSHIP FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR COAL MINING OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY CONTRIBUTOR OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS; (III) THE PARTNERSHIP SHALL HAVE INSPECTED PRIOR TO CLOSING, OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT, THE ASSETS, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, AND THAT THE PARTNERSHIP SHALL, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF MAN-MADE MATERIAL FIBERS AND THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, CONTRIBUTOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO THE PARTNERSHIP WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF ANY MINERALS CONTAINED IN THE ASSETS. With respect to any projection or forecast delivered by or on behalf of Contributor or its Affiliates to the Partnership, the Partnership acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Partnership is familiar with such uncertainties, (iii) the Partnership is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to the Partnership and (iv) the Partnership will not have a claim against Contributor or any of its advisors or Affiliates with respect to such projections or forecasts.

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4.26 Restrictions on Business. There is no agreement, judgment, injunction, order or decree binding upon any of the Partnership Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the Partnership Entities, any acquisition of property by any of the Partnership Entities, the purchase of goods or services from any party, the hiring of any individual or groups of individuals or the conduct of business by any of the Partnership Entities as currently conducted, other than such agreements, judgments, injunctions, orders or decrees which would not reasonably be expected to have a Partnership Entities Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Consummation of the Transaction.

(a) Each Party shall, as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts to (i) cause the closing conditions in this Agreement to be satisfied, (ii) obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the MLP Transactions, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the MLP Transactions, (iv) obtain all necessary consents, approvals or waivers from Third Persons, and (iv) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing. Without limiting the generality of the foregoing, each Party shall use commercially reasonable efforts promptly to obtain all authorizations, consents, Orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary or advisable for its performance of its obligations under this Agreement and shall cooperate fully with each other Party in promptly seeking to obtain all such authorizations, consents, Orders and approvals, give such notices, and make such filings. Notwithstanding anything to the contrary contained in this Agreement, Contributor shall use its commercially reasonable efforts to (x) cause the closing conditions set forth in Section 6.3(e) and Section 6.3(f) to be satisfied (provided that Contributor shall not be required to pay any fee to extend any lender financing commitment beyond December 31, 2014 in connection therewith) and (y) provide the Partnership with timely updates (and in any event, no less than weekly) with respect to its progress in satisfying such conditions. Notwithstanding anything to the contrary contained in this Agreement, including this Section 5.1(a) and Section 5.2, in no event shall any Party be required hereunder to, or to cause or use commercially reasonable or other efforts to cause any other Person to, waive or amend any rights under or provisions of this Agreement, the Purchase Agreement or any related Contracts. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the MLP Transactions, including any proceeding initiated by a private Person, (ii) promptly inform the other Party of (and supply to the other Party) copies of (or, in the case of oral communications, advise the other Party orally of) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any communication received or given in connection with any proceeding by a private Person, in each case regarding the MLP Transactions, (iii) permit the other Party to review in advance and incorporate the reasonable comments of the other Party in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with

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any other Person, and, to the extent not prohibited by the Governmental Authority, give the other Party a reasonable opportunity to attend and participate in such meetings and teleconferences. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.1 in a manner so as to preserve the applicable privilege.

5.2 Conduct Pending Closing.

(a) Except as specifically identified otherwise on Schedule 5.2(a) of the Contributor Disclosure Schedules or as otherwise expressly provided by this Agreement or with the prior written consent of the Partnership, from the date hereof until the Closing or termination of this Agreement as provided in Article VIII, Contributor shall, and shall cause its Subsidiaries to:

(i) operate the Assets in all material respects in the Ordinary Course of Business and use their commercially reasonable efforts to preserve the present business operations and organization relating to the Assets;

(ii) with respect to the Assets, maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(iii) comply in all material respects with all Law to which the Assets are subject;

(iv) not sell, transfer, assign, convey or otherwise dispose of the WKFCH Interests or any of the Assets other than the sale of inventory in the Ordinary Course of Business;

(v) not create or permit the creation of any Lien on the WKFCH Interests or any of the Assets other than Permitted Liens;

(vi) not take any action which would adversely affect, or impede or impair, the ability of the Parties, or any of the actual or contemplated parties to any other Transaction Document, to consummate the transactions contemplated hereby or thereby;

(vii) except as required by Law, not take any action that would reasonably be expected to result in any of the conditions to the Closing set forth in Article VI not being satisfied; or

(viii) not agree to take any action prohibited by this Section 5.2(a).

(b) Except as specifically identified otherwise on Schedule 5.2(b) of the Partnership Entities Disclosure Schedules or as otherwise expressly provided by this Agreement, actions required to be taken in connection with the transactions contemplated in the Purchase Agreement or with the prior written consent of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed) from the date hereof until the Closing or termination of this Agreement as provided in Article VIII, the Partnership shall, and shall cause its Subsidiaries to:

(i) operate in all material respects in the Ordinary Course of Business and use their commercially reasonable efforts to preserve their present business operations and organization (including key employees);

(ii) maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(iii) use their commercially reasonable efforts to preserve intact their current material relationships and all material contractual and other obligations with third parties (including material customers and suppliers) having business dealings with the Partnership or any of its Subsidiaries;

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(iv) comply in all material respects with all Law to which the Partnership or any of its Subsidiaries are subject;

(v) not sell, transfer, assign, convey or otherwise dispose of the any assets of any of the Partnership Entities other than (A) the sale of inventory in the Ordinary Course of Business or (B) the sale or other disposition of equipment or other personal property which is replaced with equipment or other personal property of comparable or better value and utility;

(vi) not create or permit the creation of any Lien on any asset of any of the Partnership Entities other than Permitted Liens;

(vii) not enter into any collective bargaining agreement or similar contract with any labor union or representative or with respect to which any of the Partnership Entities could have any liability;

(viii) except as required by Law, or as specifically agreed to in writing between the Partnership and Contributor as part of the transactions contemplated hereby, (A) not enter into any new or amend any existing compensatory plan, agreement or arrangement for the benefit of any employee of any of the Partnership Entities or in which any employee of any of the Partnership Entities participates or with respect to which any of the Partnership Entities could have any material liability or (B) increase the salary, wages, bonuses or other compensation or benefits of any employee of any of the Partnership Entities by more than 10% as compared to the level as of the date of this Agreement;

(ix) not make or change any election in respect of Taxes, amend any Tax Return, adopt or change any accounting method in respect of Taxes (other than changes required by Law), or settle or compromise any Tax liability, in each case, other than those adoptions, changes, elections, settlements, or compromises which would reasonably be expected to not materially increase the Tax liability of the Partnership or any direct or indirect owner of the Partnership for any taxable period beginning after the Closing Date;

(x) use their commercially reasonable efforts to maintain their insurance policies consistent with past practice;

(xi) except for any Contract entered into, terminated or amended in the Ordinary Course of Business or that individually would not reasonably be expected to involve expenditures or revenues in excess of $250,000, (A) not enter into any Contract that could constitute a Partnership Material Contract, (B) not grant any waiver of any material term under, or give any material consent with respect to, any Partnership Material Contract, or (C) not modify, amend or terminate any Partnership Material Contract;

(xii) settle, release or compromise any pending or threatened adverse litigation for an amount that would reasonably be expected to be greater than $250,000, but in each case, only to the extent not covered by insurance or third-party indemnification;

(xiii) not engage in any new line of business;

(xiv) not amend the Partnership Agreement (other than the Contribution Partnership Agreement Amendment);

(xv) take any action that would cause to occur any of the changes, events or conditions that would be a breach of Section 4.11;

(xvi) except as required by Law, not take any action that would reasonably be expected to result in any of the conditions to the Closing set forth in Article VI not being satisfied;

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(xvii) use commercially reasonable efforts to resolve any Proceedings to which the Partnership or any of its Affiliates is a party or is otherwise named pending before a Governmental Authority to Contributor’s reasonable satisfaction (including without limitation entering into an administrative or other agreement) to resolve any existing or potential debarment with respect to transactions involving any Governmental Authority and to provide that no event exists in connection therewith that could operate as a permit block or preclusion from obtaining any permit or authorization from any Governmental Authority; or

(xviii) not agree to take any action prohibited by this Section 5.2(b).

5.3 Proxy Statement; Unitholder Meeting.

(a) As soon as reasonably practicable after the date hereof and, in any event, by October 31, 2014 (unless otherwise mutually agreed by the Parties), the Partnership shall prepare and file with the Commission a proxy statement on Schedule 14A for a special meeting of its Unitholders (as amended or supplemented, the “Proxy Statement”). The Partnership shall include in the Proxy Statement a proposal or proposals for or relating to the approval and adoption of the Contribution Partnership Agreement Amendment and the ratification of the Partnership’s entry into this Agreement, which proposal(s) shall be approved at a meeting (or, in the case of Oxford GP and the Subordinated Units, by written consent) by the affirmative vote of (i) Oxford GP and (ii) a Unit Majority (as defined in the Partnership Agreement) (together, the “Unitholder Approval”). The Partnership shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and Delaware law, but the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Contributor for inclusion or incorporation by reference in the Proxy Statement. Subject to Section 5.4, the Proxy Statement shall include a recommendation from the Partnership Board to the Common Unitholders for approval and adoption of the Contribution Partnership Agreement Amendment (including the Partnership Contribution pursuant thereto) and this Agreement (the “Partnership Board Recommendation”). Prior to filing the Proxy Statement or any amendment or supplement thereto, the Partnership shall provide Contributor with reasonable opportunity to review and comment on such proposed filing. If, at any time prior to the Closing Date, any information should be discovered by either Party that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Partnership with the Commission and, to the extent required by Law, disseminated by the Partnership to the Common Unitholders; provided that the Partnership shall be solely responsible for compliance of the Proxy Statement with applicable requirements of the Exchange Act and Delaware law, except with respect to information supplied by or on behalf of Contributor for inclusion in the Proxy Statement.

(b) The Partnership shall promptly notify Contributor of the receipt of any comments from the Commission or the staff of the Commission and of any request by the Commission or the staff of the Commission for amendments or supplements to the Proxy Statement or for additional information and shall supply Contributor with copies of all correspondence between it or any of its Representatives, on the one hand, and the Commission or the staff of the Commission, on the other hand, with respect to the Proxy Statement.

(c) The Partnership shall cause the Proxy Statement to be delivered to the Unitholders as soon as reasonably practicable as permitted by Law and the Commission, and shall use its commercially reasonable efforts to solicit from the Common Unitholders proxies in favor of the Unitholder Approval.

(d) The Partnership shall, as soon as reasonably practicable following the date of this Agreement (taking into account any review by the Commission of the Proxy Statement), establish a record date for, and as soon as reasonably practicable, duly call, give notice of, convene and hold a special meeting of the Unitholders for the purpose of obtaining the Unitholder Approval (the “Unitholder Meeting”). Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Unitholder Meeting (i) to solicit

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additional proxies for the purpose of obtaining Unitholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to Unitholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 5.4(d) or Section 5.4(e) and the time periods contemplated by Section 5.4(d) or Section 5.4(e) have not expired. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation in accordance with this Agreement, the Partnership shall not be required to call, hold or convene the Unitholder Meeting.

5.4 Alternative Proposals; Partnership Change in Recommendation.

(a) The Partnership shall, and it shall use its commercially reasonable efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries. Except as permitted by this Section 5.4, the Partnership shall not, and shall use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate or solicit any inquiries or the making or submission of any Alternative Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Alternative Proposal. Notwithstanding anything to the contrary contained in this Section 5.4, if at any time following the date of this Agreement and prior to obtaining the Unitholder Approval, (i) the Partnership has received a written Alternative Proposal that the Partnership Board believes is bona fide and (ii) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) the Partnership will not, and will cause its Subsidiaries and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause their respective other Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not materially less restrictive to such Person than the provisions of the Confidentiality Agreement are to Contributor and (y) the Partnership will provide to Contributor any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Contributor prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(b) In addition to the obligations of the Partnership set forth in this Section 5.4, the Partnership shall promptly (and in no event later than 24 hours after receipt) advise Contributor in writing of any Alternative Proposal (and any changes thereto) and the material terms and conditions of any such Alternative Proposal but need not provide the identity of the Person making any such Alternative Proposal. The Partnership shall keep Contributor reasonably informed of material developments with respect to any such Alternative Proposal.

(c) Except as otherwise provided in this Section 5.4, the Partnership Board shall not: (i) (A) withdraw, modify or qualify in any manner adverse to Contributor the Partnership Board Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal; or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal (any action described in this Section 5.4(c) being referred to as a “Partnership Change in Recommendation”). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

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(d) Notwithstanding the foregoing, if the Partnership receives (i) a written Alternative Proposal or (ii) another proposal or offer that, in either case, the Partnership Board believes is bona fide and the Partnership Board, after consultation with its financial advisors and its outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Partnership Board may at any time prior to obtaining the Unitholder Approval, terminate this Agreement and effect a Partnership Change in Recommendation (subject to the payment by the Partnership to Contributor of a Termination Fee and/or the Commitment Fee Reimbursement, in each case, if and as provided for in Section 8.4); provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) The Partnership has provided prior written notice to Contributor specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Contributor a copy of the proposed definitive agreement providing for such Superior Proposal, in the form to be entered into and any other relevant proposed transaction agreements) at least three calendar days in advance of taking any action with respect to a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the Unitholder Meeting, in which case the Partnership shall provide as much notice as is reasonably practicable (the period, inclusive of all such days, the “Notice Period”); and

(ii) during the Notice Period the Partnership has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Contributor in good faith (to the extent Contributor desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the Partnership Board) a Superior Proposal.

(e) Notwithstanding anything in this Agreement to the contrary, the Partnership Board shall be permitted, at any time prior to obtaining the Unitholder Approval, other than in connection with an Alternative Proposal, to make a Partnership Change in Recommendation but only if, prior to taking any such action, the Partnership Board determines in good faith, in consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties under Law and the Partnership Agreement and the Partnership has given 48 hours advance notice to Contributor that the Partnership intends to take such action, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the Unitholder Meeting, in which case the Partnership shall provide as much notice as is reasonably practicable.

(f) Nothing contained in this Agreement shall prevent the Partnership or the Partnership Board from taking and disclosing to the Common Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Common Unitholders) or from making any legally required disclosure to Common Unitholders. Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Common Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Common Unitholders) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Contributor and its Affiliates of, all or a portion of the Partnership Board Recommendation.

5.5 Access to Information.

(a) At all times from the date hereof until the Closing Date, to the extent Contributor does not have the following information or rights and to the extent the Partnership has the ability, power and authority to give such information or grant such rights, the Partnership will use commercially reasonable efforts to (a) give Contributor and its Representatives reasonable access to the offices, properties, books and records of the Partnership and all of the Partnership Entities during normal business hours, and (b) furnish or make available to Contributor and its Representatives such financial and operating data and other information relating to the Partnership and all of the Partnership Entities as such Persons may reasonably request, subject to compliance by Contributor and its Representatives with applicable Law and contractual restrictions governing the disclosure and use of such information. Notwithstanding the foregoing provisions of this Section 5.5, the Partnership shall not be required to grant access or furnish information to Contributor or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by

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such access or furnishing, or that such access or the furnishing of such information is prohibited by Law or an existing Contract; provided that the Partnership shall, at Contributor’s request and sole cost and expense, use commercially reasonable efforts to obtain any necessary consent or waiver in order to grant Contributor access or furnish information subject to such privilege or restriction to the extent not with respect to a matter in which Contributor, on the one hand, or the Partnership, on the other hand, or their respective Affiliates, have an actual or potential conflict of interest. To the extent practicable, the Partnership shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 5.5 shall be conducted in such a manner as not to interfere with the conduct of the business of the Partnership. Notwithstanding the foregoing, Contributor shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of any of the Partnership Entities. Contributor agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.5 in violation of Section 5.7.

(b) At all times from the date hereof until the Closing Date, to the extent the Partnership does not have the following information or rights and to the extent Contributor has the ability, power and authority to give such information or grant such rights, Contributor will use commercially reasonable efforts to (i) give the Partnership and its Representatives reasonable access to the offices, properties, books and records related to the Assets during normal business hours and (ii) furnish or make available to the Partnership and its Representatives such financial and operating data and other information relating to the Assets as such Persons may reasonably request, subject to compliance by the Partnership and its Representatives with applicable Law and contractual restrictions governing the disclosure and use of such information. Notwithstanding the foregoing provisions of this Section 5.5, Contributor shall not be required to grant access or furnish information to the Partnership or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by such access or furnishing, or that such access or the furnishing of such information is prohibited by Law or an existing Contract; provided that Contributor shall, at the Partnership’s request and sole cost and expense, use commercially reasonable efforts to obtain necessary consent or waiver in order to grant the Partnership access or furnish information subject to such privilege or restriction to the extent not with respect to a matter in which the Partnership, on the one hand, or Contributor, on the other hand, or their respective Affiliates, have an actual or potential conflict of interest. To the extent practicable, Contributor shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 5.5 shall be conducted in such a manner as not to interfere with the conduct of the business of Contributor. Notwithstanding the foregoing, the Partnership shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under the Assets. The Partnership agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.5 in violation of Section 5.7.

(c) Subject to subsections (a) and (b) above, each Party shall also coordinate, in advance, with the other Party, to allow site visits and inspections at the field sites unless operational conditions would reasonably prohibit such access.

(d) THE PARTNERSHIP SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS CONTRIBUTOR’S INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS AND LOSS OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF THE PARTNERSHIP, ITS AFFILIATES OR ANY PERSON ACTING ON BEHALF OF THE PARTNERSHIP OR ITS AFFILIATES IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT PRIOR TO THE CLOSING, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING. The Partnership shall comply in all material respects with all rules, regulations, policies and instructions issued by Contributor or any Third Person operator regarding the Partnership’s actions prior to the Closing while upon, entering or leaving any property included in the Assets, including any insurance requirements that Contributor may impose on contractors authorized to perform work on any property owned or operated by Contributor.

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(e) CONTRIBUTOR SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE PARTNERSHIP’S INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS AND LOSS OCCURRING ON OR TO THE PARTNERSHIP’S PROPERTIES CAUSED BY THE ACTS OR OMISSIONS OF CONTRIBUTOR, ITS AFFILIATES OR ANY PERSON ACTING ON BEHALF OF CONTRIBUTOR OR ITS AFFILIATES IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT PRIOR TO THE CLOSING, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING. Contributor shall comply in all material respects with all rules, regulations, policies and instructions issued by the Partnership or any Third Person operator regarding Contributor’s actions prior to the Closing while upon, entering or leaving any property of the Partnership, including any insurance requirements that the Partnership may impose on contractors authorized to perform work on any property owned or operated by the Partnership.

5.6 Cooperation. Upon reasonable written notice, the Partnership and Contributor shall furnish or cause to be furnished to each other, during normal business hours, access to such information (including any financial statements, financial information or similar data) and assistance relating to the transactions contemplated by the Transaction Documents as is reasonably necessary for financial reporting and accounting matters, any filings to be made with the Commission, inclusion in any offering memoranda, the preparation and filing of any Tax Returns, reports or forms, or the defense of any Tax claim or assessment.

5.7 Public Statements. The Partnership and Contributor shall not, and each of the foregoing shall cause its Affiliates and Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the other Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s equity securities are traded; provided, further, that such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; and provided, finally, that nothing herein shall restrict the Parties from disclosing information regarding this Agreement and the transactions contemplated hereby to their Representatives to the extent permitted by Section 5.8.

5.8 Confidentiality.

(a) Contributor shall hold, and shall cause its Representatives to hold, in confidence, from the date hereof until two years following the Closing Date, all Partnership Entities Confidential Information furnished to Contributor by or on behalf of the Partnership or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Contributor and its Representatives may disclose such Partnership Entities Confidential Information to those of its Representatives that have a need to know such Partnership Entities Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Contributor shall hold, and shall cause its Representatives to hold, in confidence all Partnership Entities Confidential Information and shall, and shall cause its Representatives to, at the Partnership’s written request, promptly destroy all such Partnership Entities Confidential Information and not retain any copies, extracts or other reproductions in whole or in part of such Partnership Entities Confidential Information, and Contributor shall, and shall cause its Representatives to, also destroy any documents incorporating or generated from such Partnership Entities Confidential Information that are prepared by Contributor or its Representatives, along with all copies and reproductions thereof; provided, however, that such obligation to return or destroy Partnership Entities Confidential Information shall not require Contributor or its Representatives to identify and remove any such Partnership Entities Confidential Information that may exist in data or electronic form on back-up media of Contributor or any of its Representatives, and, in addition, Contributor and its Representatives may save any copies or derivatives of Partnership Entities Confidential Information that they are requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures; and provided, further, that such retained Partnership Entities Confidential Information is kept confidential subject to the terms of this Agreement.

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(b) The Partnership shall hold, and shall cause its Representatives to hold, in confidence, from the date hereof until two years following the Closing Date, all Contributor Confidential Information furnished to the Partnership by or on behalf of Contributor or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that the Partnership and its Representatives may disclose such Contributor Confidential Information to those of its Representatives that have a need to know such Contributor Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Partnership shall hold, and shall cause its Representatives to hold, in confidence, all Contributor Confidential Information, and shall, and shall cause its Representatives to, at Contributor’s written request, promptly destroy all such Contributor Confidential Information, and not retain any copies, extracts or other reproductions in whole or in part of such Contributor Confidential Information, and the Partnership shall, and shall cause its Representatives to, also destroy any documents incorporating or generated from such Contributor Confidential Information that are prepared by the Partnership or its Representatives, along with all copies and reproductions thereof; provided, however, that such obligation to return or destroy the Contributor Confidential Information shall not require the Partnership or its Representatives to identify and remove any such Contributor Confidential Information that may exist in data or electronic form on back-up media of the Partnership or any of its Representatives, and, in addition, the Partnership and its Representatives may save any copies or derivatives of Contributor Confidential Information that they are requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures; and provided, further, that such retained Contributor Confidential Information is kept confidential subject to the terms of this Agreement.

(c) In the event that a Party that is subject to a confidentiality obligation under this Section 5.8 or any of its Representatives receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar or judicial, legislative, regulatory or administrative body, committee or process (collectively, a “Tribunal”)) to disclose any Confidential Information, such Party shall, if legally permissible, (i) promptly notify the other Party of the existence and terms of such request, (ii) consult with the other Party as to the advisability of taking legally available steps to resist or narrow such request and (iii) assist the other Party, at the other Party’s expense, in seeking a protective order or other appropriate remedy. The Party (or its Representative) receiving the request to produce or provide Confidential Information may disclose to any Tribunal only that portion of the Confidential Information which such Party is advised by counsel is required to be disclosed, and shall exercise commercially reasonable efforts to assist the other Party, at the other Party’s expense, in obtaining assurance that confidential treatment will be accorded such Confidential Information, and the disclosing Party shall not be liable for such disclosure unless disclosure to any such Tribunal was caused by or resulted from a previous disclosure by the disclosing Party or its Representatives not permitted by this Section 5.8(c).

5.9 Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement, the other Transaction Documents and the transactions contemplated therein.

5.10 NYSE Listing. The Partnership will use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, subject only to official notice of issuance, the Common Units comprising the Contributor Consideration.

5.11 Transaction Litigation. The Partnership shall give Contributor the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, Oxford GP and/or their directors relating to the MLP Transactions and the other transactions contemplated by this Agreement, and no such

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settlement shall be agreed to without the prior written consent of Contributor, which consent shall not be unreasonably withheld, conditioned or delayed. Contributor shall cooperate, shall cause its Affiliates to cooperate, and shall use its commercially reasonable efforts to cause their respective Representatives to cooperate in the defense against such litigation.

5.12 Tax Matters.

(a) Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) None of the Parties or any of their respective Subsidiaries shall knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the contribution of the Partnership Consideration in exchange for the Contributor Consideration from qualifying as an exchange to which Section 721(a) of the Code applies, including any action that would be reasonably likely to cause the Partnership to be treated as an investment company (within the meaning of Section 351 of the Code and Treasury Regulations promulgated thereunder) if the Partnership were incorporated. Each party will report the contribution of the Partnership Consideration in exchange for the Contributor Consideration as an exchange to which Section 721(a) of the Code applies except to the extent otherwise required (i) pursuant to a “determination” within the meaning of Section 1313(a) of the Code or (ii) with respect to any transfer of money or other consideration from the Partnership to Contributor during the two-year period following the Closing Date that is treated as part of a sale of property under Treasury Regulations Section 1.707-3(a).

(c) Contributor shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to any Pre-Closing Tax Period. All Property Taxes levied with respect to the Assets for the Pre-Closing Tax Period shall be apportioned between Contributor and the Partnership in the manner set forth in Section 5.12(g). Contributor shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and the Partnership shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, the Partnership or Contributor, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.12(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other Party within ten (10) days after delivery of such statement. In the event that the Partnership or Contributor makes any payment for which it is entitled to reimbursement under this Section 5.12(c), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the contribution of the Assets pursuant to this Agreement shall be paid equally by Contributor (on the one hand) and the Partnership (on the other hand) when due.

(e) For purposes of filing any Wyoming severance Tax Return (and any ad valorem/gross products Tax Return related to any such severance Tax Return), to the extent permitted by applicable Law, the Parties agree to close the taxable period with respect to such returns on the Closing Date. The allocation of such Wyoming severance Tax Liability (and any ad valorem/gross products Tax Liability) shall be determined in accordance with Section 5.12(h). Such Tax Returns shall be prepared consistently with the past practice of the Parties, unless otherwise required by applicable Law.

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(f) The Partnership shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Assets as to any period ending on or after the Closing Date. Such Tax Returns shall be prepared consistently with the past practice of the Parties, unless otherwise required by applicable Law. If any such Tax Return relates to any period beginning before the Closing Date or could otherwise affect Contributor, the Partnership shall deliver to Contributor for its review, comment and approval a copy of the proposed Tax Return no later than thirty (30) days prior to the filing date of such Tax Return (including extensions thereof). Contributor and the Partnership shall consult and attempt to resolve in good faith any issue arising as a result of the review of such proposed Tax Returns. If Contributor and the Partnership cannot agree on the amount of Taxes owed by the Parties or the treatment of an item shown on such Tax Return within fifteen (15) days, Contributor and the Partnership shall refer the matter to Deloitte Tax LLP. Contributor and the Partnership shall equally share the fees and expenses of Deloitte Tax LLP and the determination of Deloitte Tax LLP as to the amount owing by the Parties with respect to the proposed Tax Returns shall be binding on both Contributor and the Partnership for purposes of filing such Tax Returns.

(g) For purposes of this Section 5.12, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (ii) be the obligation of Contributor, who shall pay such Taxes when due. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practices of the Parties and shall be in conformity with the Code and any other applicable authorities except to the extent required by any applicable Law.

5.13 Partnership Cost Savings. The Partnership has agreed to secure for the Partnership a savings of $2,000,000 in the management bonuses and the $3,000,000 of fees payable to Citigroup Global Markets Inc. otherwise payable by the Partnership. Towards that result, the Partnership has obtained voluntary management concessions reducing by $1,000,000 the bonus amounts originally approved for them and to be set forth on Schedule 4.11(j) of the Partnership Entities Disclosure Schedules, with the bonus amounts now being set forth on Schedule 4.11(j) of the Partnership Entities Disclosure Schedules representing bonus amounts after effecting such reductions, and the Parties agree that $1,000,000 of the savings commitment has been so met. The Partnership shall, prior to the Closing, secure the other $1,000,000 in savings from the management bonuses now set forth on Schedule 4.11(j) of the Partnership Entities Disclosure Schedules and/or such fees payable to Citigroup Global Markets Inc.

ARTICLE VI

CLOSING

6.1 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a) no Law or Order (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) is in effect that restrains or makes illegal the consummation of this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby;

(b) the Unitholder Approval shall have been obtained; and

(c) the GP Purchase shall have been consummated, or shall be consummated contemporaneously with the Closing.

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6.2 Conditions Precedent to Obligations of the Partnership. The obligations of the Partnership to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the Fundamental Representations of Contributor set forth in this Agreement shall be true and correct in all respects (disregarding any materiality, Contributor Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) each of the representations and warranties of Contributor other than the Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Contributor Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Contributor Material Adverse Effect), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had, and would not reasonably be expected to have, a Contributor Material Adverse Effect;

(c) Contributor shall not have breached in any material respect its obligations set forth in Section 5.2(b) unless such breach has been cured at or prior to the Closing Date;

(d) Contributor shall not have breached any obligations and agreements required to be performed and complied with by it prior to the Closing Date, except for any such breach that has not had a Contributor Material Adverse Effect; and

(e) the Partnership shall have received the items listed in Section 6.4.

6.3 Conditions Precedent to Obligations of Contributor. The obligations of Contributor to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the Fundamental Representations of the Partnership set forth in this Agreement shall be true and correct in all respects (disregarding any materiality, Partnership Entities Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)), on and as of the date hereof and as of the Closing Date, with the same force and effect as though made on and as of such date; provided, however, that the representation and warranty set forth in Section 4.3(a) shall be deemed to be true and correct solely for the purpose of this Section 6.3(a) (but not for any other purpose) if the total number of Common Units does not vary from the actual total number of Common Units on the date hereof by more than the Director Bonus Units plus the number of Common Units to be issued upon full vesting of the LTIP Grants by reason of the change of control of Oxford GP occurring pursuant to the Purchase Agreement; and provided, further, for the purposes of clarification, this Section 6.3(a) shall not limit any of Contributor’s rights or remedies under Article VII;

(b) each of the representations and warranties of the Partnership other than the Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Partnership Entities Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Partnership Entities Material Adverse Effect), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had, and would not reasonably be expected to have, a Partnership Entities Material Adverse Effect;

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(c) the Partnership shall not have breached its obligations set forth in Section 5.13 and shall not have breached in any material respect its obligations set forth in Section 5.2(b) unless, in each case, such breach has been cured at or prior to the Closing Date;

(d) the Partnership shall not have breached any obligations and agreements required to be performed and complied with by it prior to the Closing Date, except for any such breach that has not had a Partnership Entities Material Adverse Effect;

(e) the indebtedness of the Partnership existing on the date of this Agreement shall have been refinanced on Acceptable Terms;

(f) the indebtedness of Contributor existing on the date of this Agreement shall have been refinanced on Acceptable Terms;

(g) all approvals, consents and waivers that are listed on Schedule 4.4 shall have been received by the Partnership, and executed copies thereof shall have been delivered to Contributor at or prior to the Closing;

(h) the Investor Rights Agreements shall have been terminated, and executed counterparts of the document evidencing termination shall have been delivered to Contributor at or prior to the Closing;

(i) neither the Partnership nor any of its Affiliates shall be (i) debarred with respect to any transactions involving any Governmental Authority, nor shall there be any pending Proceeding that could reasonably be expected to result in debarment or other exclusion from such transactions, or (ii) precluded from obtaining any permit or authorization from any Governmental Authority by reason of, nor shall there be any pending Proceedings that could reasonably be expected to result in, a permit block or preclusion from obtaining any permit or authorization from any Governmental Authority; and

(j) Contributor shall have received the items listed in Section 6.5.

6.4 Contributor Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Contributor shall deliver, or cause to be delivered, to the Partnership:

(a) evidence reasonably satisfactory to the Partnership that the Assets have been transferred to WKFCH by the Assets Deed(s);

(b) the Organizational Documents of WKFCH which shall be in a form reasonably acceptable to the Partnership;

(c) the WKFCH Interests, by delivering a written instrument of assignment and evidence of the transfer thereof, free and clear of any Liens;

(d) a counterpart to the Purchase Agreement duly executed by Westmoreland Coal Company;

(e) a counterpart to the Coal Mining Lease duly executed by Contributor;

(f) a certificate duly executed by the Secretary or an Assistant Secretary of Contributor, dated as of the Closing Date, in customary form, attesting to (i) the Organizational Documents of Contributor and (ii) the resolutions of the board of directors or similar governing body of Contributor authorizing the execution and delivery of the Transaction Documents to which Contributor is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(g) a certificate duly executed by an executive officer of Contributor, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied in all respects;

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(h) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of Contributor;

(i) a certificate, duly executed and acknowledged by an executive officer of Contributor, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that Contributor is not a “foreign person” within the meaning of Section 1445 of the Code; and

(j) Contributor shall have delivered to the Partnership such other documents or instruments as the Partnership reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

6.5 Partnership Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Partnership shall deliver, or cause to be delivered, to Contributor:

(a) the Contributor Consideration, free and clear of any Liens (other than Liens existing under the Partnership Agreement or those arising under applicable securities Law), by delivering an executed certificate of the Partnership’s transfer agent, in a form acceptable to Contributor, certifying as to the book entry issuance to Contributor of the Common Units comprising the Contributor Consideration;

(b) a counterpart to the Purchase Agreement duly executed by the Sellers;

(c) a counterpart to the Contribution Partnership Agreement Amendment duly executed by Oxford GP as the general partner of the Partnership;

(d) a counterpart to the Coal Mining Lease duly executed by the Partnership;

(e) a certificate duly executed by the Secretary or an Assistant Secretary of Oxford GP, dated as of the Closing Date, in customary form, attesting to (i) the Organizational Documents of the Partnership and (ii) the resolutions of the Partnership Board authorizing the execution and delivery by the Partnership of the Transaction Documents to which the Partnership is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(f) a certificate duly executed by an executive officer of the Partnership, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied in all respects;

(g) a certificate, duly executed and acknowledged by an executive officer of the Partnership, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the Partnership is not a “foreign person” within the meaning of Section 1445 of the Code;

(h) a certificate dated as of a recent date of the Secretary of State of the state of organization with respect to the valid existence and good standing in such state of each of the Partnership Entities set forth on Schedule 6.5(h);

(i) opinions of Latham & Watkins LLP, dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes, at least 90% of the gross income of the Partnership for all of calendar year 2013 and all calendar quarters of 2014 ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code (in rendering such opinions, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Partnership and any of its affiliates as to such matters as such counsel may reasonably request);

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(j) written resignations, effective as of the Closing Date, of the directors and managers of the Partnership and any Partnership Entity requested by Contributor at least five business days prior to the Closing; and

(k) the Partnership shall have delivered to Contributor such other documents or instruments as Contributor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for eighteen months following the Closing Date, except that the Fundamental Representations contained herein and any Fundamental Representations contained in any certificate delivered pursuant hereto shall survive the Closing for 30 months following the closing date (the applicable period of survival of a representation, warranty or covenant being the “Survival Period”); provided that, notwithstanding the expiration of any Survival Period, any obligations under Section 7.2(a) shall not terminate with respect to any Loss as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 7.3(a) before the termination of the applicable Survival Period. The Survival Period for all covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall be fifteen months after the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing, shall survive the Closing until the performance of such covenants in accordance with their terms.

7.2 Indemnification.

(a) From and after the Closing, subject to Sections 7.1 and 7.4, Contributor hereby agrees to indemnify and hold harmless the Partnership and each of its Affiliates (excluding any Person that is or becomes an Affiliate of the Partnership solely as a result of the purchase of publicly traded securities from the general public) and each of the respective members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Partnership Indemnified Parties”) from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (a “Loss”), based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by Contributor in this Agreement or in any certificate delivered pursuant hereto;

(ii) any breach or non-fulfillment of any covenant or other agreement to be performed on the part of Contributor under this Agreement or in any certificate delivered pursuant hereto;

(iii) any Taxes attributable to or resulting from ownership of the Assets in the Pre-Closing Tax Period;

(iv) the Proxy Statement, only to the extent of Loss based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the Proxy Statement in reliance upon or related to information furnished to the Partnership by Contributor specifically for use in the Proxy Statement;

(v) the ownership, use or operation of the Assets prior to the Closing, other than Loss for future contractual or similar obligations to be performed by WKFCH after the Closing in the Ordinary Course of Business (other than those which result from, arise out of, allege, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law);

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(vi) any past, present or future obligations under or relating to the Coal Act, and any successor Law thereto, including but not limited to obligations for past, present or future retirement benefits for mining employees; and

(vii) any failure of Contributor or its Affiliates prior to the Closing to comply in all material respects with any or all Environmental Laws.

(b) From and after the Closing, subject to Sections 7.1 and 7.4, the Partnership hereby agrees to indemnify and hold harmless Contributor and its Affiliates and each of the members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Contributor Indemnified Parties”) from and against, and pay to the applicable Contributor Indemnified Parties the amount of, any and all Loss based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Partnership in this Agreement or in any certificate delivered pursuant hereto;

(ii) any breach or non-fulfillment of any covenant or other agreement to be performed on the part of the Partnership under this Agreement or in any certificate delivered pursuant hereto;

(iii) any Taxes attributable to or resulting from ownership of the Assets in the Post-Closing Tax Period; and

(iv) the Proxy Statement, except for Loss based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the Proxy Statement in reliance upon or related to information furnished to the Partnership by Contributor specifically for use in the Proxy Statement.

(c) Materiality, Contributor Material Adverse Effect, Partnership Entities Material Adverse Effect and similar qualifiers contained in any representation or warranty, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 7.2 in calculating the amount of Loss suffered by an Indemnified Party (but, for the avoidance of doubt, such qualifiers shall not be disregarded for purposes of determining whether there has been a breach).

7.3 Indemnification Procedure.

(a) Each Indemnified Party agrees that, promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 7.2, such Indemnified Party will assert its claim for indemnification under Section 7.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 7.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Loss (subject to any applicable limitations in this Article VII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within thirty days notify the Indemnified Party in writing of its intent to do so. Subject to Section 7.3(c), the Indemnifying

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Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and, in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party may not settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or could potentially require any payment from any Indemnified Party.

7.4 Limitations.

(a) No Indemnifying Party shall have any Liability under Section 7.2(a)(i) or Section 7.2(b)(i) related to a representation or warranty other than a Fundamental Representation in respect of any individual claim involving Loss to any Indemnified Party of less than $100,000 (each, a “De Minimis Claim”), unless such individual claim is directly related to one or more other claims which in the aggregate involve Loss in excess of $100,000, in which case, the Indemnifying Party will have Liability for the full amount of such claims (subject to the other limitations contained in this Section 7.4 and such claims shall not be considered De Minimis Claims (it being understood and agreed that, notwithstanding anything in the foregoing to the contrary, solely for the purposes of this Section 7.4(a), all claims related to any fact or circumstance that causes any representation or warranty made in any particular section of this Agreement to be inaccurate shall be deemed to be related to all other claims related to such fact or circumstance).

(b) No Partnership Indemnified Party shall be entitled to indemnification pursuant to Section 7.2(a)(i) related to a representation or warranty other than a Fundamental Representation unless the aggregate of all Loss claimed by the Partnership Indemnified Parties pursuant to such section that are not De Minimis Claims exceeds 1% of the Reference Amount (the “Claim Deductible”), in which case, subject to Section 7.4(d), Contributor shall indemnify the Partnership Indemnified Party only for the Loss in excess of the Claim Deductible.

(c) No Contributor Indemnified Party shall be entitled to indemnification pursuant to Section 7.2(b)(i) related to a representation or warranty other than a Fundamental Representation unless the aggregate of all Loss claimed by the Contributor Indemnified Parties pursuant to such section exceeds the Claim Deductible, in which case, subject to Section 7.4(d), the Partnership shall indemnify the Contributor Indemnified Party only for the Loss in excess of the Claim Deductible.

(d) Contributor shall not have any obligation to indemnify the Partnership Indemnified Parties under Section 7.2(a)(i) for Loss that exceeds, in the aggregate, 10% of the Reference Amount; provided, however, that such limitation shall not apply to Loss of the Partnership Indemnified Parties arising from any Fundamental Representation, and Contributor’s aggregate Liability for such Loss, together with any other indemnifiable Loss, shall not exceed the Reference Amount. The Partnership shall not have any obligation to indemnify the Contributor Indemnified Parties under Section 7.2(b)(i) for Loss that exceeds, in the aggregate, 10% of the

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Reference Amount; provided, however, that such limitation shall not apply to Loss of the Contributor Indemnified Parties arising from any Fundamental Representation, and the Partnership’s aggregate Liability for such Loss, together with any other indemnifiable Loss, shall not exceed the Reference Amount.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NONE OF THE PARTNERSHIP, CONTRIBUTOR, OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (i) PUNITIVE OR EXEMPLARY DAMAGES OR (ii) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (ii), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (A) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (B) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (i) AND (ii), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

7.5 Calculation of Loss. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Loss shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Loss net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Loss net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Loss, including under insurance policies and indemnity arrangements.

7.6 No Duplication. In no event shall any Indemnified Party be entitled to recover any Loss under one section or provision of this Agreement to the extent of the full amount of such Loss already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

7.7 Tax Treatment of Indemnity Payments. Contributor and the Partnership agree to treat any indemnity payment made pursuant to this Article VII as a purchase price adjustment for all Tax purposes, unless otherwise required by Law.

7.8 Exclusive Remedy.

(a) EXCEPT (i) PURSUANT TO THIS Article VII, SECTION 10.6 OR ANY OTHER TRANSACTION DOCUMENT OR (ii) IN THE CASE OF CRIMINAL ACTIVITY OR COMMON LAW FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES) UNDER, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE. HOWEVER, NOTHING IN THIS SECTION 7.8 SHALL LIMIT THE RIGHTS OF A PARTY TO (i) SEEK AND OBTAIN INJUNCTIVE RELIEF IN ACCORDANCE WITH SECTION 10.6 OR (ii) PURSUE CLAIMS PURSUANT TO OR ARISING UNDER THE PARTNERSHIP AGREEMENT TO THE EXTENT PROVIDED FOR THEREIN.

(b) Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the Parties or the parties thereto shall have any

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obligation or Liability hereunder, under any Transaction Document or under any certificate delivered pursuant hereto or thereto, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to, any former, current or future Affiliate, general or limited partner, member, equityholder, Representative, director, officer, agent, manager, assignee or employee of any Party, or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents or any of their respective successors or permitted assignees to the extent of such party’s obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise. The Non-Recourse Persons shall be express third party beneficiaries of this Section 7.8(b) as if expressly party hereto.

7.9 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of Contributor and the Partnership;

(b) by Contributor or the Partnership if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Contributor, on the one hand, or the Partnership, on the other hand, if such order was primarily due to the failure of Contributor, on the one hand, or the Partnership, on the other hand, to perform any of its obligations under this Agreement;

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(c) by the Partnership if Contributor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Contributor shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Contributor of notice of such breach from the Partnership;

(d) by Contributor if the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by the Partnership of notice of such breach from Contributor;

(e) by Contributor or the Partnership if the Purchase Agreement is terminated in accordance with its terms;

(f) by Contributor if a Partnership Change in Recommendation shall have occurred;

(g) by Contributor or the Partnership if the Unitholder Meeting shall have concluded and the Unitholder Approval shall not have been obtained;

(h) by the Partnership, if the Partnership is terminating to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 5.4, provided that the Partnership has complied with Section 8.4; or

(i) by Contributor or the Partnership in the event that the Closing does not occur on or before March 15, 2015 (the “Outside Date”), as such Outside Date may be amended from time to time with the prior written consent of the Parties; provided that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

8.2 Procedure Upon Termination. In the event of termination of this Agreement by the Partnership or Contributor, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the contribution of the Assets to the Partnership hereunder shall be abandoned, without further action by the Partnership or Contributor.

8.3 Effect of Termination. In the event that this Agreement is terminated as provided in Section 8.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the Partnership or Contributor; provided, however, that the agreements and obligations of the Parties set forth in Section 7.8(b), this Section 8.3, Section 8.4, Article IX and Article X shall survive any such termination and shall be enforceable hereunder; and provided, further, that nothing in this Section 8.3 shall relieve the Partnership or Contributor of any Liability for an intentional material breach of this Agreement.

8.4 Fees and Expenses.

(a) In the event that (i) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Unitholder Meeting (or, if the Unitholder Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 8.1(i)), (ii) this Agreement is terminated by Contributor or the Partnership pursuant to Section 8.1(g) or Section 8.1(i) and (iii) the Partnership enters into a definitive agreement with respect to, or consummates, such Alternative Proposal within nine months after the date this Agreement is terminated, then the Partnership shall pay to Contributor the Termination Fee and the Commitment Fee Reimbursement, upon the earlier of the public announcement that the Partnership has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 8.4(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Exhibit A, except that the references to “20% or more” shall be deemed to be references to “more than 50%.”

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(b) In the event this Agreement is terminated by Contributor pursuant to Section 8.1(f), then the Partnership shall pay to Contributor, within two business days after the date of termination, the Termination Fee and the Commitment Fee Reimbursement.

(c) In the event this Agreement is terminated by the Partnership pursuant to Section 8.1(h), then the Partnership shall immediately prior to or simultaneously with such termination pay to Contributor the Termination Fee and the Commitment Fee Reimbursement.

(d) In the event this Agreement is terminated by Contributor pursuant to Section 8.1(d) after having provided the Partnership with prompt notice of and 15 days to cure any breach with respect thereto (plus any additional period during which the Partnership is diligently pursuing a cure of such breach, not to exceed a total of 30 days, and in any and all events the cure period shall end on March 14, 2015), then the Partnership shall pay to Contributor, within ten business days after the date of termination, the Commitment Fee Reimbursement.

(e) Any payment of the Termination Fee and/or Commitment Fee Reimbursement, as applicable, shall be made in cash by wire transfer of same day funds to an account designated in writing by Contributor.

(f) Following the Closing, the Parties hereby agree to negotiate in good faith the terms of the Partnership’s reimbursement to Contributor of the Commitment Fee Reimbursement and the Closing Fee (as defined in the Commitment Letter) to be advanced by Contributor on behalf of the Partnership in connection with the refinancing of the Partnership’s existing indebtedness; provided that no amount shall be paid in any quarter with respect to the Commitment Fee Reimbursement or the Closing Fee until the Partnership has paid the aggregate minimum quarterly distribution with respect to that quarter.

(g) The Partnership acknowledges that the provisions of this Section 8.4 are an integral part of the transactions contemplated hereby and that, without these agreements, Contributor would not enter into this Agreement. The parties agree that, in the event that the Partnership pays the Termination Fee and/or Commitment Fee Reimbursement to Contributor as provided by this Section 8.4, the Partnership shall have no further liability to Contributor of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall the Partnership be required to pay either the Termination Fee or the Commitment Fee Reimbursement on more than one occasion.

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

9.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Law of the State of Delaware without regard to the Law of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10.3 addressed to such Party at the address specified pursuant to Section 10.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10.3 to such Party’s respective address set forth in Section 10.3 will be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the

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laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

ARTICLE X

GENERAL PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties. Notwithstanding the foregoing, in addition to any other approvals required by the Partnership’s or Oxford GP’s Organizational Documents or under this Agreement, any waivers by the Partnership of, or any amendment, supplement, modification or change of any of the provisions of Section 6.1 or 6.2 of this Agreement must be approved by the Sponsor Sellers prior to such action by the Partnership Board.

10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to Contributor, to:

Westmoreland Coal Company

9540 South Maroon Circle, Suite 200

Englewood, CO 80112

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

6380 S. Fiddlers Green Cir., Suite 500

Greenwood Village, CO 80111

Attention: Amy L. Bowler

If to the Partnership, to:

Oxford Resource Partners, LP

41 South High Street

Suite 3450

Columbus, OH 43215

Attention: Chief Legal Officer

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with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

41 South High Street

Suite 2000

Columbus, OH 43215

Attention: Donald W. Hughes

10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party, provided that each Party may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, without such consent, to any Affiliate of such Party that remains an Affiliate at all times following such assignment. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

10.5 Expenses. Each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

10.6 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to each of the Partnership and Contributor and neither Party will have an adequate remedy at Law. Therefore, the obligations of each Party under this Agreement, including Contributor’s obligation to contribute the WKFCH Interests to the Partnership and the Partnership’s obligation to issue the Contributor Consideration to Contributor, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which either Party may have under this Agreement or otherwise.

10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

10.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, Contributor and the Partnership each agree that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, Contributor and the Partnership each agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

10.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Contributor Disclosure Schedules or the Partnership Entities Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Contributor Disclosure Schedules or the Partnership Entities Disclosure Schedules or is material to or outside the

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ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the Contributor Disclosure Schedules or the Partnership Entities Disclosure Schedules may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.

10.10 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Person, including any creditor of any Party or any of their Affiliates. No such Third Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any Party. Notwithstanding the foregoing, the Sponsor Sellers shall be express third party beneficiaries of, and shall have the right to enforce, the second sentence of Section 10.1.

10.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

10.12 Time of Essence. Time is of the essence in the performance of this Agreement.

10.13 Right to Rely. Following the Closing, any rights to indemnification, payment, reimbursement or other remedy based on representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant hereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) before the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or in the performance of or compliance with, any such covenant or agreement, shall not affect the right to indemnification, payment, reimbursement, or any other remedy based on such representations, warranties, covenants or agreements.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first above written.

WESTMORELAND COAL COMPANY

By:	/s/ Keith Alessi

Name:	Keith Alessi
Title:	Chief Executive Officer

[Signature Page to Contribution Agreement]

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OXFORD RESOURCE PARTNERS, LP

By:	Oxford Resources GP, LLC, its general partner

By:	/s/ Charles C. Ungurean

Name:	Charles C. Ungurean
Title:	President and Chief Executive Officer

[Signature Page to Contribution Agreement]

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EXHIBIT A

DEFINITIONS

“Acceptable Terms” means (i) for purposes of Section 6.3(e), refinancing (or amendment) of indebtedness of the Partnership existing on the date of this Agreement on substantially the terms set forth in the Commitment Letter or on other terms which in the aggregate are not materially less favorable than the Term Sheet and (ii) for purposes of Section 6.3(f), refinancing (or amendment) of indebtedness of Contributor existing on the date of this Agreement on terms which Contributor determines in good faith are acceptable to Contributor.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include (i) any portfolio company in which Contributor or any of its investment fund Affiliates have made a debt or equity investment, or (ii) any fund or other investment entity in which Contributor or any of its investment fund Affiliates serves as an investment manager or advisor.

“Agreement” has the meaning set forth in the Preamble.

“AIM Holdings” has the meaning set forth in the Recitals.

“Alternative Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Contributor and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of (A) assets of the Partnership equal to 20% or more of the consolidated assets of the Partnership or to which 20% or more of the Partnership’s revenues or earnings with respect to the Partnership Businesses on a consolidated basis are attributable, or (B) securities of the Partnership constituting 20% or more of any class of the Partnership’s equity securities; (ii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of the Partnership’s equity securities; or (iii) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the Partnership’s consolidated assets or equity interests; in each case other than the transactions contemplated hereby.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Law issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Assets” means the fee interest in and to the surface of the lands described in Exhibit A-1 attached hereto and the fee interest in and to the coal and coal rights in the lands described in Exhibit A-2 attached hereto, subject to the limitations described in said Exhibit A-2.

“Assets Deed(s)” has the meaning set forth in the Recitals.

“Audited Partnership Financial Statements” has the meaning set forth in Section 4.10(a).

“Balance Sheet” has the meaning set forth in Section 4.10(a).

“Balance Sheet Date” has the meaning set forth in Section 4.10(a).

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“Benefit Plan” has the meaning set forth in Section 4.17(a).

“C&T Coal” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in Section 7.3(a).

“Claim Deductible” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, as amended, and the rules and regulations promulgated in connection therewith.

“Coal Mining Lease” means the Coal Mining Lease to be entered into in connection with the closing of the transactions contemplated by this Agreement and the Purchase Agreement, in substantially the form attached as Exhibit C hereto.

“Coal Reserves” means the coal reserves on, under and/or comprising the Assets, with such changes therein as occur in the Ordinary Course of Business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Fee Reimbursement” means the Upfront Payment (as defined in the Commitment Letter) in the amount of $5,000,000 paid by Contributor in accordance with the Commitment Letter.

“Commitment Letter” means that certain commitment letter and related term sheet of Tennenbaum Opportunities Partners VI, LLC, Tennenbaum Opportunities Partners V, LP, Pacific Investment Management Company LLC, acting as investment manager on behalf of the funds and/or managed accounts named therein, Medley Capital Corporation and certain of its affiliates and BlackRock Kelso Capital and certain of its affiliates, dated as of October 16, 2014, pursuant to which such Persons have agreed, subject to the terms and conditions set forth therein, to refinance the existing indebtedness of the Partnership.

“Common Unit Warrants” has the meaning set forth in Section 4.3(a)

“Common Unitholder” and “Common Unitholders” have the meanings set forth in the Recitals.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Confidential Information” means the Contributor Confidential Information and the Partnership Entities Confidential Information.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

“Contribution Partnership Agreement Amendment” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership to be approved and adopted in connection with the closing of the transactions contemplated by this Agreement and the Purchase Agreement, in substantially the form attached as Exhibit B hereto.

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“Contributor” has the meaning set forth in the Preamble.

“Contributor Confidential Information” means any and all of Contributor’s data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, whether geological, geophysical, economic, financial, land, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Contributor Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by any of the Partnership Entities or any of their respective Affiliates or Representatives; (ii) information which was already known to the Partnership prior to such information being furnished to it; (iii) information which becomes available to the Partnership from a source that, to the Knowledge of the Partnership, was not subject to any prohibition against transmitting the information to the Partnership and was not bound by a confidentiality agreement to Contributor, including information which is acquired independently from a Third Person that has the right to disseminate such information at the time it is acquired by the Partnership; and (iv) information developed by the Partnership independently of Contributor Confidential Information provided to the Partnership by or on behalf of Contributor.

“Contributor Consideration” has the meaning set forth in the Recitals.

“Contributor Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Contributor and delivered to the Partnership on the date hereof.

“Contributor Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Contributor Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be materially adverse to, or has had or would have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Kemmerer Mining Operation, the ownership of the Assets by Contributor (or an Affiliate of Contributor) pre-Closing, ownership of the WKFCH Interests by Contributor pre-Closing, the ownership of the WKFCH Interests by the Partnership (or an Affiliate of the Partnership) post-Closing, the ownership of the Assets by WKFCH post-Closing or the ability of Contributor to consummate the transactions contemplated by this Agreement; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Contributor Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby; (ii) the coal industry generally; (iii) changes in GAAP or interpretations thereof; (iv) the economy or securities markets of the United States generally; or (v) the announcement, performance or consummation of the Purchase Agreement or any of the transactions contemplated thereby; except, in the case of clauses (ii) through (iv), to the extent disproportionately affecting the Kemmerer Mining Operation, the Assets or the WKFCH Interests and then only such disproportionate impact shall be considered.

“Contributor SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and documents, as amended, filed or furnished by Contributor with the Commission.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Courts” has the meaning set forth in Section 9.1.

“De Minimis Claim” has the meaning set forth in Section 7.4(a).

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“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Director Bonus Units” means the grant and issuance to each of the Partnership’s three independent directors, on the earlier of the Closing Date or December 31, 2014, of Common Units equal in value to $12,500 (for an aggregate value of $37,500 for such three independent directors) as of the close of the NYSE on the date of grant and issuance.

“Disclosure Schedules” means (i) with respect to Contributor, the Contributor Disclosure Schedules, and (ii) with respect to the Partnership, the Partnership Entities Disclosure Schedules.

“Environmental Laws” means any and all Law pertaining to the prevention of pollution, the protection of human health (including worker health and safety) and the environment (including ambient air, surface water, ground water, land, surface or subsurface strata and natural resources) and the investigation, removal and remediation of contamination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Partnership, any other Person which, together with the Partnership, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5(a)-(d), 3.12, 4.1, 4.2, 4.3, 4.16 and 4.19.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“GP Interest” has the meaning set forth in Section 4.3(a).

“GP Purchase” has the meaning set forth in the Recitals.

“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids while they are secured in containers or vessels that are in good condition and compliant with applicable Environmental Laws.

“Incentive Distribution Rights” has the meaning assigned to such term in the Partnership Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

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“Investor Rights Agreements” means (i) the Investors’ Rights Agreement, dated August 24, 2007, by and among the Partnership, Oxford GP, AIM, C&T Coal, Charles C. Ungurean and Thomas T. Ungurean, as amended on June 24, 2013, and (ii) the Investors’ Rights Agreement, dated as of June 24, 2013, by and among the Partnership, Oxford GP, AIM Holdings, and the lenders party to the Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, as borrower, Oxford Resource Partners, LP, as a guarantor, the other guarantors party thereto, such lenders, and Obsidian Agency Services, Inc., as collateral agent and administrative agent for such lenders.

“Kemmerer Mining Operation” means the business as historically, presently and currently proposed to be conducted or operated by Contributor and/or its Affiliates utilizing and with respect to the Assets, taken as a whole.

“Knowledge” means the actual knowledge after reasonable inquiry (i) with respect to Contributor, of Keith Alessi, Jennifer Grafton, Kevin Paprzycki and Scott Sturm, and (ii) with respect to the Partnership, of Charles C. Ungurean, Bradley W. Harris, Daniel M. Maher and Gregory J. Honish.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, claim, charge, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, restrictions on transfer, proxies, voting or other agreements, preferential purchase right, right-of-first refusal, right-of-first offer, rights, leases and other encumbrances on title to real or personal property (whether or not of record).

“Loss” has the meaning set forth in Section 7.2(a).

“LTIP” means the Partnership’s Amended and Restated Long-Term Incentive Plan effective as of June 18, 2010, as amended.

“LTIP Grants” means the outstanding grants of Phantom Units under the LTIP which will fully vest upon consummation of the transactions provided for in the Purchase Agreement and may result in Common Units being issued to the holders of such grants.

“MLP Transactions” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 4.17(c).

“Non-Recourse Persons” has the meaning set forth in Section 7.8(b).

“Notice Period” has the meaning set forth in Section 5.4(d)(i).

“NYSE” has the meaning set forth in Section 4.23.

“NYSE Compliance Reverse Unit Split” means a reverse unit split of all of the outstanding units of the Partnership to achieve compliance with the rules of the New York Stock Exchange relating to the price of the

Annex B - A-5

common units of the Partnership, which reverse unit split shall be approved by Contributor (which approval shall not be unreasonably delayed or withheld) and shall be a 2-to-1 reverse unit split or such other reverse unit split as is approved by the Contributor.

“Operating Company” has the meaning set forth in the Recitals.

“Operating Company Subsidiaries” has the meaning set forth in Section 4.6(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practices.

“Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws or regulations thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended; (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended; (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended; and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“OSMRE” means the Office of Surface Mining, Reclamation and Enforcement, U.S. Department of the Interior, or any successor agency.

“Outside Date” has the meaning set forth in Section 8.1(i).

“Oxford GP” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP dated as of July 19, 2010, as amended by that certain Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, L.P. dated as of June 24, 2013.

“Partnership Assets” means the assets owned on the Closing Date by the Partnership and its Subsidiaries, taken as a whole. For the avoidance of doubt, the Partnership Assets do not include any of the Assets.

“Partnership Board” has the meaning set forth in Section 4.2(a).

“Partnership Board Recommendation” has the meaning set forth in Section 5.3(a).

“Partnership Businesses” means the businesses conducted or operated as of the Closing Date by the Partnership Entities using any of the Partnership Assets, taken as a whole, including the associated liabilities.

“Partnership Change in Recommendation” has the meaning set forth in Section 5.4(c).

“Partnership Consideration” has the meaning set forth in the Recitals.

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“Partnership Contribution” has the meaning set forth in the Recitals.

“Partnership Debt Documents” means the (i) the Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, as borrower, Oxford Resource Partners, LP, as a guarantor, the other guarantors party thereto, the lenders party thereto, and Cerberus Business Finance, LLC, as collateral agent and administrative agent for such lenders, together with all other documents relating thereto, and (ii) the Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, as borrower, Oxford Resource Partners, LP, as a guarantor, the other guarantors party thereto, the lenders party thereto, and Obsidian Agency Services, Inc., as collateral agent and administrative agent for such lenders, together with all other documents relating thereto.

“Partnership Entities” means the Partnership, the Operating Company and all other Subsidiaries of the Partnership, collectively.

“Partnership Entities Confidential Information” means any and all of the Partnership Entities’ data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, whether geological, geophysical, economic, financial, land, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Partnership Entities Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Contributor or any of its Affiliates or Representatives; (ii) information which was already known to Contributor prior to such information being furnished to it; (iii) information which becomes available to Contributor from a source other than the Partnership if, to the Knowledge of Contributor, such source was not subject to any prohibition against transmitting the information to Contributor and was not bound by a confidentiality agreement to the Partnership, including information which is acquired independently from a Third Person that has the right to disseminate such information at the time it is acquired by Contributor; and (iv) information developed by Contributor independently of the Partnership Entities Confidential Information provided to Contributor by or on behalf of the Partnership.

“Partnership Entities Disclosure Schedules” means the disclosure schedules to this Agreement prepared by the Partnership and delivered to Contributor on the date hereof.

“Partnership Entities Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership and its Subsidiaries, taken as a whole (including, their respective assets, properties or businesses, taken as a whole); provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Entities Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby, including the issuance of the Common Units making up the Contributor Consideration; (ii) the coal industry generally; (iii) changes in GAAP or interpretations thereof; (iv) the economy or securities markets of the United States generally; or (v) the announcement, performance or consummation of the Purchase Agreement or any of the transactions contemplated thereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of Oxford GP and the Partnership; except, in the case of clauses (ii) through (iv), to the extent disproportionately affecting the Partnership as compared with other Persons in the coal industry and then only such disproportionate impact shall be considered.

“Partnership Entities Material Contracts” has the meaning set forth in Section 4.13(b).

“Partnership Entities Policies” has the meaning set forth in Section 4.22.

Annex B - A-7

“Partnership Financial Statements” has the meaning set forth in Section 4.10(a).

“Partnership Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Partnership Interest” has the meaning assigned to such term in the Partnership Agreement.

“Partnership SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and documents, as amended, filed or furnished by the Partnership with the Commission.

“Party” has the meaning set forth in the Preamble.

“Percentage Interest” has the meaning assigned to such term in the Partnership Agreement.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means, with respect to any Person, (i) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, warehousemen’s, materialmen’s, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the Ordinary Course of Business of such Person relating to obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) Liens as may have arisen in the Ordinary Course of Business of such Person, none of which are material to the ownership, use or operation of the assets of such Person; (iv) any state of facts that an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person; (v) statutory Liens for obligations that are not delinquent; (vi) Liens encumbering the fee interest of those tracts of third party owned real property encumbered by Rights-of-Way; (vii) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the Ordinary Course of Business; (viii) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person; (ix) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and (x) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds or performance bonds incurred in the Ordinary Course of Business.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

Annex B - A-8

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes; provided that “Property Taxes” shall not include the Wyoming severance Tax or the Wyoming ad valorem/gross products Tax on mineral production.

“Proxy Statement” has the meaning set forth in Section 5.3(a).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualifying Acquisition” has the meaning given it in the Purchase Agreement, and any of the same is subject to the approval of Westmoreland Coal Company (which approval shall not be unreasonably withheld, conditioned or delayed) as provided in the Purchase Agreement.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(c).

“Reference Amount” means $55,000,000.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” means, with respect to a Person, the Affiliates, control persons, officers, equity holders, co-investors, directors, managers, employees, agents, representatives, contractors, consultants, lenders, prospective lenders, partners, counsel, investment bankers and other advisors of such Person or its Affiliates.

“Rights-of-Way” means easements, rights-of-way and similar real estate interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” have the meanings set forth in the Recitals.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, as amended.

“Sponsor Sellers” means AIM Holdings and C&T Coal, together.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subordinated Unit Warrants” has the meaning set forth in Section 4.3(a).

“Subordinated Unitholder” and “Subordinated Unitholders” have the meanings set forth in the Recitals.

“Subordinated Units” has the meaning assigned to such term in the Partnership Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Annex B - A-9

“Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of Section 5.4, to acquire, directly or indirectly, more than 50% of the outstanding equity securities of the Partnership or more than 50% of the combined assets of the Partnership, made by a Third Person, which is on terms and conditions which the Partnership Board determines in good faith to be more favorable to the Common Unitholders than the MLP Transactions, taken as a whole, taking into account at the time of determination any changes to the terms of this Agreement and the other Transaction Documents that as of that time had been committed to by Contributor in writing and the ability of the Third Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, black lung excise or other excise, severance, stamp, occupation, PBGC or other premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, gross products, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever including any interest, penalty or addition thereto, whether disputed or not and including such amount of any other Person under Law, as transferee or successor, by contract or otherwise.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information, attachment or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.

“Termination Fee” means $3,000,000.

“Third Party Claim” has the meaning set forth in Section 7.3(b).

“Third Person” means (i) any Person other than a Party or its Affiliates, and (ii) any Governmental Authority.

“Transaction Documents” means this Agreement, the Contribution Partnership Agreement Amendment, the Purchase Agreement, the Coal Mining Lease, and any and all other agreements or instruments provided for in this Agreement or the Purchase Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Tribunal” has the meaning set forth in Section 5.8(c).

“Unaudited Partnership Financial Statements” has the meaning set forth in Section 4.10(a).

“Union” has the meaning set forth in Section 4.18(b).

“Unitholder Approval” has the meaning set forth in Section 5.3(a).

“Unitholder Approval Transactions” has the meaning set forth in the Recitals.

“Unitholder Meeting” has the meaning set forth in Section 5.3(d).

“Unitholders” has the meaning set forth in the Recitals.

Annex B - A-10

“USAO” means the United States Attorney’s Office for the Southern District of Ohio.

“USAO Settlement” means the settlement reflected by a plea agreement with USAO pursuant to which a Subsidiary of the Partnership will plead guilty to a single misdemeanor charge of negligently violating a condition or limitation of a NPDES permit and pay fines and community service amounts aggregating $650,000.

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any other so-called “plant closing” Law.

“WKFCH” has the meaning set forth in the Recitals.

“WKFCH Interests” has the meaning set forth in the Recitals.

“WKFCH LLC Agreement” means the limited liability company agreement of WKFCH.

“WKI” means Westmoreland Kemmerer Inc., a Delaware corporation and a wholly owned Subsidiary of Contributor.

Annex B - A-11

EXHIBIT A-1

Fee interest in and to the following surface land (excluding mineral rights) located in the County of Lincoln, State of Wyoming:

Township 21 North, Range 116 West of the 6th Principal Meridian
Section 16:	Resurvey Tract 79 (fka all of Section 16) being all of said Section
Section 18:	Resurvey Tract 96 (fka the SE/4)
Section 19:	Resurvey Tract 92 (fka the E/2SE/4), Resurvey Tract 93 (fka the W/2SE/4 and a portion of the SW/4), Resurvey Tract 94 (fka the W/2NE/4 and a portion of the E/2NW/4) and Resurvey Tract 95 (fka the E2NE/4)
Section 20:	Lot 1 (fka the NE/4NE/4) and Lot 2 (fka the SE/4NE/4), Lot 3 (fka the NE/4SE/4) and Lot 4 (fka the SE/4SE/4)
Section 20:	Resurvey Tract 90 (fka the W/2E/2), Resurvey Tract 91 (fka the E/2W/2), Resurvey Tract 92 (fka the W/2SW/4) and Resurvey Tract 95 (fka the W/2NW/4)
Section 21:	Lot 3 (fka the NE/4NW/4), Lot 4 (fka the NW/4NW/4), SW/4NE/4, SE/4NW/4, S/2SW/4, SW/4NW/4, W/2SE/4, NE/4SW/4 and NW/4SW/4
Section 28:	W/2NE/4 and the NW/4
Section 29:	Lot 1 (fka the NE/4NE/4), Lot 2 (fka the SE/4NE/4), and Resurvey Tract 89 (fka the W/2E/2)
Section 29:	Resurvey Tract 85 (fka the W/2SW/4), Resurvey Tract 86 (fka a portion of the S/2NW/4), Resurvey Tract 87 (fka a portion of the N/2NW/4), Resurvey Tract 88 (fka the E/2W/2), Resurvey Tract 90 (fka a portion of the NW/4NE/4), Resurvey Tract 91 (fka a portion of the NE/4NW/4) and Resurvey Tract 92 (fka a portion of the NW/4NW/4)
Section 30:	Resurvey Tract 85 (fka the E/2SE/4), Resurvey Tract 86 (fka the S/2NE/4 and SE/4NW/4), Resurvey Tract 87 (fka the N/2NE/4 and NE/4NW/4), Resurvey Tract 92 (fka a portion of the NE/4NE/4) and Resurvey Tract 93 (fka a portion of the N/2N/2)
Section 31:	Resurvey Tract 81 (fka the E/2SE/4), Resurvey Tract 82 “A”, “B”, “C” and “D” (fka the W/2SE/4 and E/2SW/4), Resurvey Tract 83 (fka the W/2NE/4 and E/2NW/4), Resurvey Tract 84 “B” and “C” (fka the E/2NE/4) and Resurvey Tract 85 (fka a portion of the NE/4NE/4)
Section 32:	Resurvey Tract 81 (fka the W/2SW/4), Resurvey Tract 84 “A” and “D” (fka the W/2NW/4) and Resurvey Tract 85 (fka a portion of the NW/4NW/4)
Section 32:	Resurvey Tract 80 (fka the E/2W/2)

Township 20 North, Range 117 West of the 6th Principal Meridian
Section 2:	Lot 6 (fka the SE4/NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4), E/2SW/4 and SE/4
Section 3:	Lot 5 (fka the SW/4NW/4), Lot 6 (fka the SE/4NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4) and the SE/4
Section 10:	NE/4 and SE/4
Section 11:	NW/4NW/4
Section 11:	NE/4 and E/2NW/4
Section 12:	All that real property lying North and West of County Road #304
Section 14:	N/2NW/4 and SE/4NW/4
Section 14:	E/2, SW/4NW/4 and SW/4
Section 15:	NW/4, NE/4 and SE/4
Section 22:	NE/4
Section 35:	NW/4

Township 20 North, Range 116 West of the 6th Principal Meridian
Section 19:	NE/4SW/4 and the SE/4NW/4

Annex B - A-12

All right, title and interest of Contributor and its Affiliates in and to the surface of the following land located in the County of Lincoln, State of Wyoming:

Township 21 North, Range 116 West of the 6th Principal Meridian
Section 21:	Lot 2

Township 20 North, Range 117 West of the 6th Principal Meridian
Section 2:	Lot 5, W/2SW/4
Section 11:	SW/4NW/4, W/2SW/4, E/2SW/4

Annex B - A-13

EXHIBIT A-2

Fee interest in and to the coal in the following lands located in the County of Lincoln, State of Wyoming (and subject to the limitations contained in such descriptions):

Township 21 North, Range 116 West of the 6th Principal Meridian
Section 7:	Coal only interests in: Resurvey Tract 102 (fka the SE/4) specifically excluding all coal and coal rights underlying the UPRR railroad rights of way
Section 8:	Coal only interests in: Resurvey Tract 103 (fka the SW/4) specifically excluding all coal and coal rights underlying the UPRR railroad rights of way, and in Resurvey Tract 104 (fka the SE/4)
Section 17:	Coal only interests in Resurvey Tract 97 (fka the SW/4), Resurvey Tract 99 (fka the NE/4) and Resurvey Tract 100 (fka the NW/4)
Section 18:	Coal only interests in Resurvey Tract 101 (fka the NE/4)
Section 18:	Resurvey Tract 96 (fka the SE/4)
Section 19:	Resurvey Tract 92 (fka the E/2SE/4), Resurvey Tract 93 (fka the W/2SE/4 and a portion of the SW/4), Resurvey Tract 94 (fka the W/2NE/4 and a portion of the E/2NW/4) and Resurvey Tract 95 (fka the E/2NE/4)
Section 20:	All coal interests in: Resurvey Tract 90 (fka the W/2E/2), Resurvey Tract 91 (fka the E/2W/2), Resurvey Tract 92 (fka the W/2SW/4) and Resurvey Tract 95 (fka the W/2NW/4). Also Lot 1 fka the NE/4NE/4 and Lot 2 fka the SE/4NE/4.
Section 21:	All coal interests in: SW/4NW/4, W/2SE/4 and the NE/4SW/4
Section 28:	All coal interests in W/2NE/4 and the NW/4
Section 29:	Coal only interests in: Lot 1 (fka the NE/4NE/4) and Lot 2 (fka the SE/4NE/4), Resurvey Tract 85 (fka the W/2SW/4), Resurvey Tract 86 (fka a portion of the S/2NW/4), Resurvey Tract 87 (fka a portion of the N/2NW/4), Resurvey Tract 88 (fka the E/2W/2), Resurvey Tract 89 (fka the W/2E/2), Resurvey Tract 90 (fka a portion of the NW/4NE/4), Resurvey Tract 91 (fka a portion of the NE/4NW/4) and Resurvey Tract 92 (fka a portion of the NW/4NW/4)
Section 30:	Resurvey Tract 85 (fka the E/2SE/4), Resurvey Tract 86 (fka the S/2NE/4 and SE/4NW/4), Resurvey Tract 87 (fka the N/2NE/4 and NE/4NW/4), Resurvey Tract 92 (fka a portion of the NE/4NE/4) and Resurvey Tract 93 (fka a portion of the N/2N/2)
Section 31:	Resurvey Tract 81 (fka the E/2SE/4), Resurvey Tract 82 “A”, “B”, “C” and “D” (fka the W/2SE/4 and E/2SW/4), Resurvey Tract 83 (fka the W/2NE/4 and E/2NW/4), Resurvey Tract 84 “B” and “C” (fka the E/2NE/4) and Resurvey Tract 85 (fka a portion of the NE/4NE/4)
Section 32:	Coal only interests in: Resurvey Tract 80 (fka the E/2W/2), Resurvey Tract 81 (fka the W/2SW/4), Resurvey Tract 84 “A” and “D” (fka the W/2NW/4) and Resurvey Tract 85 (fka a portion of the NW/4NW/4)

Township 20 North, Range 117 West of the 6th Principal Meridian
Section 2:	Lot 5 (fka the SW/4NW/4) and the W/2SW/4
Section 2:	All coal interests in: Lot 6 (fka the SE/4NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4), E/2SW/4 and SE/4
Section 3:	Lot 5 (fka the SW/4NW/4), Lot 6 (fka the SE/4NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4) and the SE/4
Section 10:	NE/4 and SE/4
Section 11:	NW/4NW/4
Section 11:	All coal interests in W/2SW/4 and SW/4NW/4
Section 11:	All coal interests in NE/4 and E/2NW/4
Section 14:	All coal interests in N/2NW/4 and SE/4NW/4
Section 15:	NW/4, NE/4 and SE/4
Section 22:	NE/4

Annex B - A-14

Township 20 North, Range 116 West of the 6th Principal Meridian
Section 19:	All coal in Lot 1 (fka the NW/4NW/4), Lot 2 (fka the SW/4NW/4), Lot 3 (fka the NW/4SW/4), Lot 4 (fka the SW/4SW/4) and the E/2W/2

All right, title and interest of Contributor and its Affiliates in and to the coal in the following land located in the County of Lincoln, State of Wyoming:

Township 20 North, Range 117 West of the 6th Principal Meridian
Section 11:	E/2SW/4

Annex B - A-15

Exhibit B

Contribution Partnership Agreement Amendment

(See attached.)

Annex B - B-1

Exhibit C

Coal Mining Lease

(See attached.)

Annex B - C-1

COAL MINING LEASE

This COAL MINING LEASE (this “Lease”) is made and entered into effective as of                      (the “Effective Date”) by and between Westmoreland Kemmerer Fee Coal Holdings, LLC, a Delaware limited liability company (“Lessor”), and Westmoreland Kemmerer Inc., a Delaware corporation (“Lessee”).

WITNESSETH:

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee (sometimes referred to herein individually as a “Party” and collectively as the “Parties”) agree as follows:

I. GRANT OF LEASE AND RIGHTS; TERM

1.1 Grant of Lease. Lessor does hereby grant, demise, let and lease unto Lessee, its successor and assigns, all sub-bituminous coal or lignite, and substances contained therein or associated therewith (the “Coal”) in, on and under the real property located in the County of Lincoln and State of Wyoming that is described in Part II of Exhibit A, attached hereto and made a part hereof, together with surface rights in and to the real property located in the County of Lincoln and State of Wyoming that is described in Part I of Exhibit A (collectively, the “Property”), and the mining rights, surface access rights and easements appurtenant to the Coal and necessary for its mining, removal, transportation and sale, subject to the terms, conditions and covenants set forth herein.

1.2 Term. The initial term of this Lease (the “Initial Term”) shall be twenty (20) years from the Effective Date, unless sooner terminated according to the provisions of this Lease. This Lease shall remain in effect after the Initial Term for so long as mining, processing, construction of mine facilities, development of ore reserves or exploration activities continue on the Property (the “Leasehold Mining-Related Activities”) or activities comparable to any of the Leasehold Mining-Related Activities continue on other adjacent or contiguous properties owned or controlled by Lessee. It shall not be required that the Leasehold Mining-Related Activities or the other such activities be continuous in order for this Lease to be extended beyond the Initial Term.

1.3 Grant of Rights. During the term of this Lease, Lessor grants to Lessee the following exclusive rights with respect to the Property:

(a) the right of entry to the Property;

(b) the right to survey, explore, prospect, sample, drill, develop, mine (by the strip or surface mining method and/or the highwall mining method), stockpile, remove, transport, concentrate, process, treat, ship, market and sell all of the Coal in, on and under the Property;

(c) the right to construct, use, maintain, repair, replace and relocate buildings, roads, pipelines, open pits, haulage ways, mineral treatment facilities, tailings ponds, waste dumps, ore stockpiles, reservoirs, power and communication lines and any other structures, facilities or improvements of any kind or description whatsoever in connection with the Leasehold Mining-Related Activities;

(d) the right to use the Property for the storage or permanent disposal of the Coal and the overburden, waste, tailings, water and other by-products of the Leasehold Mining-Related Activities including the Coal produced from the Property and also of coal produced from other properties;

(e) the right to use all easements, rights-of-way and means of access for ingress and egress to, from, across and through the Property;

(f) the right to take, develop and use water from the Property, whether surface, underground or artesian, by any lawful taking or development, without restriction as to the place or places of Lessee’s use of the waters;

Annex B - C-2

(g) the right to use the Property for all of the purposes stated in this Section 1.3 in connection with or in furtherance of Lessee’s activities on other properties; and

(h) the right to exercise all other rights that are incidental to or customarily associated with any or all of the rights granted expressly or implicitly to Lessee in this Lease.

II. ROYALTIES

2.1 Minimum Royalty. Subject to Section 2.3, Lessee shall pay to Lessor for each calendar quarter commencing with the calendar quarter beginning January 1, 2015 a minimum royalty (the “Minimum Royalty”) in the amount for such calendar quarter set forth in the “Quarterly Minimum Royalty” column in Exhibit B attached hereto and made a part hereof. The Minimum Royalty for a calendar quarter shall be accounted for and due and payable to Lessor thirty (30) days after the end of such calendar quarter (the “Royalty Payment Date”). Late payments shall bear interest from the due date until paid at the rate of ten percent (10%) per annum. In any event, the Minimum Royalty shall be due and payable to Lessor regardless of whether or not any Coal has been mined and sold by Lessee.

2.2 Production Royalty. The following provisions shall apply with respect to a production royalty (the “Production Royalty,” and collectively with the Minimum Royalty, the “Royalties”) of $1.71 per ton of 2,000 pounds avoirdupois (“Ton”) of the Coal mined and sold by Lessee:

(a) Subject to Section 2.3, Lessee shall pay to Lessor the Production Royalty for all of the Coal mined and sold by Lessee during each calendar quarter. For this purpose, any Coal mined and sold by Lessee in 2014 and on and after the Effective Date shall be considered to be Coal mined and sold by Lessee during the calendar quarter beginning January 1, 2015. The Production Royalty for a calendar quarter shall be accounted for and due and payable to Lessor on the Royalty Payment Date. Late payments shall bear interest from the due date until paid at the rate of ten percent (10%) per annum.

(b) Lessee covenants that it shall keep a proper account of the Tons of Coal mined and sold by Lessee as well as a proper account of the Tons of coal mined and sold by Lessee from other lands which may be commingled with the Tons of Coal mined and sold by Lessee for purposes of sale. In determining the Tons of Coal mined and sold by Lessee, certified belt scales shall be employed by Lessee to determine the weights. Such scale facilities shall be tested and calibrated periodically (and in all events no less frequently than once per year) at Lessee’s expense by a competent and qualified independent licensed weightmaster to insure accuracy, and the results of such testing shall be certified to Lessor. The Production Royalty shall be calculated on a “clean coal” basis for the Coal which is required to be washed or otherwise processed to remove impurities. For purposes of the calculation of the Production Royalty, “clean coal” includes the Tons of Coal that are mine run coal and other Coal sold by Lessee to its customers without washing or preparation. No reduction in the Production Royalty shall be permitted for moisture, ash or other impurities in the Coal mined and sold by Lessee. Should there arise any dispute between Lessor and Lessee as to calculation of the Tons of Coal reported and used for the calculation of the Production Royalty, Lessor and Lessee shall share equally the cost to employ a mutually acceptable, independent, certified engineer or laboratory to verify the Tons of Coal mined and sold by Lessee using ASTM methods for laboratory analyses and standard engineering practices for calculation of the Tons mined and sold by Lessee. Lessee and Lessor shall cooperate fully with said engineer/laboratory and make available all maps, reports and other data reasonably requested by said engineer/laboratory to complete the work of said engineer/laboratory. The determination by said engineer/laboratory of the Tons of Coal mined and sold by Lessee shall be fully binding upon the Parties.

2.3 Right of Recoupment Against Production Royalty. All sums paid to Lessor as the Minimum Royalty shall be recoupable by Lessee as a credit against the Production Royalty due hereunder. Accordingly, should Lessee fail as of the end of any calendar quarter to have mined and sold during the term hereof through the end of such calendar quarter a sufficient amount of the Coal to reimburse itself for the amount of the Minimum Royalty

Annex B - C-3

required to be paid hereunder through the end of such calendar quarter, then Lessee shall have the right in succeeding calendar quarters and years (provided that this Lease then remains in effect) to mine and sell a sufficient amount of the Coal free from the Production Royalty in order to recoup or reimburse itself for any previously unrecouped amount of the Minimum Royalty paid hereunder.

2.4 Suspension of Minimum Royalty and Production Royalty. Notwithstanding any provisions of Section 2.1 or 2.3 to the contrary, if Lessee provides to Lessor estimates of remaining reserves of the Coal based upon adequate geologic data prepared by qualified professionals using methods and parameters consistent with industry practice that show that there remains insufficient mineable and merchantable amounts of the Coal to enable Lessee to recoup from the future Production Royalty any unrecouped balance of previously paid amounts of the Minimum Royalty, then Lessee’s obligations to pay the Production Royalty and the Minimum Royalty shall be suspended until such time as the balance of the unrecouped amount of the Minimum Royalty has been fully recouped. In the event and after the balance of the unrecouped amount of the Minimum Royalty is fully recouped, Lessee shall be required to reinstate the payment of the Production Royalty.

III. LESSEE’S OPERATIONS

3.1 No Implied Covenants. Lessee does not make or have any express or implied covenant or duty to conduct any activity upon or for the benefit of the Property, including without limitation any activities related to the exploration, development, mining and/or sale of the Coal.

3.2 Licenses, Permits and Bonds. Lessee represents that it has all currently required federal, state and local surface mining licenses and permits necessary to conduct mining operations with respect to the Coal under this Lease, and it shall hereafter at its expense obtain all such additional licenses and permits necessary to continue to conduct mining operations with respect to the Coal under this Lease. Lessee also represents that it has posted all bonds, letters of credit and other applicable surety for the completion of reclamation and/or to secure the performance of other statutory obligations currently required by governmental authorities relating to its current mining operations with respect to the Coal, and it shall hereafter obtain and post all such additional bonds, letters of credit and other applicable surety required by governmental authorities relating to its future mining operations with respect to the Coal. Further, Lessee shall hereafter maintain in effect, and comply in all material respects with, the provisions of said licenses and permits and said bonds, letters of credit and other applicable surety.

3.3 Compliance with Laws. Lessee shall cause all of the Leasehold Mining-Related Activities to be carried out in a careful manner, to conform in all material respects to the labor, health and safety, mining and environmental statutes and regulations of the State of Wyoming and of the United States, and to conform in all material respects to the regulations of the various agencies of both, including without limitation governmental requirements under the Surface Mining Control and Reclamation Act, the Clean Air Act, the Water Pollution Control Act, the Resource Conservation and Recovery Act, the Noise Control Act, the Toxic Substance Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Coal Mine Safety and Health Act of 1969, the Black Lung Benefits Act of 1972, the Federal Mine Safety and Health Act of 1977, the Black Lung Benefits Reform Act of 1977, the Black Lung Benefits Amendments of 1981, the Coal Industry Retiree Health Benefit Act of 1992, the Occupational Safety and Health Act, and the Fair Labor Standards Act. Lessee agrees that it shall be solely responsible for compliance with all such laws, including the duty to abate any violations or dangerous conditions and to pay any fines or penalties resulting therefrom.

3.4 Standard of Mining. Lessee covenants to work and mine the Coal and to conduct all of its other Leasehold Mining-Related Activities as a prudent miner and in an efficient and workmanlike manner, and to use and follow customary engineering practices. Lessee covenants to locate all dumps, spoil banks, hollow fills and silt dams and to dispose of all overburden and waste material safely so as to prevent damage or injury to roadways, streams and the property of adjacent landowners.

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3.5 Reclamation. Upon expiration or termination of this Lease, Lessee shall reclaim all portions of the Property disturbed by the Leasehold Mining-Related Activities in accordance with all applicable governmental laws, regulations and orders. Lessee shall have the right, without payment of any additional consideration to Lessor, to enter upon the Property subsequent to termination or expiration of this Lease for purposes of performing such reclamation work, and this right of entry shall be continuing in nature until the final release of any and all reclamation obligations by appropriate authorities whether or not the remaining provisions of this Lease may have terminated or expired by their terms.

3.6 Liens. Lessee shall keep the title to the Property free and clear of all mechanic’s and supplier’s liens resulting from the Leasehold Mining-Related Activities. Lessee may refuse, however, to pay any claims asserted against it which Lessee disputes in good faith. Lessee may contest any suit commenced to enforce such a claim, but under no circumstances shall Lessee allow the Property or any portion thereof to be sold as a result of foreclosure of such a lien.

3.7 Commingling. Lessee shall have the right to commingle and sell on a commingled basis the Coal mined by it with coal produced from other lands or purchased by it. Lessee shall keep a strict account pursuant to Section 2.2(b) of the Tons of Coal mined by it and other coal produced or purchased by it, and all of the Tons of Coal mined by it shall be determined before any other coal may be commingled with the Coal mined by it. Where the Coal is commingled with other coals which are then washed or processed, thereby reducing the quantity of the Coal and other coals being sold, the actual loss percentage with respect to the Coal and such other coals together shall be applied to the amount of the Coal prior to such washing or processing to determine the amount of the Coal sold as a part of the sale of the commingled Coal and other coals.

3.8 Haulage Rights. To the extent Lessor has the authority to grant such right, Lessee, and its permittees, successors and assigns, shall have the right to enter into, upon, over or through the Property for the purposes of mining and transporting the Coal mined by it and coal mined by it from adjoining and/or other lands, with the right to use the roads for the purposes of transporting the Coal and coal from adjoining and/or other lands, and the rights to store upon the Property and market coal from adjoining and/or other lands.

3.9 Indemnity. Lessee covenants and agrees to indemnify, defend and hold harmless Lessor against and from any and all liabilities, claims, damages (including attorneys’ fees) and causes of action for injury to or death of persons, and damage to or loss or destruction of property and environmental liabilities, resulting from a default by Lessee under this Lease, the Leasehold Mining-Related Activities and any other use or occupancy of the Property by Lessee.

3.10 Taxes. During the term of this Lease, Lessee shall promptly pay when due all ad valorem and real property taxes and assessments levied upon, assessed against or relating to the Property. Also during the term of this Lease, Lessee shall pay all taxes, assessments, and governmental charges that may be levied or assessed against the leasehold interest in the Coal and any other property rights and privileges hereby leased and let, and shall pay all taxes on all equipment, improvements and betterments erected or placed thereon by Lessee, and upon all of the Coal mined by it. Lessee agrees to pay all taxes or assessments that maybe levied or assessed by the United States of America, the State of Wyoming, or any county or taxing district upon the production or output of the Coal mined by Lessee or based thereon, whether levied or assessed against Lessor or Lessee. Each of Lessor and Lessee shall be responsible for payment of income taxes on their own respective incomes.

IV. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

4.1 No Warranty of Title. This Lease is made without warranty of title with respect to the Coal, the Property or otherwise, either express or implied.

4.2 Disclaimer of Warranties. Lessor disclaims any express or implied warranty regarding the existence, quantity, quality, mineability or merchantability of the Coal. The use of any name conforming to the geological designation of a coal seam shall not be taken or construed as a warranty by said description, it being understood

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and acknowledged by Lessee that the use of such name is employed for general reference purposes only and may not be geologically exact; nor shall the furnishing of any exploratory data, analyses or samples to Lessee constitute a representation that such data is accurate and/or complete or a warranty that the Coal conforms to any such data, analyses or samples. Lessor disclaims any warranty or representation, express or implied, regarding the condition of the Coal and/or the Property (or any mine entries, working places, structures or surface conditions), the use or occupation that may be made of the Coal and/or the Property, the income that may be derived therefrom or otherwise. Lessee acknowledges the foregoing, and further acknowledges that (a) it has made such independent examination of data concerning the Coal and the Property as it deems advisable, (b) it has inspected the Coal and the Property and is familiar with the physical condition thereof and (c) it is sufficiently informed as to existing physical conditions and limitations applicable to the Coal and the Property which may be imposed by law, ordinance or governmental regulation. Lessee accepts the physical condition of the Coal and the Property “as is.”

4.3 Authority. Each Party represents and warrants to the other Party (a) that such Party has the full right, title and authority to enter into this Lease and to perform such Party’s obligations hereunder in accordance with the terms hereof and (b) that the consummation of this Lease will not result in or constitute a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation, of any lease, contract, commitment or other agreement or instrument to which such Party is a party or by which it is bound.

4.4 Additional and After Acquired Title. If Lessor now owns or subsequently acquires any further right, title or interest in or to the Coal and/or the Property, Lessor shall promptly provide Lessee with written notice thereof and such right, title and interest shall, without payment of additional consideration, be part of the Coal and/or the Property, as applicable, subject to all of the terms and conditions of this Lease.

V. LESSOR’S INSPECTIONS; LESSEE’S BOOKS AND RECORDS

5.1 Inspections. Subject to compliance with applicable federal, state and local health and safety laws and regulations, and the requirements of Lessee’s health and safety program, Lessor shall have the right, upon not less than forty-eight (48) hours prior written notice to Lessee, at a mutually convenient time and during normal business hours, and at the sole risk of Lessor, to observe Leasehold Mining-Related Activities and inspect the Property affected thereby. Lessee shall have the right to accompany Lessor upon any such inspection. Lessor agrees to assume all liability for, and to indemnify, defend and hold harmless Lessee against and from, any and all damage, loss, liability, obligation, claim, demand, cost or expense (including attorneys’ fees) which it incurs or to which it becomes subject as a result of or arising out of any such inspection or the presence or actions of Lessor (or its agents or invitees) upon the Property, including without limitation those relating to death, personal injury or property damage, except for any of the same resulting from the negligence of Lessee.

5.2 Books and Records. Lessee shall keep accurate records of all minerals extracted and sold from the Property by Lessee, and of all calculations relative to the Royalties, for not less than two (2) calendar years. Such records may be inspected by Lessor or duly authorized representatives of Lessor twice each calendar year at mutually convenient times, during normal business hours, upon providing to Lessee not less than five (5) days prior written notice. Under no circumstances shall Lessee be obligated to provide access to Lessor to any confidential, interpretive or proprietary data, information or techniques.

VI. TERMINATION

6.1 Termination by Lessor for Default. The failure of Lessee to perform any obligation according to the terms or provisions of this Lease, which failure materially affects the rights or benefits of Lessor under this Lease, shall constitute a default by Lessee. Upon a default by Lessee, Lessor may, at its option, give to Lessee written notice of the default, specifying in reasonable detail the particular default relied on by Lessor. Lessee

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shall then have thirty (30) days after receipt of Lessor’s notice of the default in which to contest, cure or commence to cure (and diligently thereafter proceed to cure) the alleged default. If Lessee contests that the default occurred, it shall so advise Lessor in writing within thirty (30) days after receipt of Lessor’s notice of the default. If, within fifteen (15) days after Lessor’s receipt of Lessee’s notice of contest of the default, the Parties have not resolved the dispute by mutual agreement, the issue of the default may be submitted to a court of competent jurisdiction by either Party, and Lessee shall not be deemed to be in default until the matter shall have been determined finally by the court and all appeals have been waived or exhausted and all periods for appeal have expired. If the judicial process results in a final finding of default, Lessee shall have thirty (30) days thereafter in which to cure or commence to cure (and diligently thereafter proceed to cure) the default. Upon Lessee’s failure to cure or commence to cure (and diligently thereafter proceed to cure) the default within the time periods allowed above, Lessor may declare, by written notice to Lessee, a termination of this Lease. Other than such termination, Lessor’s sole remedy shall be the recovery of actual compensatory damages.

6.2 Termination by Lessee for Default. The failure of Lessor to perform any obligation according to the terms or provisions of this Lease, which failure materially affects the rights or benefits of Lessee under this Lease, shall constitute a default by Lessor. Upon a default by Lessor, Lessee may, at its option, give to Lessor written notice of the default, specifying in reasonable detail the particular default relied on by Lessee. Lessor shall then have thirty (30) days after receipt of Lessee’s notice of the default in which to contest, cure or commence to cure (and diligently thereafter proceed to cure) the alleged default. If Lessor contests that the default occurred, it shall so advise Lessee in writing within thirty (30) days after receipt of Lessee’s notice of the default. If, within fifteen (15) days after Lessee’s receipt of Lessor’s notice of contest of the default, the Parties have not resolved the dispute by mutual agreement, the issue of the default may be submitted to a court of competent jurisdiction by either Party, and Lessor shall not be deemed to be in default until the matter shall have been determined finally by the court and all appeals have been waived or exhausted and all periods for appeal have expired. If the judicial process results in a final finding of default, Lessor shall have thirty (30) days thereafter in which to cure or commence to cure (and diligently thereafter proceed to cure) the default. Upon Lessor’s failure to cure or commence to cure (and diligently thereafter proceed to cure) the default within the time periods allowed above, Lessee may declare, by written notice to Lessor, a termination of this Lease. Other than such termination, Lessee’s sole remedy shall be the recovery of actual compensatory damages.

6.3 Additional Rights of Termination. In addition to any other rights of termination granted herein, (a) this Lease may be terminated by mutual agreement of Lessor and Lessee and (b) following completion of the Leasehold Mining-Related Activities with respect to all of the Coal as to all or part of the Property (the “Fully Mined Property”), Lessee shall have the right to surrender and terminate this Lease as to the Fully Mined Property by written notice given to Lessor. The termination shall take effect upon the date specified in such notice.

6.4 Effect of Termination. Upon any termination of this Lease, Lessee’s right, title, interest and obligations with respect to the Coal and the Property surrendered shall terminate, except as provided in this Lease to the contrary. All payment amounts which have accrued as of the date of termination shall be payable to Lessor by Lessee. All obligations and rights of Lessee with respect to reclamation of the Property shall continue in full force and effect following any termination of this Lease.

6.5 Removal of Property. Lessee shall have the right, but not the obligation, for a period of one (1) year after expiration or termination of this Lease, to enter upon and remove from the Property any or all machinery, equipment, fixtures, buildings, improvements, concentrates, ore, tailings, residue and personal property of every kind and description erected or placed upon or extracted from the Property by Lessee. Any such property not removed by Lessee from the Property within the period allowed for removal shall become the exclusive property of Lessor and Lessee shall have no further right, title, obligation or interest therein.

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VII. FORCE MAJEURE EVENT

7.1 Force Majeure Event. The time for the exercise of rights or the performance of obligations hereunder, including without limitation the removal of property pursuant to Section 6.5, and the term of this Lease, shall be extended for a period equal to the period or periods of any Force Majeure Event. The term “Force Majeure Event” refers to any event of any kind or nature whatsoever beyond Lessee’s reasonable control that prevents, inhibits or delays Lessee’s performance hereunder, including without limitation the following:

(a) law, ordinance, governmental regulations, restraint or court orders;

(b) action or inaction of civil or military authorities;

(c) inability to obtain or delay in obtaining any license, permit or other authorization that may be necessary to any of Lessee’s activities hereunder;

(d) unusually severe weather;

(e) mining casualty, unavoidable mill shutdown, damage to or destruction of mine, plant or facility;

(f) a customer’s inability to take or delay in taking delivery of any of the Coal;

(g) fire, explosion, flood, storm or other acts of God;

(h) insurrection, war, riot or labor disputes;

(i) inability after diligent effort to obtain fuel or materials; or

(j) delay in transportation.

VIII. ASSIGNMENT

8.1 Assignment. Any transfer of the Property by Lessor during the period while this Lease remains in effect shall be subject to this Lease. Lessee may not assign this Lease without the consent of Lessor, except that Lessee may without such consent assign this Lease to an affiliate of Lessee or to a party that acquires all of its interest in the Kemmerer Mine and assumes all of its rights and obligations hereunder. Subject to the foregoing, all covenants, conditions and terms of this Lease shall be deemed to run with the land and shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No assignment of this Lease shall in any way enlarge or diminish the rights or obligations of Lessee or Lessor hereunder. In the event of any assignment of this Lease, which assignment must be permitted by this Lease, the assigning Party shall provide a copy of the recorded assignment to the other Party.

IX. PAYMENTS AND NOTICES

9.1 Payments. All payments provided for in this Lease may be made by bank transfer or wire transfer of readily available funds to the account and pursuant to instructions provided by Lessor to Lessee in writing. Upon making such payment, Lessee shall be relieved of any and all responsibility for the division or distribution of the amount paid.

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9.2 Notices. Any notice or other instrument required or desired to be given under this Lease shall be effective only if in writing and served personally or by certified or registered mail (postage prepaid, return receipt requested) on the Parties at the following addresses:

Lessor:	Westmoreland Kemmerer Fee Coal Holdings, LLC
c/o Oxford Mining Company, LLC
41 South High Street, Suite 3450
Columbus, Ohio 43215
Attn: Chief Legal Officer

Lessee:	Westmoreland Kemmerer, Inc.
9540 South Maroon Circle, Suite 200
Englewood, Colorado 80112-5730
Attn: Land Manager

Notices shall be deemed given upon delivery (in cases of personal service) or mailing (in cases of notice by U.S. mail) as provided in the preceding sentence. Either Party may change its address by giving written notice of the change to the other Party in accordance with the provisions of this Section 9.2. Any notice from Lessor hereunder shall be effective only if executed by each of the individuals and/or entities comprising Lessor.

X. MISCELLANEOUS

10.1 Severability. Whenever possible, each provision of this Lease shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Lease shall be or becomes prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Lease.

10.2 Sole Agreement; Amendment. This Lease sets forth the complete, entire and final agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements or understandings, whether written or otherwise. No modification or alteration of this Lease shall be effective unless in writing and executed by the Parties. No waiver of any right hereunder shall be effective unless in writing and executed by the Party to be bound thereby.

10.3 Memorandum. The Parties agree that that this Lease will not be recorded but that the Parties will execute for recording purposes a Memorandum of Coal Mining Lease in a form mutually agreed by the Parties.

10.4 Further Assurances. Upon request by a Party, and without cost to such Party, the other Party agrees to execute and/or furnish such Party with such additional formal assurances or other written documents, in proper and recordable form, as may be reasonably necessary to carry out the intent, purposes and terms of this Lease.

10.5 Counterparts. This Lease may be executed in counterparts, all of which taken together shall constitute a single and complete contract.

10.6 Governing Law. This Lease and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Wyoming.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Lease effective as of the Effective Date.

Lessor:

Westmoreland Kemmerer Fee Coal Holdings, LLC

By:

Name:

Title:

Tax ID Number:

Lessee:

Westmoreland Kemmerer, Inc.

By:

Name:

Title:

Tax ID Number:

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STATE OF                                 )

                                                     ) ss.

COUNTY OF                             )

This instrument was acknowledged before me on                     , by                     , as the                      of Westmoreland Kemmerer Fee Coal Holdings, LLC, a Delaware limited liability company.

Witness my hand and official seal.

Notary Public
My Commission Expires:

SEAL

STATE OF )
) ss.
COUNTY OF )

This instrument was acknowledged before me on                     , by                                         , as the                      of Westmoreland Kemmerer, Inc., a Delaware corporation.

Witness my hand and official seal.

Notary Public
My Commission Expires:

SEAL

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EXHIBIT A

Description of Property

Part I

Fee interest in and to the following surface land (excluding mineral rights) located in the County of Lincoln, State of Wyoming:

Township 21 North, Range 116 West of the 6th Principal Meridian

Section 16:	Resurvey Tract 79 (fka all of Section 16) being all of said Section
Section 18:	Resurvey Tract 96 (fka the SE/4)
Section 19:	Resurvey Tract 92 (fka the E/2SE/4), Resurvey Tract 93 (fka the W/2SE/4 and a portion of the SW/4), Resurvey Tract 94 (fka the W/2NE/4 and a portion of the E/2NW/4) and Resurvey Tract 95 (fka the E2NE/4)
Section 20:	Lot 1 (fka the NE/4NE/4) and Lot 2 (fka the SE/4NE/4), Lot 3 (fka the NE/4SE/4) and Lot 4 (fka the SE/4SE/4)
Section 20:	Resurvey Tract 90 (fka the W/2E/2), Resurvey Tract 91 (fka the E/2W/2), Resurvey Tract 92 (fka the W/2SW/4) and Resurvey Tract 95 (fka the W/2NW/4)
Section 21:	Lot 3 (fka the NE/4NW/4), Lot 4 (fka the NW/4NW/4), SW/4NE/4, SE/4NW/4, S/2SW/4, SW/4NW/4, W/2SE/4, NE/4SW/4 and NW/4SW/4
Section 28:	W/2NE/4 and the NW/4
Section 29:	Lot 1 (fka the NE/4NE/4), Lot 2 (fka the SE/4NE/4), and Resurvey Tract 89 (fka the W/2E/2)
Section 29:	Resurvey Tract 85 (fka the W/2SW/4), Resurvey Tract 86 (fka a portion of the S/2NW/4), Resurvey Tract 87 (fka a portion of the N/2NW/4), Resurvey Tract 88 (fka the E/2W/2), Resurvey Tract 90 (fka a portion of the NW/4NE/4), Resurvey Tract 91 (fka a portion of the NE/4NW/4) and Resurvey Tract 92 (fka a portion of the NW/4NW/4)
Section 30:	Resurvey Tract 85 (fka the E/2SE/4), Resurvey Tract 86 (fka the S/2NE/4 and SE/4NW/4), Resurvey Tract 87 (fka the N/2NE/4 and NE/4NW/4), Resurvey Tract 92 (fka a portion of the NE/4NE/4) and Resurvey Tract 93 (fka a portion of the N/2N/2)
Section 31:	Resurvey Tract 81 (fka the E/2SE/4), Resurvey Tract 82 “A”, “B”, “C” and “D” (fka the W/2SE/4 and E/2SW/4), Resurvey Tract 83 (fka the W/2NE/4 and E/2NW/4), Resurvey Tract 84 “B” and “C” (fka the E/2NE/4) and Resurvey Tract 85 (fka a portion of the NE/4NE/4)
Section 32:	Resurvey Tract 81 (fka the W/2SW/4), Resurvey Tract 84 “A” and “D” (fka the W/2NW/4) and Resurvey Tract 85 (fka a portion of the NW/4NW/4)
Section 32:	Resurvey Tract 80 (fka the E/2W/2)

Township 20 North, Range 117 West of the 6th Principal Meridian

Section 2:	Lot 6 (fka the SE4/NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4), E/2SW/4 and SE/4
Section 3:	Lot 5 (fka the SW/4NW/4), Lot 6 (fka the SE/4NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4) and the SE/4
Section 10:	NE/4 and SE/4
Section 11:	NW/4NW/4
Section 11:	NE/4 and E/2NW/4
Section 12:	All that real property lying North and West of County Road #304
Section 14:	N/2NW/4 and SE/4NW/4
Section 14:	E/2, SW/4NW/4 and SW/4
Section 15:	NW/4, NE/4 and SE/4
Section 22:	NE/4
Section 35:	NW/4

Township 20 North, Range 116 West of the 6th Principal Meridian

Section 19:	NE/4SW/4 and the SE/4NW/4

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All right, title and interest of Lessor in and to the surface of the following land located in the County of Lincoln, State of Wyoming:

Township 21 North, Range 116 West of the 6th Principal Meridian

Section 21:	Lot 2

Township 20 North, Range 117 West of the 6th Principal Meridian

Section 2:	Lot 5, W/2SW/4
Section 11:	SW/4NW/4, W/2SW/4, E/2SW/4

Part II

Fee interest in and to the coal in the following lands located in the County of Lincoln, State of Wyoming (and subject to the limitations contained in such descriptions):

Township 21 North, Range 116 West of the 6th Principal Meridian

Section 7:	Coal only interests in: Resurvey Tract 102 (fka the SE/4) specifically excluding all coal and coal rights underlying the UPRR railroad rights of way
Section 8:	Coal only interests in: Resurvey Tract 103 (fka the SW/4) specifically excluding all coal and coal rights underlying the UPRR railroad rights of way, and in Resurvey Tract 104 (fka the SE/4)
Section 17:	Coal only interests in Resurvey Tract 97 (fka the SW/4), Resurvey Tract 99 (fka the NE/4) and Resurvey Tract 100 (fka the NW/4)
Section 18:	Coal only interests in Resurvey Tract 101 (fka the NE/4)
Section 18:	Resurvey Tract 96 (fka the SE/4)
Section 19:	Resurvey Tract 92 (fka the E/2SE/4), Resurvey Tract 93 (fka the W/2SE/4 and a portion of the SW/4), Resurvey Tract 94 (fka the W/2NE/4 and a portion of the E/2NW/4) and Resurvey Tract 95 (fka the E/2NE/4)
Section 20:	All coal interests in: Resurvey Tract 90 (fka the W/2E/2), Resurvey Tract 91 (fka the E/2W/2), Resurvey Tract 92 (fka the W/2SW/4) and Resurvey Tract 95 (fka the W/2NW/4). Also Lot 1 fka the NE/4NE/4 and Lot 2 fka the SE/4NE/4.
Section 21:	All coal interests in: SW/4NW/4, W/2SE/4 and the NE/4SW/4
Section 28:	All coal interests in W/2NE/4 and the NW/4
Section 29:	Coal only interests in: Lot 1 (fka the NE/4NE/4) and Lot 2 (fka the SE/4NE/4), Resurvey Tract 85 (fka the W/2SW/4), Resurvey Tract 86 (fka a portion of the S/2NW/4), Resurvey Tract 87 (fka a portion of the N/2NW/4), Resurvey Tract 88 (fka the E/2W/2), Resurvey Tract 89 (fka the W/2E/2), Resurvey Tract 90 (fka a portion of the NW/4NE/4), Resurvey Tract 91 (fka a portion of the NE/4NW/4) and Resurvey Tract 92 (fka a portion of the NW/4NW/4)
Section 30:	Resurvey Tract 85 (fka the E/2SE/4), Resurvey Tract 86 (fka the S/2NE/4 and SE/4NW/4), Resurvey Tract 87 (fka the N/2NE/4 and NE/4NW/4), Resurvey Tract 92 (fka a portion of the NE/4NE/4) and Resurvey Tract 93 (fka a portion of the N/2N/2)
Section 31:	Resurvey Tract 81 (fka the E/2SE/4), Resurvey Tract 82 “A”, “B”, “C” and “D” (fka the W/2SE/4 and E/2SW/4), Resurvey Tract 83 (fka the W/2NE/4 and E/2NW/4), Resurvey Tract 84 “B” and “C” (fka the E/2NE/4) and Resurvey Tract 85 (fka a portion of the NE/4NE/4)
Section 32:	Coal only interests in: Resurvey Tract 80 (fka the E/2W/2), Resurvey Tract 81 (fka the W/2SW/4), Resurvey Tract 84 “A” and “D” (fka the W/2NW/4) and Resurvey Tract 85 (fka a portion of the NW/4NW/4)

Township 20 North, Range 117 West of the 6th Principal Meridian

Section 2:	Lot 5 (fka the SW/4NW/4) and the W/2SW/4
Section 2:	All coal interests in: Lot 6 (fka the SE/4NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4), E/2SW/4 and SE/4

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Section 3:	Lot 5 (fka the SW/4NW/4), Lot 6 (fka the SE/4NW/4), Lot 7 (fka the SW/4NE/4), Lot 8 (fka the SE/4NE/4) and the SE/4
Section 10:	NE/4 and SE/4
Section 11:	NW/4NW/4
Section 11:	All coal interests in W/2SW/4 and SW/4NW/4
Section 11:	All coal interests in NE/4 and E/2NW/4
Section 14:	All coal interests in N/2NW/4 and SE/4NW/4
Section 15:	NW/4, NE/4 and SE/4
Section 22:	NE/4

Township 20 North, Range 116 West of the 6th Principal Meridian

Section 19:	All coal in Lot 1 (fka the NW/4NW/4), Lot 2 (fka the SW/4NW/4), Lot 3 (fka the NW/4SW/4), Lot 4 (fka the SW/4SW/4) and the E/2W/2

All right, title and interest of Lessor in and to the coal in the following land located in the County of Lincoln, State of Wyoming:

Township 20 North, Range 117 West of the 6th Principal Meridian

Section 11:	E/2SW/4

Annex B - C-14

EXHIBIT B

Minimum Royalty Schedule

Calendar Quarter	Quarterly Minimum Royalty
Calendar quarter ending March 31, 2015 and each subsequent calendar quarter through calendar quarter ending December 31, 2020	$1,000,000.00

Calendar quarter ending March 31, 2021 and each subsequent calendar quarter through calendar quarter ending December 31, 2025	$500,000.00

Subsequent calendar quarters	None

Annex B - C-15

OXFORD RESOURCE PARTNERS, LP

SPECIAL MEETING OF UNITHOLDERS

December    , 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF OXFORD RESOURCES GP, LLC

The undersigned holder of common units and/or subordinated units of Oxford Resource Partners, LP, a Delaware limited partnership (“Oxford”), hereby acknowledges receipt of the Notice of Special Meeting of Unitholders and Proxy Statement, each dated December     , 2014, and revoking all prior proxies, hereby appoints Charles C. Ungurean and Daniel M. Maher (together, the “Proxies”), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all of the common units and/or subordinated units which the undersigned may be entitled to vote at the special meeting of unitholders of Oxford to be held on December     , 2014, at 10:00a.m., local time, at Oxford’s corporate offices located at 41 South High Street, Suite 3450, Columbus, Ohio 43215, and at any adjournment or postponement thereof, on the matters set forth in this proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting and any adjournments or postponements thereof, in accordance with the following instructions:

1.	To consider and vote upon the Partnership Agreement Amendment Proposals (as defined in the Proxy Statement dated December , 2014) that, if approved, will amend and restate our partnership agreement as, and adopt, the Fourth Amended and Restated Partnership Agreement. Such proposals are as follows:

1A.	PARTNERSHIP AGREEMENT AMENDMENT PROPOSAL 1A

Amendments relating to a reverse split of our units and to the conversion of our subordinated units into liquidation units and the elimination of related concepts in our partnership agreement.

FOR: ¨☐	AGAINST: ¨☐	ABSTAIN: ¨☐

1B.	PARTNERSHIP AGREEMENT AMENDMENT PROPOSAL 1B

Amendments relating to distributions, including the reset of our minimum quarterly distribution and the target thresholds with respect to the incentive distribution rights held by our general partner.

FOR: ¨☐	AGAINST: ¨☐	ABSTAIN: ¨☐

1C.	PARTNERSHIP AGREEMENT AMENDMENT PROPOSAL 1C

Amendments that clarify and conform provisions in our partnership agreement to the changes described in Partnership Agreement Amendment Proposals 1A and 1B and make our partnership agreement consistent with the partnership agreements of many master limited partnerships that have gone public in recent years.

FOR: ¨☐	AGAINST: ¨☐	ABSTAIN: ¨☐

2.	To consider and approve the Contribution Agreement Proposal (as defined in the Proxy Statement dated December , 2014) by which the Contribution Agreement and its terms will be approved as set forth in the Proxy Statement.

FOR: ¨☐	AGAINST: ¨☐	ABSTAIN: ¨☐

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

FOR: ¨☐	AGAINST: ¨☐	ABSTAIN: ¨☐

* * * * * *

This proxy when properly executed will be voted in the manner directed herein by the undersigned unitholder. Proxy cards properly executed and returned without direction will be voted “FOR” each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof. Signature must be that of the unitholder itself, himself or herself. If common units and/or subordinated units are held jointly, each unitholder named must sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc. should so indicate when signing.

Preliminary Form of Proxy Card

Dated:             , 2014

IMPORTANT: Please insert date.

INDIVIDUAL HOLDER:

Signature – Please write legibly

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its: